   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 2002



                                                      REGISTRATION NO. 333-89194

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                            CRESCENT FINANCE COMPANY
  (Exact Name of Registrant and Co-Registrant as Specified in their Charters)

           DELAWARE                          6510                         75-2531304
           DELAWARE                          6510                         42-1536518
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)         Identification No.)

                             ---------------------
                                777 MAIN STREET
                                   SUITE 2100
                            FORT WORTH, TEXAS 76102
                                 (817) 321-2100
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                             ---------------------
                                 DAVID M. DEAN
               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                                777 MAIN STREET
                                   SUITE 2100
                            FORT WORTH, TEXAS 76102
                                 (817) 321-2100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                             EDMUND D. GRAFF, ESQ.
                                SHAW PITTMAN LLP
                              2300 N STREET, N.W.
                                WASHINGTON, D.C.
                                 (202) 663-8000
                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2002


PRELIMINARY PROSPECTUS

(LOGO)
CRESCENT REAL ESTATE EQUITIES
LIMITED PARTNERSHIP

CRESCENT FINANCE COMPANY

OFFER TO EXCHANGE
$325,000,000 IN REGISTERED 9.25% SENIOR NOTES DUE 2009 FOR OUTSTANDING 9.25% SENIOR NOTES DUE 2009


OUR OFFER TO EXCHANGE WILL BE OPEN UNTIL 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2002, UNLESS WE EXTEND THE OFFER.


We are offering to exchange $325 million in registered 9.25% Senior Notes due 2009, or the 2009 Exchange Notes, for $325 million in outstanding 9.25% Senior Notes due 2009, or 2009 Private Notes. We refer to the 2009 Private Notes and 2009 Exchange Notes collectively as the Notes. The 2009 Private Notes were issued on April 15, 2002. The terms of the 2009 Exchange Notes are identical to the terms of the 2009 Private Notes except that the Exchange Notes are registered under the Securities Act of 1933, as amended, and therefore are freely transferable, subject to certain conditions.

You should carefully review the procedures for tendering the 2009 Private Notes beginning on page 29 of this Prospectus. If you fail to tender your 2009 Private Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

No public market currently exists for the Notes, and we do not intend to list the 2009 Exchange Notes on any securities exchange. We therefore, do not anticipate that an active public market for the Notes will develop.

INFORMATION ABOUT THE NOTES:

       - The Notes will mature on April 15, 2009.

       - We will pay interest on the Notes semi-annually on April 15 and October 15 of each year, beginning October 15, 2002, at the rate of 9.25% per annum.

       - If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase Notes from you.

       - The Notes will be unsecured and rank equally with all of our existing and future unsecured senior debt and rank senior to all of our future subordinated debt. The Notes will not be guaranteed by our subsidiaries. The Notes will be effectively subordinated to all of our secured debt and all of the debt of our subsidiaries.

       - We may redeem some or all of the Notes at any time on or after April 15, 2006, and we may redeem a portion of the Notes prior to April 15, 2005 using the proceeds of qualifying public equity offerings. In addition, we may redeem all of the Notes prior to April 15, 2006 if we pay a make-whole premium to holders.


SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR MATERIAL RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


September   , 2002

                               TABLE OF CONTENTS


                                        PAGE
Summary...............................    1
Risk factors..........................   14
The exchange offer....................   29
Ratio of earnings to fixed charges....   40
Capitalization........................   41
Business of the company...............   42
Selected historical financial
   information........................   71
Management's discussion and analysis
   of financial condition and results
   of operations......................   73
Description of indebtedness...........  132
Quantitative and qualitative
   disclosures about market risk......  137



                                        PAGE
Management............................  140
Principal shareholders................  148
Certain relationships and related
   transactions.......................  150
Description of 2009 Exchange Notes....  161
Book-entry settlement and clearance...  200
Certain tax considerations relating to
   the exchange offer.................  202
Plan of distribution..................  203
Legal matters.........................  204
Independent auditors..................  205
Index to financial statements.........  F-1


                         ------------------------------

                             AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-4 under the Securities Act of 1933, or the Securities Act, with respect to our offering of 2009 Exchange Notes. This Prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement on Form S-4. You will find additional information about us and the 2009 Exchange Notes in the registration statement. All statements made in this Prospectus concerning the provisions of legal documents are not necessarily complete, and you should read the documents which are filed as exhibits to the registration statement or otherwise filed by us with the Commission.

Copies of documents referred to in this Prospectus may be obtained upon request without charge by contacting us at the following address:

      Crescent Real Estate Equities Limited Partnership
      777 Main Street, Suite 2100
      Fort Worth, Texas 76102
      Attention: Keira B. Moody
      (817) 321-2100


TO OBTAIN TIMELY DELIVERY OF ALL REQUESTED DOCUMENTS, REQUESTS FOR SUCH ADDITIONAL INFORMATION MUST BE MADE NO LATER THAN FIVE BUSINESS DAYS BEFORE OCTOBER 11, 2002 (THE EXPIRATION DATE OF THE EXCHANGE OFFER), OR, IF WE EXTEND THE EXPIRATION DATE OF THE EXCHANGE OFFER, AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.


In addition, we are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and must file annual, quarterly and other reports with the Commission. Some of the documents described or referred to in this Prospectus have been filed as exhibits to our periodic filings with the Commission. You may read and copy any of our periodic reports and other information filed with the Commission at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the Public

Reference Section at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. You can obtain further information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Filed documents are also available to the public on the Commission's website at http://www.sec.gov.


                         ------------------------------


We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.


                         ------------------------------


Each broker-dealer that receives the 2009 Exchange Notes offered by this Prospectus for its own account pursuant to this exchange offer must acknowledge that it will deliver a Prospectus in connection with any resale of the 2009 Exchange Notes. The letter of transmittal accompanying this Prospectus states that, by making this acknowledgement and delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of 2009 Exchange Notes received in exchange for 2009 Private Notes where the 2009 Private Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business 180 days after the expiration date of this exchange offer, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of distribution."


                         ------------------------------

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION


This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to future events, which may impact our results of operations and financial condition. In this Prospectus, the words "anticipates," "believes," "expects," "intends," "future," "may," "will," "should," "plans," "estimates," "potential," or "continue," or the negative of these terms, or other similar expressions, identify forward-looking statements. These forward-looking statements are only predictions and are subject to risks and uncertainties and other factors, including those set forth in the section entitled "Risk factors" and elsewhere in this Prospectus, which could cause actual future results to differ materially from historical results or those described in the forward-looking statements. The forward-looking statements contained in this Prospectus should be considered in light of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Except as required under the federal securities laws and the rules and regulations of the Commission, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this Prospectus, whether as a result of new information, further events or otherwise.

                                    SUMMARY

This summary highlights the information contained elsewhere in this Prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire Prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this Prospectus.


In this Prospectus, "we," "us," "our" and "the Operating Partnership" refer to Crescent Real Estate Equities Limited Partnership and, unless the context otherwise requires, its subsidiaries, including Crescent Finance Company; and "Crescent" refers to Crescent Real Estate Equities Company and, unless the context otherwise requires, its subsidiaries.


OUR COMPANY


We are the operating partnership of Crescent Real Estate Equities Company, one of the nation's largest publicly held real estate investment trusts, or REITs, with approximately $4.7 billion in assets as of June 30, 2002.



OUR ASSETS AND OPERATIONS ARE COMPOSED OF FOUR INVESTMENT SEGMENTS:


       - Office Segment;

       - Resort/Hotel Segment;

       - Residential Development Segment; and

       - Temperature-Controlled Logistics Segment.


WITHIN THESE SEGMENTS, WE OWNED OR HAD AN INTEREST IN THE FOLLOWING REAL ESTATE ASSETS AS OF JUNE 30, 2002:



       - the OFFICE SEGMENT consisted of 64 wholly-owned office properties, including three retail properties and 10 office properties, seven of which are consolidated and three of which are unconsolidated, in which we have a joint venture interest. The office properties are located in 26 metropolitan submarkets in six states, with an aggregate of approximately 28.3 million net rentable square feet;


       - the RESORT/HOTEL SEGMENT consisted of five luxury and destination fitness resorts and spas with a total of 1,036 rooms/guest nights and four upscale business-class hotel properties with a total of 1,771 rooms;


       - the RESIDENTIAL DEVELOPMENT SEGMENT consisted of our ownership of real estate mortgages and voting and non-voting common stock representing interests ranging from 94% to 100% in five residential development corporations, which in turn, through joint venture or partnership arrangements, owned in whole or in part 22 upscale residential development properties; and



       - the TEMPERATURE-CONTROLLED LOGISTICS SEGMENT consisted of our 40% interest in a general partnership, which owns all of the common stock, representing substantially all of the economic interest, of the Temperature-Controlled Logistics Corporation, a REIT, which, as of June 30, 2002, directly or indirectly owned 89 temperature-controlled logistics properties with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.

STRATEGY

Our business objective is to provide attractive but predictable growth in cash flow and underlying asset value. In addition, we seek to create value by distinguishing our company as the leader in each of our investment segments through customer service and asset quality. The primary components of our business strategy include the following.

       - Focus on core office operations. We are focusing on our core Class A office property portfolio and on expanding and improving office property operations. As a part of our strategic plan, we have sold more than $1.2 billion of non-core or non-strategic assets since 1999. We will continue to operate our office properties as long-term investments and to focus on providing exceptional customer service and innovative solutions that meet the needs of our customers.

       - Leverage the strength of office and resort brands. We continue to strive to be the industry leader among high quality office space providers. The quality of our office assets, our leading positions in our core markets and our exceptional customer service enhance our office brand. In addition, we are focused on enhancing the strength of our luxury and destination resort and spa brands. The operators we have selected for these properties are known for providing exceptional customer service and unique spa and fitness amenities.

       - Execute disciplined investments. We will continue to take a disciplined approach when evaluating each investment opportunity. We are focused primarily on investments in Class A office properties. We seek investment opportunities which fit our fundamental strategy of acquiring office properties at a significant discount to replacement cost in an environment in which we believe values will appreciate to or above replacement cost. In addition, we measure the expected returns in relation to our cost of capital and other investment opportunities. On a select basis, we will evaluate the development of our existing commercial land inventory with additional office properties to meet the needs of our current and prospective customers.

CORPORATE STRUCTURE

Crescent Real Estate Equities Limited Partnership is a Delaware limited partnership formed in 1994. Crescent Finance Company is a newly formed Delaware corporation and our wholly-owned subsidiary. Our principal executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and our telephone number at that address is (817) 321-2100. Our website is located at www.cei-crescent.com. The information on our website is not part of this Prospectus.

We are controlled by Crescent through its wholly-owned subsidiary, Crescent Real Estate Equities, Ltd., a Delaware corporation, which we call the General Partner. The General Partner owns a 1% general partner interest in the Operating Partnership. In addition, Crescent directly owns an approximately 89% limited partner interest in the Operating Partnership, with the remaining approximately 10% limited partner interest held by other limited partners.

The following chart indicates the relationships among us, Crescent, the General Partner and certain subsidiaries of these entities.

                                    (GRAPH)

RECENT DEVELOPMENTS

APRIL 2002 NOTES OFFERING


On April 15, 2002, we and Crescent Finance completed a private offering of $375.0 million in senior, unsecured notes due 2009, including the 2009 Private Notes for $325.0 million. The net proceeds from the offering of these notes were approximately $366.5 million. Approximately $309.5 million of the proceeds were used to pay down amounts outstanding under our $400 million revolving line of credit, which we call the Fleet Facility, and the remaining proceeds were used to pay down $5.0 million of short-term indebtedness and redeem approximately $52.0 million of preferred units, which we refer to as preferred Class A Units, issued by our subsidiary, Crescent Real Estate Funding IX, L.P., which we refer to as Funding IX, to GMAC Commercial Mortgage Corporation, which we refer to as GMACCM. In the April 2002 offering we issued, in addition to the 2009 Private Notes and on the same terms and conditions, an additional $50.0 million of our 9.25% senior unsecured notes due 2009 to Richard E. Rainwater, the Chairman of the Board of Trust Managers of Crescent, and certain of his affiliates and family members. We call these notes the Affiliate Notes and refer to the Affiliate Notes and the 2009 Private Notes together as the April Notes. This exchange offer is not being made available for the Affiliate Notes.



SERIES A PREFERRED OFFERING



On April 26, 2002, Crescent completed an institutional placement, which we refer to as the April 2002 Series A Preferred Offering, of an additional 2,800,000 shares of its 6 3/4% Series A Convertible Cumulative Preferred Shares, which we refer to as the Series A preferred shares. The net proceeds from the offering of the Series A preferred shares were approximately

$50.4 million. Crescent contributed the net proceeds to us in exchange for a preferred interest in us. The terms of Crescent's preferred interest in us are substantially equivalent to the terms of the Series A preferred shares. We used the amounts received from Crescent to redeem a portion of the preferred units issued by our subsidiary, Funding IX, to GMACCM.



SERIES B PREFERRED OFFERING



On May 17, 2002, Crescent completed an offering, which we refer to as the May 2002 Series B Preferred Offering, of 3,000,000 shares of its 9.50% Series B Cumulative Redeemable Preferred Shares, which we refer to as the Series B preferred shares. The net proceeds from the offering of the Series B preferred shares were approximately $72.3 million. Crescent contributed the net proceeds to us in exchange for a preferred interest in us. The terms of Crescent's preferred interest in us are substantially equivalent to the terms of the Series B preferred shares. We used the amounts received from Crescent to redeem a portion of the preferred units issued by our subsidiary, Funding IX, to GMACCM.



On June 6, 2002, an additional 400,000 Series B preferred shares were sold, which we refer to as the June 2002 Series B Preferred Offering, resulting in gross proceeds to Crescent of approximately $10.0 million. Crescent contributed the net proceeds to us in exchange for a preferred interest in us. The terms of Crescent's preferred interest in us are substantially equivalent to the terms of the Series B preferred shares. We used the amounts received from Crescent to redeem a portion of the preferred units issued by our subsidiary, Funding IX, to GMACCM.



REDEMPTION OF PREFERRED UNITS FROM GMACCM AND REPAYMENT OF INTRACOMPANY LOAN



On August 29, 2002, our subsidiary, Funding IX, redeemed from GMACCM all of the preferred units of Funding IX that were outstanding at that time for approximately $22.7 million. Funding IX funded the redemption with proceeds from the repayment to Funding IX of its loan to Crescent SH IX, Inc., or SH IX, a subsidiary of Crescent.



PROPERTY ACQUISITION



On August 29, 2002, we acquired Johns Manville Plaza, a 29-story, 675,000 square foot Class A office building located in Denver, Colorado. We acquired the property for approximately $91 million. The property is wholly-owned by us and included in our Office Segment.



PROPERTY DISPOSITION



On August 1, 2002, we completed the sale of the 6225 North 24th Street office property in Phoenix, Arizona. The sale generated net proceeds of approximately $9.0 million and a net gain of approximately $1.3 million. We used the proceeds from the sale of the 6225 North 24th Street Office Property to redeem Class A Units from GMACCM. This property was wholly-owned by us and was included in our Office Segment.



JOINT VENTURES



THREE WESTLAKE PARK



On August 21, 2002, we entered into a joint venture arrangement with an affiliate of GE in connection with which we contributed an office property, Three Westlake Park in Houston, Texas, and GE made a cash contribution. GE holds an 80% equity interest in Three Westlake Park, and we continue to hold the remaining 20% equity interest in the office property. The joint venture generated approximately $47 million in net cash proceeds to us, including distributions resulting from the sale of our 80% equity interest and from $33 million of third-party mortgage financing at the joint venture level. We will continue to manage and lease Three Westlake Park on a fee basis.



SONOMA MISSION INN & SPA



On September 1, 2002, we entered into a joint venture arrangement with a subsidiary of Fairmont Hotels & Resorts Inc., or FHR, pursuant to which we contributed an office property and FHR purchased a 19.9% equity interest in the limited liability company that owns our Sonoma Mission Inn & Spa resort/hotel property in Sonoma County, California. We continue to own the remaining 80.1% interest. The joint venture generated approximately $8 million in net cash proceeds to us. We have loaned $45.12 million to the joint venture at an interest rate of LIBOR plus 300 basis points. The maturity date of the loan is the earlier of the date on which the joint venture obtains third-party financing or one year. The joint venture has the option to extend the loan for two successive 6-month periods by paying a fee. Under our agreement with FHR, we will manage the limited liability company that owns the Sonoma Mission Inn & Spa, and FHR will operate and manage the property under the Fairmont brand.

                               THE EXCHANGE OFFER


The following summarizes the terms of the exchange offer. You should read the discussion under the heading "The exchange offer" for further information regarding this exchange offer and resale of the 2009 Exchange Notes.


THE EXCHANGE OFFER......We are hereby offering to exchange 2009 Exchange Notes for an equal aggregate principal amount of 2009 Private Notes that are properly tendered and accepted. As of the date hereof, 2009 Private Notes representing $325 million aggregate principal amount are outstanding.


                        Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that 2009 Exchange Notes issued pursuant to the exchange offer in exchange for 2009 Private Notes may be offered for resale, resold or otherwise transferred by any holder thereof, except by any holder which is an "affiliate" of Crescent, the Operating Partnership or Crescent Finance within the meaning of Rule 405 under the Securities Act, or by a broker-dealer who purchased 2009 Private Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those 2009 Exchange Notes are acquired in the ordinary course of the holders' business and the holder has no arrangement with any person to engage in a distribution of 2009 Exchange Notes.



                        The Commission has not considered this exchange offer in the context of a no-action letter, however, and we cannot be sure that the staff of the Commission would make a determination with respect to this exchange offer that is similar to its determination in other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of 2009 Exchange Notes. Each broker-dealer that receives 2009 Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of those 2009 Exchange Notes. Broker-dealers who acquired 2009 Private Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the Staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the 2009 Private Notes.



EXPIRATION DATE.........The exchange offer will expire at 5:00 p.m., New York
                        City time, on October 11, 2002 or at a later date and time if we extend it.


WITHDRAWAL..............Your tender of 2009 Private Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer. Any 2009 Private Notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of the exchange offer.

INTEREST ON THE NEW
NOTES AND THE OLD
NOTES...................Interest on the 2009 Exchange Notes will accrue from
                        April 15, 2002, or from the date of the last payment of interest on the 2009 Private Notes, whichever is later. No additional interest will be paid on 2009 Private Notes tendered and accepted for exchange.

CONDITIONS OF THE
EXCHANGE OFFER..........The exchange offer is subject to a number of customary conditions, some of which may be waived by us, as described in "The exchange offer--Conditions of the exchange offer."


PROCEDURES FOR TENDERING
OLD NOTES...............Each holder of 2009 Private Notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this Prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the 2009 Private Notes to be exchanged and any other required documentation, to the exchange agent at the address set forth under "The exchange offer--The exchange agent; Assistance." Persons holding the 2009 Private Notes through the Depository Trust Company, or DTC, and wishing to accept the exchange offer must do so pursuant to DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things, (i) any 2009 Exchange Notes to be acquired in the exchange offer will be acquired in the ordinary course of business of the person receiving such 2009 Exchange Notes, (ii) at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the 2009 Exchange Notes in violation of the provisions of the Securities Act, (iii) it is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of either of the Issuers and (iv) if the holder is a broker-dealer that will receive 2009 Exchange Notes for its own account in exchange for 2009 Private Notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a Prospectus in connection with any resale of such 2009 Exchange Notes.


                        We will accept for exchange any and all 2009 Private Notes which are properly tendered in the exchange offer, and not withdrawn, prior to the expiration date. The 2009 Exchange Notes will be delivered promptly following the expiration date. More detailed information relating to exchange procedures is included in "The exchange offer--Terms of the exchange offer."


EXCHANGE AGENT..........UMB Bank, N.A. is serving as exchange agent in connection with the exchange offer. UMB Bank, N.A. is also serving as trustee under the indenture.

FEDERAL INCOME TAX
CONSIDERATIONS..........We believe the exchange of 2009 Private Notes for 2009
                        Exchange Notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes, as more fully discussed in "Certain tax considerations relating to the exchange offer."

EFFECT OF NOT
TENDERING...............2009 Private Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. In addition, after the exchange offer is consummated, if you continue to hold any 2009 Private Notes, you may have difficulty selling them because there may be only a small amount of 2009 Private Notes outstanding. We will have no further obligation to provide for the registration of the 2009 Private Notes under the Securities Act, except under limited circumstances.

                            THE 2009 EXCHANGE NOTES

ISSUERS.................Crescent Real Estate Equities Limited Partnership and
                        Crescent Finance Company.

EXCHANGE NOTES..........$325,000,000 aggregate principal amount of 9.25% Senior
                        Notes due 2009.

MATURITY DATE...........April 15, 2009.

INTEREST................Interest will be payable in cash on April 15 and October
                        15 of each year, and will accrue from April 15, 2002 or from the date of the last payment of interest on the 2009 Private Notes, whichever is later.


OPTIONAL REDEMPTION.....We may redeem some or all of the 2009 Exchange Notes at any time on or after April 15, 2006. Prior to April 15, 2005, we may also redeem up to 35% of the aggregate principal amount of the April Notes using the proceeds from qualifying public equity offerings. The redemption prices are described under "Description of 2009 Exchange Notes--Optional Redemption." In addition, we may redeem all of the 2009 Exchange Notes prior to April 15, 2006 if we pay a make-whole premium to holders.



MANDATORY OFFER TO
REPURCHASE..............If we experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to purchase the 2009 Exchange Notes at the prices listed in "Description of 2009 Exchange Notes--Repurchase of Notes Upon a Change of Control" and "--Limitation on Asset Sales." We may not have sufficient funds available at the time of any change of control to effect the purchase.



RANKING.................The 2009 Exchange Notes will be unsecured and will rank equally with all of our existing and future unsecured senior debt. The 2009 Exchange Notes will be effectively subordinated to all of our secured debt and to all debt of our subsidiaries. As of June 30, 2002, we had approximately $1.6 billion of secured debt, all of which was senior to the 2009 Exchange Notes to the extent of the value of the underlying assets.



                        The 2009 Exchange Notes will not be guaranteed by any of our subsidiaries. At June 30, 2002, our subsidiaries had $1.7 billion of debt outstanding that was effectively senior to the 2009 Exchange Notes.


CERTAIN OTHER
COVENANTS...............The indenture restricts our ability and the ability of our restricted subsidiaries to:

                        - incur additional debt;

                        - incur additional secured debt and subsidiary debt;

                        - make certain distributions, investments and other
                          restricted payments;

                        - limit the ability of restricted subsidiaries to make
                          payments to us;

                        - enter into transactions with affiliates;

                        - create certain liens;

                        - sell assets;

                        - enter into certain sale-leaseback transactions; and

                        - consolidate, merge or sell all or substantially all of
                          our assets.


                        These covenants are subject to a number of significant limitations and exceptions. In addition, many of these covenants will be suspended during any time that the 2009 Exchange Notes have investment grade ratings by both Moody's Investors Services, Inc., or Moody's, and Standard & Poor's Rating Service, or S&P, and no default or event of default has occurred and is continuing. However, these covenants will apply and the suspension period will no longer be in effect if and when the 2009 Exchange Notes cease to have investment grade ratings by either Moody's or S&P or a default or event of default has occurred and is continuing.

                 NO CASH PROCEEDS TO THE OPERATING PARTNERSHIP


We will not receive any proceeds from the issuance of the 2009 Exchange Notes offered by this Prospectus, and we have agreed to pay the expenses of the exchange offer. We will receive 2009 Private Notes representing an aggregate principal amount equal to the aggregate principal amount of 2009 Exchange Notes we issue in the exchange offer. The 2009 Private Notes surrendered in exchange for 2009 Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the 2009 Exchange Notes will not result in any increase in our outstanding indebtedness. The proceeds from the issuance of the 2009 Private Notes were used to reduce amounts outstanding under the Fleet Facility and the remaining proceeds were used to pay down short-term indebtedness and redeem approximately $52.0 million of preferred units issued by our subsidiary, Funding IX, to GMACCM.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


The following table includes our summary financial information on a consolidated historical basis. You should read this section in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the financial statements and notes to the financial statements included elsewhere in this Prospectus.

--------------------------------------------------------------------------------


                                                                                                      SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                         JUNE 30,
                                                        ------------------------------------   -----------------------
DOLLARS IN THOUSANDS                                       1999            2000         2001         2001         2002
----------------------------------------------------------------------------------------------------------------------
                                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:(1)
Revenue:
   Office Properties..................................  $  614,493   $  606,040   $  610,116   $  308,229   $  285,011
   Resort/Hotel Properties............................      65,237       72,114       45,748       32,074       92,047
   Land Development Properties........................           -            -            -            -      133,050
   Interest and Other Income(1).......................      66,549       61,543       69,462       42,541       14,918
                                                        ----------   ----------   ----------   ----------   ----------
Total Revenue.........................................     746,279      739,697      725,326      382,844      525,026
Expense:
   Office Property operating expenses.................     172,747      166,102      179,393       88,249       86,685
   Office Property Real Estate Taxes..................      84,401       83,939       84,488       44,747       41,923
   Resort/Hotel Properties............................           -            -            -            -       66,102
   Land Development Properties........................           -            -            -            -      119,209
   Corporate general and administrative...............      16,274       24,073       24,249       12,153       11,725
   Interest expense...................................     192,033      203,197      182,410       94,281       88,722
   Amortization of deferred financing costs...........      10,283        9,497        9,327        4,732        5,021
   Depreciation and amortization......................     131,657      123,839      126,157       60,459       69,151
   Settlement of merger dispute.......................      15,000            -            -            -            -
   Impairment and other charges related to real estate
      assets..........................................     178,838       17,874       25,332       15,324            -
   Impairment and other charges related to Crescent
      Operating.......................................           -            -       92,782            -            -
                                                        ----------   ----------   ----------   ----------   ----------
Total Expense.........................................     801,233      628,521      724,138      319,945      488,538
Total equity in net income of unconsolidated
   companies..........................................      68,297       75,711       51,231       28,322       16,190
Gain on property sales, net...........................           -      137,457        4,425         (372)           -
Income before income taxes, minority interests,
   discontinued operations, extraordinary item and
   cumulative effect of a change in accounting
   principle(1).......................................      13,343      324,344       56,844       90,849       52,678
Minority Interests....................................      (1,111)     (19,882)     (20,664)     (10,898)      (8,910)
Net income before extraordinary items, discontinued
   operations and cumulative effect of a change in
   accounting principle(1)............................      12,232      304,462       36,180       79,951       47,633
Net Income (Loss) Available to Partners(1)............      (6,168)     283,678       10,505       61,183       31,520
OTHER DATA:
Funds from Operations (FFO)(1)(2).....................     340,777      348,189      206,389      169,539      128,181
EBITDA(1)(3)..........................................     526,154      541,294      488,427      265,645      215,572
Capital expenditures..................................      20,254       26,559       46,427       18,411       17,987

                                                                                                      SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                        ------------------------------------   -----------------------
DOLLARS IN THOUSANDS                                          1999         2000         2001         2001         2002
----------------------------------------------------------------------------------------------------------------------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents (excludes restricted
   amounts)...........................................  $   72,102   $   38,643   $   31,644   $   22,582   $   63,710
Gross book value of consolidated real estate..........   4,095,574    3,690,915    3,428,757    3,699,313    3,993,019
Investments in unconsolidated companies...............     812,494      845,317      838,317      799,120      532,976
Total assets(1).......................................   4,951,420    4,827,999    4,422,826    4,767,101    4,703,294
Total debt............................................   2,598,929    2,271,895    2,214,094    2,370,015    2,472,431
Minority interest in consolidated subsidiaries........      24,648      236,919      232,137      235,194       95,894
Partners' Capital.....................................   2,156,863    2,116,594    1,759,190    2,020,657    1,798,046
----------------------------------------------------------------------------------------------------------------------



(1) The selected consolidated historical financial data, including the statement of operations data and total assets, have been prepared in accordance with generally accepted accounting principles, or GAAP. Because of the manner in which certain of our subsidiaries and those of Crescent are consolidated for purposes of GAAP, an intracompany loan is reflected as an asset, and the associated interest income of $29,272, $21,292, $15,904 and $10,849 is included in the statement of operations data and in our financial statements for the years ended December 31, 2001 and 2000 and the six months ended June 30, 2001 and 2002. If this intracompany loan and the associated interest income were eliminated, statement of operations data and total assets would be reduced, as shown in "Management's discussion and analysis of financial condition and results of operations."



(2) FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, effective January 1, 2000, and as used herein, means net income (loss) (determined in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (as defined by GAAP), plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed definition and description of FFO, and the reduction in FFO that would result for the years ended December 31, 2001 and 2000 and the six months ended June 30, 2001 and 2002 if the intracompany loan and the resulting interest income were eliminated, see "Management's discussion and analysis of financial condition and results of operations."


3) Earnings before Interest, Taxes, Depreciation and Amortization, or EBITDA, is computed as (i) the sum of net income before income taxes, minority interests, extraordinary items, discontinued operations and cumulative effect of a change in accounting principle, interest expense, depreciation and amortization, amortization of deferred financing costs, impairment and other charges related to Crescent Operating and impairment and other charges related to the real estate assets, less (ii) gain on property sales, net. EBITDA is presented because it provides useful information regarding our ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

                                  RISK FACTORS

An investment in the Notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this Prospectus, before you decide to purchase the Notes. The risks and uncertainties described below are not the only ones we confront. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business's financial condition and operating results could be materially adversely affected. This section contains forward-looking statements.

RISKS RELATED TO THE 2009 EXCHANGE NOTES AND THE EXCHANGE OFFER

IF YOU DO NOT PROPERLY TENDER YOUR 2009 PRIVATE NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED 2009 PRIVATE NOTES AND YOUR ABILITY TO TRANSFER 2009 PRIVATE NOTES COULD BE ADVERSELY AFFECTED.

We will only issue 2009 Exchange Notes in exchange for 2009 Private Notes if the exchange agent receives the Notes, together with all required documents, including a properly completed and signed letter of transmittal, on a timely basis. Therefore, you should allow sufficient time to ensure timely delivery of the 2009 Private Notes and you should carefully follow the instructions on how to tender your 2009 Private Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the 2009 Private Notes. If you do not tender your 2009 Private Notes properly, then, after we consummate the exchange offer, you may continue to hold 2009 Private Notes that are subject to the existing transfer restrictions. In addition, if you tender your 2009 Private Notes for the purpose of participating in a distribution of the 2009 Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the 2009 Exchange Notes. If you are a broker-dealer that receives 2009 Exchange Notes for your own account in exchange for 2009 Private Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such 2009 Exchange Notes. After the exchange offer is consummated, if you continue to hold any 2009 Private Notes, you may have difficulty selling them because there may be only a small amount of 2009 Private Notes outstanding.

WE ARE DEPENDENT ON INTERCOMPANY CASH FLOWS TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

We derive a significant portion of our operating income from our subsidiaries. As a holder of Notes, you will have no direct claim against our subsidiaries for payment under the Notes. We generate net cash flow from the operations of the assets that we own directly but also rely on distributions and other payments from our subsidiaries to produce the funds necessary to meet our obligations, including the payment of principal of and interest on the Notes. If the cash flow from our directly owned assets, together with the distributions and other payments we receive from subsidiaries, are insufficient to meet all of our obligations, we will be required to seek other sources of funds. These sources of funds could include proceeds derived from borrowings under our existing debt facilities, select property sales and the contribution by Crescent of net proceeds of public or private equity or debt offerings (which Crescent is obligated to contribute to us under the terms of our limited partnership agreement). There can be no assurance that we would be able to obtain the necessary funds from these sources on acceptable terms or at all.

THE AMOUNT OF DEBT THAT WE HAVE AND THE RESTRICTIONS IMPOSED BY THAT DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND OUR FINANCIAL CONDITION.


We have a substantial amount of debt. As of June 30, 2002:



       - we had approximately $2.5 billion of consolidated debt outstanding, of which approximately $1.6 billion was secured;



       - we had a ratio of consolidated debt to gross total assets of 46%; and



       - we had a ratio of debt to total market capitalization of 50%.


In addition, although the indenture that will govern the Notes and other of our debt agreements contain covenants that restrict our ability to incur additional debt, our organizational documents do not limit the level or amount of debt that we may incur. We do not have a policy limiting the ratio of our debt to our total capitalization or assets.

The amount of debt we have and may have outstanding could have important consequences to you. For example, it could:

       - make it difficult for us to satisfy our debt service requirements, including payments of principal and interest due under the Notes;

       - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, property acquisitions and other appropriate business opportunities that may arise in the future;

       - require us to dedicate increased amounts of our cash flow from operations to payments on our variable rate, unhedged debt if interest rates rise;

       - limit our flexibility in planning for, or reacting to, changes in our business and the factors that affect the profitability of our business;

       - limit our ability to obtain additional financing, if we need it in the future for working capital, debt refinancing, capital expenditures, acquisitions, development or other general corporate purposes;

       - increase the adverse effect on our available cash flow from operations that may result from changes in conditions in the economy in general and in the areas in which our properties are located; and

       - limit our flexibility in conducting our business, which may place us at a disadvantage compared to competitors with less debt.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance, our indebtedness, including the Notes, will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt or meet our other cash needs. If we are unable to do so, we may be required to refinance all or a portion of our series of debt, including the Notes, or to sell assets or obtain additional financing. We cannot assure you that any such refinancing, sale of assets or additional financing would be possible on terms that we would find acceptable.

If we were to breach certain of our debt covenants, our lenders could require us to repay the debt immediately, and, if the debt is secured, could immediately take possession of the property securing the loan. In addition, if any other lender declared its loan due and payable as a result of a default, the holders of our other existing public notes and the holders of the Notes, along with the lenders under our credit facility, might be able to require that those debts be paid immediately.

As a result, any default under our debt covenants could have an adverse effect on our financial condition and our ability to meet our obligations.


THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE CLAIMS OF OUR SUBSIDIARIES' CREDITORS AND THE SUBSIDIARIES' PREFERRED EQUITY HOLDERS.



Because the Notes are not guaranteed by our subsidiaries, the Notes effectively will be subordinated in right of payment to all of their existing and future liabilities and to their preferred equity. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of the subsidiaries, the holders of any indebtedness or preferred equity of that subsidiary will be entitled to payment of that indebtedness and any liquidation preference on preferred equity from the assets of that subsidiary prior to the holders of any of our general unsecured obligations, including the Notes. At June 30, 2002, our subsidiaries had $1.7 billion of debt outstanding, including the Fleet Facility. As of August 31, 2002, our subsidiaries had no outstanding preferred equity.


THE NOTES ARE UNSECURED AND ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS.


Because the 2009 Private Notes are, and the 2009 Exchange Notes will be, unsecured, they will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing the indebtedness. The indenture will permit us and our subsidiaries to incur certain additional secured indebtedness, provided that certain conditions are satisfied. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to our company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures the secured indebtedness prior to that collateral being available for satisfaction of any amounts owed under the notes. At June 30, 2002, we had $1.6 billion of secured debt outstanding, all of which was effectively senior to the Notes to the extent of the value of the underlying assets.


WE ARE OBLIGATED TO COMPLY WITH FINANCIAL AND OTHER COVENANTS IN OUR DEBT THAT COULD RESTRICT OUR OPERATING ACTIVITIES, AND THE FAILURE TO COMPLY COULD RESULT IN DEFAULTS THAT ACCELERATE THE PAYMENT UNDER OUR DEBT.

Our secured debt generally contains customary covenants, including, among others, provisions:

       - relating to the maintenance of the property securing the debt;

       - restricting our ability to pledge assets or create other liens;

       - restricting our ability to incur additional debt;

       - restricting our ability to amend or modify existing leases; and

       - restricting our ability to enter into transactions with affiliates.

Our unsecured debt generally contains, and the indenture governing the Notes will contain, various restrictive covenants. The covenants in our unsecured debt and the Notes include, among others, provisions restricting our ability to:

       - incur additional debt;

       - incur additional secured debt and subsidiary debt;

       - make certain distributions, investments and other restricted payments;

       - limit the ability of restricted subsidiaries to make payments to us;

       - enter into transactions with affiliates;

       - create certain liens;

       - sell assets;

       - enter into certain sale-leaseback transactions; and

       - consolidate, merge or sell all or substantially all of our assets.

In addition, certain covenants in our bank facilities require us and our subsidiaries to maintain certain financial ratios. Any of the covenants described in this risk factor may restrict our operations and our ability to pursue potentially advantageous business opportunities. Our failure to comply with these covenants could also result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, including the Notes.

WE MAY NOT BE ABLE TO REPURCHASE YOUR NOTES ON A CHANGE OF CONTROL AND WE MAY NOT BE REQUIRED TO MAKE A REPURCHASE.


If we undergo a "change of control," as defined in the Notes, we must offer to buy back the Notes for a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. Any future debt that we incur also may contain restrictions on repurchases in the event of a change of control or similar event. We may not have sufficient funds available to make the required repurchase of the Notes in event of a change of control. If we fail to offer to repurchase the Notes upon a change of control, we will be in default under the indenture governing the Notes, which could cause defaults under and accelerations of our other debt. Any defaults under the Notes or our other debt could have a material adverse effect on our ability to meet our obligations.


These change of control repurchase requirements may delay or make it harder to obtain control of our company but may not prevent a transaction such as a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control. There is no requirement that any company with which we merge have a capital structure similar to ours or indebtedness of the same type or in the same ratios as ours. As a result, it may be possible for us to enter into a transaction that would alter the risk profile of the Notes but that would not require us to repurchase your notes.

YOU CANNOT BE SURE THAT AN ACTIVE PUBLIC TRADING MARKET WILL DEVELOP FOR THE 2009 EXCHANGE NOTES.

The 2009 Exchange Notes will be a new issue of securities for which there is currently no market. We do not intend to list the Notes on any securities exchange. The liquidity of any market for the Notes will depend upon various factors, including:

       - the number of holders of the Notes;

       - the interest of securities dealers in making a market for the notes;

       - the overall market for high-yield securities;

       - our financial performance and prospects; and

       - the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors including those listed above.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. Any market for the Notes may be subject to similar disruptions, which may adversely affect you as a holder of the Notes.

RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW AND THE MARKET PRICE OF THE NOTES.


Of our approximately $2.5 billion of debt outstanding as of June 30, 2002, approximately $196.4 million bears interest at variable rates and is unhedged. We also may borrow additional funds at variable interest rates in the future. Increases in interest rates, or the loss of the benefits of any interest rate hedging arrangements, would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt.


YOU SHOULD NOT EXPECT CRESCENT FINANCE COMPANY TO PARTICIPATE IN MAKING PAYMENTS ON THE NOTES.

Crescent Finance Company is a wholly-owned subsidiary of the Operating Partnership that was incorporated to accommodate the issuance of the notes by the Operating Partnership. Crescent Finance Company will not have any operations or assets of any kind and will not have any revenues other than as may be incidental to its activities as co-issuer of the Notes or other future debt. You should not expect Crescent Finance Company to participate in servicing the interest or principal obligations on the Notes.

RISKS RELATED TO OUR BUSINESS

WE DERIVE THE SUBSTANTIAL MAJORITY OF OUR OFFICE RENTAL REVENUES FROM GEOGRAPHICALLY CONCENTRATED MARKETS.


As of June 30, 2002, approximately 74% of our office portfolio, based on total net rentable square feet, was located in the metropolitan areas of Dallas and Houston, Texas. Due to our geographic concentration in these metropolitan areas, any deterioration in economic conditions in the Dallas or Houston metropolitan areas, or in other geographic markets in which we in the future may acquire substantial assets, could adversely affect our results of operations and our ability to meet our obligations. In addition, we compete for tenants based on rental rates, attractiveness and location of a property and quality of maintenance and management services. An increase in the supply of properties competitive with ours in these markets could have a material adverse effect on our ability to attract and retain tenants in these markets.

OUR PERFORMANCE AND VALUE ARE SUBJECT TO GENERAL RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

Our economic performance and the value of our real estate assets, and consequently the value of our investments, are subject to the risk that if our office, resort/hotel, residential development and temperature-controlled logistics properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to meet our obligations will be adversely affected. As a real estate company, we are susceptible to the following real estate industry risks:

       - downturns in the national, regional and local economic conditions where our properties are located;

       - competition from other office, resort/hotel, residential development and temperature-controlled logistics properties;

       - adverse changes in local real estate market conditions, such as oversupply or reduction in demand for office space, resort/hotel space, luxury residences or temperature-controlled logistics storage space;

       - changes in tenant preferences that reduce the attractiveness of our properties to tenants;

       - tenant defaults;

       - zoning or other regulatory restrictions;

       - decreases in market rental rates;

       - costs associated with the need to periodically repair, renovate and re-lease space;

       - increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when circumstances such as market factors and competition cause a reduction in revenues from one or more properties; and

       - illiquidity of real estate investments, which may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

WE MAY EXPERIENCE DIFFICULTY OR DELAY IN RENEWING LEASES OR RE-LEASING SPACE.

We derive most of our revenue directly or indirectly from rent received from our tenants. We are subject to the risks that, upon expiration, leases for space in our office properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. In the event of any of these circumstances, our cash flow and our ability to meet our obligations, including the Notes, could be adversely affected.

As of June 30, 2002, office properties with leases with respect to approximately
2.2 million, 3.6 million and 4.2 million square feet, representing approximately 9%, 15% and 17% of net rentable area, expire in 2002, 2003 and 2004, respectively. During these same three years, leases of approximately 37% of the net rentable area of our office properties in Dallas and approximately 45% of the net rentable area of our office properties in Houston expire.


MANY REAL ESTATE COSTS ARE FIXED, EVEN IF INCOME FROM OUR PROPERTIES DECREASES.

Our financial results depend primarily on leasing space in our real estate properties to tenants, renting rooms at our resorts and hotels and successfully developing and selling lots, single family homes, condominiums, town homes and time share units at our residential development properties, in each case on terms favorable to us. Costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced even when a property is not fully occupied, the rate of sales at a project decrease, or other circumstances cause a reduction in income from the investment.

As a result, cash flow from the operations of our office properties may be reduced if a tenant does not pay its rent. Under those circumstances, we might not be able to enforce our rights as landlord without delays, and we might incur substantial legal costs. The income from our office properties also may be reduced if tenants are unable to pay rent or we are unable to rent properties on favorable terms. Our income from our resorts and hotels may be reduced if we are unable to rent a sufficient number of rooms on favorable terms, and our income from our residential development properties may decrease if we are unable to sell the lots or other components of a particular residential development project at the rates or on the terms we anticipated. Additionally, new properties that we may acquire or develop may not produce any significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased.

WE MAY HAVE LIMITED FLEXIBILITY IN DEALING WITH OUR JOINTLY OWNED INVESTMENTS.


Our organizational documents do not limit the amount of funds that we may invest, and in certain cases have invested, in properties and assets jointly with other persons or entities. Approximately 13% of the net rentable area of our office properties is held jointly with other persons or entities. In addition, as of June 30, 2002 all of our residential development and temperature-controlled logistics properties were held jointly.


Joint ownership of properties may involve special risks, including the possibility that our partners or co-investors might become bankrupt, that those partners or co-investors might have economic or other business interests or goals which are unlike or incompatible with our business interests or goals, and that those partners or co-investors may be in a position to take action contrary to our suggestions or instructions, or in opposition to our policies or objectives. Joint ownership also gives a third party the opportunity to influence the return we can achieve on some of our investments and may adversely affect our results of operations. In addition, in many cases we do not control the timing or amount of distributions that we receive from the joint investment, and amounts otherwise available for distribution to us instead may be reinvested in the property or used for other costs and expenses of the joint operation.

ACQUISITIONS AND NEW DEVELOPMENTS MAY FAIL TO PERFORM AS EXPECTED.

We intend to focus our investment strategy primarily on investment opportunities within our office property segment, with a long-term strategy of acquiring properties at a cost significantly below that which is required to build a comparable new building.

Acquisition or development of properties entails risks that include the following, any of which could adversely affect our financial performance and our ability to pay amounts due on our debt, including the Notes:

       - We may not be able to identify suitable properties to acquire or may be unable to complete the acquisition of the properties we select for acquisition.

       - We may not be able to successfully integrate new acquisitions into our existing operations.

       - Our estimate of the costs of improving, repositioning or redeveloping an acquired property may prove to be too low, and, as a result, the property may fail to meet our estimates of the profitability of the property, either temporarily or for a longer time.

       - Office properties, resorts or hotels we acquire may fail to achieve the occupancy and rental or room rates we anticipate at the time we make the decision to invest in the properties, resulting in lower profitability than we expected in analyzing the properties.

       - Our pre-acquisition evaluation of the physical condition of each new investment may not detect certain defects or necessary repairs until after the property is acquired, which could significantly increase our total acquisition costs.

       - Our investigation of a property or building prior to its acquisition, and any representations we may receive from the seller, may fail to reveal various liabilities, which could effectively reduce the cash flow from the property or building, or increase our acquisition cost.


In addition, if the transfers to us of assets of Crescent Operating in the first quarter of 2002 were challenged by Crescent Operating shareholders or creditors or other claims are made, we could incur additional costs in defending our position. These risks would increase if Crescent Operating's proposed pre-packaged bankruptcy plan were not consummated.


WE MAY BE UNABLE TO SELL PROPERTIES WHEN APPROPRIATE BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID.


Real estate investments generally cannot be sold quickly. In addition, there are some limitations under federal income tax laws applicable to REITs that may limit our ability to sell assets. We may not be able to alter our portfolio promptly in response to changes in economic or other conditions. Our inability to respond quickly to adverse changes in the performance of our investments could have an adverse effect on our ability to meet our obligations.

THE REVENUES FROM OUR NINE RESORT/HOTEL PROPERTIES ARE SUBJECT TO RISKS ASSOCIATED WITH THE HOSPITALITY INDUSTRY.

The following factors, among others, are common to the resort/hotel industry, and may reduce the receipts generated by our resort/hotel properties:

       - Based on such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities, our resort/hotel properties compete for guests with other resorts and hotels, a number of which have greater marketing and financial resources than our lessees or the resort/hotel property managers.

       - If there is an increase in operating costs resulting from inflation or other factors, we or the property managers may not be able to offset the increase by increasing room rates.

       - Our resort/hotel properties are subject to fluctuating and seasonal demands for business travel and tourism.

       - Our resort/hotel properties are subject to general and local economic conditions that may affect the demand for travel in general and other factors that are beyond our control, such as acts of terrorism.


In addition, since September 11, 2001, our resort/hotel properties have experienced a decrease in occupancy, average rates and revenue per available room. For the six months ended June 30, 2002, compared to the six months ended June 30, 2001, the weighted average occupancy of our upscale business-class hotels and our luxury and destination fitness resorts and spas decreased approximately 2% and 3%, respectively, the average daily rate of our business-class hotels decreased approximately 4% and that of our resorts and spas decreased approximately 1%, revenue per available room decreased for our business-class hotels and resorts and spas by approximately 7% and 6%, respectively, and same-store net operating income for our business-class hotels and resorts and spas decreased by an average of 5% and 7%, respectively. Military actions against terrorists, new terrorist attacks (actual or threatened) and other political events could cause a lengthy period of uncertainty that might increase customer reluctance to travel and therefore adversely affect our cash flow and our ability to meet our debt obligations, including the Notes.


THE REVENUES FROM OUR NINE RESORT/HOTEL PROPERTIES, EVEN AFTER THE ACQUISITION OF CRESCENT OPERATING'S HOTEL OPERATIONS, DEPEND ON THIRD-PARTY OPERATORS THAT WE DO NOT CONTROL.

We own nine resort/hotel properties and currently lease one of these resort/hotel properties, the Omni Austin Hotel, to a third-party entity, HCD Austin Corporation. To maintain Crescent's status as a REIT, third-party property managers manage each of the nine resort/hotel properties. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our resort/hotels, such as decisions with respect to quality of accommodations, room rate structure, the quality and scope of other amenities such as food and beverage facilities and similar matters. The amount of revenue that we receive from the resort/hotel properties is dependent on the ability of the property managers to maintain and increase the gross receipts from the resort/hotels. Although we consult with the managers with respect to strategic business plans, the managers are under no obligation to implement any of our recommendations with respect to these matters. If the gross receipts of our resort/hotels decline, our revenues will decrease as well, which could reduce the amount of cash available to meet our obligations, including the Notes.


THE PERFORMANCE OF OUR RESIDENTIAL DEVELOPMENT PROPERTIES IS AFFECTED BY NATIONAL, REGIONAL AND LOCAL ECONOMIC CONDITIONS SUBJECT TO ECONOMIC DOWNTURNS.



The economic performance and value of our residential development properties will be subject to the risks described below that are normally associated with changes in national, regional and local economic and market conditions. Our residential development properties, which include The Woodlands and Desert Mountain, are generally targeted toward purchasers of high-end primary residences or seasonal secondary residences. As a result, the economic performance and value of these properties is particularly sensitive to changes in national, regional and local economic and market conditions. Economic downturns may discourage potential customers from purchasing new, larger primary residences or vacation or seasonal homes. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in any residential development property) and the availability to potential customers of financing. Adverse changes in any of these factors, each of which is beyond our control, could reduce the income that we receive from the properties, and adversely affect our ability to meet our obligations, including the Notes.


WE DO NOT CONTROL OUR TEMPERATURE-CONTROLLED LOGISTICS PROPERTIES.


We own a 40% interest in the temperature-controlled logistics partnership that owns the Temperature-Controlled Logistics Corporation, which in turn directly or indirectly owns our temperature-controlled logistics properties. The temperature-controlled logistics properties are operated by, and leased to a partnership called AmeriCold Logistics, which is owned 60% by Vornado Operating, L.P. and 40% by COPI Cold Storage L.L.C. We have no ownership interest in AmeriCold Logistics and, thus, do not have the authority to control the management or operation of our temperature-controlled logistics properties.



Pursuant to the leases, AmeriCold Logistics may elect to defer a portion of the rent for our temperature-controlled logistics properties until December 31, 2003, to the extent that available cash, as defined in the leases, is insufficient to pay such rent. Through December 31, 2001, AmeriCold Logistics had deferred approximately $49.9 million of rent, of which our portion was approximately $19.9 million. In December 2001, the temperature-controlled logistics partnership, as lessor, waived its rights to collect $39.8 million of deferred rent, of which our share was $15.9 million. For the six months ended June 30, 2002, AmeriCold Logistics deferred approximately $9.3 million of rent, of which our share was $3.7 million. We cannot assure you that either the remaining deferred rent, or rent payable in the future, will be paid in full on a timely basis.


We cannot assure you that AmeriCold Logistics will operate our temperature-controlled logistics properties in a manner which will enable it to meet its ongoing rental obligations to us. In the event that AmeriCold Logistics is unable to make its rental payments, our cash flow would be adversely affected, which could affect our ability to meet our obligations, including those relating to the Notes.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY.

Under various federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate properly contamination at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We have not been notified by any governmental authority, however, of any environmental non-compliance, liability or other environmental claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

The uses of any of our properties prior to our acquisition of the property and the building materials used at the property are among the property-specific factors that will affect how the environmental laws are applied to our properties. In general, before we purchased each of our properties, independent environmental consultants conducted Phase I environmental assessments, which generally do not involve invasive techniques such as soil or ground water sampling and, where indicated based on the Phase I results, conducted Phase II environmental assessments which do involve such sampling. None of these assessments revealed any materially adverse environmental condition relating to any particular property not previously known to us. We believe that all of those previously known conditions either have been remediated or are in the process of being remediated at this time. There can be no assurance, however, that environmental liabilities have not developed since these environmental assessments were prepared or that future uses or conditions (including changes in applicable environmental laws and regulations) or new information about previously unidentified historical conditions will not result in the imposition of environmental liabilities. If we are subject to any material environmental liabilities, the liabilities could adversely affect our ability to meet our obligations, including the Notes.

AMERICANS WITH DISABILITIES ACT COMPLIANCE COULD BE COSTLY.


Under the Americans with Disabilities Act of 1990, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers from certain disabled persons' entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. Costs such as these, as well as the general costs of compliance with these laws or regulations, may adversely affect our ability to make payments under our debt, including the Notes.


DEVELOPMENT AND CONSTRUCTION RISKS COULD ADVERSELY AFFECT OUR PROFITABILITY.

We currently are developing, expanding or renovating some of our office or resort/hotel properties and may in the future engage in these activities for other of our properties. In addition, our residential development properties engage in the development of raw land and construction of single-family homes, condominiums, town homes and timeshare units.

These activities may be exposed to the following risks, each of which could adversely affect our results of operations:

       - We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these activities.

       - We may incur costs for development, expansion or renovation of a property which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected.

       - We may not be able to obtain financing with favorable terms, which may make us unable to proceed with our development and other related activities on the schedule originally planned or at all.

       - We may be unable to complete construction and sale or lease-up of a lot, office property or residential development unit on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait a few years for a significant cash return. Because we are required to make cash distributions to our shareholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow to fund these distributions, which could affect our ability to meet our debt payment obligations, including those relating to the Notes.

COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED ACQUISITION COSTS.

We plan to make select additional investments from time to time in the future and may compete for available investment opportunities with entities that have greater liquidity or financial resources. Several real estate companies may compete with us in seeking properties for acquisition, land for development and prospective tenants, guests or purchasers. This competition may increase the costs of any acquisitions that we make and adversely affect our ability to meet our obligations, including obligations under the Notes by:

       - reducing the number of suitable investment opportunities offered to us;

       - increasing the bargaining power of property owners;

       - interfering with our ability to attract and retain tenants, guests or purchasers; and

       - adversely affecting our ability to minimize expenses of operation.

WE ARE DEPENDENT ON OUR KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED.

To a large extent we are dependent on our executive officers, particularly John
C. Goff, Vice Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of our General Partner, for strategic business direction and real estate experience. While we believe that we could find replacements for our key personnel, loss of their services could adversely affect our operations. Mr. Goff has an employment agreement with us, which will expire on February 19, 2007. In addition, each of Mr. Goff and Richard E. Rainwater, Chairman of the Board of Trust Managers of Crescent, has entered into a noncompetition agreement with Crescent that restricts him from engaging in certain real estate related activities. Mr. Rainwater's agreement terminates one year after the later of the time that he is no longer a trust manager of Crescent or that he owns less than a 2.5% interest in that company, while Mr. Goff's terminates one year after he is no longer a trust manager or executive officer of Crescent. We do not have key man life insurance for our executive officers.


OUR INSURANCE COVERAGE ON OUR PROPERTIES MAY BE INADEQUATE.

We currently carry comprehensive insurance on all of our properties, including insurance for liability, fire, terrorism and flood. We believe this coverage is of the type and amount customarily obtained for or by an owner of real property assets. We intend to obtain similar insurance coverage on subsequently acquired properties. Our existing insurance policies expire in October 2002.


As a consequence of the September 11, 2001 terrorist attacks, we may be unable to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. In addition, insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and toxic mold, or, if offered, the expense of obtaining these types of insurance may not be justified. We therefore may cease to have insurance coverage against certain types of losses and/or there may be decreases in the limits of insurance available. If an uninsured loss or a loss in excess of our insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property, but still remain obligated for any mortgage debt or other financial obligations related to the property. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed. Events such as these could adversely affect our ability to meet our obligations, including under the Notes.



WE ARE SUBJECT TO POTENTIAL RISKS RELATED TO CRESCENT'S TAX STATUS.


The federal income tax laws governing REITs are complex. Although we believe that Crescent is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements, some of which must be met on a recurring basis. The REIT qualification requirements are extremely complicated, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, Crescent cannot be certain that it has been or will continue to be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT.


Crescent must comply with distribution requirements or be subject to income tax. Each year, a REIT must pay out to its shareholders at least 90% of its taxable income, other than any net capital gain on which it pays tax. To the extent that Crescent satisfies the applicable distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed taxable income. In addition, Crescent will be subject to a 4% nondeductible tax if the actual amount it pays out to its shareholders in a calendar year is less than a minimum amount specified under federal tax laws. Crescent's only source of funds to make such distributions comes from distributions from the Operating Partnership. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable Crescent to pay out enough of its taxable income to satisfy the applicable distribution requirement and to avoid corporate income tax and the 4% tax in a particular year.


Failure to qualify as a REIT would subject Crescent to federal income tax. If Crescent fails to qualify as a REIT in any taxable year, Crescent would be subject to federal income tax on its taxable income at regular corporate rates and possibly to the alternative minimum tax. We might need to borrow money or sell properties in order to allow Crescent to pay any such tax. If Crescent ceases to be a REIT, we no longer would be required to distribute most of our taxable income to our partners, including Crescent. Unless Crescent's failure to qualify as a REIT were excused under federal income tax laws, Crescent could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify as a REIT.


OUR ANNUAL REPORT FOR 2001 IS BEING REVIEWED BY THE COMMISSION.


In connection with Crescent Operating's solicitation of proxies for the Crescent Operating transaction and our registration statement for the issuance of shares to Crescent Operating shareholders, the Commission has notified us that it will be reviewing the annual report we filed with the Commission for the year ended December 31, 2001. As a result of the Commissions review, we may be required to make changes to our financial statements and other information, including the description of our business. While we believe that our financial statements set forth in this Prospectus have been prepared in a manner that complies, in all material respects, with GAAP and the regulations published by the Commission, in connection with its review the Commission may require us to amend our financial statements or other information we present in this Prospectus.



ARTHUR ANDERSEN LLP WILL NOT BE LIABLE TO YOU FOR ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMISSION TO STATE A MATERIAL FACT IN THIS REGISTRATION STATEMENT.



Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.



Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our most recent audited financial statements, as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit report with respect to our financial statements.



Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur

Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.



ERNST & YOUNG LLP IS CONDUCTING A RE-AUDIT OF OUR FINANCIAL STATEMENTS.



On June 24, 2002, Crescent terminated the engagement of Arthur Andersen LLP as our independent public accountants and engaged Ernst & Young LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002. Ernst & Young is currently conducting a re-audit of our financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. While we believe that our financial statements set forth in this Prospectus have been prepared in a manner that complies, in all material respects, with GAAP, in connection with the re-audit by Ernst & Young we may determine to amend our financial information or other information we present in this prospectus.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


We sold the 2009 Private Notes on April 15, 2002 pursuant to a purchase agreement with four initial purchasers. The initial purchasers subsequently resold the 2009 Private Notes under Rule 144A, Regulation S and Regulation D under the Securities Act. As part of the offering of the 2009 Private Notes, we entered into a registration rights agreement. The registration rights agreement requires, unless the exchange offer is not permitted by applicable law or Commission policy, that we:


       - use our reasonable best efforts to cause a registration statement relating to the exchange offer to become effective and the exchange offer to be consummated within six months following April 15, 2002;

       - upon effectiveness of the registration statement, commence the exchange offer and keep the exchange offer open for at least 20 business days; and

       - keep the registration statement effective until 180 days after the closing of the exchange offer.


Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the 2009 Private Notes will terminate. A copy of the registration rights agreement previously has been filed with the Commission as an exhibit to the registration statement, and this summary of the material provisions of the registration rights agreement does not purport to be complete. In the event the exchange offer is not consummated (or, if required, the shelf registration statement is not declared effective) on or prior to October 15, 2002, the annual interest rate on the 2009 Private Notes will increase 0.50% per annum, with respect to the first 90 days after October 15, 2002, and, in the event that the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) by the end of such 90-day period, by an additional 0.50% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective or the 2009 Private Notes become freely tradeable under the Securities Act, up to a maximum of 1.00% per annum of additional interest. Following the completion of the exchange offer, except under limited circumstances, holders of 2009 Private Notes not properly tendered will not have any further registration rights and those 2009 Private Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the 2009 Private Notes could be adversely affected upon consummation of the exchange offer. Under the circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of resales of the 2009 Private Notes. These requirements are set forth in "Description of the 2009 Exchange Notes--Registration Rights."



Based on interpretations by the Commission's staff, as set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, 2009 Exchange Notes issued pursuant to the exchange offer in exchange for 2009 Private Notes may be offered for resale, resold or otherwise transferred by a holder thereof (except by any holder which is an "affiliate" of Crescent or either of the Issuers within the meaning of Rule 405 promulgated under the Securities Act, or by a broker-dealer who purchased 2009 Private Notes directly from either of the Issuers to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those 2009 Exchange Notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of those 2009 Exchange Notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the 2009 Exchange Notes cannot rely on these interpretations by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives 2009 Exchange Notes for its own account in exchange for 2009 Private Notes, where the 2009 Private Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of the 2009 Exchange Notes it receives. See "Plan of distribution." Broker-dealers who acquired 2009 Private Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the Commission staff's interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the 2009 Private Notes.


The exchange offer is not being made available for the Affiliate Notes. A description of our obligation to obtain effectiveness of a "shelf" registration statement under which Mr. Rainwater, his family members and affiliates may resell the Affiliate Notes is set forth in "--Registration rights of affiliates."

TERMS OF THE EXCHANGE OFFER


Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all 2009 Private Notes that are validly tendered on or prior to 5:00 p.m. New York City time, on October 11, 2002, which is the expiration date of the exchange offer (although we have the right to extend the expiration date by following the procedures described in "--Expiration date, extensions, amendments"). We will issue $1,000 principal amount of 2009 Exchange Notes in exchange for each $1,000 principal amount of the outstanding 2009 Private Notes accepted in the exchange offer. Holders who have tendered their 2009 Private Notes may withdraw their tender of 2009 Private Notes at any time prior to 5:00 p.m. New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of 2009 Private Notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement, as described in "--Conditions of the exchange offer."


2009 Private Notes may be tendered only in multiples of $1,000. Subject to that restriction, holders of 2009 Private Notes may tender less than the aggregate principal amount represented by the 2009 Private Notes they hold, provided that they appropriately indicate this fact on the letter of transmittal accompanying the tendered 2009 Private Notes.

The form and terms of the 2009 Exchange Notes are substantially the same as the form and terms of the 2009 Private Notes, except that the 2009 Exchange Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The 2009 Exchange Notes will evidence the same debt as the 2009 Private Notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the 2009 Private Notes were issued.

As of the date of this Prospectus, $325 million in aggregate principal amount of the 2009 Private Notes is outstanding. As of April 15, 2002, Cede & Co. was the only registered holder of the 2009 Private Notes. Only a holder of the 2009 Private Notes, or such holder's legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the 2009 Private Notes entitled to participate in the exchange offer. We believe that, as of the date of this Prospectus, no holder of the 2009 Private Notes is our affiliate, as defined in Rule 405 under the Securities Act.


We will be deemed to have accepted validly tendered 2009 Private Notes when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of 2009 Private Notes and for the purpose of receiving the 2009 Exchange Notes from us.

If any tendered 2009 Private Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Prospectus or otherwise, the certificates for any such unaccepted 2009 Private Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.


Holders who tender 2009 Private Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of 2009 Private Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and expenses."


EXPIRATION DATE, EXTENSIONS, AMENDMENTS


The expiration date of the exchange offer will be October 11, 2002, at 5:00 p.m. New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.


In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, in each case prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion,

       - to delay accepting any 2009 Private Notes;

       - to extend the exchange offer;


       - if any of the conditions set forth below under "--Conditions of the exchange offer" shall not have been satisfied, to terminate the exchange offer; and


       - to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose such amendments by means of a Prospectus Supplement that we will distribute to the registered holders of the 2009 Private Notes. Modification of the exchange offer, including, but not limited to,

       - extension of the period during which the exchange offer is open; and


       - satisfaction of the conditions set forth below under "--Conditions of the exchange offer";

may require that the exchange offer remain open for at least five business days after the modification.

ACCRUED INTEREST


The 2009 Exchange Notes will bear interest at a rate equal to 9.25% per annum, which interest shall accrue from April 15, 2002, or the last date on which interest was paid or duly provided for the 2009 Private Notes, whichever is later. See "Description of the 2009 Exchange Notes--Principal, Maturity and Interest."


CONDITIONS OF THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue 2009 Exchange Notes in exchange for, any 2009 Private Notes and may terminate or amend the exchange offer if, at any time before the acceptance of the 2009 Private Notes for exchange or the exchange of the 2009 Exchange Notes for the 2009 Private Notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time from time to time.

In addition, we will not accept for exchange any 2009 Private Notes tendered, and no 2009 Exchange Notes will be issued in exchange for any tendered 2009 Private Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement, of which this Prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

PROCEDURES FOR TENDERING 2009 PRIVATE NOTES


Only a holder of 2009 Private Notes may tender the 2009 Private Notes in the exchange offer. To tender in the exchange offer a holder must (a) except as set forth under "--Book-entry transfer," complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date, or
(b) tender through DTC pursuant DTC's Automated Tender Offer Program, or ATOP. In addition, unless the holder is tendering through ATOP, (i) certificates for the 2009 Private Notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (ii) a timely confirmation of a book-entry transfer, called a book-entry confirmation, of such 2009 Private Notes, if that procedure is available, into the exchange agent's account at DTC, which is a book-entry transfer facility, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--The exchange agent; Assistance" prior to the expiration date.



The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their 2009 Private Notes to the exchange agent in accordance with ATOP procedures for such a transfer. DTC will then send an agent's message (as described below) to the exchange agent. Beneficial holders desiring to tender their 2009 Private Notes on the expiration date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC, and prior to the time that the exchange offer expires, on the expiration date. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the letter of transmittal, and that DTC may enforce such letter of transmittal, as the case may be, against such participant.


The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF 2009 PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR 2009 PRIVATE NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR THEM.


Any beneficial owner whose 2009 Private Notes are registered in the name of a broker-dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the registered owner's behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the registered owner's 2009 Private Notes, either make appropriate arrangements to register ownership of the 2009 Private Notes in the beneficial owner's name or obtain a properly completed bond power from the registered owner. The transfer of registered ownership may take considerable time.



Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as described below) unless 2009 Private Notes tendered pursuant to the letter are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or
(ii) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" with the meaning on Rule 17Ad-15 under the Exchange Act, each of which is an "eligible institution."


If the letter of transmittal is signed by a person other than the registered holder of any 2009 Private Notes listed therein, the 2009 Private Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the 2009 Private Notes.


If the letter of transmittal or any 2009 Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.


All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered 2009 Private Notes will be determined by us in our sole discretion, which determination shall be final and binding. The General Partner reserves the absolute right to reject any and all 2009 Private Notes not properly tendered or any 2009 Private Notes the General Partner's acceptance of which would, in the opinion of counsel to us, be unlawful. The General Partner also reserves the right to waive any defects, irregularities or conditions of tender as to particular 2009 Private Notes. The General Partner's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of 2009 Private Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of 2009 Private Notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give such notification. Tenders of 2009 Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any 2009 Private Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date (October 11, 2002, unless the exchange offer is extended).



In addition, we reserve the right in our sole discretion to purchase or make offers to purchase any 2009 Private Notes that remain outstanding after the expiration date or, as set forth under "--Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase 2009 Private Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.


By tendering, each holder will represent to us that, among other things, (i) any 2009 Exchange Notes to be acquired in the exchange offer will be acquired in the ordinary course of business of the person receiving such 2009 Exchange Notes,
(ii) at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the 2009 Exchange Notes in violation of the provisions of the Securities Act, (iii) it is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of either of the Issuers and (iv) if the holder is a broker-dealer that will receive 2009 Exchange Notes for its own account in exchange for 2009 Private Notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a Prospectus in connection with any resale of such 2009 Exchange Notes.

In all cases, issuance of 2009 Exchange Notes for 2009 Private Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such 2009 Private Notes or a timely book-entry confirmation of such 2009 Private Notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered 2009 Private Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if 2009 Private Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged 2009 Private Notes will be returned without expense to the tendering holder thereof (or, in the case of 2009 Private Notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, such non-exchanged 2009 Private Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the exchange offer.



Each broker-dealer that receives 2009 Exchange Notes for its own account in exchange for 2009 Private Notes, where such 2009 Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such 2009 Exchange Notes. See "Plan of distribution."


ACCEPTANCE OF 2009 PRIVATE NOTES FOR EXCHANGE; DELIVERY OF 2009 EXCHANGE NOTES


Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all 2009 Private Notes that are properly tendered in the exchange offer prior to 5:00 p.m. New York City time, on the expiration date. The 2009 Exchange Notes issued pursuant to the exchange offer will be delivered as soon as practicable after acceptance of the 2009 Private Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered 2009 Private Notes, when, as and if we have given oral or written notice of acceptance to the exchange agent.


In all cases, issuances of 2009 Exchange Notes for 2009 Private Notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such 2009 Private Notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered 2009 Private Notes for any reason, we will return the unaccepted 2009 Private Notes without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER


The exchange agent will make a request to establish an account with respect to the 2009 Private Notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of 2009 Private Notes being tendered by causing the book-entry transfer facility to transfer the 2009 Private Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of 2009 Private Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--The exchange agent; Assistance" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.



Holders who are tendering by book-entry transfer to the exchange agent's account at DTC may execute their tender through ATOP by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. Delivery of the agent's message by DTC to the exchange agent will satisfy the terms of the exchange offer in lieu of execution and delivery of a letter of transmittal by the participant identified in the agent's message. Accordingly, the letter of transmittal need not be completed by a holder tendering through ATOP.


GUARANTEED DELIVERY PROCEDURES

Holders who wish to tender their 2009 Private Notes and whose 2009 Private Notes are not immediately available, or who cannot deliver their 2009 Private Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their 2009 Private Notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to those procedures:

       (1) the holder tenders through an eligible institution and signs a notice of guaranteed delivery;


       (2) prior to the expiration date, the exchange agent receives from the holder and the eligible institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered 2009 Private Notes, and the principal amount of tendered 2009 Private Notes, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of delivery of the notice of guaranteed delivery, either (a) the tendered 2009 Private Notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent or (b) an agent's message will be properly transmitted to the exchange agent; and



       (3) such properly completed and executed documents required by the letter of transmittal and the tendered 2009 Private Notes in proper form for transfer or a properly transmitted agent's message are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.


Any holder who wishes to tender 2009 Private Notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to those 2009 Private Notes prior to 5:00 p.m., New York City time, on the expiration date.

WITHDRAWAL RIGHTS

Holders may withdraw tenders of 2009 Private Notes at any time prior to 5:00 p.m. New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth in "--The exchange agent; Assistance." The notice of withdrawal must:


       - specify the name of the person, the depositor, who tendered the 2009 Private Notes to be withdrawn, or, in the case of 2009 Private Notes tendered by book-entry transfer, the name of the participant for whose account the 2009 Private Notes were tendered and the participant's account number at DTC to be credited with the withdrawn 2009 Private Notes;


       - identify the 2009 Private Notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn 2009 Private Notes;


       - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the 2009 Private Notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution together with the other documents required upon transfer by the indenture, or, in the case of 2009 Private Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant's name is listed on the applicable agent's message; and


       - specify the name in which the 2009 Private Notes are to be registered, if different from the person who deposited the 2009 Private Notes, pursuant to the documents of transfer.


We will determine all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices in our sole discretion. The 2009 Private Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any 2009 Private Notes which have been tendered for exchange but which are withdrawn will be returned to their holder, without cost to such holder, as soon as practicable after withdrawal. Properly withdrawn 2009 Private Notes may be retendered by following one of the procedures described under "--Procedures for tendering 2009 Private Notes" at any time on or prior to the expiration date.


THE EXCHANGE AGENT; ASSISTANCE

UMB Bank, N.A. is the exchange agent. All tendered 2009 Private Notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:               By Hand or Overnight Courier:
UMB Bank, N.A                                  UMB Bank, N.A.
c/o HSBC Bank USA                              c/o HSBC Bank USA
110 William Street                             110 William Street
New York, New York 10038                       New York, New York 10038
Facsimile: (718) 488-4488                      Facsimile: (718) 488-4488
Telephone: (718) 488-4472                      Telephone: (718) 488-4472

Copy to:                                       Copy to:
UMB Bank, N.A                                  UMB Bank, N.A.
Corporate Trust Division                       Corporate Trust Division
2 S. Broadway, Suite 435                       2 S. Broadway, Suite 435
St. Louis, MO 63102                            St. Louis, MO 63102
Facsimile: (314) 612-8499                      Facsimile: (314) 612-8499
Telephone: (314) 612-8483                      Telephone: (314) 612-8483

FEES AND EXPENSES


We will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation: (1) all Commission, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (2) all fees and expenses incurred in connection with compliance with state securities or Blue Sky laws (including reasonable fees and disbursements of counsel for any underwriters or holders in connection with Blue Sky qualification of any Notes), (3) all expenses of any persons in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, any underwriting agreements, securities sales agreements or other similar agreements and any other documents relating to the performance of and compliance with this exchange offer, (4) all rating agency fees, (5) all fees and disbursements relating to the qualification of the indenture under applicable securities laws, (6) the fees and disbursements of the trustee and its counsel, (7) the fees and disbursements of our counsel and, in the case of a shelf registration statement, the reasonable fees and disbursements of one counsel for the holders (which counsel shall be selected by the holders of a majority, not including us or our affiliates, of the aggregate outstanding Notes ) and (8) the fees and disbursements of our independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to the performance of and compliance with this the exchange offer, but excluding fees and expenses of counsel to the underwriters (other than reasonable fees and expenses set forth in clause (2) above) or the holders and underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the 2009 Private Notes by a holder of the 2009 Private Notes.


We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


We will pay all transfer taxes, if any, applicable to the exchange of 2009 Private Notes pursuant to the exchange offer. If, however, 2009 Exchange Notes or 2009 Private Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the 2009 Private Notes tendered hereby, or if tendered 2009 Private Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of 2009 Private Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF A HOLDER'S FAILURE TO EXCHANGE 2009 PRIVATE NOTES


Following the completion of the exchange offer, holders of 2009 Private Notes who did not tender their 2009 Private Notes, or who did not properly tender their 2009 Private Notes, will not have any further registration rights, except under limited circumstances, and such 2009 Private Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's 2009 Private Notes could be adversely affected upon expiration of the exchange offer if the holder elects to not participate in the exchange offer.


ACCOUNTING TREATMENT

We will record the 2009 Exchange Notes at the same carrying value as the 2009 Private Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the 2009 Exchange Notes.

REGISTRATION RIGHTS OF AFFILIATES

At the time of our April 2002 note offering, we entered into a registration rights agreement with Richard E. Rainwater, the Chairman of the Board of Trust Managers of Crescent, and certain of his family members and affiliates, to whom we collectively refer as the Affiliate Purchasers, with respect to $50.0 million in 9.25% Senior Notes due 2009 purchased by the Affiliate Purchasers. Pursuant to that registration rights agreement, we agreed for the benefit of the Affiliate Purchasers that we will use our reasonable best efforts to file with the Commission and cause to become effective a shelf registration statement relating to the resale of the notes they purchased and to keep that shelf registration statement effective until the earliest of the expiration of the time period referred to in Rule 144(k) under the Securities Act, the date on which all of the applicable notes covered by the shelf registration statement have been sold or the date on which none of the applicable notes are outstanding. Under the terms of the registration rights agreement, we are prohibited from allowing the shelf registration statement to go effective, and therefore be usable by the Affiliate Purchasers, until after completion of the exchange offer. However, if we do not cause the shelf registration statement to become effective on or before October 15, 2002, the annual interest rate of the Affiliate Notes will increase by 0.50% per annum with respect to the first 90 days following October 15, 2002, and, if the shelf registration statement is not effective by the end of that 90-day period, by an additional 0.50% per annum, in each case until the shelf registration statement is declared effective.

                       RATIO OF EARNINGS TO FIXED CHARGES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


---------------------------------------------------------------------------------------------
                                                                  YEAR ENDED DECEMBER 31,
                                            SIX MONTHS ENDED   ------------------------------
(DOLLARS IN THOUSANDS)                         JUNE 30, 2002     2001       2000       1999
---------------------------------------------------------------------------------------------
Income before income taxes, minority
   interests, discontinued operations,
   cumulative effect of a change in
   accounting principle and extraordinary
   item...................................  $         52,678   $ 56,844   $324,344   $ 13,343
Interest Expense..........................            88,722    182,410    203,197    192,033
Amortization of Deferred Financing
   Costs..................................             5,021      9,327      9,497     10,283
                                            -------------------------------------------------

Earnings..................................  $        146,421   $248,581   $537,038   $215,659
                                            -------------------------------------------------

Interest Expense..........................  $         88,722   $182,410   $203,197   $192,033
Capitalized Interest......................             5,887      1,320      1,372          -
Amortization of Deferred Financing
   Costs..................................             5,021      9,327      9,497     10,283
GMAC Preferred Dividend...................             5,394     19,015     16,371          -
                                            -------------------------------------------------

Fixed Charges.............................  $        105,024   $212,072   $230,437   $202,316
                                            -------------------------------------------------

Ratio of Earnings to Fixed Charges........              1.39       1.17       2.33       1.07
---------------------------------------------------------------------------------------------

                                 CAPITALIZATION


The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2002. The table should be read in conjunction with "Selected historical financial information," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the notes to the financial statements included elsewhere in this Prospectus."


--------------------------------------------------------------------------------


(IN MILLIONS)                                                 AS OF JUNE 30, 2002
---------------------------------------------------------------------------------
Cash and Cash Equivalents...................................       $   63.7
                                                              ===================

Debt (including current portion)
   Fleet Facility...........................................       $  136.5(1)
   Mortgage Debt............................................        1,603.0
   Notes due 2002...........................................           97.9(2)
   Notes due 2007...........................................          250.0
   New Notes due 2009.......................................          375.0
   Other Debt...............................................           10.0
                                                              -------------------

Total Debt..................................................        2,472.4
Partners' Capital...........................................        1,798.0
                                                              -------------------

Total Capitalization........................................       $4,270.4
---------------------------------------------------------------------------------



(1) As of August 31, 2002, we had $233.5 million of outstanding borrowings under the Fleet Facility.



(2) We expect to use borrowings under the Fleet Facility from time to time to repay or repurchase our $150 million of public notes due September 2002, of which approximately $52.1 million have been repurchased to date.

                            BUSINESS OF THE COMPANY

ORGANIZATION


We are a Delaware limited partnership formed under the terms of a limited partnership agreement dated February 9, 1994. We are controlled by Crescent through Crescent's ownership of all of the outstanding stock of the General Partner, which owns a 1% general partner interest in us. In addition, Crescent owns an approximately 89% limited partner interest in us, with the remaining approximately 10% limited partner interest held by other limited partners.



All of our limited partners, other than Crescent, own, in addition to limited partner interests, units. Each unit entitles the holder to exchange the unit (and the related limited partner interest) for two common shares of Crescent or, at Crescent's option, an equivalent amount of cash. For purposes of this Prospectus, the term "unit" or "unit of partnership interest" refers to the limited partner interest and, if applicable, related units held by a limited partner. Accordingly, as of December 31, 2001, Crescent's approximately 89% limited partner interest has been treated as equivalent, for purposes of this Prospectus, to 58,892,623 units, and the remaining approximately 10% limited partner interest has been treated as equivalent, for purposes of this Prospectus, to 6,594,521 units. In addition, Crescent's 1% general partner interest has been treated as equivalent, for purposes of this Prospectus, to 661,486 units. As of June 30, 2002, Crescent's approximately 89% limited partner interest has been treated as equivalent, for purposes of this Prospectus, to 58,436,809 units, and the remaining approximately 10% limited partner interest has been treated as equivalent, for purposes of this Prospectus, to 6,591,234 units. In addition, Crescent's 1% general partner interest has been treated as equivalent, for purposes of this Prospectus, to 656,849 units.



Crescent owns its assets and carries on its operations and other activities through the Operating Partnership and its other subsidiaries. Our limited partnership agreement acknowledges that all of Crescent's operating expenses are incurred for our benefit and provides that we will reimburse Crescent for all of these expenses. Accordingly, we reimburse Crescent's expenses.



Crescent Finance Company was organized in March 2002 for the sole purpose of acting as co-issuer with us of the Notes. Crescent Finance Company does not conduct operations of its own.


OUR BUSINESS


As of June 30, 2002, our assets and operations were composed of four major investment segments:


       - Office Segment;

       - Resort/Hotel Segment;

       - Residential Development Segment; and

       - Temperature-Controlled Logistics Segment.

A table that lists our principal subsidiaries and the Properties owned by such subsidiaries is included in Note 1 to the unaudited financial statements appearing in this Prospectus.

A table that lists our ownership in significant unconsolidated companies or equity investments and the four Office Properties in which we owned an interest through these unconsolidated companies or equity investments and our ownership interests in the Residential Development Segment and the Temperature-Controlled Logistics Segment is included in Note 7 to the unaudited financial statements appearing in this Prospectus.


A table showing total revenues, funds from operations, which we call FFO, and equity in net income of unconsolidated companies for each of these investment segments for the years ended December 31, 2001, 2000 and 1999 and identifiable assets for each of these investment segments at December 31, 2001 and 2000 is included in Note 3 to the audited financial statements appearing in this Prospectus and for each of these investment segments for the six months ended June 30, 2002 and 2001 is included in Note 6 to the unaudited financial statements appearing in this Prospectus.


INDUSTRY SEGMENTS

OFFICE SEGMENT

OWNERSHIP STRUCTURE


As of June 30, 2002, the Office Segment consisted of 64 wholly-owned office properties, including three retail properties, and 10 office properties, seven of which are consolidated and three of which are unconsolidated, in which we have a joint venture interest, which we call, collectively, the Office Properties. The Office Properties are located in 26 metropolitan submarkets in six states, with an aggregate of approximately 28.3 million net rentable square feet. We, as lessor, have retained substantially all of the risks and benefits of ownership of the Office Properties and account for our leases as operating leases. Additionally, we provide management and leasing services for some of our Office Properties.



The Office Properties were, on a weighted average basis, 89% leased at June 30, 2002, and are located approximately 41% in central business districts, which we refer to as CBD, and approximately 59% in suburban markets. Our Office Properties are located primarily in the Dallas and Houston, Texas metropolitan areas. As of June 30, 2002, our Office Properties in Dallas and Houston represented an aggregate of approximately 74% of our office portfolio based on total net rentable square feet (37% for Dallas and 37% for Houston).



In pursuit of management's objective to dispose of non-strategic and non-core assets, five of our fully consolidated Office Properties were disposed of during the year ended December 31, 2001 and three of our fully consolidated Office Properties were disposed of during the six months ended June 30, 2002. During the year ended December 31, 2002, we completed the sale of the two Washington Harbour Office Properties located in Washington, D.C. and The Woodlands Office Equities--'95 Limited, which we call WOE, owned by us and the Woodlands Commercial Properties Company, L.P., which we call Woodlands CPC, sold three Office Properties located within The Woodlands, Texas. During the six months ended June 30, 2002, we completed the sale of the Cedar Springs Office Property in Dallas, Texas and WOE sold two consolidated Office Properties located within The Woodlands, Texas.



On August 1, 2002, we completed the sale of the 6225 North 24th Street Office Property in Phoenix, Arizona.



On August 29, 2002, we acquired Johns Manville Plaza located in Denver,
Colorado.

The following table shows, as of June 30, 2002, certain information about our Office Properties.


--------------------------------------------------------------------------------------------------------------------
                                                                                                            WEIGHTED
                                                                                                             AVERAGE
                                                                                       NET              FULL-SERVICE
                                                                                  RENTABLE               RENTAL RATE
                                              NO. OF                      YEAR        AREA  PERCENT       PER LEASED
STATE, CITY, PROPERTY                     PROPERTIES  SUBMARKET      COMPLETED   (SQ. FT.)   LEASED       SQ. FT.(1)
--------------------------------------------------------------------------------------------------------------------
TEXAS
   DALLAS
      Bank One Center(2)................           1  CBD                 1987   1,530,957       82%    $      23.47
                                                      Uptown/Turtle
      The Crescent Office Towers........           1  Creek               1985   1,204,670       99            33.46
      Fountain Place....................           1  CBD                 1986   1,200,266       98            20.91
      Trammell Crow Center(3)...........           1  CBD                 1984   1,128,331       87            24.95
                                                      Stemmons
      Stemmons Place....................           1  Freeway             1983     634,381       86            17.57
                                                      Far North
      Spectrum Center(4)................           1  Dallas              1983     598,250       84            24.06
      Waterside Commons.................           1  Las Colinas         1986     458,906      100            20.35
      125 E. John Carpenter Freeway.....           1  Las Colinas         1982     446,031       84            29.22
                                                      Uptown/Turtle
      Reverchon Plaza...................           1  Creek               1985     374,165       53            21.88
                                                      Far North
      The Aberdeen......................           1  Dallas              1986     320,629      100            19.40
      MacArthur Center I & II...........           1  Las Colinas    1982/1986     298,161       90(5)         23.71
                                                      Far North
      Stanford Corporate Centre.........           1  Dallas              1985     275,372       74            23.27
      12404 Park Central................           1  LBJ Freeway         1987     239,103      100            21.17
      Palisades Central II..............           1  Richardson/Plano      1985    237,731      83(5)         19.49
                                                      Uptown/Turtle
      3333 Lee Parkway..................           1  Creek               1983     233,543       49            23.50
                                                      Far North
      Liberty Plaza I & II..............           1  Dallas         1981/1986     218,813       99            16.73
                                                      Far North
      The Addison.......................           1  Dallas              1981     215,016       99            20.36
      Palisades Central I...............           1  Richardson/Plano      1980    180,503      95            21.51
      Greenway II.......................           1  Richardson/Plano      1985    154,329     100            22.60
      Greenway I & IA...................           2  Richardson/Plano      1983    146,704     100            22.78
                                                      Far North
      Addison Tower.....................           1  Dallas              1987     145,886       91            21.38
                                                      Far North
      5050 Quorum.......................           1  Dallas              1981     133,799       83            19.35
      Las Colinas Plaza.................           1  Las Colinas         1987     134,953       95            21.22
                                                      Uptown/Turtle
      Crescent Atrium Retail............           1  Creek               1985      94,852       97            29.72
                                          ----------                            ------------------------------------
         Subtotal/Weighted Average......          25                            10,605,351       89%    $      23.68
                                          ----------                            ------------------------------------
   FORT WORTH
      Carter Burgess Plaza..............           1  CBD                 1982     954,895       87%(5) $      16.98
                                          ----------                            ------------------------------------
   HOUSTON
      Greenway Plaza Office Portfolio...          10  Richmond-Buffalo 1969-1982  4,348,052      91%    $      21.11
                                                      Speedway
      Houston Center....................           3  CBD            1974-1983   2,764,417       97            22.46
                                                      West
      Post Oak Central..................           3  Loop/Galleria  1974-1981   1,279,759       85            20.19
      The Woodlands Office
       Properties(6)....................           6  The Woodlands  1980-1996     462,775       92            18.43
      Four Westlake Park(7).............           1  Katy Freeway        1992     561,065      100            21.78
      Three Westlake Park...............           1  Katy Freeway        1983     414,792       96            23.20
                                                      West
      1800 West Loop South..............           1  Loop/Galleria       1982     399,777       64            20.02
      The Park Shops....................           1  CBD                 1983     190,729       82            22.74
                                          ----------                            ------------------------------------
            Subtotal/Weighted Average...          26                            10,421,366      92%     $      21.39
                                          ----------                            ------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                                            WEIGHTED
                                                                                                             AVERAGE
                                                                                       NET              FULL-SERVICE
                                                                                  RENTABLE               RENTAL RATE
                                              NO. OF                      YEAR        AREA  PERCENT       PER LEASED
STATE, CITY, PROPERTY                     PROPERTIES  SUBMARKET      COMPLETED   (SQ. FT.)   LEASED       SQ. FT.(1)
--------------------------------------------------------------------------------------------------------------------
   AUSTIN
      Frost Bank Plaza..................           1  CBD                 1984     433,024       96%           25.35
      301 Congress Avenue(8)............           1  CBD                 1986     418,338       84            27.15
      Bank One Tower(7).................           1  CBD                 1974     389,503       92            25.25
      Austin Centre.....................           1  CBD                 1986     343,664       84            28.93
      The Avallon.......................           3  Northwest      1993/1997     318,217       93(5)         25.28
      Barton Oaks Plaza One.............           1  Southwest           1986      98,955      100            27.68
                                          ----------                            ------------------------------------
         Subtotal/Weighted Average......           8                             2,001,701       90%    $      26.31
                                          ----------                            ------------------------------------
COLORADO
   DENVER
      MCI Tower.........................           1  CBD                 1982     550,805       57%           22.16
      Ptarmigan Place...................           1  Cherry Creek        1984     418,630       98(5)         20.18
                                                      Denver
                                                      Technology
      Regency Plaza One.................           1  Center              1985     309,862       91            25.06
      55 Madison........................           1  Cherry Creek        1982     137,176       99            21.30
      The Citadel.......................           1  Cherry Creek        1987     130,652       99            24.51
      44 Cook...........................           1  Cherry Creek        1984     124,174       95(5)         20.99
                                          ----------                            ------------------------------------
         Subtotal/Weighted Average......           6                             1,671,299       83%    $      22.20
                                          ----------                            ------------------------------------
   COLORADO SPRINGS
      Briargate Office and Research                   Colorado
       Center...........................           1  Springs             1988     258,766       72%           20.33
                                          ----------                            ------------------------------------
FLORIDA
   MIAMI
      Miami Center......................           1  CBD                 1983     782,211       92%(5)        28.05
                                                      South
      Datran Center.....................           2  Dade/Kendall   1986/1988     476,412       94(5)         24.32
                                          ----------                            ------------------------------------
         Subtotal/Weighted Average......           3                             1,258,623       93%    $      26.63
                                          ----------                            ------------------------------------
ARIZONA
   PHOENIX
      Two Renaissance Square............           1  Downtown/CBD        1990     476,373       98%           26.05
                                                      Camelback
      6225 North 24th Street(9).........           1  Corridor            1981      86,451       34            24.16
                                          ----------                            ------------------------------------
         Subtotal/Weighted Average......           2                               562,824       88%    $      25.94
                                          ----------                            ------------------------------------
NEW MEXICO
   ALBUQUERQUE
      Albuquerque Plaza.................           1  CBD                 1990     366,236       86%           18.96
                                          ----------                            ------------------------------------
CALIFORNIA
   SAN DIEGO
                                                      University
      Chancellor Park(10)...............           1  Town Center         1988     195,733       78%(5)        28.80
                                          ----------                            ------------------------------------
         TOTAL/WEIGHTED AVERAGE.........          74                            28,296,794       89%(5) $      22.84(11)
--------------------------------------------------------------------------------------------------------------------


(1) Calculated based on base rent payable as of June 30, 2002, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers.


(2) We have a 49.5% limited partner interest and a 0.5% general partner interest in the partnership that owns Bank One Center.

(3) We own the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.

(4) We own the principal economic interest in Spectrum Center through an interest in Crescent Spectrum Center, L.P. which owns both the mortgage notes secured by Spectrum Center and the ground lessor's interest in the land underlying the office building.


(5) Leases have been executed at certain Office Properties but had not commenced as of June 30, 2002. If such leases had commenced as of June 30, 2002, the percent leased for all Office Properties would have been 90%. The total percent leased for these Properties would have been as follows: MacArthur Center I and II--94%, Palisades Central II--89%, Carter Burgess Plaza--99%, The Avallon--100%, Ptarmigan Place--100%, 44 Cook -- 100%, Miami Center--95%, Datran Center--97% and Chancellor Park--81%.



(6) We have a 75% limited partner interest and an approximate 10% indirect general partner interest in the partnership that owns the eight Office Properties that comprise The Woodlands Office Properties.



(7) We have a 0.1% general partner interest and a 19.9% limited partner interest in the partnerships that own Four Westlake Park and Bank One Tower.



(8) We have a 1% general partner interest and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.



(9) This Office Property was sold subsequent to June 30, 2002.



(10) We own Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership, which owns the building.



(11) The weighted average full-service rental rate per square foot calculated based on base rent payable for our Office Properties as of June 30, 2002, giving effect to free rent and scheduled rent increases that would be taken into consideration under GAAP and including adjustments for expenses payable by or reimbursed from customers is $22.96.

The following table provides information, as of June 30, 2002, for our Office Properties by state, city and submarket.


---------------------------------------------------------------------------------------------------------------------

                                                                              PERCENT          OFFICE         COMPANY
                                                             PERCENT OF     LEASED AT       SUBMARKET        SHARE OF
                                                    TOTAL         TOTAL       COMPANY         PERCENT          OFFICE
                                  NUMBER OF       COMPANY       COMPANY        OFFICE         LEASED/       SUBMARKET
STATE, CITY, SUBMARKET           PROPERTIES        NRA(1)        NRA(1)    PROPERTIES     OCCUPIED(2)       NRA(1)(2)
---------------------------------------------------------------------------------------------------------------------
CLASS A OFFICE PROPERTIES
TEXAS
   DALLAS
      CBD......................          3      3,859,554            14%           88%            85%              21%
      Uptown/Turtle Creek......          4      1,907,230             7            84             86               32
      Far North Dallas.........          7      1,907,765             7            89             81               13
      Las Colinas..............          4      1,338,051             5            92(6)          83               10
      Richardson/Plano.........          5        719,267             2            93(6)          92               13
      Stemmons Freeway.........          1        634,381             2            86             89               26
      LBJ Freeway..............          1        239,103             1           100             72                3
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............         25     10,605,351            38%           89%            83%              15%
                                 ------------------------------------------------------------------------------------

   FORT WORTH
      CBD......................          1        954,895             3%           87%(6)         91%              25%
                                 ------------------------------------------------------------------------------------

   HOUSTON
      CBD......................          4      2,955,146            11%           96%            93%              13%
      Richmond-Buffalo
         Speedway..............          7      3,674,888            13            94             92               72
      West Loop/Galleria.......          4      1,679,536             6            80             84               10
      Katy Freeway.............          2        975,857             3            98             91               14
      The Woodlands............          5        368,727             1            91             89               31
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............         22      9,654,154            34%           92%            90%              19%
                                 ------------------------------------------------------------------------------------

   AUSTIN
      CBD......................          4      1,584,529             6%           89%            84%              32%
      Northwest................          3        318,217             1            93(6)          79                4
      Southwest................          1         98,955             -           100             92                3
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............          8      2,001,701             7%           90%            83%              13%
                                 ------------------------------------------------------------------------------------

COLORADO
   DENVER
      Cherry Creek.............          4        810,632             3%           98%(6)        N/A(7)           N/A(7)
      CBD......................          1        550,805             2            57            N/A(7)           N/A(7)
      Denver Technology
         Center................          1        309,862             1            91            N/A(7)           N/A(7)
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............          6      1,671,299             6%           83%           N/A(7)           N/A(7)
                                 ------------------------------------------------------------------------------------

   COLORADO SPRINGS
      Colorado Springs.........          1        258,766             1%           72%            86%               5%
                                 ------------------------------------------------------------------------------------


-------------------------------  ----------------------------------------
                                    WEIGHTED                     WEIGHTED
                                     AVERAGE                      AVERAGE
                                      QUOTED       COMPANY        COMPANY
                                      MARKET        QUOTED   FULL-SERVICE
                                 RENTAL RATE   RENTAL RATE    RENTAL RATE
                                  PER SQUARE    PER SQUARE     PER SQUARE
STATE, CITY, SUBMARKET            FOOT(2)(3)       FOOT(4)        FOOT(5)
-------------------------------  ----------------------------------------
CLASS A OFFICE PROPERTIES
TEXAS
   DALLAS
      CBD......................  $     20.62   $     25.18   $     23.01
      Uptown/Turtle Creek......        25.15         32.13         31.13
      Far North Dallas.........        23.32         21.58         21.15
      Las Colinas..............        24.58         25.10         23.82
      Richardson/Plano.........        20.31         21.50         21.45
      Stemmons Freeway.........        20.82         17.80         17.57
      LBJ Freeway..............        20.62         20.50         21.17
                                 ----------------------------------------

         Subtotal/Weighted
            Average............  $     22.41   $     24.98   $     23.68
                                 ----------------------------------------

   FORT WORTH
      CBD......................  $     21.96   $     21.80   $     16.98
                                 ----------------------------------------

   HOUSTON
      CBD......................  $     22.76   $     27.20   $     22.48
      Richmond-Buffalo
         Speedway..............        20.53         21.52         21.74
      West Loop/Galleria.......        20.58         20.29         20.16
      Katy Freeway.............        20.15         24.65         22.36
      The Woodlands............        20.57         19.23         18.56
                                 ----------------------------------------

         Subtotal/Weighted
            Average............  $     21.18   $     23.27   $     21.68
                                 ----------------------------------------

   AUSTIN
      CBD......................  $     26.61   $     27.25   $     26.44
      Northwest................        22.33         25.13         25.28
      Southwest................        21.27         26.59         27.68
                                 ----------------------------------------

         Subtotal/Weighted
            Average............  $     25.67   $     26.88   $     26.31
                                 ----------------------------------------

COLORADO
   DENVER
      Cherry Creek.............          N/A(7) $     20.64  $     21.19
      CBD......................          N/A(7)       22.00        22.16
      Denver Technology
         Center................          N/A(7)       22.00        25.06
                                 ----------------------------------------

         Subtotal/Weighted
            Average............          N/A(7) $     21.34  $     22.20
                                 ----------------------------------------

   COLORADO SPRINGS
      Colorado Springs.........  $     19.76   $     20.87   $     20.33
                                 ----------------------------------------


---------------------------------------------------------------------------------------------------------------------

                                                                              PERCENT          OFFICE         COMPANY
                                                             PERCENT OF     LEASED AT       SUBMARKET        SHARE OF
                                                    TOTAL         TOTAL       COMPANY         PERCENT          OFFICE
                                  NUMBER OF       COMPANY       COMPANY        OFFICE         LEASED/       SUBMARKET
STATE, CITY, SUBMARKET           PROPERTIES        NRA(1)        NRA(1)    PROPERTIES     OCCUPIED(2)       NRA(1)(2)
---------------------------------------------------------------------------------------------------------------------
FLORIDA
   MIAMI
      CBD......................          1        782,211             3%           92%(6)         92%              25%
      South Dade/Kendall.......          2        476,412             2            94(6)          85               79
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............          3      1,258,623             5%           93%            91%              34%
                                 ------------------------------------------------------------------------------------

ARIZONA
   PHOENIX
      Downtown/CBD.............          1        476,373             2%           98%            88%              18%
      Camelback Corridor(10)...          1         86,451             -            34             76                2
                                 ------------------------------------------------------------------------------------

         Subtotal/Weighted
            Average............          2        562,824             2%           88%            81%               8%
                                 ------------------------------------------------------------------------------------

NEW MEXICO
   ALBUQUERQUE
      CBD......................          1        366,236             1%           86%            89%              64%
                                 ------------------------------------------------------------------------------------

CALIFORNIA
   SAN DIEGO
      University Town Center...          1        195,733             1%           78%(6)         83%               7%
                                 ------------------------------------------------------------------------------------

         CLASS A OFFICE
            PROPERTIES
            SUBTOTAL/ WEIGHTED
            AVERAGE............         70     27,529,582            98%           90%            86%              15%
                                 ------------------------------------------------------------------------------------

CLASS B OFFICE PROPERTIES
TEXAS
   HOUSTON
      Richmond-Buffalo
         Speedway..............          3        673,164             2%           79%            86%              20%
      The Woodlands............          1         94,048             -%           98%            77%               6%
                                 ------------------------------------------------------------------------------------

         CLASS B OFFICE
            PROPERTIES
            SUBTOTAL/ WEIGHTED
            AVERAGE............          4        767,212             2%           82%            83%              16%
                                 ------------------------------------------------------------------------------------

         CLASS A AND CLASS B
            OFFICE PROPERTIES
            TOTAL/WEIGHTED
            AVERAGE............         74     28,296,794           100%           89%(6)         86%(8)           15%(8)
---------------------------------------------------------------------------------------------------------------------

-------------------------------  ----------------------------------------
                                    WEIGHTED                     WEIGHTED
                                     AVERAGE                      AVERAGE
                                      QUOTED       COMPANY        COMPANY
                                      MARKET        QUOTED   FULL-SERVICE
                                 RENTAL RATE   RENTAL RATE    RENTAL RATE
                                  PER SQUARE    PER SQUARE     PER SQUARE
STATE, CITY, SUBMARKET            FOOT(2)(3)       FOOT(4)        FOOT(5)
-------------------------------  ----------------------------------------
FLORIDA
   MIAMI
      CBD......................  $     31.39   $     30.70   $     28.05
      South Dade/Kendall.......        25.35         23.96         24.32
                                 ----------------------------------------

         Subtotal/Weighted
            Average............  $     29.10   $     28.15   $     26.63
                                 ----------------------------------------

ARIZONA
   PHOENIX
      Downtown/CBD.............  $     25.59   $     24.00   $     26.05
      Camelback Corridor(10)...        26.05         21.50         24.16
                                 ----------------------------------------

         Subtotal/Weighted
            Average............  $     25.66   $     23.62   $     25.94
                                 ----------------------------------------

NEW MEXICO
   ALBUQUERQUE
      CBD......................  $     18.15   $     17.50   $     18.96
                                 ----------------------------------------

CALIFORNIA
   SAN DIEGO
      University Town Center...  $     37.80   $     34.00   $     28.80
                                 ----------------------------------------

         CLASS A OFFICE
            PROPERTIES
            SUBTOTAL/ WEIGHTED
            AVERAGE............  $     22.61   $     24.23   $     22.98
                                 ----------------------------------------

CLASS B OFFICE PROPERTIES
TEXAS
   HOUSTON
      Richmond-Buffalo
         Speedway..............  $     18.13   $     17.59   $     16.96
      The Woodlands............        17.34         16.69         17.95
                                 ----------------------------------------

         CLASS B OFFICE
            PROPERTIES
            SUBTOTAL/ WEIGHTED
            AVERAGE............  $     18.03   $     17.48   $     17.10
                                 ----------------------------------------

         CLASS A AND CLASS B
            OFFICE PROPERTIES
            TOTAL/WEIGHTED
            AVERAGE............  $     22.48(8) $     24.05  $     22.84(9)
-------------------------------

(1) NRA means net rentable area in square feet.


(2) Market information is for Class A office space under the caption "Class A Office Properties" and market information is for Class B office space under the caption "Class B Office Properties." Sources are CoStar Group (for the Dallas CBD, Uptown/Turtle Creek, Far North Dallas, Las Colinas, Richardson/Plano, Stemmons Freeway, LBJ Freeway, Fort Worth CBD, Houston Richmond-Buffalo Speedway, Houston CBD, West Loop/Galleria, Katy Freeway, Austin CBD, Austin Northwest and Austin Southwest submarkets), The Woodlands Operating Company, L.P. (for The Woodlands submarket), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix Downtown/CBD and Camelback Corridor), Building Interests, Inc. (for the Albuquerque CBD submarket), RealData Information Systems, Inc. (for the Miami CBD and South Dade/ Kendall submarkets) and John Burnham & Company (for the San Diego University Town Centre submarket). This table includes market information as of March 31, 2002, except for the Dallas, Houston, and Austin markets, for which market information is as of June 30, 2002.


(3) Represents full-service quoted market rental rates. These rates do not necessarily represent the amounts at which available space at the Office Properties will be leased. The weighted average subtotals and total are based on total net rentable square feet of our Office Properties in the submarket.

(4) Represents weighted average rental rates per square foot quoted by us, based on total net rentable square feet of our Office Properties in the submarket, adjusted, if necessary, based on management estimates, to equivalent full-service quoted rental rates to facilitate comparison to weighted average Class A or Class B, as the case may be, quoted submarket full-service rental rates per square foot. These rates do not necessarily represent the amounts at which available space at our Office Properties will be leased.


(5) Calculated based on base rent payable as of June 30, 2002 for our Office Properties in the submarket, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursed from customers, divided by total net rentable square feet of our Office Properties in the submarket.



(6) Leases have been executed at certain Office Properties in these submarkets but had not commenced as of June 30, 2002. If such leases had commenced as of June 30, 2002, the percent leased for all Office Properties in our submarkets would have been 90%. The total percent leased for our Class A submarkets would have been as follows: Dallas--(Las Colinas)--93%, (Richardson/ Plano)--95%, Fort Worth--(CBD)--99%, Austin--(Northwest)--100%, Denver--(Cherry Creek)--99%, Miami--(CBD)--95%, Miami--(South Dade/Kendall)--97%, San Diego--(University Town Center)--81%.



(7) This information is not publicly available for the Denver submarkets as of June 30, 2002.


(8) Includes weighted average amounts for the Denver submarket. These amounts were calculated by management based on information from third-party sources.


(9) The weighted average full-service rental rate per square foot calculated based on base rent payable for our Office Properties, giving effect to free rent and scheduled rent increases that would be taken into consideration under GAAP and including adjustments for expenses payable by or reimbursed from customers is $22.96.



(10) Includes the 6225 N. 24th Office Property sold August 1, 2002.

AGGREGATE LEASE EXPIRATIONS OF OFFICE PROPERTIES


The following tables show schedules of lease expirations for leases in place as of June 30, 2002, for our total Office Properties and for Dallas, Houston and Austin, Texas, and Denver, Colorado, individually, for each of the 10 years beginning with 2002, assuming that none of the customers exercises or has exercised renewal options.



TOTAL OFFICE PROPERTIES



----------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENTAGE
                                        NET RENTABLE                                          TOTAL OF    ANNUAL FULL-
                                                AREA       PERCENTAGE OF         ANNUAL   ANNUAL FULL-    SERVICE RENT
                          NUMBER OF      REPRESENTED          LEASED NET   FULL-SERVICE   SERVICE RENT      PER SQUARE
                       TENANTS WITH      BY EXPIRING       RENTABLE AREA     RENT UNDER    REPRESENTED     FOOT OF NET
YEAR OF LEASE              EXPIRING   LEASES (SQUARE      REPRESENTED BY       EXPIRING    BY EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES            FEET)     EXPIRING LEASES      LEASES(1)         LEASES     EXPIRING(1)
----------------------------------------------------------------------------------------------------------------------
2002.................           313        2,201,912(2)             8.9%    $51,266,099            8.6%  $       23.28
2003.................           357        3,623,664(3)            14.6      80,261,007           13.4           22.15
2004.................           301        4,245,824               17.1      99,786,929           16.7           23.50
2005.................           269        3,477,481               14.0      81,721,278           13.7           23.50
2006.................           178        2,512,055               10.1      61,763,825           10.3           24.59
2007.................           136        2,676,704               10.8      63,349,470           10.6           23.67
2008.................            46        1,024,008                4.1      25,139,631            4.2           24.55
2009.................            34          895,780                3.6      23,263,411            3.9           25.97
2010.................            31        1,482,721                6.0      41,099,637            6.9           27.72
2011.................            30          893,423                3.6      23,727,634            4.0           26.56
2012 and thereafter..            27        1,816,316                7.2      45,671,330            7.7           25.15
                       -----------------------------------------------------------------------------------------------

                              1,722       24,849,888(4)           100.0%   $597,050,251          100.0%  $       24.03
----------------------------------------------------------------------------------------------------------------------


(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(2) Expirations by quarter are as follows: Q3: 1,495,459 sf; Q4: 706,453 sf.



(3) Expirations by quarter are as follows: Q1: 1,635,101 sf; Q2: 617,848 sf; Q3; 670,329 sf; Q4: 700,386 sf.



(4) Reconciliation to our total Office Property net rentable area is as follows:



--------------------------------------------------------------------------------------
                                                                            PERCENTAGE
                                                              SQUARE FEET     OF TOTAL
--------------------------------------------------------------------------------------
Square footage leased to tenants............................  24,849,888         88%
Square footage reflecting management offices, building use
   and remeasurement adjustments............................     421,621          1
Square footage vacant.......................................   3,025,285         11
                                                              ------------------------

Total net rentable footage..................................  28,296,794        100%
--------------------------------------------------------------------------------------

DALLAS OFFICE PROPERTIES

--------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENTAGE
                                       NET RENTABLE     PERCENTAGE OF                       TOTAL OF    ANNUAL FULL-
                                               AREA        LEASED NET   ANNUAL FULL-    ANNUAL FULL-    SERVICE RENT
                          NUMBER OF     REPRESENTED     RENTABLE AREA   SERVICE RENT    SERVICE RENT      PER SQUARE
                       TENANTS WITH     BY EXPIRING       REPRESENTED          UNDER     REPRESENTED     FOOT OF NET
YEAR OF LEASE              EXPIRING          LEASES       BY EXPIRING       EXPIRING     BY EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES   (SQUARE FEET)            LEASES      LEASES(1)          LEASES     EXPIRING(1)
--------------------------------------------------------------------------------------------------------------------
2002.................            88         822,699(2)            8.8%  $ 21,695,413             9.5%  $       26.37
2003.................            96       1,368,716(3)           14.7     31,056,239            13.5           22.69
2004.................            93       1,217,634              13.1     31,712,527            13.8           26.04
2005.................           106       1,872,519              20.1     42,341,789            18.4           22.61
2006.................            43         673,728               7.2     17,348,777             7.6           25.75
2007.................            40       1,164,705              12.5     28,567,376            12.4           24.53
2008.................            13         502,886               5.5     12,906,366             5.6           25.66
2009.................             9         409,489               4.4     10,728,528             4.7           26.20
2010.................            13         702,805               7.6     20,989,042             9.1           29.86
2011.................             7         251,030               2.7      6,989,725             3.0           27.84
2012 and
   thereafter........             7         318,611               3.4      5,354,844             2.4           16.81
                       ---------------------------------------------------------------------------------------------

                                515       9,304,822             100.0%  $229,690,626           100.0%  $       24.69
--------------------------------------------------------------------------------------------------------------------

(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(2) Expirations by quarter are as follows: Q3: 651,983 sf; Q4: 170,716 sf.



(3) Expirations by quarter are as follows: Q1: 825,044 sf; Q2: 234,769 sf; Q3; 106,148 sf; Q4: 202,755 sf.

HOUSTON OFFICE PROPERTIES
--------------------------------------------------------------------------------

                                                                                         PERCENTAGE
                                                                                           TOTAL OF
                                       NET RENTABLE     PERCENTAGE OF                  ANNUAL FULL-    ANNUAL FULL-
                                               AREA        LEASED NET   ANNUAL FULL-        SERVICE    SERVICE RENT
                          NUMBER OF     REPRESENTED     RENTABLE AREA   SERVICE RENT           RENT      PER SQUARE
                       TENANTS WITH     BY EXPIRING       REPRESENTED          UNDER    REPRESENTED     FOOT OF NET
YEAR OF LEASE              EXPIRING          LEASES       BY EXPIRING       EXPIRING    BY EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES   (SQUARE FEET)            LEASES      LEASES(1)         LEASES     EXPIRING(1)
-------------------------------------------------------------------------------------------------------------------
2002.................           135       1,017,187(2)           10.8%  $ 21,424,386           10.0%  $       21.06
2003.................           135       1,214,933(3)           12.9     25,586,580           12.0           21.06
2004.................           120       1,965,411              20.9     41,470,973           19.4           21.10
2005.................            82         611,660               6.5     13,938,387            6.5           22.79
2006.................            62       1,119,124              11.9     25,266,507           11.8           22.58
2007.................            50       1,100,821              11.7     24,199,776           11.3           21.98
2008.................            15         346,205               3.7      7,375,660            3.5           21.30
2009.................             8          87,434               0.9      2,166,798            1.0           24.78
2010.................            11         591,928               6.3     14,496,136            6.8           24.49
2011.................            14         534,394               5.7     12,818,081            6.0           23.99
2012 and thereafter..             6         796,770               8.7     24,941,090           11.7           31.30
                       --------------------------------------------------------------------------------------------

                                638       9,385,867             100.0%  $213,684,374          100.0%  $       22.77
-------------------------------------------------------------------------------------------------------------------

(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(2) Expirations by quarter are as follows: Q3: 569,303 sf; Q4: 447,884 sf.



(3) Expirations by quarter are as follows: Q1: 461,738 sf; Q2: 231,876 sf; Q3:
368,539 sf; Q4: 153,140 sf.

AUSTIN OFFICE PROPERTIES
--------------------------------------------------------------------------------

                                                                                         PERCENTAGE
                                       NET RENTABLE     PERCENTAGE OF                      TOTAL OF    ANNUAL FULL-
                                               AREA        LEASED NET   ANNUAL FULL-   ANNUAL FULL-    SERVICE RENT
                          NUMBER OF     REPRESENTED     RENTABLE AREA   SERVICE RENT   SERVICE RENT      PER SQUARE
                       TENANTS WITH     BY EXPIRING       REPRESENTED          UNDER          UNDER     FOOT OF NET
YEAR OF LEASE              EXPIRING          LEASES       BY EXPIRING       EXPIRING       EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES   (SQUARE FEET)            LEASES         LEASES         LEASES     EXPIRING(1)
-------------------------------------------------------------------------------------------------------------------
2002.................            21          70,711(2)            4.1%  $ 2,118,261             4.6%  $       29.96
2003.................            33         251,005(3)           14.5     6,361,722            13.7           25.35
2004.................            19         349,919              20.2     8,624,460            18.6           24.65
2005.................            24         521,635              30.1    13,687,015            29.4           26.24
2006.................            16         320,737              18.5     9,333,845            20.1           29.10
2007.................             9          80,758               4.7     2,343,297             5.0           29.02
2008.................             4          73,237               4.2     2,213,165             4.8           30.22
2009.................             2          29,935               1.7       840,666             1.8           28.08
2010.................             -               -                 -             -               -               -
2011.................             2           3,773               0.2       147,193             0.3           39.01
2012 and
  thereafter.........             1          33,315               1.8       828,777             1.7           24.88
                       --------------------------------------------------------------------------------------------

                                131       1,735,025            100.0%   $46,498,401           100.0%  $       26.80
-------------------------------------------------------------------------------------------------------------------

(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(2) Expirations by quarter are as follows: Q3: 52,907 sf; Q4: 17,804 sf.



(3) Expirations by quarter are as follows: Q1: 110,144 sf; Q2: 65,399 sf; Q3:
62,357 sf; Q4: 13,105 sf.

DENVER OFFICE PROPERTIES
--------------------------------------------------------------------------------

                                                                                         PERCENTAGE
                                       NET RENTABLE     PERCENTAGE OF                      TOTAL OF    ANNUAL FULL-
                                               AREA        LEASED NET   ANNUAL FULL-   ANNUAL FULL-    SERVICE RENT
                          NUMBER OF     REPRESENTED     RENTABLE AREA   SERVICE RENT   SERVICE RENT      PER SQUARE
                       TENANTS WITH     BY EXPIRING       REPRESENTED          UNDER          UNDER     FOOT OF NET
YEAR OF LEASE              EXPIRING          LEASES       BY EXPIRING       EXPIRING       EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES   (SQUARE FEET)            LEASES         LEASES         LEASES     EXPIRING(1)
-------------------------------------------------------------------------------------------------------------------
2002.................            19          78,794(2)            5.8%  $ 1,632,772             5.1%  $       20.72
2003.................            37         468,416(3)           34.3    10,102,910            31.7           21.57
2004.................            18         203,427              14.9     4,543,833            14.2           22.34
2005.................            17         194,323              14.2     4,720,647            14.8           24.29
2006.................            10          71,586               5.2     1,818,017             5.7           25.40
2007.................            11          88,960               6.5     2,191,951             6.9           24.64
2008.................             4          29,881               2.2       834,837             2.6           27.94
2009.................             8         160,200              11.6     4,228,357            13.3           26.39
2010.................             2           7,611               0.6       186,997             0.6           24.57
2011.................             1           2,478               0.2        52,038             0.2           21.00
2012 and
  thereafter.........             1          61,080               4.5     1,598,706             4.9           26.17
                       --------------------------------------------------------------------------------------------

                                128       1,366,756            100.0%   $31,911,065           100.0%  $       23.35
-------------------------------------------------------------------------------------------------------------------

(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(2) Expirations by quarter are as follows: Q3: 60,985 sf; Q4: 17,809 sf.



(3) Expirations by quarter are as follows: Q1: 85,107 sf; Q2: 18,781 sf; Q3:
75,164 sf; Q4: 289,364 sf.

OTHER OFFICE PROPERTIES
--------------------------------------------------------------------------------

                                                                                         PERCENTAGE
                                       NET RENTABLE     PERCENTAGE OF                      TOTAL OF    ANNUAL FULL-
                                               AREA        LEASED NET   ANNUAL FULL-   ANNUAL FULL-    SERVICE RENT
                          NUMBER OF     REPRESENTED     RENTABLE AREA   SERVICE RENT   SERVICE RENT      PER SQUARE
                       TENANTS WITH     BY EXPIRING       REPRESENTED          UNDER          UNDER     FOOT OF NET
YEAR OF LEASE              EXPIRING          LEASES       BY EXPIRING       EXPIRING       EXPIRING   RENTABLE AREA
EXPIRATION                   LEASES   (SQUARE FEET)            LEASES      LEASES(1)         LEASES     EXPIRING(1)
-------------------------------------------------------------------------------------------------------------------
2002.................            50         212,521(2)            7.0%  $ 4,395,267             5.8%  $       20.68
2003.................            56         320,594(3)           10.5     7,153,556             9.5           22.31
2004.................            51         509,433              16.7    13,435,136            17.9           26.37
2005.................            40         277,344               9.1     7,033,440             9.3           25.36
2006.................            47         326,880              10.7     7,996,679            10.6           24.46
2007.................            26         241,460               7.9     6,047,070             8.0           25.04
2008.................            10          71,799               2.4     1,809,603             2.4           25.20
2009.................             7         208,722               6.8     5,299,062             7.0           25.39
2010.................             5         180,377               5.9     5,427,462             7.2           30.09
2011.................             6         101,748               3.3     3,720,597             4.9           36.57
2012 and
  thereafter.........            12         606,540              19.7    12,947,913            17.4           21.35
                       --------------------------------------------------------------------------------------------

                                310       3,057,418            100.0%   $75,265,785           100.0%  $       24.62
-------------------------------------------------------------------------------------------------------------------


(1) Calculated based on base rent payable under the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under GAAP and including adjustments for expenses payable by or reimbursable from tenants based on current expense levels.



(2) Expirations by quarter are as follows: Q3: 160,281 sf; Q4: 52,240 sf.



(3) Expirations by quarter are as follows: Q1: 153,428 sf; Q2: 67,203 sf; Q3:
58,121 sf; Q4: 42,022 sf.

The following table shows, as of June 30, 2002, the principal businesses conducted by the customers at our Office Properties, based on information supplied to the us from the customers.


--------------------------------------------------------------------------------


INDUSTRY SECTOR                                               LEASED SQ. FT.
----------------------------------------------------------------------------
Professional Services(1)....................................              28%
Energy(2)...................................................              20
Financial Services(3).......................................              19
Telecommunications..........................................               7
Technology..................................................               7
Manufacturing...............................................               3
Food Service................................................               3
Government..................................................               3
Retail......................................................               2
Medical.....................................................               2
Other(4)....................................................               6
                                                              --------------

Total Leased................................................             100%
                                                              --------------

Average Square Footage per Customer.........................          14,431
----------------------------------------------------------------------------



(1) Includes legal, accounting, engineering, architectural and advertising services.



(2) Includes oil and gas and utility companies.



(3) Includes banking, title and insurance and investment services.



(4) Includes construction, real estate, transportation and other industries.


JOINT VENTURE ARRANGEMENTS

5 HOUSTON CENTER

On June 4, 2001, we entered into a joint venture arrangement with a pension fund advised by JP Morgan Investment Management, Inc., or JPM, to construct the 5 Houston Center Office Property within our Houston Center mixed-use Office Property complex in Houston, Texas. The Class A Office Property will consist of 577,000 net rentable square feet. The joint venture is structured such that the fund holds a 75% equity interest, and we hold a 25% equity interest. In addition, we are developing and will manage and lease the Property on a fee basis.

FOUR WESTLAKE PARK AND BANK ONE TOWER


On July 30, 2001, we entered into joint venture arrangements with an affiliate of General Electric Pension Trust, or GE, for two Office Properties, Four Westlake Park in Houston, Texas, and Bank One Tower in Austin, Texas. The joint ventures are structured such that GE holds an 80% equity interest in each of the Office Properties, Four Westlake Park, a 560,000 square foot Class A Office Property located in the Katy Freeway submarket of Houston, and Bank One Tower, a 390,000 square foot Class A Office Property located in downtown Austin. We continue to hold the remaining 20% equity interests in each Office Property. In addition, we manage and lease the Office Properties on a fee basis.



THREE WESTLAKE PARK



On August 21, 2002, we entered into a joint venture with an affiliate of GE for Three Westlake Park in Houston, Texas. GE holds an 80% equity interest in Three Westlake Park, a

415,000 square foot Class A Office Property located in the Katy Freeway submarket of Houston. We continue to hold the remaining 20% equity interest and manage and lease the property on a fee basis.


MARKET INFORMATION

The Office Properties reflect our strategy of investing in premier assets within markets that have significant potential for rental growth. Within our selected submarkets, we have focused on premier locations that we believe are able to attract and retain the highest quality customers and command premium rents. Consistent with our long-term investment strategies, we have sought transactions where we were able to acquire properties that have strong economic returns based on in-place tenancy and also have a dominant position within the submarket due to quality and/or location. Accordingly, our long-term investment strategy not only demands acceptable current cash flow return on invested capital, but also considers long-term cash flow growth prospects. In selecting the Office Properties, we analyzed demographic and economic data to focus on markets expected to benefit from significant long-term employment growth as well as corporate relocations.


Our Office Properties are located primarily in the Dallas/Fort Worth and Houston, Texas metropolitan areas, both of which are projected to benefit from strong population and employment growth over the next 10 years. As indicated in the table below entitled "Projected population growth and employment growth for all Operating Partnership markets," these core markets are projected to outperform the 10-year averages for the United States. In addition, we consider these "demand-driven" markets, due to high levels of in-migration by corporations, affordable housing costs, moderate cost of living, and the presence of centrally located travel hubs, making all areas of the country easily accessible.


TEXAS

As of December 2001, the Texas unemployment rate was 5.7%, slightly better than the national unemployment rate of 5.8%. According to the Texas Economic Update, Texas weathered the 2001 economic slowdown better than the nation as a whole.

DALLAS/FORT WORTH, OR DFW


As of December 2001, the DFW unemployment rate was 5.6%, compared with the Texas unemployment rate of 5.7% and the national unemployment rate of 5.8%. As for DFW's 2001 commercial office market, according to industry source data, citywide net economic absorption of space available for lease, excluding space available for sublease, was approximately 1.0 million square feet, primarily represented by a positive 1.0 million square feet of absorption in Class A space. The city's total net absorption, including space available for sublease, was approximately negative 3.0 million square feet for 2001; however, Class A space represented only approximately negative 700,000 square feet of the negative 3.0 million total square feet.


HOUSTON


Houston's employment data held steady through much of 2001, despite the slowdown in the economy. Approximately 23,000 jobs were created in 2001, an increase of approximately 1.1% over 2000. As of December 2001, the Houston unemployment rate was 4.4%, compared with the Texas unemployment rate of 5.7% and the national unemployment rate of 5.8%. As for Houston's 2001 commercial office market, according to industry source data, citywide net economic absorption of space available for lease, excluding space available for sublease, was 2.0 million square feet, with 2.75 million square feet in Class A space. The city's total net absorption, including space available for sublease, was a negative 200,000 square feet for 2001; however, Class A space had a positive total net absorption of 1.4 million square feet.


The demographic conditions, economic conditions and trends (population growth and employment growth) favoring the markets in which we have invested are projected to continue to exceed the national averages, as illustrated in the following table.

PROJECTED POPULATION GROWTH AND EMPLOYMENT GROWTH FOR ALL OPERATING PARTNERSHIP MARKETS

--------------------------------------------------------------------------------

                                                        POPULATION GROWTH   EMPLOYMENT GROWTH
METROPOLITAN STATISTICAL AREA                                   2002-2011           2002-2011
---------------------------------------------------------------------------------------------
Albuquerque, NM.......................................             22.05%              14.15%
Austin, TX............................................             26.02               36.61
Colorado Springs, CO..................................             27.48               15.83
Dallas, TX............................................             15.89               20.92
Denver, CO............................................             11.34               19.76
Fort Worth, TX........................................             19.03               22.31
Houston, TX...........................................             15.61               22.43
Miami, FL.............................................              9.03               15.90
Phoenix, AZ...........................................             27.24               33.41
San Diego, CA.........................................             17.35               17.29
UNITED STATES.........................................              8.49               12.01
---------------------------------------------------------------------------------------------

Source: Compiled from information published by Economy.com, Inc.


Based on rental revenues from office leases in effect as of December 31, 2001 and June 30, 2002, no single customer accounted for more than 5% of our total Office Segment rental revenues for the year ended December 31, 2001 or the six months ended June 30, 2002.



We apply a well-defined leasing strategy in order to capture the potential rental growth in our portfolio of Office Properties as occupancy and rental rates increase within the markets and the submarkets in which we have invested. Our strategy is based, in part, on identifying and focusing on investments in submarkets in which weighted average full-service rental rates (representing base rent after giving effect to free rent and scheduled rent increases that would be taken into account under GAAP, and including adjustments for expenses payable by or reimbursed from customers) are significantly less than weighted average full-service replacement cost rental rates (the rate management estimates to be necessary to provide a return to a developer of a comparable, multi-tenant building sufficient to justify construction of new buildings) in that submarket. In calculating replacement cost rental rates, management relies on available third-party data and its own estimates of construction costs (including materials and labor in a particular market) and assumes replacement cost rental rates are achieved at a 95% occupancy level. We believe that the difference between the two rates is a useful measure of the additional revenue that we may be able to obtain from a property, because the difference should represent the amount by which rental rates would be required to increase in order to justify construction of new properties. For our Office Properties, the weighted average full-service rental rate as of June 30, 2002 was $22.964 per square foot, compared to an estimated weighted average full-service replacement cost rental rate of $30.03 per square foot.

COMPETITION


Our Office Properties, primarily Class A properties located within the southwest, individually compete against a wide range of property owners and developers, including property management companies and other REITs, that offer space in similar classes of office properties (for example, Class A and Class B properties.) A number of these owners and developers may own more than one property. The number and type of competing properties in a particular market or submarket could have a material effect on our ability to lease space and maintain or increase occupancy or rents in our existing Office Properties. Management believes, however, that the quality services and individualized attention that we offer our customers, together with our active preventive maintenance program and superior building locations within markets, enhance our ability to attract and retain customers for our Office Properties. In addition, as of June 30, 2002, on a weighted average basis, we owned 15% of the Class A office space in the 26 submarkets in which we owned Class A office properties, and 16% of the Class B office space in the two submarkets in which we owned Class B office properties. Management believes that ownership of a significant percentage of office space in a particular market reduces property operating expenses, enhances our ability to attract and retain customers and potentially results in increases in our operating income.


DISPOSITIONS

During the year ended December 31, 2001, we disposed of five of our fully consolidated Office Properties. On September 18, 2001, we completed the sale of the two Washington Harbour Office Properties. The Washington Harbour Office Properties were our only Office Properties in Washington, D.C. On September 28, 2001, WOE sold two Office Properties located within The Woodlands, Texas. On December 20, 2001, WOE sold another Office Property located within The Woodlands, Texas.


During the six months ended June 30, 2002, we disposed of three of our fully consolidated Office Properties. On January 18, 2002, we completed the sale of the Cedar Springs Plaza in Dallas, Texas. On May 29, 2002 WOE sold two Office Properties located within The Woodlands, Texas. Additionally, on August 1, 2002, we completed the sale of the 6225 North 24th Street Office Property in Phoenix, Arizona.



During the year ended December 31, 2001, two of the unconsolidated companies in which we have an equity interest sold three office properties and one retail property. On September 27, 2001, the Woodlands CPC, owned by us and an affiliate of Morgan Stanley, sold one office/venture tech property located within The Woodlands, Texas. On November 9, 2001, The Woodlands Land Development Company, L.P., owned by The Woodlands Land Company, Inc. and an affiliate of Morgan Stanley, sold two office properties and one retail property located within The Woodlands, Texas. In addition, Woodlands CPC disposed of two more unconsolidated Office Properties located within The Woodlands, Texas, during the six months ended June 30, 2002.



ACQUISITION



On August 29, 2002, we acquired Johns Mansville Plaza, a 29-story, 675,000 square foot Class A office building located in Denver, Colorado. We acquired the property for approximately $91 million. The property is wholly-owned by us and included in our Office Segment.

DEVELOPMENT

AVALLON IV OFFICE PROPERTY

In May 2001, we completed the construction of the Avallon IV Office Property in Austin, Texas. The property is a Class A Office Property with 86,315 net rentable square feet. Construction of this property commenced in September 2000.

5 HOUSTON CENTER OFFICE PROPERTY

We are currently developing the 5 Houston Center Office Property in Houston, Texas. Construction of the planned 27-story, Class A Office Property, consisting of 577,000 net rentable square feet, commenced in November 2000, and is expected to be completed in the fourth quarter of 2002. In June 2001, we entered into a joint venture arrangement with a pension fund advised by JPM to construct this Office Property. The joint venture is structured such that the fund holds a 75% equity interest, and we hold a 25% equity interest in the property.

RESORT/HOTEL SEGMENT

OWNERSHIP STRUCTURE


We own five luxury and destination fitness resorts and spas with a total of 1,036 rooms/guest nights and four upscale business-class hotel properties with a total of 1,771 rooms, and which we collectively refer to as the Resort/Hotel Properties. As of March 31, 2002, all of the Resort/ Hotel Properties, other than the Omni Austin Hotel, were leased to subsidiaries of Crescent Operating pursuant to eight separate leases. The Omni Austin Hotel was leased, under a separate lease, to HCD Austin Corporation, an unrelated third party.


Under the leases, each having a term of 10 years, the Resort/Hotel Property lessees assumed the rights and obligations of the property owner under the respective management agreements with the hotel operators, as well as the obligation to pay all property taxes and other costs related to the Properties.

The leases provided for the payment by the Resort/Hotel Property lessees of all or a combination of the following:

       - base rent, with periodic rent increases if applicable;

       - percentage rent based on a percentage of gross hotel receipts or gross room revenues, as applicable, above a specified amount; and

       - a percentage of gross food and beverage revenues above a specified amount.


On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to some of our subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of Crescent Operating. As a result, these subsidiaries became the lessees of the eight Resort/Hotel Properties. We fully consolidated the operations of the eight Resort/Hotel Properties beginning on the date of the asset transfers.



Additional information regarding our agreement with Crescent Operating is included in "Management's discussion and analysis of financial condition and results of operations" in this Prospectus.

The following tables show certain information for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2002 and 2001, with respect to our Resort/Hotel Properties. The information for the Resort/Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which measure their performance based on available guest nights.

--------------------------------------------------------------------------------


                                                                                           FOR THE SIX MONTHS ENDED JUNE 30,
                                                                                     ---------------------------------------
                                                                                                                     REVENUE
                                                                                                                         PER
                                                                                         AVERAGE       AVERAGE     AVAILABLE
                                                                                       OCCUPANCY         DAILY    ROOM/GUEST
                                                                   YEAR   ROOMS/            RATE          RATE         NIGHT
                                                             COMPLETED/    GUEST     -----------   -----------   -----------
RESORT/HOTEL PROPERTY(1)                 LOCATION             RENOVATED   NIGHTS     2002   2001   2002   2001   2002   2001
----------------------------------------------------------------------------------------------------------------------------
UPSCALE BUSINESS CLASS HOTELS:
   Denver Marriott City Center........   Denver, CO           1982/1994     613       74%    78%   $118   $126   $ 87   $ 98
   Hyatt Regency Albuquerque..........   Albuquerque, NM           1990     395       71     70     110    106     78     75
   Omni Austin Hotel..................   Austin, TX                1986     375       71     73     122    134     87     98
   Renaissance Houston Hotel..........   Houston, TX          1975/2000     388       63     65     116    117     73     76
                                                                          --------------------------------------------------
      TOTAL/WEIGHTED AVERAGE..........                                    1,771       70%    72%   $117   $122   $ 82   $ 88
                                                                          --------------------------------------------------
LUXURY RESORTS AND SPAS:
   Park Hyatt Beaver Creek Resort and
      Spa.............................   Avon, CO                  1989     275       58%    58%   $356   $355   $208   $205
   Sonoma Mission Inn & Spa...........   Sonoma, CA      1927/1987/1997     228       57     63     260    285    148    179
   Ventana Inn & Spa..................   Big Sur, CA     1975/1982/1988      62       68     72     354    400    242    288
                                                                          --------------------------------------------------
      TOTAL/WEIGHTED AVERAGE..........                                      565       59%    61%   $318   $332   $187   $204
                                                                          --------------------------------------------------



                                                                          GUEST
                                                                          NIGHTS
                                                                          ------
DESTINATION FITNESS RESORTS AND SPAS:
   Canyon Ranch-Tucson................   Tucson, AZ                1980     259(2)
   Canyon Ranch-Lenox.................   Lenox, MA                 1989     212(2)
                                                                          ------------------------------------------------
      TOTAL/WEIGHTED AVERAGE..........                                      471     81%    85%   $642   $641   $499   $524
                                                                          ------------------------------------------------
LUXURY AND DESTINATION FITNESS RESORTS
  COMBINED............................                                              69%    72%   $488   $494   $329   $349
                                                                                   ---------------------------------------
      GRAND TOTAL/WEIGHTED AVERAGE FOR
         RESORT/HOTEL PROPERTIES......                                              70%    72%   $254   $261   $176   $187
--------------------------------------------------------------------------------------------------------------------------



(1) As of December 31, 2001, we had leased all of the Resort/Hotel Properties, except the Omni Austin Hotel, to subsidiaries of Crescent Operating. The Omni Austin Hotel is leased pursuant to a separate lease to HCD Austin Corporation. On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties previously leased to Crescent Operating.


(2) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.

--------------------------------------------------------------------------------


                                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------------
                                                                                                                  REVENUE
                                                                                                                      PER
                                                                                      AVERAGE       AVERAGE     AVAILABLE
                                                                                    OCCUPANCY         DAILY    ROOM/GUEST
                                                                  YEAR   ROOMS/          RATE          RATE         NIGHT
                                                            COMPLETED/    GUEST   -----------   -----------   -----------
RESORT/HOTEL PROPERTY(1)                LOCATION             RENOVATED   NIGHTS   2001   2000   2001   2000   2001   2000
-------------------------------------------------------------------------------------------------------------------------
UPSCALE BUSINESS--CLASS HOTELS:
   Denver Marriott City Center.......   Denver, CO           1982/1994     613     77%    84%   $123   $120   $ 95   $101
   Hyatt Regency Albuquerque.........   Albuquerque, NM           1990     395     69     69     108    106     74     73
   Omni Austin Hotel.................   Austin, TX                1986     372     68     81     124    133     84    108
   Renaissance Houston Hotel.........   Houston, TX          1975/2000     389     64     59     113     95     73     56
                                                                         ------------------------------------------------
      TOTAL/WEIGHTED AVERAGE.........                                    1,769     71%    75%   $118   $116   $ 83   $ 86
                                                                         ------------------------------------------------
LUXURY RESORTS AND SPAS:
   Park Hyatt Beaver Creek Resort and
      Spa............................   Avon, CO                  1989     276     57%    69%   $278   $254   $159   $176
   Sonoma Mission Inn & Spa..........   Sonoma, CA      1927/1987/1997     228     59     75     299    302    176    226
   Ventana Inn & Spa.................   Big Sur, CA     1975/1982/1988      62     73     78     420    458    304    358
                                                                         ------------------------------------------------
      TOTAL/WEIGHTED AVERAGE.........                                      566     60%    72%   $305   $298   $182   $216
                                                                         ------------------------------------------------



                                                                         GUEST
                                                                         NIGHTS
                                                                         ------
DESTINATION FITNESS RESORTS & SPAS:
   Canyon Ranch-Tucson...............   Tucson, AZ                1980     250(2)
   Canyon Ranch-Lenox................   Lenox, MA                 1989     212(2)
                                                                         ------------------------------------------------
      TOTAL/WEIGHTED AVERAGE.........                                      462     81%    86%   $622   $593   $482   $487
                                                                         ------------------------------------------------
      GRAND TOTAL/WEIGHTED AVERAGE
         FOR RESORT/HOTEL
         PROPERTIES..................                                              70%    76%   $245   $238   $170   $180
-------------------------------------------------------------------------------------------------------------------------



(1) As of December 31, 2001, we had leased all of the Resort/Hotel Properties, except the Omni Austin Hotel, to subsidiaries of Crescent Operating. As of December 31, 2001, the Omni Austin Hotel was leased pursuant to a separate lease to HCD Austin Corporation. On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties previously leased to Crescent Operating.



(2) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.


CR LICENSE, LLC AND CRL INVESTMENTS, INC.


As of June 30, 2002, we had a 30.0% interest in CR License, LLC, the entity which owns the right to the future use of the "Canyon Ranch" name. We also had a 100% economic interest, representing all of the common stock, in CRL Investments, Inc., which has an approximately 65% economic interest in the Canyon Ranch Spa Club in the Venetian Hotel in Las Vegas, Nevada.



On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which we acquired, in lieu of foreclosure, Crescent Operating's 1.5% interest in CR License, LLC and 5.0% interest, representing all of the voting stock, in CRL Investments, Inc.



JOINT VENTURE ARRANGEMENT WITH FAIRMONT



On September 1, 2002, we entered into a joint venture arrangement with a subsidiary of Fairmont Hotels & Resorts Inc., or FHR, pursuant to which FHR purchased a 19.9% equity interest in the limited liability company that owns our Sonoma Mission Inn & Spa Resort/Hotel Property in Sonoma County, California. We continue to own the remaining 80.1% interest. Under our agreement with FHR, we will manage the limited liability company that owns the

Sonoma Mission Inn & Spa, and FHR will operate and manage the property under the Fairmont brand.


MARKET INFORMATION

Lodging demand is highly dependent upon the global economy and volume of business travel. The uncertainty surrounding the weak global economy and the costs and fear resulting from the events of September 11, 2001 are expected to result in weak performance for much of 2002. This is evidenced by declines in both business and leisure travel in the United States.

COMPETITION

Most of our upscale business class Resort/Hotel Properties in Denver, Albuquerque, Austin and Houston are business and convention center hotels that compete against other business and convention center hotels. We believe, however, that our luxury and destination fitness resorts and spas are unique properties that have no significant direct competitors due either to their high replacement cost or unique concept and location. However, the luxury and destination fitness resorts and spas do compete against business-class hotels or middle-market resorts in their geographic areas, as well as against luxury resorts nationwide and around the world.

RESIDENTIAL DEVELOPMENT SEGMENT

OWNERSHIP STRUCTURE


As of June 30, 2002, we owned or had economic interests in five unconsolidated residential development corporations, which we collectively refer to as the Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in 22 upscale residential development properties, which we collectively refer to as the Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. Management plans to reinvest returned capital from the Residential Development Segment primarily into the Office Segment where we expect to achieve favorable rates of return.



On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to some of our subsidiaries, pursuant to a strict foreclosure, Crescent Operating's voting interests in three of the Residential Development Corporations: Desert Mountain Development Corporation, which we call Desert Mountain, The Woodlands Land Company, Inc., which we call The Woodlands, and Crescent Resort Development, Inc., which we call CRD. We fully consolidated the operations of the three Residential Development Corporations beginning on the dates of the asset transfers.



Additional information regarding our agreement with Crescent Operating is included in "Management's discussion and analysis of financial condition and results of operations" in this Prospectus.

The following table shows certain information as of June 30, 2002, relating to the Residential Development Properties.

--------------------------------------------------------------------------------------------------------------------

RESIDENTIAL                                                   RESIDENTIAL
DEVELOPMENT                                                   DEVELOPMENT PROPERTIES      TYPE OF
CORPORATION(1)                                                (RDP)                        RDP(2)  LOCATION
--------------------------------------------------------------------------------------------------------------------
Desert Mountain Development Corporation.....................  Desert Mountain             SF       Scottsdale, AZ
The Woodlands Land Company, Inc.............................  The Woodlands               SF       The Woodlands, TX
Crescent Resort Development, Inc............................  Bear Paw Lodge              CO       Avon, CO
                                                              Eagle Ranch                 SF       Eagle, CO
                                                              Main Street Junction        CO       Breckenridge, CO
                                                              Main Street Station         CO       Breckenridge, CO
                                                              Main Street Station
                                                              Vacation Club               TS       Breckenridge, CO
                                                              Riverbend                   SF       Charlotte, NC
                                                              Three Peaks (Eagle's
                                                              Nest)                       SF       Silverthorne, CO
                                                              Park Place at
                                                              Riverfront                  CO       Denver, CO
                                                              Park Tower at
                                                              Riverfront                  CO       Denver, CO
                                                              Promenade Lofts at
                                                              Riverfront                  CO       Denver, CO
                                                              Cresta                    TH/SFH     Edwards, CO
                                                              Snow Cloud                  CO       Avon, CO
                                                              One Vendue Range            CO       Charleston, SC
                                                              Old Greenwood              SF/TS     Truckee, CA
                                                              Northstar Mountain
                                                              Properties               CO/TH/TS    Tahoe, CA
   Total Crescent Resort Development, Inc. .........................................................................
Mira Vista Development Corp.................................  Mira Vista                  SF       Fort Worth, TX
                                                              The Highlands               SF       Breckenridge, CO
   Total Mira Vista Development Corp................................................................................
Houston Area Development Corp...............................  Falcon Point                SF       Houston, TX
                                                              Falcon Landing              SF       Houston, TX
                                                              Spring Lakes                SF       Houston, TX
   Total Houston Area Development Corp..............................................................................
   Total............................................................................................................
--------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------  ---------------------------------------------
                                                                                                      TOTAL
                                                                RESIDENTIAL                     LOTS/ UNITS
RESIDENTIAL                                                     DEVELOPMENT           TOTAL       DEVELOPED
DEVELOPMENT                                                   CORPORATION'S     LOTS/ UNITS           SINCE
CORPORATION(1)                                                  OWNERSHIP %         PLANNED       INCEPTION
------------------------------------------------------------  ---------------------------------------------
Desert Mountain Development Corporation.....................          93.0%          2,665           2,354
                                                                                ---------------------------
The Woodlands Land Company, Inc.............................          42.5%(6)      37,554          26,655
                                                                                ---------------------------
Crescent Resort Development, Inc............................          60.0%             53              53
                                                                      60.0%          1,100(7)          535
                                                                      30.0%             36              36
                                                                      30.0%             82(7)           82
                                                                      30.0%             42              42
                                                                      60.0%            650             202
                                                                      30.0%            391             253
                                                                      64.0%             70(7)           70
                                                                      64.0%             61(7)           61
                                                                      64.0%             66              66
                                                                      60.0%             25(7)           19
                                                                      64.0%             54(7)           53
                                                                      62.0%             49(7)            -
                                                                      71.2%            249               -
                                                                        57%          2,200               -
                                                                                ---------------------------
   Total Crescent Resort Development, Inc. .................                         5,128           1,472
                                                                                ---------------------------
Mira Vista Development Corp.................................                           740             740
                                                                                       750             480
                                                                                ---------------------------
   Total Mira Vista Development Corp........................                         1,490           1,220
                                                                                ---------------------------
Houston Area Development Corp...............................                           510             364
                                                                                       623             566
                                                                                       520             338
                                                                                ---------------------------
   Total Houston Area Development Corp......................                         1,653           1,268
                                                                                ---------------------------
   Total....................................................                        48,490          32,969
------------------------------------------------------------

------------------------------------------------------------  ----------------------------------------------
                                                                   TOTAL       AVERAGE
                                                              LOTS/UNITS        CLOSED
RESIDENTIAL                                                       CLOSED    SALE PRICE     RANGE OF PROPOSED
DEVELOPMENT                                                        SINCE      PER LOT/       SALE PRICES PER
CORPORATION(1)                                                 INCEPTION   UNIT ($)(3)       LOT/UNIT ($)(4)
------------------------------------------------------------  ----------------------------------------------
Desert Mountain Development Corporation.....................       2,231      525,000      400,000-4,000,000(5)
                                                              ----------
The Woodlands Land Company, Inc.............................      24,984       57,000       16,000-2,160,000
                                                              ----------
Crescent Resort Development, Inc............................          53    1,450,000      665,000-2,025,000
                                                                     466       84,000         50,000-150,000
                                                                      29      464,000        300,000-580,000
                                                                      76      491,000      215,000-1,065,000
                                                                      19    1,129,000      380,000-4,600,000
                                                                     195       31,000          25,000-38,000
                                                                     182      253,000        135,000-425,000
                                                                      62      415,000      195,000-1,445,000
                                                                      44      646,000      180,000-2,100,000
                                                                      52      417,000      180,000-2,100,000
                                                                      17    1,878,000    1,230,000-3,434,000
                                                                      39    1,673,000      840,000-4,545,000
                                                                       -          N/A      450,000-3,100,000
                                                                       -          N/A       N/A        N/A
                                                                       -          N/A       N/A        N/A
                                                              ----------
   Total Crescent Resort Development, Inc. .................       1,234
                                                              ----------
Mira Vista Development Corp.................................         704       99,000         50,000-265,000
                                                                     442      193,000         55,000-625,000
                                                              ----------
   Total Mira Vista Development Corp........................       1,146
                                                              ----------
Houston Area Development Corp...............................         321       42,000          28,000-52,000
                                                                     527       21,000          20,000-26,000
                                                                     293       31,000          30,000-50,000
                                                              ----------
   Total Houston Area Development Corp......................       1,141
                                                              ----------
   Total....................................................      30,736
------------------------------------------------------------


(1) As of December 31, 2001, we had an approximately 95%, 95%, 90%, 94% and 94%, ownership interest in Desert Mountain, The Woodlands, CRD, Mira Vista Development Corp., which we refer to as MVDC, and Houston Area Development Corp., which we refer to as HADC, respectively, through ownership of non-voting common stock in each of these Residential Development Corporations. On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, pursuant to a strict foreclosure, Crescent Operating's ownership interests, representing substantially all of the voting stock, in Desert Mountain, The Woodlands and CRD.



(2) SF (Single-Family Lots); CO (Condominium:; TH (Townhome); SFH (Single Family Homes) and TS (Timeshare Equivalent Units).



(3) Based on lots/units closed during our ownership period.

(4) Based on existing inventory of developed lots and lots to be developed.



(5) Includes golf membership, which as of June 30, 2002, is $225,000.



(6) Distributions are made to partners based on specified payout percentages. During the six months ended June 30, 2002, the payout percentage to us was 52.5%.



(7) As of June 30, 2002, 24 golf course lots were under contract at Eagle Ranch representing $2.1 million in sales; two units were under contract at Main Street Station representing $0.8 million in sales; two units were under contract at Park Place at Riverfront representing $.7 million in sales; one unit was under contract at Park Tower at Riverfront representing $0.8 million in sales; one unit was under contract at Cresta representing $1.8 million in sales; six units were under contract at Snow Cloud representing $10.7 million in sales and 44 units were under contract at One Vendue Range representing $52.4 million in sales


MARKET INFORMATION


A slowing economy, combined with the events of September 11, 2001, contributed to the reduction in lot sales, primarily at Desert Mountain. CRD, which was formerly called Crescent Development Management Corp., was not significantly impacted because most of its products were pre-sold. However, CRD did change its strategy by delaying the commencement of certain projects, which will impact its performance in 2002. In addition, The Woodlands experienced a reduction in lot absorption of its higher priced lots, including Carlton Woods, The Woodlands' new upscale gated residential development. However, The Woodlands was not significantly impacted due to the higher prices of the lots sold offsetting lower lot sales.


COMPETITION

Our Residential Development Properties compete against a variety of other housing alternatives in each of their respective areas. These alternatives include other planned developments, pre-existing single-family homes, condominiums, townhouses and non-owner occupied housing, such as luxury apartments. Management believes that the Properties owned by The Woodlands, CRD and Desert Mountain, representing our most significant investments in Residential Development Properties, contain certain features that provide competitive advantages to these developments.

The Woodlands, which is an approximately 27,000-acre, master-planned residential and commercial community north of Houston, Texas, is unique among developments in the Houston area, because it functions as a self-contained community. Amenities contained in the development, which are not contained within most other local developments, include a shopping mall, retail centers, office buildings, a hospital, a community college, places of worship, a conference center, 85 parks, 117 holes of golf, including a Tournament Players Course and signature courses by Jack Nicklaus, Arnold Palmer, and Gary Player, two man-made lakes and a performing arts pavilion. The Woodlands competes with other master planned communities in the surrounding Houston market.

Desert Mountain, a luxury residential and recreational community in Scottsdale, Arizona, which also offers five 18-hole Jack Nicklaus signature golf courses and tennis courts, has few direct competitors due in part to the environmental attributes and the types of amenities that it offers.

CRD invests primarily in mountain resort residential real estate in Colorado and California, and residential real estate in downtown Denver, Colorado. We believe CRD does not have any direct competitors because the projects and project locations are unique and the land is limited in most of these locations.

TEMPERATURE-CONTROLLED LOGISTICS SEGMENT

OWNERSHIP STRUCTURE


As of June 30, 2002, we held a 40% interest in the Temperature-Controlled Logistics Partnership, which owns the Temperature-Controlled Logistics Corporation, which directly or indirectly owns 89 temperature-controlled logistics properties, which we collectively refer to as the Temperature-Controlled Logistics Properties, with an aggregate of approximately
445.2 million cubic feet (17.7 million square feet) of warehouse space.


The Temperature-Controlled Logistics Corporation leases the
Temperature-Controlled Logistics Properties to a partnership, which we call AmeriCold Logistics, owned 60% by Vornado Operating L.P. and 40% by a subsidiary of Crescent Operating. We have no interest in AmeriCold Logistics.

AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146.0 million, the adjustment of the rental obligation for 2002 to $150.0 million (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5.0 million to $9.5 million (effective January 1, 2000) and the extension of the date on which deferred rent was required to be paid to December 31, 2003.

The following table shows the number and aggregate size of Temperature-Controlled Logistics Properties by state as of June 30, 2002:


---------------------------------------------------------------------------------------------------
                                                                      TOTAL CUBIC             TOTAL
                                                        NUMBER OF         FOOTAGE       SQUARE FEET
STATE                                               PROPERTIES(1)   (IN MILLIONS)     (IN MILLIONS)
---------------------------------------------------------------------------------------------------
Alabama...........................................              4            10.7            0.3
Arizona...........................................              1             2.9            0.1
Arkansas..........................................              6            33.1            1.0
California........................................              9            28.6            1.1
Colorado..........................................              1             2.8            0.1
Florida...........................................              5             7.5            0.3
Georgia...........................................              8            49.5            1.7
Idaho.............................................              2            18.7            0.8
Illinois..........................................              2            11.6            0.4
Indiana...........................................              1             9.1            0.3
Iowa..............................................              2            12.5            0.5
Kansas............................................              2             5.0            0.2
Kentucky..........................................              1             2.7            0.1
Maine.............................................              1             1.8            0.2
Massachusetts.....................................              5            10.5            0.5
Mississippi.......................................              1             4.7            0.2
Missouri(2).......................................              2            46.8            2.8
Nebraska..........................................              2             4.4            0.2
New York..........................................              1            11.8            0.4
North Carolina....................................              3            10.0            0.4
Ohio..............................................              1             5.5            0.2
Oklahoma..........................................              2             2.1            0.1
Oregon............................................              6            40.4            1.7
Pennsylvania......................................              2            27.4            0.9
South Carolina....................................              1             1.6            0.1
South Dakota......................................              1             2.9            0.1
Tennessee.........................................              3            10.6            0.4
Texas.............................................              2             6.6            0.2
Utah..............................................              1             8.6            0.4
Virginia..........................................              2             8.7            0.3
Washington........................................              6            28.7            1.1
Wisconsin.........................................              3            17.4            0.6
                                                    -----------------------------------------------

TOTAL.............................................             89(3)         445.2(3)       17.7(3)
---------------------------------------------------------------------------------------------------


(1) As of June 30, 2002, we held a 40% interest in the Temperature-Controlled Logistics Partnership, which owns the Temperature-Controlled Logistics Corporation, which directly or indirectly owns the 89 Temperature-Controlled Logistics Properties. The business operations associated with the Temperature-Controlled Logistics Properties are owned by AmeriCold Logistics, in which we have no interest. The Temperature-Controlled Logistics Corporation is entitled to receive lease payments from AmeriCold Logistics.



(2) Includes an underground storage facility, with approximately 33.1 million cubic feet.



(3) As of June 30, 2002, AmeriCold Logistics operated 100 temperature-controlled logistics properties with an aggregate of approximately 524.6 million cubic feet (20.2 million square feet).

BUSINESS AND INDUSTRY INFORMATION



AmeriCold Logistics provides frozen food manufacturers and other customers with refrigerated warehousing and transportation management services. The Temperature-Controlled Logistics Properties consist primarily of production and distribution facilities. Production facilities differ from distribution facilities in that they typically serve one or a small number of customers located nearby. These customers store large quantities of processed or partially processed products in the facility until they are further processed or shipped to the next stage of production or distribution. Distribution facilities primarily serve customers who store a wide variety of finished products to support shipment to end-users, such as food retailers and food service companies, in a specific geographic market.



AmeriCold Logistics's transportation management services include freight routing, dispatching, freight rate negotiation, backhaul coordination, freight bill auditing, network flow management, order consolidation and distribution channel assessment. AmeriCold Logistics's temperature-controlled logistics expertise and access to both the frozen food warehouses and distribution channels enable the customers of AmeriCold Logistics to respond quickly and efficiently to time-sensitive orders from distributors and retailers.



AmeriCold Logistics's customers consist primarily of national, regional and local frozen food manufacturers, distributors, retailers and food service organizations. A breakdown of AmeriCold Logistics's largest customers, based on 2001 revenues, include:



----------------------------------------------------------------------------
                                                               PERCENTAGE OF
                                                                2001 REVENUE
----------------------------------------------------------------------------
HJ Heinz & Co...............................................            16%
Con-Agra, Inc. .............................................             8
Sara Lee Corp...............................................             5
McCain Foods, Inc. .........................................             5
Tyson Foods, Inc. ..........................................             4
General Mills...............................................             4
JR Simplot..................................................             3
Flowers Food, Inc. .........................................             3
Pro-Fac Cooperative, Inc. ..................................             2
Farmland Industries, Inc. ..................................             2
Other.......................................................            48
                                                               -------------

TOTAL.......................................................           100%
----------------------------------------------------------------------------



Consolidation among retail and food service channels has limited the ability of manufacturers to pass along cost increases by raising prices. Because of this, manufacturers have been forced in the recent past to focus more intensely on supply chain cost (such as inventory management, transportation and distribution) reduction initiatives in an effort to improve operating performance.



COMPETITION



AmeriCold Logistics is the largest operator of public refrigerated warehouse space in North America and has more than twice the cubic feet of the second largest operator. AmeriCold Logistics operated an aggregate of approximately 18% of total cubic feet of public refrigerated warehouse space as of December 31, 2001. No other person or entity operated more than 8% of total public refrigerated warehouse space as of December 31, 2001. As a result, AmeriCold Logistics does not have any competitors of comparable size. AmeriCold Logistics operates in an environment in which competition is national, regional and local in nature and in which the range of service, temperature-controlled logistics facilities, customer mix, service performance and price are the principal competitive factors.



DEVELOPMENT



The Temperature-Controlled Logistics Corporation completed the acquisition of one facility in the first quarter of 2001 for $10.0 million and completed the construction of one facility in the third quarter of 2001 for $15.8 million, representing in aggregate approximately 8.5 million cubic feet (0.2 million square feet) of additional warehouse space.


EMPLOYEES


As of July 31, 2002, we had 656 employees. None of these employees are covered by collective bargaining agreements. We consider our employee relations to be good.


ENVIRONMENTAL MATTERS

The company and our Properties are subject to a variety of federal, state and local environmental, health and safety laws, including:

       - Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or CERCLA;

       - Resource Conservation & Recovery Act;

       - Clean Water Act;

       - Clean Air Act;

       - Toxic Substances Control Act; and

       - Occupational Safety & Health Act.


The application of these laws to a specific property that we own will be dependent on a variety of property-specific circumstances, including the former uses of the property and the building materials used at each property. Under certain environmental laws, principally CERCLA, and comparable state laws, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at the property. They may also be held liable to a governmental entity or third parties for property damage and for investigation and clean up costs such parties incur in connection with the contamination, whether or not the owner or operator knew of, or was responsible for, the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site also may be liable under certain environmental laws and common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Such costs or liabilities could exceed the value of the affected real estate. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

Our compliance with existing environmental, health and safety laws has not had a material adverse effect on our financial condition and results of operations, and management does not believe it will have such an impact in the future. In addition, we have not incurred, and do not expect to incur any material costs or liabilities due to environmental contamination at Properties we currently own or have owned in the past. However, we cannot predict the impact of new or changed laws or regulations on our current properties or on properties that we may acquire in the future. We have no current plans for substantial capital expenditures with respect to compliance with environmental, health and safety laws.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


The following table includes our selected financial information on a consolidated historical basis. You should read this section in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the financial statements and notes to the financial statements included elsewhere in this Prospectus.

--------------------------------------------------------------------------------


                                                                                                        SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                                      JUNE 30,
                                --------------------------------------------------------------   -----------------------
DOLLARS IN THOUSANDS                  1997         1998         1999         2000         2001         2001         2002
------------------------------------------------------------------------------------------------------------------------
                                                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:(1)
Revenue:
   Office Properties..........  $  363,324   $  563,005   $  614,493   $  606,040   $  610,116   $  308,229   $  285,011
   Resort/Hotel Properties....      37,270       53,355       65,237       72,114       45,748       32,074       92,047
   Land Development Property..           -            -            -            -            -            -      133,050
   Interest and Other
      Income(1)...............      46,779       81,983       66,549       61,543       69,462       42,451       14,918
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Revenue.................     447,373      698,343      746,279      739,697      725,326      382,844      525,026
Expense:
   Office Property operating
      expenses................     114,714      167,893      172,747      166,102      179,393       88,249       86,685
   Office real estate taxes...      44,154       75,076       84,401       83,939       84,488       44,747       41,923
   Resort/Hotel Properties....           -            -            -            -            -            -       66,102
   Land Development
      Properties..............           -            -            -            -            -            -      119,209
   Corporate general and
      administrative..........      12,858       16,264       16,274       24,073       24,249       12,153       11,725
   Interest expense...........      86,441      152,214      192,033      203,197      182,410       94,281       88,722
   Amortization of deferred
      financing costs.........       3,499        6,486       10,283        9,497        9,327        4,732        5,021
   Depreciation and
      amortization............      74,426      118,082      131,657      123,839      126,157       60,459       69,151
   Settlement of merger
      dispute.................           -            -       15,000            -            -            -            -
   Impairment and other
      charges related to real
      estate assets...........           -       18,435      178,838       17,874       25,332       15,324            -
   Impairment and other
      charges related to
      Crescent Operating......           -            -            -            -       92,782            -            -
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Expense.................     336,092      554,450      801,233      628,521      724,138      319,945      488,538
Total equity in net income of
  unconsolidated companies....      23,743       39,317       68,297       75,711       51,231       28,322       16,190
Gain (loss) on property sales,
  net.........................           -            -            -      137,457        4,425         (372)           -
Income before income taxes,
   minority interest,
   discontinued operations,
   extraordinary item and
   cumulative effect of a
   change in accounting
   principles(1)..............     135,024      183,210       13,343      324,344       56,844       90,849       52,678
Minority Interests............      (1,434)      (1,499)      (1,111)     (19,882)     (20,664)     (10,898)      (8,910)
Net income before
   extraordinary items,
   discontinued operations and
   cumulative effect of a
   change in accounting
   principle(1)...............     133,590      181,711       12,232      304,462       36,180       79,951       47,633
Net Income (Loss) Available to
   Partners(1)................     133,590      166,695       (6,168)     283,678       10,505       61,183       31,520

                                                                                                        SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                                      JUNE 30,
                                --------------------------------------------------------------   -----------------------
DOLLARS IN THOUSANDS                  1997         1998         1999         2000         2001         2001         2002
------------------------------------------------------------------------------------------------------------------------
                                                                                                       (UNAUDITED)
OTHER DATA:
Funds From Operations(1)(2)...     214,396      341,713      340,777      348,189      206,389      169,539      128,181
EBITDA(1)(3)..................     299,390      459,992      526,154      541,294      488,427      265,645      215,572
Capital expenditures..........      22,005       31,339       20,254       26,559       46,427       18,411       17,987
BALANCE SHEET DATA:
Cash and cash equivalents
   (excludes restricted
   amounts)...................  $   66,622   $  110,292   $   72,102   $   38,643   $   31,664   $   22,582   $   63,710
Gross book value of
   consolidated real estate...   3,423,130    4,129,372    4,095,574    3,690,915    3,428,757    3,699,313    3,993,019
Investments in unconsolidated
   companies..................     601,770      743,516      812,494      845,317      838,317      799,120      532,976
Total assets(1)...............   4,182,876    5,045,949    4,951,420    4,827,999    4,422,826    4,767,101    4,703,294
Total debt....................   1,710,125    2,318,156    2,598,929    2,271,895    2,214,094    2,370,015    2,472,431
Minority interest in
   consolidated
   subsidiaries...............      28,178       26,727       24,648      236,919      232,137      235,194       95,894
Partners' Capital.............   2,317,353    2,551,624    2,156,863    2,116,594    1,759,190    2,020,657    1,798,046
------------------------------------------------------------------------------------------------------------------------



(1) The selected consolidated historical financial data, including the statement of operations data and total assets, have been prepared in accordance with GAAP. Because of the manner in which certain of our subsidiaries and those of Crescent are consolidated for purposes of GAAP, an intracompany loan is reflected as an asset, and the associated interest income of $29,272, $21,292, $15,904 and $10,849 is included in the statement of operations data and in our financial statements for the years ended December 31, 2001 and 2000 and the six months ended June 30, 2001 and 2002. If this intracompany loan and the associated interest income were eliminated, statement of operations data and total assets would be reduced, as shown in "Management's discussion and analysis of financial condition and results of operations."



(2) FFO, based on the revised definition adopted by the Board of Governors of NAREIT, effective January 1, 2000, and as used herein, means net income (loss) (determined in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (as defined by GAAP), plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed definition and description of FFO, and the reduction in FFO that would result for the years ended December 31, 2001 and 2000 and the six months ended June 30, 2001 and 2002 if the intracompany loan and the resulting interest income were eliminated, see "Management's discussion and analysis of financial condition and results of operations."


(3) EBITDA is computed as (i) the sum of net income before income taxes, minority interests, extraordinary items, discontinued operations and cumulative effect of a change in accounting principle, interest expense, depreciation and amortization, amortization of deferred financing costs, impairment and other charges related to Crescent Operating and impairment and other charges related to the real estate assets, less (ii) gain on property sales, net. EBITDA is presented because it provides useful information regarding the our ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


You should read this section in conjunction with "Selected historical financial and operating information" and the financial statements and notes to the financial statements appearing in this Prospectus. Historical results and percentage relationships set forth in this section should not be taken as indicative of future operations.



Certain information contained both in this section and in the notes to the financial statements appearing in this Prospectus has been updated in this section through the most recent practicable date. The equivalent information has not been updated in the notes to the financial statements appearing in this Prospectus.



Our limited partnership agreement acknowledges that all of the Crescent's operating expenses are incurred for our benefit of and provides that we shall reimburse Crescent for all such expenses. Accordingly, expenses of Crescent are reimbursed by us.



SEGMENT INFORMATION



The economic slowdown in the third quarter of 2001 combined with the events of the September 11, 2001 have had an adverse impact on Resort/Hotel operations and lot sales primarily at the Desert Mountain Residential Development Property. However, the Office Property portfolio, which represents approximately 60% of total assets, continues to be stable with same-store weighted average occupancy in excess of 89% and average remaining lease term of approximately five years at June 30, 2002. Although management does not expect full recovery of these investment segments in the near-term, we remain committed to our fundamental investment segments.



The following sections include information for each of our investment segments for the year ended December 31, 2001 and for the six months ended June 30, 2002.


OFFICE SEGMENT


The Office Segment consisted of 64 wholly-owned office properties, including three retail properties, and 10 office properties, seven of which are consolidated and three of which are unconsolidated, in which we have a joint venture interest. The Office Properties are located in 26 metropolitan submarkets in six states, with an aggregate of approximately 28.3 million net rentable square feet, as of June 30, 2002.



The following table shows the same-store net operating income growth for the approximately 25.4 million square feet of Office Property space owned as of December 31, 2001 and the approximately 25.7 million square feet of Office Property space owned as of June 30, 2002. These amounts exclude approximately
1.5 million square feet of Office Property space at Bank One Center, in which we own a 50% equity interest, approximately 1.0 million square feet of Office Property space at Four Westlake Park and Bank One Tower, in each of which we have a

20% equity interest, and 0.1 million square feet of Office Property space at Avallon IV, which was completed during the year ended December 31, 2001,



---------------------------------------------------------------------------------------------------------
                                   FOR THE SIX MONTHS ENDED JUNE 30,      FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------   ----------------------------------
                                                         PERCENTAGE/                          PERCENTAGE/
                                                      POINT INCREASE                       POINT INCREASE
(IN MILLIONS)                        2002      2001       (DECREASE)      2001      2000       (DECREASE)
---------------------------------------------------------------------------------------------------------
Same-store Revenues............  $ 281.9    $279.6        0.8%         $ 552.5   $ 519.9         6.3%
Same-store Expenses............   (131.4)    127.6        3.0%          (250.1)   (229.3)        9.1%
                                 ------------------------------------------------------------------------

Net Operating Income...........  $ 150.5    $152.0       (1.0)%        $ 302.4   $ 290.6         4.1%
                                 ------------------------------------------------------------------------

Weighted Average Occupancy.....     89.8%     92.6%      (2.8)pts.        92.3%     91.8%        0.5 pt.
---------------------------------------------------------------------------------------------------------



The following table shows renewed or re-leased leasing activity and the percentage increase of leasing rates for signed leases compared to expiring leases at our Office Properties owned as of December 31, 2001 and June 30, 2002.


------------------------------------------------------------------------------------
                                              FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                 ---------------------------------------------------
                                                                          PERCENTAGE
                                      SIGNED LEASES      EXPIRING LEASES    INCREASE
------------------------------------------------------------------------------------
Renewed or re-leased(1)........  1,058,000 sq. ft.    1,058,000 sq. ft.
Weighted average full-service
   rental rate(2)..............  $21.79 per sq. ft.   $20.77 per sq. ft.          5%
FFO annual net effective rental
   rate(3)(4)..................  $11.99 per sq. ft.   $11.02 per sq. ft.          9%
------------------------------------------------------------------------------------

-------------------------------  ---------------------------------------------------
                                                FOR THE YEAR ENDED DECEMBER 31, 2001
                                 ---------------------------------------------------
                                                                          PERCENTAGE
                                      SIGNED LEASES      EXPIRING LEASES    INCREASE
------------------------------------------------------------------------------------
Renewed or re-leased(1)........  1,890,000 sq. ft.    1,890,000 sq. ft.          N/A
Weighted average full-service
   rental rate(2)..............  $23.67 per sq. ft.   $20.21 per sq. ft.         17%
FFO annual net effective rental
   rate(3)(4)..................  $14.70 per sq. ft.   $11.21 per sq. ft.         31%
-------------------------------


(1) All of which have commenced or will commence during the next 12 months.


(2) Including free rent, scheduled rent increases taken into account under GAAP and including adjustments for expenses payable by or reimbursable from customers based on current expense levels.


(3) Calculated as weighted average full-service rental rate minus operating expenses.


(4) FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, effective January 1, 2000, and as used herein, means net income (loss), determined in accordance with GAAP, excluding gains (losses) from sales of depreciable operating property, excluding extraordinary items, as defined by GAAP, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed definition and description of FFO, see "--Liquidity and Capital Resources--Funds from Operations" below.

RESORT/HOTEL SEGMENT


We owned nine Resort/Hotel Properties as of December 31, 2001 and June 30, 2002.



The following table shows weighted average occupancy, average daily rate and revenue per available room/guest for the nine Resort/Hotel Properties for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000.



----------------------------------------------------------------------------------------------------------------------
                                               FOR THE SIX MONTHS ENDED JUNE 30,       FOR THE YEAR ENDED DECEMBER 31,
                                            ------------------------------------  ------------------------------------
                                                                                                           PERCENTAGE/
                                                                     PERCENTAGE/                        POINT INCREASE
RESORTS                                        2002       2001    POINT DECREASE     2001       2000        (DECREASE)
----------------------------------------------------------------------------------------------------------------------
Weighted average occupancy................       69%        72%        (3) pts.        69%        79%        (9) pts.
Average daily rate........................  $   488    $   494         (1)%       $   470    $   442          6%
Revenue per available room/guest..........  $   329    $   349         (6)%       $   318    $   340         (6)%
----------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------
                                                 FOR THE SIX MONTHS ENDED JUNE 30,             FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------------    ----------------------------------------
                                                                                                                   PERCENTAGE/
                                                                       PERCENTAGE/                              POINT INCREASE
BUSINESS-- CLASS HOTELS(1)                     2002       2001      POINT DECREASE       2001         2000          (DECREASE)
------------------------------------------------------------------------------------------------------------------------------
Weighted average occupancy.................      70%        72%           (2) pts.         71%          75%        (4) pts.
Average daily rate.........................  $  117    $   122            (4)%        $   118      $   116          2%
Revenue per available room/guest night.....  $   82    $    88            (7)%        $    83      $    86         (3)%
------------------------------------------------------------------------------------------------------------------------------



(1) Excludes the Four Seasons Hotel--Houston, which was sold on November 3,
2000.



On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to some of our subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of Crescent Operating. As a result, our subsidiaries became the lessees of these Resort/Hotel Properties. We fully consolidated the operations of the eight Resort/Hotel Properties beginning on the date of the asset transfers.


CR LICENSE, LLC AND CRL INVESTMENTS, INC.


As of December 31, 2001, we had a 28.5% interest in CR License, LLC, the entity which owns the right to the future use of the "Canyon Ranch" name. We also had a 95% economic interest, representing all of the non-voting common stock, in CRL Investments, Inc., which has an approximately 65% economic interest in the Canyon Ranch Spa Club in the Venetian Hotel in Las Vegas, Nevada.



On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, in lieu of foreclosure, Crescent Operating's 1.5% interest in CR License, LLC and 5.0% interest, representing all of the voting stock, in CRL Investments, Inc. As a result, as of June 30, 2002, we had a 30.0% interest in CR License, LLC, the entity which owns the right to the future use of the "Canyon Ranch" name. We also had a 100% economic interest, representing all of the common stock, in CRL Investments, Inc., which has an approximately 65% economic interest in the Canyon Ranch Spa Club in the Venetian Hotel in Las Vegas, Nevada.

RESIDENTIAL DEVELOPMENT SEGMENT

As of December 31, 2001, we owned economic interests in five Residential Development Corporations through the Residential Development Property mortgages and the non-voting common stock of these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, owned interests in 21 Residential Development Properties.


As of June 30, 2002, we owned or had economic interests in five Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in 22 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. Management plans to reinvest returned capital from the Residential Development Segment primarily into the Office Segment where we expect to achieve favorable rates of return.



On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, in lieu of a strict foreclosure, Crescent Operating's voting interests in three of the Residential Development Corporations: The Woodlands, Desert Mountain and CRD. We fully consolidated the operations of the three Residential Development Corporations beginning on the date of the asset transfers.


THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P. AND THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., WHICH WE CALL, COLLECTIVELY, THE WOODLANDS GROUP, THE WOODLANDS, TEXAS:

The following table shows residential lot sales at an average price per lot and commercial land sales at an average price per acre.


--------------------------------------------------------------------------------------------------------
                                            FOR THE SIX MONTHS ENDED                  FOR THE YEAR ENDED
                                                            JUNE 30,                        DECEMBER 31,
                                    --------------------------------    --------------------------------
                                              2002              2001              2001              2000
--------------------------------------------------------------------------------------------------------
Residential lot sales.............             512               864             1,718             2,033
Average sales price per lot.......  $       63,000    $       78,000    $       72,000    $       62,000
Commercial land sales.............        52 acres          77 acres          94 acres         124 acres
Average sales price per acre......  $      340,000    $      329,000    $      337,000    $      308,000
--------------------------------------------------------------------------------------------------------



       - Average sales price per lot increased by $10,000, or 16%, due to a product mix of higher priced lots from the Carlton Woods development in the year ended December 31, 2001, compared to the same period in 2000, and decreased by $15,000, or 19%, due to fewer higher priced lots sold primarily from the Carlton Woods development in the six months ended June 30, 2002, compared to the same period in 2001.



       - Carlton Woods is The Woodlands Group's new upscale residential development. It is a gated community consisting of 491 lots located around a Jack Nicklaus signature golf course. As of June 30, 2002, 230 lots had been sold at prices ranging from $0.1 million to $2.2 million per lot, or an average price of $348,000 per lot. Additional phases within Carlton Woods are expected to be marketed to the public during the next two years.

       - Future buildout of The Woodlands Group is estimated at approximately 12,570 residential lots and approximately 1,607 acres of commercial land, of which approximately 1,671 residential lots and 980 acres are currently in inventory.


DESERT MOUNTAIN PROPERTIES LIMITED PARTNERSHIP, WHICH WE CALL DESERT MOUNTAIN LP, SCOTTSDALE, ARIZONA:

The following table shows residential lot sales at an average price per lot.


------------------------------------------------------------------------------------------
                                                  FOR THE SIX MONTHS    FOR THE YEAR ENDED
                                                      ENDED JUNE 30,          DECEMBER 31,
                                                 -------------------   -------------------
                                                     2002       2001       2001       2000
------------------------------------------------------------------------------------------
Residential lot sales..........................        48         42         86        178
Average sales price per lot(1).................  $735,000   $841,000   $688,000   $619,000
------------------------------------------------------------------------------------------


(1) Including equity golf memberships.


       - With the higher priced residential lots being completed during the latter phases of development at Desert Mountain, the average sales price per lot increased by $69,000, or 11%, for the year ended December 31, 2001, as compared to the same period in 2000. As a result of product mix and a decline in the economy combined with the events of September 11, 2001, the number of lot sales decreased to 86 lots for the year ended December 31, 2001, as compared to 178 lots for the same period in 2000.



       - Approved future buildout of Desert Mountain is estimated to be approximately 210 to 434 residential lots, of which approximately 123 are currently in inventory.


CRD, FORMERLY KNOWN AS CRESCENT DEVELOPMENT MANAGEMENT CORP., BEAVER CREEK,
COLORADO:

The following table shows total active projects, residential lot and residential unit sales and average sales price per lot and unit.


---------------------------------------------------------------------------------------------------------------
                                                  FOR THE SIX MONTHS ENDED                   FOR THE YEAR ENDED
                                                                  JUNE 30,                         DECEMBER 31,
                                         ---------------------------------   ----------------------------------
                                                    2002              2001              2001               2000
---------------------------------------------------------------------------------------------------------------
Active projects........................               15                12                14                 12
Residential lot sales..................              159                74               181                343
Residential unit sales:
   Townhome sales......................                2                 8                11                 19
   Single-family home sales............                -                 -                 -                  5
   Equivalent timeshare unit sales.....                8                 -                11                  -
   Condominium sales...................              196                12               109                 26
Commercial land sales..................         -  acres          -  acres          -  acres           9  acres
Average sale price per residential
   lot.................................  $        60,000   $        54,000   $        73,000   $        136,000
Average sale price per residential
   unit................................  $   0.6 million   $   1.5 million   $   1.0 million   $    1.6 million
Average sale price per timeshare
   unit................................  $   1.3 million   $      -million               N/A                N/A
---------------------------------------------------------------------------------------------------------------



       - Average sales price per lot decreased by $63,000, or 46%, and average sales price per unit decreased $0.6 million, or 38%, due to lower priced product mix sold in the year ended December 31, 2001, as compared to the same period in 2000. Average sales price per lot increased by $6,000, or 11%, and average sales price per unit decreased

$0.9 million, or 60% in the six months ended June 30, 2002, as compared to the same period in 2001.



TEMPERATURE-CONTROLLED LOGISTICS SEGMENT



As of December 31, 2001 and June 30, 2002, we held a 40% interest in the Temperature-Controlled Logistics Partnership, which owns the Temperature-Controlled Logistics Corporation, which directly or indirectly owns the 89 Temperature-Controlled Logistics Properties, with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.


The Temperature-Controlled Logistics Corporation leases the
Temperature-Controlled Logistics Properties to AmeriCold Logistics, which is owned 60% by Vornado Operating L.P. and 40% by a subsidiary of Crescent Operating. We have no interest in AmeriCold Logistics.

AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146.0 million, the adjustment of the rental obligation for 2002 to $150.0 million (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5.0 million to $9.5 million (effective January 1, 2000) and the extension of the date on which deferred rent was required to be paid to December 31, 2003.


In the first quarter of 2000, AmeriCold Logistics started to experience a slowing in revenue growth from the previous year. This was primarily due to customers focusing more interest on inventory management in an effort to improve operating performance. Starting in 2000 and continuing into 2001, AmeriCold Logistics has seen consolidation among retail and food service channels begin to significantly limit the ability of manufacturers to pass along cost increases by raising prices. Because of this, manufacturers are focused on supply chain cost (such as inventory management, transportation and distribution) reduction initiatives in an effort to improve operating performance. In the second and third quarters of 2000, AmeriCold Logistics deferred a portion of its payments in accordance with the terms of the leases. For the three months ended June 30, 2000, the Temperature-Controlled Logistics Corporation recorded a valuation allowance for a portion of the rent that had been deferred during that period, and for the three months ended September 30, 2000 recorded a valuation allowance for 100% of the rent that had been deferred during the three months ended September 30, 2000 and has continued to record a valuation allowance for 100% of the deferred rent prospectively. These valuation allowances resulted in a decrease in our equity in net income in the Temperature-Controlled Logistics Corporation. The Temperature-Controlled Logistics Corporation had not recorded a valuation allowance with respect to rent deferred by Americold Logistics prior to the quarter ended June 30, 2000, because the financial condition of Americold Logistics prior to that time did not indicate the inability of Americold Logistics' ultimately to make the full rent payments. As a result of continuing net losses and the increased amount of deferred rent, the Temperature-Controlled Logistics Corporation determined that the collection of additional deferred rent was doubtful.

The following table shows the total, and our portion of the total, deferred rent and valuation allowance at December 31, 2001 and for the six months ended June 30, 2002.



------------------------------------------------------------------------------------------------
                                                          DEFERRED RENT      VALUATION ALLOWANCE
                                                 ----------------------   ----------------------
                                                              OPERATING                OPERATING
                                                          PARTNERSHIP'S            PARTNERSHIP'S
(IN MILLIONS)                                     TOTAL         PORTION    TOTAL         PORTION
------------------------------------------------------------------------------------------------
For the year ended December 31, 1999...........  $  5.4   $         2.1   $    -   $           -
2000...........................................    19.0             7.5     16.3             6.5
2001...........................................    25.5            10.2     25.5            10.2
                                                 -----------------------------------------------

Balance at December 31, 2001...................  $ 49.9   $        19.8   $ 41.8   $        16.7
Waived rent....................................   (39.8)          (15.9)   (41.8)          (16.7)
For the six months ended June 30, 2002.........     9.3             3.7      9.3             3.7
                                                 $ 19.4   $         7.6   $  9.3   $         3.7
------------------------------------------------------------------------------------------------



AmeriCold Logistics deferred $25.5 million of rent for the year ended December 31, 2001, of which our share was $10.2 million. AmeriCold Logistics also deferred $19.0 million and $5.4 million of rent for the years ended December 31, 2000 and 1999, respectively, of which our share was $7.5 million and $2.1 million, respectively. In December 2001, the Temperature-Controlled Logistics Corporation waived its right to collect $39.8 million, of which Crescent's share was $15.9 million, of the total $49.9 million of deferred rent. The Temperature-Controlled Logistics Corporation and we began to recognize rental income when earned and collected during the year ended December 31, 2000 and continued this accounting treatment for the year ended December 31, 2001; therefore, there was no financial statement impact to the Temperature-Controlled Logistics Corporation or us related to the Temperature-Controlled Logistics Corporation's decision in December 31, 2001 to waive collection of deferred rent.



AmeriCold Logistics deferred $9.3 million of the total $68.9 million of rent payable for the six months ended June 30, 2002. Our share of the deferred rent was $3.7 million. We recognize rental income when earned and collected and have not recognized the $3.7 million of deferred rent in equity in net income of the Temperature-Controlled Logistics Properties for the six months ended June 30, 2002.


The Temperature-Controlled Logistics Corporation completed the acquisition of one facility in the first quarter of 2001 for $10.0 million and completed the construction of one facility in the third quarter of 2001 for $15.8 million, representing a total of approximately 8.5 million cubic feet (0.2 million square feet.)

CHARTER BEHAVIOR HEALTH SYSTEMS, OR CBHS


During 1999, our investment segments included a behavioral healthcare segment. As of December 31, 1999, the behavioral healthcare segment consisted of 88 behavioral healthcare properties in 24 states, all of which were leased to CBHS, and its subsidiaries under a triple-net master lease. During the year ended December 31, 1999, we received cash rental payments of approximately $35.3 million from CBHS. However, during 1999, CBHS's business was negatively affected by many factors, including adverse industry conditions, and CBHS failed to perform in accordance with its operating budget. In the third quarter of 1999 CBHS was unable to meet its rental obligation to us. In the third quarter of 1999, we, Crescent Operating, Magellan Health Services, Inc., which we refer to as Magellan, and CBHS commenced a recapitalization of CBHS. As part of this recapitalization, we commissioned an independent public accounting firm to assist in the evaluation of alternatives related to CBHS, which included an appraisal of the behavioral healthcare properties.


The following financial statement charges were made with respect to our investment in the behavioral healthcare properties in the third quarter of 1999:



       - CBHS rent was reflected on a cash basis beginning in the third quarter of 1999 due to the uncertainty that CBHS would be able to fulfill its rental obligations under the lease;


       - We wrote-off the rent that was deferred according to the CBHS lease agreement from the commencement of the lease in June of 1997 through June 30, 1999. The balance written-off totaled $25.6 million;

       - We wrote-down our behavioral healthcare real estate assets by approximately $103.8 million to a book value of $245.0 million;

       - We wrote-off the book value of warrants to purchase common shares of Magellan of $12.5 million;

       - We recorded approximately $15.0 million of additional expense to be used by CBHS as working capital; and

       - We ceased recording depreciation expense in the beginning of November of 1999 on the behavioral healthcare properties that were classified as held for disposition.

On February 16, 2000, CBHS and all of its subsidiaries that were subject to the master lease with us filed voluntary Chapter 11 bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware.

During the year ended December 31, 2000, payment and treatment of rent for the behavioral healthcare properties was subject to a rent stipulation agreed to by certain of the parties involved in the CBHS bankruptcy proceeding. We received approximately $15.4 million in rent and interest from CBHS during the year ended December 31, 2000. We also completed the sale of 60 behavioral healthcare properties previously classified as held for disposition during the year ended December 31, 2000 (contained in Net Investment in Real Estate). The sales generated approximately $233.7 million in net proceeds and a net gain of approximately $58.6 million for the year ended December 31, 2000. During the year ended December 31, 2000, we recognized an impairment loss of approximately $9.3 million on the behavioral healthcare properties held for disposition. This amount represents the difference between the carrying values and the estimated sales prices less the costs of the sales. At December 31, 2000, the carrying value for the 28 behavior healthcare properties classified as held for disposition was $68.5 million (contained in Net Investment in Real Estate). Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale.


We received approximately $6.0 million in repayment of a working capital loan from CBHS during the year ended December 31, 2001. We also completed the sale of 18 behavioral healthcare properties previously classified as held for disposition during the year ended December 31, 2001. The sales generated approximately $34.7 million in net proceeds and net gain of approximately $1.6 million for the year ended December 31, 2001. During the year ended December 31, 2001, we recognized an impairment loss of approximately $8.5 million on the behavioral healthcare properties held for disposition, and during the six months ended June 30, 2002, we recognized an impairment charge of approximately $0.6 million on one of the behavioral healthcare properties held for sale. These amounts represent the difference between the carrying values and the estimated sales prices less the costs of the sales. At December 31, 2001, the carrying value for the 10 behavior healthcare properties classified as held for disposition was $25.0 million (contained in Net Investment in Real Estate), and the carrying value for these facilities at June 30, 2002 was approximately $27.3 million. Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale.

                             RESULTS OF OPERATIONS


The following tables shows our financial data as a percentage of total revenues for the three years ended December 31, 2001, 2000 and 1999 and for the six months ended June 30, 2002 and 2001 and the variance in dollars between the years ended December 31, 2001 and 2000 and the years ended December 31, 2000 and 1999 and between the six months ended June 30, 2002 and 2001.


---------------------------------------------------------------------------------------------
                                          FINANCIAL DATA AS A
                                          PERCENTAGE OF TOTAL       TOTAL VARIANCE IN DOLLARS
                                        REVENUES FOR THE YEAR         BETWEEN THE YEARS ENDED
                                           ENDED DECEMBER 31,                    DECEMBER 31,
                                        ---------------------   -----------------------------
(IN MILLIONS)                            2001    2000    1999   2001 AND 2000   2000 AND 1999
---------------------------------------------------------------------------------------------
REVENUE
   Office properties..................   84.1%   81.9%   82.3%  $         4.1   $        (8.5)
   Resort/Hotel properties............    6.3     9.8     8.8           (26.4)            6.9
   Interest and other income(1).......    9.6     8.3     8.9             7.9            (5.0)
                                        -----------------------------------------------------

      TOTAL REVENUES..................  100.0%  100.0%  100.0%  $       (14.4)  $        (6.6)
                                        -----------------------------------------------------

EXPENSE
   Operating expenses.................   36.5%   33.8%   34.4%  $        13.9   $        (7.1)
   Corporate general and
      administrative..................    3.3     3.3     2.2             0.1             7.8
   Interest expense...................   25.1    27.5    25.7           (20.8)           11.2
   Amortization of deferred financing
      costs...........................    1.3     1.3     1.4            (0.3)           (0.8)
   Depreciation and amortization......   17.4    16.7    17.6             2.4            (7.9)
   Settlement of merger dispute.......      -       -     2.0               -           (15.0)
   Impairment and other charges
      related to real estate assets...    3.5     2.4    24.0             7.5          (160.9)
   Impairment and other charges
      related to Crescent Operating...   12.8       -       -            92.8               -
                                        -----------------------------------------------------

      TOTAL EXPENSE...................   99.9%   85.0%  107.3%  $        95.6   $      (172.7)
                                        -----------------------------------------------------

OPERATING INCOME (LOSS)...............    0.1%   15.0%   (7.3)% $      (110.0)  $       166.1
OTHER INCOME AND EXPENSES
   Equity in net income of
      unconsolidated companies:
      Office properties...............    0.8     0.4     0.7             2.9            (2.1)
      Residential development
         properties...................    5.7     7.2     5.7           (12.5)           10.6
      Temperature-controlled logistics
         properties...................    0.2     1.0     2.0            (6.3)           (7.6)
      Other...........................    0.4     1.6     0.7            (8.6)            6.5
                                        -----------------------------------------------------


---------------------------------------------------------------------------------------------
                                          FINANCIAL DATA AS A
                                          PERCENTAGE OF TOTAL       TOTAL VARIANCE IN DOLLARS
                                        REVENUES FOR THE YEAR         BETWEEN THE YEARS ENDED
                                           ENDED DECEMBER 31,                    DECEMBER 31,
                                        ---------------------   -----------------------------
(IN MILLIONS)                            2001    2000    1999   2001 AND 2000   2000 AND 1999
---------------------------------------------------------------------------------------------
      TOTAL EQUITY IN NET INCOME FROM
         UNCONSOLIDATED COMPANIES.....    7.1%   10.2%    9.1%  $       (24.5)  $         7.4
   Gain on property sales, net........    0.6    18.6       -          (133.1)          137.5
                                        -----------------------------------------------------

      TOTAL OTHER INCOME AND EXPENSE..    7.7%   28.8%    9.1%  $      (157.6)  $       144.9
                                        -----------------------------------------------------

(LOSS) INCOME BEFORE MINORITY
   INTERESTS AND EXTRAORDINARY ITEM...    7.8%   43.8%    1.8%  $      (267.6)  $       311.0
   Minority interests.................   (2.9)   (2.7)   (0.1)           (0.8)          (18.7)
                                        -----------------------------------------------------

NET INCOME (LOSS) BEFORE EXTRAORDINARY
   ITEM...............................    4.9%   41.1%    1.7%  $      (268.4)  $       292.3
   Extraordinary item--extinguishment
      of debt.........................   (1.7)   (0.6)      -            (7.8)           (4.4)
                                        -----------------------------------------------------

NET INCOME (LOSS).....................    3.2%   40.5%    1.7%  $      (276.2)  $       287.9
   6 3/4% Series A Preferred Unit
      distributions...................   (1.9)   (1.8)   (1.8)              -               -
   Share repurchase agreement return..      -    (0.4)   (0.1)            2.9            (2.3)
   Forward share purchase agreement
      return..........................      -       -    (0.6)              -             4.3
                                        -----------------------------------------------------

NET INCOME (LOSS) AVAILABLE TO
   PARTNERS...........................    1.3%   38.3%   (0.8)% $      (273.3)  $       289.9
---------------------------------------------------------------------------------------------


(1) Includes interest income from our intracompany loan for the years ended December 31, 2001 and 2000. See "Sale of preferred equity interests in subsidiary and intracompany loan" for a description of this intracompany loan and its effects on certain items in the financial statements.



-----------------------------------------------------------------------------------------------
                                                         FINANCIAL DATA AS
                                                           A PERCENTAGE OF       TOTAL VARIANCE
                                                            TOTAL REVENUES           IN DOLLARS
                                                               FOR THE SIX          BETWEEN THE
                                                              MONTH PERIOD           SIX MONTHS
                                                            ENDED JUNE 30,       ENDED JUNE 30,
                                                         -----------------      ---------------
(IN MILLIONS)                                             2002        2001        2001 AND 2002
-----------------------------------------------------------------------------------------------
REVENUE
   Office properties...................................  54.3%       80.5%      $         (23.2)
   Resort/Hotel properties.............................  17.5         8.4                  59.9
   Residential Development property....................  25.3           -                 133.1
   Interest and other income...........................   2.8        11.1                 (27.6)
                                                         --------------------------------------

      TOTAL REVENUE....................................  99.9%      100.0%      $         142.2
                                                         --------------------------------------


-----------------------------------------------------------------------------------------------
                                                         FINANCIAL DATA AS
                                                           A PERCENTAGE OF       TOTAL VARIANCE
                                                            TOTAL REVENUES           IN DOLLARS
                                                               FOR THE SIX          BETWEEN THE
                                                              MONTH PERIOD           SIX MONTHS
                                                            ENDED JUNE 30,       ENDED JUNE 30,
                                                         -----------------      ---------------
(IN MILLIONS)                                             2002        2001        2001 AND 2002
-----------------------------------------------------------------------------------------------
EXPENSE
   Office property operating expense...................  24.5%       34.7%      $          (4.4)
   Resort/Hotel property expense.......................  12.6           -                  66.1
   Residential Development Property expense............  22.7           -                 119.2
   Corporate general and administrative................   2.2         3.2                  (0.4)
   Interest expense....................................  16.8        24.6                  (5.6)
   Amortization of deferred financing costs............   1.0         1.2                   0.3
   Depreciation and amortization.......................  13.1        15.8                   8.7
   Impairment and other charges related to real estate
   assets..............................................     -         4.0                 (15.3)
                                                         --------------------------------------

      TOTAL EXPENSE....................................  92.9%       83.5%      $         168.6
                                                         --------------------------------------

OPERATING INCOME AND EXPENSES..........................   7.0%       16.5%      $         (26.4)
OTHER INCOME AND EXPENSE
   Equity in net income (loss) of unconsolidated
   companies:
      Office properties................................   0.5%        0.6%      $           0.5
      Residential development properties...............   3.6         5.3                  (1.7)
      Temperature-controlled logistics properties......  (0.1)        1.1                  (5.1)
      Other............................................  (0.9)        0.3                  (5.7)
                                                         --------------------------------------

      TOTAL EQUITY IN NET INCOME FROM UNCONSOLIDATED
         COMPANIES.....................................   3.1%        7.3%      $         (12.0)
   Loss on property sales, net.........................     -        (0.1)                  0.4
                                                         --------------------------------------

      TOTAL OTHER INCOME AND EXPENSE...................   3.1%        7.2%      $         (11.6)
                                                         --------------------------------------

INCOME BEFORE MINORITY INTERESTS, INCOME TAXES,
   DISCONTINUED OPERATIONS, CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING PRINCIPLE AND EXTRAORDINARY
   ITEMS...............................................  10.0%       27.3%      $         (38.0)
      Minority interests...............................  (1.7)       (2.8)                  2.0
      Income tax expense benefit.......................   0.7           -                   3.9
                                                         --------------------------------------

INCOME BEFORE DISCONTINUED OPERATIONS, CUMULATIVE
   EFFECT OF A CHANGE IN AN ACCOUNTING PRINCIPLE AND
   EXTRAORDINARY ITEMS.................................   9.0%       20.9%      $         (32.1)
   Discontinued operations -- income and gain on assets
      sold and held for sale...........................   0.8           -                   4.1
   Cumulative effect of a change in accounting
      principle........................................  (2.2)          -                 (11.8)
   Extraordinary item--extinguishment of debt..........     -        (3.2)                 12.2
                                                         --------------------------------------


-----------------------------------------------------------------------------------------------
                                                         FINANCIAL DATA AS
                                                           A PERCENTAGE OF       TOTAL VARIANCE
                                                            TOTAL REVENUES           IN DOLLARS
                                                               FOR THE SIX          BETWEEN THE
                                                              MONTH PERIOD           SIX MONTHS
                                                            ENDED JUNE 30,       ENDED JUNE 30,
                                                         -----------------      ---------------
(IN MILLIONS)                                             2002        2001        2001 AND 2002
-----------------------------------------------------------------------------------------------
NET INCOME.............................................   7.6%       17.7%      $         (27.6)
   6 3/4% Series A Preferred Unit distributions........  (1.4)       (1.7)                 (0.8)
   9 1/2% Series A Preferred Unit distributes..........  (0.2)          -                  (1.0)
                                                         --------------------------------------

NET INCOME AVAILABLE TO PARTNERS.......................   6.0%       16.0%      $         (29.4)
-----------------------------------------------------------------------------------------------



COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2002 TO THE SIX MONTHS ENDED JUNE 30, 2001


REVENUES


Total revenues increased $142.2 million, or 37.1%, to $525.0 million for the six months ended June 30, 2002, as compared to $382.8 million for the six months ended June 30, 2001. The components of the increase are:



       - an increase in Residential Development Property revenue of $133.1 million due to the consolidation of three Residential Development Corporations beginning February 14, 2002, as a result of the Crescent Operating transaction (previously we recorded our share of earnings under the equity method); and



       - an increase in Resort/Hotel Property revenue of $59.9 million due to the consolidation of the operations of eight of the Resort/Hotel Properties beginning February 14, 2002, as a result of the Crescent Operating transaction (previously we recognized lease payments related to these Properties); partially offset by



       - a decrease in Office Property revenue of $23.2 million primarily due to the disposition of five Office Properties in 2001 and the contribution of two Office Properties to joint ventures in 2001; and



       - a decrease in interest and other income of $27.6 million, primarily due to:



         - the collection of $6.8 million from CBHS in 2001 on a working capital loan that was previously expensed in conjunction with the recapitalization of CBHS;



         - gain recognized on the sale of marketable securities of $6.5 million in the second quarter of 2001;



         - interest income of $5.1 million relating to interest earned on a loan that originated in March 2000 from us to SH IX in connection with the repurchase of 14,468,623 of Crescent's common shares;



         - the recognition in 2001 of $2.8 million of interest income on Crescent Operating notes;



         - the recognition in 2001 of $1.8 million in lease commission and development fee revenue for Five Houston Center Office Property; and

         - a decrease in interest income of $1.5 million in 2002 related to lower escrow balances due to plaza renovations at an Office Property.



EXPENSE



Total expense increased $168.6 million, or 52.7%, to $488.6 million for the six months ended June 30, 2002, as compared to $320.0 million for the six months ended June 30, 2001. The primary components of this increase are:



       - an increase in Residential Development Property expense of $119.2 million due to the consolidation of three Residential Development Corporations beginning February 14, 2002, as a result of the Crescent Operating transaction (previously we recorded our share of earnings under the equity method); and



       - an increase in Resort/Hotel Property expense of $66.1 million due to the consolidation of the operations of eight of the Resort/Hotel Properties beginning February 14, 2002, as a result of the Crescent Operating transaction (previously we recognized lease payments related to these Properties); partially offset by



       - a decrease due to the recognition in 2001 of $15.3 million primarily due to impairment charges relating to behavioral healthcare properties of $3.4 million and the impairment of $12.0 million relating to the conversion of our preferred interest in Metropolitan Partners, LLC into common shares of Reckson Associates Realty Corp.;



       - a decrease in interest expense of $5.6 million primarily attributable to a decrease in the weighted average interest rate of 38 basis points (from 8.07% to 7.69%), or $4.5 million of interest expense, due to the debt refinancing in May of 2001 and lower LIBOR rates, and a decrease of $2.6 million attributable to a higher capitalized interest amount in 2002, partially offset by an increase of $1.0 million due to a $21.0 million increase in the average debt balance, from $2,398.0 million to $2,419.0 million; and



       - a decrease in Office Property operating expense of $4.4 million primarily due to the disposition of five Office Properties in 2001 and the contribution of two Office Properties to joint ventures in 2001.



OTHER INCOME AND EXPENSE



Other income decreased $11.7 million, or 41.9%, to $16.2 million for the six months ended June 30, 2002, as compared to $27.9 million for the six months ended June 30, 2001, primarily as a result of a decrease in equity in net income of unconsolidated companies of $12.1 million, primarily due to the $5.2 million impairment of an investment in DBL Holdings, Inc., which we call DBL, and our $2.1 million portion of AmeriCold Logistics' deferral of rent payable and the consolidation of three Residential Development Corporations beginning February 14, 2002, as a result of the Crescent Operating transaction (previously we recorded our investment in the Residential Development Corporations under the equity method).

OFFICE SEGMENT


--------------------------------------------------------------------------------------------
                                                               FOR THE SIX
                                                              MONTHS ENDED
                                                                  JUNE 30,          VARIANCE
                                                           ---------------   ---------------
                      (IN MILLIONS)                          2002     2001        $        %
--------------------------------------------------------------------------------------------
Office Property Revenue..................................  $285.0   $308.2   $(23.2)  (7.5)%
Office Property Operating Expense........................   128.6    133.0     (4.4)  (3.3)%
Equity in Earnings of Unconsolidated office properties...     2.8      2.3      0.5    21.7%
--------------------------------------------------------------------------------------------



Office Property revenue decreased $23.2 million, or 7.5%, to $285.0 million for the six months ended June 30, 2002, as compared to $308.2 million for the six months ended June 30, 2001. The primary components of the decrease are as follows:



       - decreased revenue of $24.5 million due to the disposition of five Office Properties in 2001 and the contribution of two Office Properties to joint ventures in 2001; and



       - decreased other revenue of $1.2 million primarily related to a decrease in lease termination fees; partially offset by



       - increased revenue of $2.5 million primarily as a result of increased full-service weighted average rental rates attributable to renewals at the Houston Center Office Property.



Office Property operating expense decreased $4.4 million, or 3.3%, to $128.6 million for the six months ended June 30, 2002, as compared to $133.0 million for the six months ended June 30, 2001. The primary components of the decrease are as follows:



       - decreased expenses of $8.7 million due to the disposition of five Office Properties in 2001 and the contribution of two Office Properties to joint ventures in 2001; and



       - decreased office property utility expense of $6.3 million due to lower rates as a result of a one-year energy contract effective beginning in first quarter of 2002 for certain Texas Properties; partially offset by



       - increased operating expenses of $5.0 million, attributable to security and insurance and $5.3 million attributable to the timing of repairs and maintenance, and increased administrative expenses.


RESORT/HOTEL SEGMENT


On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, pursuant to a strict foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of Crescent Operating. The financial statements reflect the consolidation of the operations for these eight Resort/Hotel Properties for the period February 14, 2002 through June 30, 2002. Revenues prior to February 14, 2002 represent lease payments to us.



--------------------------------------------------------------------------------------------
                                                               FOR THE SIX
                                                              MONTHS ENDED
                                                                  JUNE 30,          VARIANCE
                                                            --------------   ---------------
(IN MILLIONS)                                                 2002    2001       $         %
--------------------------------------------------------------------------------------------
Resort/Hotel Property Revenue.............................  $ 92.0   $32.1
Resort/Hotel Property Expense.............................   (66.1)      -
                                                            --------------------------------

Net Operating Income......................................  $ 25.9   $32.1   $(6.2)  (19.3)%
--------------------------------------------------------------------------------------------



Resort/Hotel Property net operating income decreased $6.2 million, or 19.0%, to $25.9 million for the six months ended June 30, 2002, as compared to $32.1 million for the six months ended June 30, 2001. This decrease is primarily due to the consolidation of the operations of eight of the Resort Hotel Properties in 2002 as compared to the recognition of lease payments from these Properties in 2001. In addition net operating income decreased as a result of the following:



       - decreases in occupancy from 72% to 69% and decreases in revenue per available room/guest night from $349 to $329, a 5.7% decrease, at the luxury and destination fitness resorts and spas; and



       - decreases in occupancy from 72% to 70%, and revenue per available room from $88 to $82, a 6.8% decrease, at the business-class hotels.


RESIDENTIAL DEVELOPMENT SEGMENT


On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, pursuant to a strict foreclosure, all of Crescent Operating's voting interests in three of the Residential Development Corporations: The Woodlands, Desert Mountain and CRD. We fully consolidated the operations of the three Residential Development Corporations beginning on the dates of the asset transfers.



-------------------------------------------------------------------------------------------
                                                                 FOR THE SIX
                                                                MONTHS ENDED
                                                                    JUNE 30,       VARIANCE
                                                             ---------------   ------------
                       (IN MILLIONS)                            2002    2001      $       %
-------------------------------------------------------------------------------------------
Residential Development Property Revenue...................  $ 133.1   $   -
Residential Development Property Expense...................   (119.2)      -
Depreciation/Amortization..................................     (3.0)      -
Equity in net income of Unconsolidated Residential
   Development Properties..................................     18.7    20.4
Minority Interests.........................................     (2.6)      -
Income Tax Provision.......................................     (3.6)      -
                                                             ------------------------------

Net Operating Income.......................................  $  23.4   $20.4   $3.0   14.7%
-------------------------------------------------------------------------------------------

Residential Development Property net operating income increased $3.0 million, or 14.7%, to $23.4 million for the six months ended June 30, 2002, as compared to $20.4 million for the six months ended June 30, 2001. The primary components of the increase in net operating income are:



       - higher lot and unit sales of $6.9 million at CRD and Desert Mountain and $0.7 million due to the gain recognized on the disposition of two properties at the Woodlands; offset by lower lot and commercial land sales at the Woodlands Land Company; and



       - change in presentation of capitalized interest of $3.9 million, due to the consolidation of DMDC and CRD.


TEMPERATURE-CONTROLLED LOGISTICS SEGMENT


--------------------------------------------------------------------------------------------
                                                              FOR THE SIX
                                                                   MONTHS
                                                                    ENDED
                                                                  JUNE 30           VARIANCE
                                                             ------------   ----------------
(IN MILLIONS)                                                 2002   2001       $          %
--------------------------------------------------------------------------------------------
Equity in earnings (loss) of unconsolidated Temperature-
   Controlled Logistics Properties.........................  $(0.7)  $4.4   $(5.1)  (115.9)%
--------------------------------------------------------------------------------------------



Temperature-Controlled Logistics equity in earnings (loss) of unconsolidated properties decreased $5.1 million, or 115.9%, to a $0.7 million loss for the six months ended June 30, 2002, as compared to $4.4 million of earnings for the six months ended June 30, 2001. This decrease is primarily due to our $3.7 million portion of the deferred rent in the first half of 2002 compared with our $1.5 million portion of deferred rent in the first half of 2001, and $1.0 million related to the change in base rent recognition from straight-line to seasonal for the year.



INCOME TAX BENEFIT



Our $3.9 million total consolidated income tax expense for the six months ended June 30, 2002 includes tax expense related to the operations of the Resort/Hotel and Residential Development operations of $2.8 million, offset by a tax benefit of $6.7 million. The $6.7 million benefit results from the temporary difference between the financial reporting basis and the respective tax basis of the hotel leases acquired as part of our agreement with Crescent Operating. This temporary difference will be reversed over an estimated five-year period, which is the remaining lease term of the hotel leases.



DISCONTINUED OPERATIONS



The income from discontinued operations from assets held for sale increased $4.1 million, to $4.3 million for the six months ended June 30, 2002, compared to $0.2 million for the six months ended June 30, 2001. This increase is primarily due to:



       - a gain on disposals of $6.2 million, net of minority interest, attributable to the sales of the Cedar Springs Plaza Office Property and two Office Properties in the Woodlands in 2002; partially offset by



       - an impairment charge of $1.0 million in 2002 related to land held for development in 2002, now classified as held for sale. This amount represents the difference between the carrying value and the estimated sales price less costs of the sale for this property.



CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE



In conjunction with the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets," we reported a cumulative effect of a change in accounting principle for the six months ended June 30, 2002, which resulted in a charge of $11.8 million. This charge is due to an impairment (net of taxes) of the goodwill of the Temperature-Controlled Logistics Corporation and one of the Residential Development Corporations.



In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of this statement did not materially affect our interim or annual financial statements; however, for the six months ended June 30, 2002, financial statement presentation was modified to report the results of operations, including any gains or losses recognized in accordance with this statement, and the financial position of our real estate assets sold or classified as held for sale, as discontinued operations. As a result, we have reclassified certain amounts in prior period financial statements to conform with the new presentation requirements.



EXTRAORDINARY ITEM



In May 2001, $12.2 million of deferred financing costs were written off due to the early extinguishment of the our credit facility with UBS. The recognition of the write-off was treated as an Extraordinary Item for the six months ended June 30, 2001. No such event or write-off occurred during the six months ended June 30, 2002.



COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000


REVENUES

Total revenues decreased $14.4 million, or 1.9%, to $725.3 million for the year ended December 31, 2001, as compared to $739.7 million for the year ended December 31, 2000. The primary components of the decrease in total revenues are discussed below.

The increase in Office Property revenues of $4.1 million, or 0.7%, for the year ended December 31, 2001, as compared to the year ended December 31, 2000, is attributable to:

       - increased revenues of $31.3 million from the 74 consolidated Office Properties that we owned or had an interest in as of December 31, 2001, primarily as a result of increased full-service weighted average rental rates (reflecting increases in both rental revenue and operating expense recoveries), and increased occupancy;

       - increased other income of $4.1 million, primarily due to parking revenue; partially offset by

       - decreased revenues of $27.3 million due to the disposition of 11 Office Properties and four retail properties during 2000, compared to the disposition of five Office Properties and the joint ventures of two Office Properties during 2001; and

       - decreased lease termination fees (net of the write-off of deferred rent receivables) of $4.0 million, from $12.0 million for the year ended December 31, 2000, to $8.0 million for the year ended December 31, 2001.

The decrease in Resort/Hotel Property revenues of $26.4 million, or 36.6%, for the year ended December 31, 2001, as compared to the year ended December 31, 2000, is attributable to:

       - decreased revenues from the upscale business-class hotels of $8.1 million, due to the disposition of the Four Seasons Hotel--Houston in November 2000;

       - decreased revenues of $6.3 million due to a decrease in rental income attributed to the softening of the economy and the events of September 11, 2001; and

       - decreased revenues of $12.0 million due to not recognizing revenue during the fourth quarter of 2001 under the leases with Crescent Operating.

Interest and other income increased $7.9 million, or 13.0%, primarily due to increased interest income of $8.0 million, as a result of interest earned on a loan which originated in March 2000 from us to SH IX, in connection with the repurchase of 14,468,623 common shares of Crescent.

EXPENSES

Total expenses increased $95.6 million, or 15.2%, to $724.1 million for the year ended December 31, 2001, as compared to $628.5 million for the year ended December 31, 2000. The primary components of the increase in total expenses are discussed below.

The increase in Office Property operating expenses of $13.9 million, or 0.6%, for the year ended December 31, 2001, as compared to the year ended December 31, 2000, is attributable to:

       - increased expenses of $24.7 million from the 74 consolidated Office Properties that we owned or had an interest in as of December 31, 2001, primarily as a result of increased operating expenses for utilities of $7.8 million, taxes of $3.6 million and other increased operating expenses such as insurance, security, and technology initiatives of $13.3 million during the year ended December 31, 2001, as compared to the same period in 2000; partially offset by

       - decreased expenses of $10.8 million due to the disposition of 11 Office Properties and four retail properties during 2000, compared to the disposition of five Office Properties and the joint ventures of two Office Properties during 2001.

The decrease in interest expense of $20.8 million, or 10.2%, for the year ended December 31, 2001, as compared to the same period in 2000, is primarily attributable to a decrease in the weighted average interest rate of 0.61%, or $14.0 million of interest expense, combined with a decrease in the average debt balance of $104.0 million, or $8.0 million of interest expense.

The increase in impairment and other charges related to real estate assets of $7.5 million is due to:

       - the conversion of our preferred member interest in Metropolitan Partners, LLC, which we call Metropolitan, into common stock of Reckson Associates Realty Corp., which we call Reckson, which resulted in an impairment charge of $11.9 million; partially offset by

       - a decrease in the impairment loss of $3.5 million, from $8.5 million in 2000 to $5.0 million in 2001, recognized on a fund which primarily holds real estate investments and marketable securities fund in which we have an interest; and

       - a decrease in the impairment of the behavioral healthcare properties of $0.9 million.

The increase in impairment and other charges related to Crescent Operating of $92.8 million is due to the reduction in net assets of $74.8 million, primarily attributable to the write-down of debt and rental obligations of Crescent Operating to the estimated underlying collateral value of assets to be received from Crescent Operating, and estimated Crescent Operating bankruptcy costs to be funded by us of $18.0 million.

OTHER INCOME

Other income decreased $157.6 million, or 73.9%, to $55.6 million for the year ended December 31, 2001, as compared to $213.2 million for the year ended December 31, 2000. This decrease is due to:

The decrease in equity in net income of unconsolidated companies of $24.5 million, or 32.4%, for the year ended December 31, 2001, as compared to the same period in 2000, which is primarily attributable to:


       - a decrease in equity in net income of unconsolidated Residential Development Properties of $12.5 million, or 24%, primarily attributable to lower lot sales at Desert Mountain during the year ended December 31, 2001, resulting in a decrease of $16.3 million; partially offset by higher unit sales at CRD, resulting in an increase of $4.5 million;


       - a decrease in equity in net income of the Temperature-Controlled Logistics Properties of $6.3 million, or 85%, due to the lease restructuring in 2001 and an increase in deferred rent of $9.2 million; and


       - a decrease in equity in net income of other unconsolidated Properties of $8.6 million, or 75.0%, primarily attributable to lower earnings of $3.8 million from Metropolitan due to the conversion of our preferred member interest into common stock of Reckson in May 2001, the $1.0 million write-off of our investment in a retail distribution company and lower earnings from DBL of $1.7 million, due to an approximate $12.2 million return of investment received in March 2001; partially offset by


       - an increase in equity in net income of the unconsolidated Office Properties of $2.9 million, or 94.0%, primarily attributable to lower interest expense at one unconsolidated office property.

The net decrease in gain on property sales of $133.1 million for the year ended December 31, 2001, as compared to the same period in 2000, is attributable to a decrease in net gains recognized primarily on Office, Resort/Hotel and behavioral healthcare property sales for the year ended December 31, 2001, as compared with the same period in 2000.

EXTRAORDINARY ITEMS

The increase in extraordinary items of $7.8 million, or 177.3%, is attributable to the write-off of deferred financing costs related to the early extinguishment of the UBS Facility in May 2001 of $12.2 million, compared with the write-off of deferred financing costs related to the early extinguishment of the BankBoston Facility in February 2000 of $4.4 million.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31,
1999

REVENUES

Total revenues decreased $6.6 million, or 0.9%, to $739.7 million for the year ended December 31, 2000, as compared to $746.3 million for the year ended December 31, 1999.

The decrease in Office Property revenues of $8.5 million, or 1.4%, for the year ended December 31, 2000, as compared to the same period in 1999, is attributable to:

       - decreased revenues of $38.0 million due to the disposition of 11 Office Properties and four retail properties during 2000, which contributed revenues during the full year of 1999, as compared to a partial year in 2000; partially offset by

       - increased revenues of $24.4 million from the 78 Office Properties owned as of December 31, 2000, primarily as a result of increased weighted average full-service rental rates at these Properties; and

       - increased revenues of $5.1 million from lease termination fees.

The increase in Resort/Hotel Property revenues of $6.9 million, or 10.6%, for the year ended December 31, 2000, as compared to the same period in 1999, is attributable to:

       - increased revenues of $3.1 million at the luxury resorts and spas primarily due to an increase in percentage rents resulting from increased room revenue due to the 30-room expansion at the Sonoma Mission Inn & Spa that opened in April 2000; and

       - increased revenues of $2.6 million at the business class hotels primarily due to (i) the reclassification of the Renaissance Houston Hotel from the Office segment to the Resort/Hotel segment as a result of the restructuring of its lease on July 1, 1999, which resulted in $2.4 million of incremental revenues under the new lease and (ii) increased percentage rents due to higher room and occupancy rates at the Omni Austin Hotel, partially offset by (iii) decreased revenues of $1.2 million due to the disposition of one Resort/Hotel Property during the fourth quarter of 2000, which contributed revenues during the full year of 1999, as compared to a partial year in 2000; and

       - increased revenues of $1.2 million at the destination fitness resorts and spas primarily due to an increase in percentage rents at the Canyon Ranch Properties as a result of higher room rates.

The decrease in interest and other income of $5.0 million, or 7.5%, for the year ended December 31, 2000, as compared to the same period in 1999, is primarily attributable to:

       - the recognition of rent from CBHS on a cash basis beginning in the third quarter of 1999, the filing of voluntary bankruptcy petitions by CBHS and its subsidiaries on February 16, 2000, and a rent stipulation agreed to by certain parties to the bankruptcy proceedings, which resulted in a reduction in behavioral healthcare property revenues, which are included in interest and other income, of $25.7 million, to $15.4 million for the year ended December 31, 2000 as compared to $41.1 million for the same period in 1999; and

       - decreased interest income earned on interest bearing accounts due to lower cash balances as a result of debt pay-downs; partially offset by

       - an increase of $21.3 million as a result of interest earned on a loan which originated in March 2000 from us to SH IX in connection with the repurchase of 14,468,623 common shares of Crescent.

EXPENSES

Total expenses decreased $172.7 million, or 21.6%, to $628.5 million for the year ended December 31, 2000, as compared to $801.2 million for the year ended December 31, 1999.

The decrease in Office Property operating expenses of $7.1 million, or 2.8%, for the year ended December 31, 2000, as compared to the same period in 1999, is attributable to:

       - decreased expenses of $17.2 million due to the disposition of 11 Office Properties and four retail properties during 2000, which incurred expenses during the full year of 1999, as compared to a partial year in 2000; partially offset by

       - increased expenses of $10.1 million from the 78 Office Properties owned as of December 31, 2000, as a result of (i) increased general repair and maintenance expenses at these Properties of $5.6 million and (ii) an increase in real estate taxes of $4.5 million.

The increase in corporate general and administrative expense of $7.8 million, or 47.9%, for the year ended December 31, 2000, as compared to the same period in 1999, is primarily attributable to technology initiatives, employee retention programs, incentive compensation and additional personnel.

The increase in interest expense of $11.2 million, or 5.8%, for the year ended December 31, 2000, as compared to the same period in 1999, is primarily attributable to an increase in the weighted-average interest rate from 7.4% in 1999 to 8.4% in 2000, partially offset by a decrease in average debt balance outstanding from $2.6 billion in 1999 to $2.4 billion in 2000.

The decrease in depreciation and amortization expense of $7.9 million, or 6.0%, for the year ended December 31, 2000, as compared to the same period in 1999, is primarily attributable to the cessation of the recognition of depreciation expense on Office Properties and behavioral healthcare properties from the dates they were classified as held for disposition.

An additional decrease in expenses of $175.9 million is primarily attributable to:

       - non-recurring costs of $15.0 million in connection with the settlement of litigation relating to the merger agreement entered into in January 1998 between our company and Station Casinos, Inc. in the first quarter of 1999; and


       - a decrease of $169.5 million due to the $162.0 million impairment and other charges related to the Behavioral Healthcare Properties in the third quarter of 1999, as discussed in "-- Charter Behavioral Health Systems" and the $16.8 million impairment charge in the fourth quarter of 1999 on one of the Office Properties held for disposition as compared to the $9.3 million impairment related to the behavioral healthcare properties in the year ended December 31, 2000; partially offset by


       - an impairment loss of $8.5 million recognized in 2000 on a fund which primarily holds real estate investments and marketable securities, in which we have an interest.

OTHER INCOME

Other income increased $144.9 million, or 212.2%, to $213.2 million for the year ended December 31, 2000, as compared to $68.3 million for the year ended December 31, 1999. The components of the increase in other income are discussed below.

The increase in equity in unconsolidated companies of $7.4 million, or 10.8%, for the year ended December 31, 2000, as compared to the same period in 1999, is attributable to:


       - an increase in equity in net income of the Residential Development Corporations of $10.6 million, or 24.7%, attributable to (i) an increase in average sales price per lot and an increase in membership conversion revenue at Desert Mountain, partially offset by a decrease in lot absorption, which resulted in an increase of $6.0 million in equity in net income to us; (ii) an increase in residential lot and commercial land sales and an increase in average sales price per lot at The Woodlands Land Development Company, L.P., partially offset by a decrease in average sales price per acre from commercial land sales, which resulted in an increase of $5.9 million in equity in net income to us; and (iii) an increase in commercial acreage sales at CRD, partially offset by a decrease in single-family home sales, which resulted in an increase of $0.8 million in equity in net income to us; partially offset by (iv) a decrease in commercial land sales at HADC, which resulted in a decrease of $2.1 million in equity in net income to us; and


       - an increase in equity in net income of the other unconsolidated companies of $6.5 million, or 127.5%, primarily as a result of (i) the dividend income attributable to the 7.5% per annum cash flow preference of our $85.0 million preferred member interest in Metropolitan, which we purchased in May 1999; and (ii) an increase in the equity in earnings from DBL as a result of its investment in G2 Opportunity Fund, LP, which we call G2, which was made in the third quarter of 1999; partially offset by

       - a decrease in equity in net income of the Temperature-Controlled Logistics Partnership of $7.6 million, or 50.7%, resulting primarily from the recognition of a rent receivable valuation allowance for the year ended December 31, 2000 of $6.5 million; and

       - a decrease in equity in net income of the unconsolidated office properties of $2.1 million, or 39.6%, primarily attributable to an increase in interest expense as a result of additional financing obtained in July 2000 and an increase in the average rate of debt at The Woodlands Commercial Properties Company, L.P.

The increase in net gain on property sales of $137.5 million for the year ended December 31, 2000, as compared to the same period in 1999, is attributable to net gains primarily recognized on Office, Resort/Hotel and Behavioral Healthcare Property sales.

LIQUIDITY AND CAPITAL RESOURCES


SIX MONTHS ENDED JUNE 30, 2002



----------------------------------------------------------------------------------------
                                                                FOR THE SIX MONTHS ENDED
                                                                                JUNE 30,
                                                              --------------------------
(IN MILLIONS)                                                   2002     2001   $ CHANGE
----------------------------------------------------------------------------------------
Cash Provided by Operating Activities.......................  $114.4   $133.5   $  (19.1)
Cash Provided by (Used in) Investing Activities.............    (0.6)   (68.7)      68.1
Cash Used in Financing Activities...........................   (81.7)   (80.8)      (0.9)
                                                              --------------------------

Increase (Decrease) in Cash and Cash Equivalents............  $ 32.1   $ 16.0   $   48.1
Cash and Cash Equivalents, Beginning of Period..............    31.6     38.6       (7.0)
                                                              --------------------------

Cash and Cash Equivalents, End of Period....................  $ 63.7   $ 22.6   $   41.1
----------------------------------------------------------------------------------------


OPERATING ACTIVITIES


Our cash provided by operating activities of $114.4 million is attributable to Property operations.


INVESTING ACTIVITIES


Our cash used in investing activities of $0.6 million is primarily attributable to:



       - $25.0 million of additional investment in unconsolidated companies, consisting primarily of investments in the upscale Residential Development Properties, particularly related to CRD's investment in the Tahoe Mountain Resorts from January 1 through February 14, 2002;



       - $18.0 million for capital expenditures for rental properties, primarily attributable to non-recoverable building improvements for the Office Properties and replacement of furniture, fixtures and equipment for Resort/Hotel Properties;



       - $18.0 million for the incremental and non-incremental revenue generating tenant improvement and leasing costs for office properties;



       - $8.4 million for acquisition of office properties; and



       - $1.2 million for development of investment properties.



The use of cash for investing activities is partially offset by:



       - $38.2 million in cash resulting from our February 14, 2002 transaction with Crescent Operating;



       - $20.4 million of net sales proceeds primarily attributable to the disposition of the Cedar Springs Office Property and WOE's sale of two Office Properties; and



       - $8.3 million from return of investment in unconsolidated Residential Development Properties and Office Properties.

FINANCING ACTIVITIES


Our use of cash for financing activities of $81.7 million is primarily attributable to:



       - net payments under the Fleet Facility of $256.5 million;



       - purchases from GMACCM of preferred interests in one of our subsidiaries of $187.0 million;



       - distributions to common unitholders of $128.1 million;



       - a decrease in notes payable of $99.3 million;



       - $10.0 million of deferred financing costs for $375.0 million senior, unsecured notes;



       - distributions to the holder of preferred units of $8.6 million; and



       - net capital distributions to joint venture partners of $7.6 million, primarily due to distributions to joint venture preferred equity partners.



The use of cash for financing activities is partially offset by:



       - gross proceeds of $375.0 from issuance of senior, unsecured notes;



       - net proceeds of $81.9 from offering of Series B Preferred Units;



       - net proceeds of $48.2 from offering of Series A Preferred Units; and



       - borrowings under the Fleet Facility of $110.0 million.


YEAR ENDED DECEMBER 31, 2001


Cash and cash equivalents were $31.6 million and $38.6 million at December 31, 2001, and December 31, 2000, respectively. This 18.1% decrease is attributable to $456.0 million used in financing activities, partially offset by $210.4 million and $238.6 million provided by investing and operating activities, respectively.


---------------------------------------------------------------------------
                                                               DECEMBER 31,
(IN MILLIONS)                                                          2001
---------------------------------------------------------------------------
Cash Provided by Operating Activities.......................   $      238.6
Cash Provided by Investing Activities.......................          210.4
Cash Used in Financing Activities...........................         (456.0)
                                                               ------------

Decrease in Cash and Cash Equivalents.......................   $       (7.0)
Cash and Cash Equivalents, Beginning of Period..............           38.6
                                                               ------------

Cash and Cash Equivalents, End of Period....................   $       31.6
---------------------------------------------------------------------------

OPERATING ACTIVITIES

Our cash provided by operating activities of $238.6 million is attributable to:

       - $225.2 million from Property operations; and

       - $13.4 million representing distributions received in excess of equity in earnings from unconsolidated companies.

INVESTING ACTIVITIES

Our cash provided by investing activities of $210.4 million is attributable to:

       - $200.4 million of net sales proceeds primarily attributable to the disposition of the two Washington Harbour Office Properties, three Woodlands Office Properties and 18 behavioral healthcare properties;

       - $129.7 million of proceeds from joint venture partners, primarily as a result of the proceeds of $116.7 million from the joint ventures of two existing Office Properties, Bank One Tower in Austin, Texas and Four Westlake Park in Houston, Texas and $12.9 million from the joint venture of 5 Houston Center Office Property, which is currently being developed;

       - $107.9 million of proceeds from the sale of marketable securities; and

       - $32.0 million from return of investment in unconsolidated Office Properties, Residential Development Properties and other unconsolidated companies.

Our cash provided by investing activities is partially offset by:


       - $124.6 million of additional investment in unconsolidated companies, consisting of investments in (i) the upscale Residential Development Properties of $89.0 million, primarily as a result of CRD's investment in Tahoe Mountain Resorts, (ii) Temperature-Controlled Logistics Properties of $10.8 million, (iii) Office Properties of $16.4 million and (iv) other unconsolidated companies of $8.4 million;


       - $51.8 million for recurring and non-recurring tenant improvement and leasing costs for the Office Properties;

       - $46.4 million for capital expenditures for rental properties, primarily attributable to non-recoverable building improvements for the Office Properties and replacement of furniture, fixtures and equipment for the Resort/Hotel Properties;

       - $23.7 million for the development of investment properties, including $12.3 million for development of the 5 Houston Center Office Property and expansions and renovations at the Resort/Hotel Properties; and

       - a $10.9 million increase in notes receivable, primarily as a result of approximately $10.0 million related to secured loans to AmeriCold Logistics;

       - a $2.2 million increase in restricted cash and cash equivalents, primarily related to the escrow of funds to purchase a parking garage in Denver, Colorado, which was purchased during the first quarter of 2002, partially offset by escrow reimbursements for capital expenditures at the Resort/Hotel Properties and the Office Properties.

FINANCING ACTIVITIES

Our use of cash for financing activities of $456.0 million is primarily attributable to:

       - net repayment of the UBS Facility of $553.5 million;

       - distributions to unitholders of $352.9 million;

       - repayment and retirement of the iStar Financial Note of $97.1 million;

       - repayment and retirement of the Deutsche Bank Short-term Loan of $75.0 million;

       - net capital distributions to joint venture partners of $25.4 million, primarily due to distributions to joint venture preferred equity partners;

       - debt financing costs of $16.0 million; and

       - distributions to the holder of preferred units of $13.5 million.

The use of cash for financing activities is partially offset by:

       - net borrowings under the Fleet Facility of $283.0 million; and

       - proceeds from notes payable of $393.3 million, primarily attributable to the May 2001 debt refinancing.


LIQUIDITY REQUIREMENTS



As of June 30, 2002, we had unfunded capital expenditures of approximately $42.1 million relating to capital investments. The table below specifies our total capital expenditures relating to these projects, amounts funded as of June 30, 2002, amounts remaining to be funded, and short-term and long-term capital requirements.



-------------------------------------------------------------------------------------------------------
                                                                                   CAPITAL EXPENDITURES
                                  ---------------------------------------------------------------------
                                                   AMOUNT
                                   TOTAL     FUNDED AS OF      AMOUNT     SHORT-TERM
(IN MILLIONS)                     PROJECT        JUNE 30,   REMAINING       (NEXT          LONG-TERM
PROJECT                           COST(1)            2002     TO FUND   12 MONTHS)(2)    (12+MONTHS)(2)
-------------------------------------------------------------------------------------------------------
RESIDENTIAL DEVELOPMENT SEGMENT
   Tahoe Mountain Resorts(3)....   $110.0    $      (94.6)  $    15.4   $         15.4   $            -
                                  ---------------------------------------------------------------------

OTHER
   SunTx(4).....................   $ 19.0    $       (7.8)  $    11.2   $          4.0   $          7.2
   Spinco(5)....................     15.5               -        15.5             15.5                -
                                  ---------------------------------------------------------------------

                                   $ 34.5    $       (7.8)  $    26.7   $         19.5   $          7.2
                                  ---------------------------------------------------------------------

TOTAL...........................   $144.5    $     (102.4)  $    42.1   $         34.9   $          7.2
-------------------------------------------------------------------------------------------------------



(1) All amounts are approximate.



(2) Reflects our estimate of the breakdown between short-term and long-term capital expenditures.



(3) Includes development at Old Greenwood and Northstar Mountain Properties.



(4) This commitment is related to our investment in a private equity fund.



(5) We have agreed to form and capitalize a separate entity to be owned by Crescent's shareholders, and to cause the new entity to commit to acquire Crescent Operating's entire membership interest in AmeriCold Logistics.



We expect to fund our short-term capital requirements of approximately $34.9 million through a combination of cash, net cash flow from operations, construction financing, return of capital (investment) from the Residential Development Corporations and borrowings under the Fleet Facility, which has up to $247.4 million of availability as of June 30, 2002. We plan to meet our maturing debt obligations during 2002 of approximately $201.2 million, primarily through additional borrowings under the Fleet Facility.



We expect to meet our other short-term liquidity requirements, consisting of normal recurring operating expenses, regular debt service requirements (including debt service relating to additional and replacement debt), additional interest expense related to the cash flow hedge agreements, recurring capital expenditures, non-recurring capital expenditures, such as tenant improvement and leasing costs, distributions to shareholders and unitholders, and additional expenses related to the Crescent Operating bankruptcy of approximately $9.9 million, primarily through cash flow provided by operating activities. To the extent that our cash flow from operating activities is not sufficient to finance such short-term liquidity requirements, we expect to finance such requirements with available cash proceeds received from the sale or joint venture of Properties and borrowings under the Fleet Facility.



Our long-term liquidity requirements as of June 30, 2002 consisted primarily of debt maturities after December 31, 2002, which totaled approximately $2.3 billion as of June 30, 2002. We also had $7.2 million of long-term capital requirements. We expect to meet these long-term liquidity requirements primarily through long-term secured and unsecured borrowings and other debt and equity financing alternatives as well as cash proceeds received from the sale or joint venture of Properties.



Debt and equity financing alternatives currently available to us to satisfy our liquidity requirements and commitments for material capital expenditures include:



       - Additional proceeds from the Fleet Facility, under which we had up to $247.4 million of borrowing capacity as of June 30, 2002;



       - Additional proceeds from the refinancing of existing secured and unsecured debt;



       - Additional debt secured by existing underleveraged properties, investment properties;



       -  Issuance of additional unsecured debt;



       -  Equity offerings including preferred and/or convertible securities;
          and



       -  Proceeds from joint ventures and property sales.



The following factors could limit our ability to utilize these financing alternatives:



       - The reduction in net operating income of the Properties supporting the Fleet Facility to a level that would reduce availability under the line of credit;



       - We may be unable to obtain debt or equity financing on favorable terms, or at all, as a result of our financial condition or market conditions at the time we seek additional financing;



       - Restrictions in our debt instruments, including the notes, or outstanding equity may prohibit us from incurring debt or issuing equity at all, or on terms available under then-prevailing market conditions; and



       - We may be unable to service additional or replacement debt due to increases in interest rates or a decline in our operating performance.



In addition to our liquidity requirements stated above, as of June 30, 2002, we guaranteed or provided letters of credit related to approximately $41.0 million of unconsolidated debt and had obligations to potentially provide an additional $48.7 million in guarantees, primarily related to construction loans. More information about our unconsolidated investments and the underlying debt related to these investments is included in "Investments in Real Estate Mortgages and Equity of Unconsolidated Companies."

CRESCENT OPERATING



In April 1997, we established a new Delaware corporation, Crescent Operating, Inc., or Crescent Operating. All of the outstanding common stock of Crescent Operating, valued at $0.99 per share, was distributed in a spin-off, effective June 12, 1997, to those persons who were our limited partners or shareholders of Crescent on May 30, 1997.



Crescent Operating was formed, to become a lessee and operator of various assets to be acquired by our company and to perform the intercompany agreement between Crescent Operating and our company, pursuant to which each agreed to provide the other with rights to participate in certain transactions. We were not permitted to operate or lease these assets under then-existing tax laws applicable to REITs. In connection with the formation and capitalization of Crescent Operating, and the subsequent operations and investments of Crescent Operating since 1997, we made loans to Crescent Operating under a line of credit and various term loans.



On January 1, 2001, The REIT Modernization Act became effective. This legislation allows us, through our subsidiaries, to operate or lease certain of our investments that had been previously operated or leased by Crescent Operating.



We entered into an asset and stock purchase agreement with Crescent Operating on June 28, 2001, in which we agreed to acquire the lessee interests in eight of our Resort/Hotel Properties leased to subsidiaries of Crescent Operating, the voting interests held by subsidiaries of Crescent Operating in three of our Residential Development Corporations and other assets in exchange for $78.4 million. In connection with that agreement, we agreed that we would not charge interest on our loans to Crescent Operating from May 1, 2001 and that we would allow Crescent Operating to defer all principal and interest payments due under the loans until December 31, 2001.



Also on June 28, 2001, we entered into an agreement to make a $10.0 million investment in Crescent Machinery, a wholly owned subsidiary of Crescent Operating. This investment, together with capital from a third-party investment firm, was expected to put Crescent Machinery on solid financial footing.



Following the date of the agreements relating to the acquisition of Crescent Operating assets and stock and the investment in Crescent Machinery, the results of operations for the Crescent Operating hotel operations and the Crescent Operating land development interests declined, due in part to the slowdown in the economy after September 11. In addition, Crescent Machinery's results of operations suffered because of the economic environment and the overall reduction in national construction levels that has affected the equipment rental and sale business, particularly post September 11. As a result, we believe that a significant additional investment would have been necessary to adequately capitalize Crescent Machinery and satisfy concerns of Crescent Machinery's lenders.



We stopped recording rent from the leases of the eight Resort/Hotel Properties leased to subsidiaries of Crescent Operating on October 1, 2001, and recorded impairment and other adjustments related to Crescent Operating in the fourth quarter of 2001, based on the estimated fair value of the underlying assets. A description of these charges is included in Note 16 to the audited financial statements appearing in this Prospectus.



On January 22, 2002, we terminated the purchase agreement pursuant to which we would have acquired the lessee interests in our eight Resort/Hotel Properties leased to subsidiaries of Crescent Operating, the voting interests held by subsidiaries of Crescent Operating in three of the Residential Development Corporations and other assets. On February 4, 2002, we terminated the agreement relating to our planned investment in Crescent Machinery.



On February 6, 2002, Crescent Machinery filed for protection under the federal bankruptcy laws.



On February 12, 2002, we delivered default notices to Crescent Operating relating to approximately $49.0 million of unpaid rent and approximately $76.2 million of principal and accrued interest due to us under certain secured loans.



On February 14, 2002, we entered into an agreement, which we call the Agreement, with Crescent Operating, pursuant to which Crescent Operating transferred to some of our subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/ Hotel Properties leased to subsidiaries of Crescent Operating and, pursuant to a strict foreclosure, Crescent Operating's voting interests in three of our Residential Development Corporations and other assets and we agreed to assist and provide funding to Crescent Operating for the implementation of a pre-packaged bankruptcy of Crescent Operating. In connection with the transfer, Crescent Operating's rent obligations to us were reduced by $23.6 million, and its debt obligations were reduced by $40.1 million. These amounts include $18.3 million of value attributed to the lessee interests transferred by Crescent Operating to us, however, in accordance with GAAP, we assigned no value to these interests for financial reporting purposes.



We hold the eight lessee interests and the voting interests in the three Residential Development Corporations through three newly organized entities that are our wholly owned subsidiaries, or taxable REIT subsidiaries. We have included these assets in our Resort/Hotel Segment and our Residential Development Segment, and fully consolidated the operations of the eight Resort/Hotel Properties and the three Residential Development Corporations, beginning on the dates of the transfers of these assets.



The Agreement provides that we and Crescent Operating will jointly seek to have a pre-packaged bankruptcy plan for Crescent Operating, reflecting the terms of the Agreement, approved by the bankruptcy court. Under the Agreement, we have agreed to provide approximately $14.0 million to Crescent Operating in the form of cash and common shares of Crescent to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of Crescent's common shares to the Crescent Operating stockholders. We have also agreed, however, that Crescent will issue common shares with a minimum dollar value of $2.2 million to the Crescent Operating stockholders, even if it would cause the total costs, claims and expenses that we pay to exceed $14.0 million. Currently, we estimate that the value of the common shares that will be issued to the Crescent Operating stockholders will be approximately $2.2 million to $5.4 million. The actual value of the common shares issued to the Crescent Operating stockholders will not be determined until the confirmation of Crescent Operating's bankruptcy plan and could vary from the estimated amounts, but will have a value of at least $2.2 million.



In addition, we have agreed to use commercially reasonable efforts to assist Crescent Operating in arranging Crescent Operating's repayment of its $15.0 million obligation to Bank of America, together with any accrued interest. We expect to form and capitalize a new entity, which we call Crescent Spinco, to be owned by our unitholders and the shareholders of Crescent. Crescent Spinco then would purchase Crescent Operating's interest in AmeriCold Logistics for between $15.0 million and $15.5 million. Crescent Operating has agreed that it will use the proceeds of the sale of the AmeriCold Logistics interest to repay Bank of America in full.

Crescent Operating obtained the loan from Bank of America primarily to participate with us in investments. At the time Crescent Operating obtained the loan, Bank of America required, as a condition to making the loan, that Richard
E. Rainwater, the Chairman of the Board of Trust Managers of Crescent, and John
C. Goff, Vice Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, enter into a support agreement with Crescent Operating and Bank of America, pursuant to which they agreed to make additional equity investments in Crescent Operating if Crescent Operating defaulted on payment obligations under its line of credit with Bank of America and the net proceeds of an offering of Crescent Operating securities were insufficient to allow Crescent Operating to pay Bank of America in full. Effective December 31, 2001, the parties executed an amendment to the line of credit providing that any defaults existing under the line of credit on or before March 8, 2002 are temporarily cured unless and until a new default shall occur.



Previously, we held a first lien security interest in Crescent Operating's entire membership interest in AmeriCold Logistics. REIT rules prohibit us from acquiring or owning the membership interest that Crescent Operating owns in AmeriCold Logistics. Under the Agreement, we agreed to allow Crescent Operating to grant Bank of America a first priority security interest in the membership interest and to subordinate our own security interest to that of Bank of America.



Completion and effectiveness of the pre-packaged bankruptcy plan for Crescent Operating is contingent upon a number of conditions, including the vote of Crescent Operating's stockholders, the approval of the plan by certain of Crescent Operating's creditors and the approval of the bankruptcy court.

INVESTMENTS IN REAL ESTATE MORTGAGES AND EQUITY OF UNCONSOLIDATED COMPANIES


Investments in which we do not have a controlling interest are accounted for under the equity method. The following is a summary of our ownership in significant joint ventures and equity investments:

--------------------------------------------------------------------------------


                                                                                    OPERATING PARTNERSHIP
                                                                                          OWNERSHIP AS OF
ENTITY                                    CLASSIFICATION                                    JUNE 30, 2002
---------------------------------------------------------------------------------------------------------
JOINT VENTURES
Main Street Partners, L.P...............  Office (Bank One Center--Dallas)                    50.0%(1)
Crescent 5 Houston Center, L.P..........  Office (5 Houston Center--Houston)                  25.0%(2)
Austin PT BK One Tower Office Limited     Office (Bank One Tower--Austin)
  Partnership...........................                                                      20.0%(3)
Houston PT Four Westlake Office Limited   Office (Four Westlake Park--Houston)
  Partnership...........................                                                      20.0%(3)
EQUITY INVESTMENTS
Mira Vista Development Corp.............  Residential Development Corporation                 94.0%(4)
Houston Area Development Corp...........  Residential Development Corporation                 94.0%(5)
The Woodlands Land Development Company,   Residential Development Corporation
  L.P.(6)...............................                                                      42.5%(7)(8)
Desert Mountain Commercial, L.L.C.(6)...  Residential Development Corporation                 46.5%(9)
East West Resorts Development II, L.P.,   Residential Development Corporation
  L.L.L.P.(6)...........................                                                      38.5%(10)
Blue River Land Company, L.L.C.(6)......  Residential Development Corporation                 31.8%(11)
Iron Horse Investments, L.L.C.(6).......  Residential Development Corporation                 27.1%(12)
Manalapan Hotel Partners(6).............  Residential Development Corporation                 24.0%(13)
GDW, L.L.C.(6)..........................  Residential Development Corporation                 66.7%(14)
Temperature-Controlled Logistics          Temperature-Controlled Logistics
  Partnership...........................                                                      40.0%(15)
The Woodlands Commercial Properties       Office
  Company, L.P..........................                                                      42.5%(7)(8)
DBL Holdings, Inc. .....................  Other                                               97.4%(16)
CR License, L.L.C.......................  Other                                               30.0%(17)
Woodlands Operating Company, L.P........  Other                                               42.5%(7)(8)
Canyon Ranch Las Vegas..................  Other                                               65.0%(18)
SunTX Fulcrum Fund, L.P.................  Other                                               33.3%(19)
---------------------------------------------------------------------------------------------------------



(1) The remaining 50.0% interest in Main Street Partners, L.P. is owned by TrizecHahn Properties, Inc.



(2) The remaining 75% interest in Crescent 5 Houston Center, L.P. is owned by a pension fund advised by JP Morgan Investment Management, Inc. We recorded $0.6. million in development and leasing fees, related to this investment during the six months ended June 30, 2002. The 5 Houston Center Office Property is currently under construction.



(3) The remaining 80% interest in Austin PT BK One Tower Office Limited Partnership and Houston PT Four Westlake Office Limited Partnership is owned by an affiliate of General Electric Pension Fund. We recorded $0.3 million in management and leasing fees for these Office Properties during the six months ended June 30, 2002.



(4) The remaining 6.0% interest in MVDC, which represents 100% of the voting stock, is owned 4.0% by DBL and 2.0% by third parties.



(5) The remaining 6.0% interest in HADC, which represents 100% of the voting stock, is owned 4.0% by DBL and 2.0% by a third party.



(6) On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to our subsidiaries, pursuant to a strict foreclosure, Crescent Operating's interests in substantially all of the voting stock in three of our Residential Development Corporations (Desert Mountain, The Woodlands, and CRD), and in CRL Investments, Inc., which we call CRLI. Crescent Operating also transferred its 60% general partner interest in COPI Colorado, L.P. which owns 10% of the voting stock in CRD, which increased our ownership interest in CRD from 90% to 96%. As a result, we fully consolidated the operations of these entities beginning on the date of the asset transfers. The Woodlands Land Development Company, L.P. is an unconsolidated equity investment of The Woodlands. Desert Mountain Commercial, L.L.C. and GDW, L.L.C. are unconsolidated equity investments of DMDC, which we call, collectively, as the DM Subsidiaries. East West Resorts Development II, L.P., L.L.L.P., Blue River Land Company, L.L.C., Iron Horse Investments, L.L.C., and Manalapan Hotel Partners, which we call, collectively, the CRD Subsidiaries, are unconsolidated equity investments of CRD.



(7) The remaining 57.5% interests in The Woodlands Land Development Company, L.P., The Woodlands Operating Company, L.P. and The Woodlands Commercial Properties Company, L.P. are owned by an affiliate of Morgan Stanley.

(8) Distributions are made to partners based on specified payout percentages. During the six months ended June 30, 2002, the payout percentage to us was 52.5%.



(9) The remaining 53.5% interest in Desert Mountain Commercial, L.L.C. is owned by parties unrelated to us.



(10) Of the remaining 61.5% interest in East West Resorts Development II, L.P., L.L.L.P., 0.8% is indirectly owned by John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 60.7% is owned by parties unrelated to us.



(11) Of the remaining 68.2% interest in Blue River Land Company, L.L.C., 0.7% is indirectly owned by John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 67.5% is owned by parties unrelated to us.



(12) Of the remaining 72.9% interest in Iron Horse Investments, L.L.C., 0.6% is indirectly owned by John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 72.3% is owned by parties unrelated to us.



(13) Of the remaining 76.0% interest in Manalapan Hotel Partners, 0.5% is indirectly owned by John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 75.5% is owned by parties unrelated to us.



(14) The remaining 33.3% interest in GDW, L.L.C. is owned by a group of individuals unrelated to us.



(15) The remaining 60.0% interest in the Temperature-Controlled Logistics Partnership is owned by Vornado Realty Trust, L.P.



(16) John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, obtained the remaining 2.6% economic interest in DBL (including 100% of the voting interest in DBL) in exchange for his voting interests in MVDC and HADC, originally valued at approximately $0.4 million, and approximately $0.1 million in cash, or total consideration valued at approximately $0.4 million. At June 30, 2002, Mr. Goff's interest in DBL was approximately $0.4 million.



(17) The remaining 70% interest in CR License, LLC is owned by a group of individuals unrelated to the us.



(18) The remaining 35% interest in Canyon Ranch Las Vegas is owned by a group of individuals unrelated to us.



(19) The SunTx Fulcrum Fund, L.P.'s, which we call the Fund, objective is to invest in a portfolio of acquisitions that offer the potential for substantial capital appreciation. The remaining 67% of the Fund is owned by a group of individuals unrelated to us. Our ownership percentage will decline by the closing date of the Fund as capital commitments from third parties are secured. Our projected ownership interest will be approximately 7.5% based on the Fund manager's expectations for the final Fund capitalization. We account for our investment in the Fund under the cost method. The current investment is $7.8 million.

UNCONSOLIDATED DEBT ANALYSIS



The significant terms of our share of unconsolidated debt financing arrangements existing as of June 30, 2002 are shown below.



---------------------------------------------------------------------------------------------------------------------------------
                                                                            OPERATING
                                              OPERATING                 PARTNERSHIP'S
                                          PARTNERSHIP'S          DEBT        SHARE OF   CURRENT                    FIXED/VARIABLE
NOTE                                          OWNERSHIP       BALANCE      BALANCE(4)      RATE     MATURITY    SECURED/UNSECURED
---------------------------------------------------------------------------------------------------------------------------------
TEMPERATURE CONTROL LOGISTICS SEGMENT:
   AmeriCold Notes(1)...................             40%   $  544,816   $     217,926      7.0%      4/11/08       Fixed/Secured
                                                           --------------------------
OFFICE SEGMENT:
   Main Street Partners, L.P.(2)(3).....             50%      133,945          66,973      5.9%      12/1/04    Variable/Secured
   Crescent 5 Houston Center, L.P.(4)...             25%       38,173           9,543      4.1%      5/31/04    Variable/Secured
   Austin PT Bk One Tower Office Limited
    Partnership.........................             20%       38,128           7,626      7.1%       8/1/06       Fixed/Secured
   Houston PT Four Westlake Office
    Limited Partnership.................             20%       49,022           9,804      7.1%       8/1/06       Fixed/Secured
 The Woodlands Commercial Properties
   Co. .................................           42.5%
   Bank Boston credit facility..........                       68,736          29,213      4.3%     11/30/04    Variable/Secured
   Fleet National Bank..................                        3,412           1,450      3.8%     10/31/03    Variable/Secured
                                                           --------------------------
                                                              331,416         124,609
                                                           --------------------------
RESIDENTIAL DEVELOPMENT SEGMENT:
 The Woodlands Land Development
   Co.(WLDC)(5).........................           42.5%
   Bank Boston credit facility(6)(7)....                      226,460          96,245      4.3%     11/30/02    Variable/Secured
   Fleet National Bank(8)...............                        6,999           2,975      3.8%     10/31/03    Variable/Secured
   Fleet National Bank(9)...............                       17,058           7,250      4.6%     12/31/05    Variable/Secured
   Jack Eckerd Corp.....................                          101              43      4.8%       7/1/05    Variable/Secured
   Mitchell Mortgage Company............                        2,775           1,179      5.8%       1/1/04       Fixed/Secured
   Mitchell Mortgage Company............                        1,273             541      6.3%       7/1/05       Fixed/Secured
   Mitchell Mortgage Company............                        1,988             845      5.5%      10/1/05       Fixed/Secured
   Mitchell Mortgage Company............                        3,585           1,524      8.0%       4/1/06       Fixed/Secured
   Mitchell Mortgage Company............                        1,420             604      7.0%      10/1/06       Fixed/Secured
                                                           --------------------------
                                                              261,659         111,206
                                                           --------------------------
 Other Residential Development
   Corporations:
   Manalapan Hotel Partners.............             24%
    Dresdner Bank AG(10)................                       68,500          16,440      3.5%     12/29/02    Variable/Secured
   Desert Mountain Commercial L.L.C. ...           46.5%        1,413             657      8.4%      11/1/07       Fixed/Secured
                                                           --------------------------
                                                               69,913          17,097
                                                           --------------------------
   TOTAL UNCONSOLIDATED DEBT............                   $1,207,804   $     470,838      5.8%
                                                           ==========================
   AVERAGE REMAINING TERM...............                                                             3.6 yrs
---------------------------------------------------------------------------------------------------------------------------------



(1) Consists of several notes. Maturity date is based on largest debt instrument, representing 94% of debt balance All interest rates are fixed.



(2) Consists of two notes: Senior Note--variable interest rate at LIBOR + 189 basis points with no LIBOR floor. Mezzanine Note--variable interest rate at LIBOR + 890 basis points with a LIBOR floor of 3.0%. Interest-rate cap agreement maximum LIBOR of 4.52% on both notes.



(3) We obtained a Letter of Credit to guarantee the repayment of up to $4.2 million of principal of the Main Street Partners, L.P. loan.



(4) A full and unconditional guarantee of loan from Fleet for the Construction of 5 Houston Center is held by Crescent. At June 30, 2002 and December 31, 2001, $38.2 million and $10.4 million was outstanding, respectively.



(5) On February 14, 2002, we executed an agreement with Crescent Operating to transfer, pursuant to a strict foreclosure, Crescent Operating's 5% interest in Woodlands Land Development Company, which we call WLDC.



(6) There was an interest rate cap agreement executed with this credit facility which limits interest rate exposure on the notional amount of $145,000 to a maximum LIBOR rate of 9.0%.

(7) To mitigate interest rate exposure, WLDC has entered into an interest rate swap against $50.0 million notional amount to effectively fix the interest rate at 5.28%. WLDC has also entered into an interest rate swap against $50.0 million notional amount to effectively fix the interest rate at 4.855%.



(8) There was an interest rate cap agreement executed with this agreement which limits interest rate exposure on the notional amount of $33.7 million to a maximum LIBOR rate of 9.0%.



(9) There was an interest rate cap agreement executed with this agreement which limits interest rate exposure on the notional amount of $19.5 million to a maximum LIBOR rate of 8.5%.



(10) We guarantee $3.0 million of this facility.



The following table shows, as of June 30, 2002, information about our share of unconsolidated fixed and variable-rate debt and does not take into account any extension options, hedge arrangements or the entitys' anticipated pay-off dates.



---------------------------------------------------------------------------------------------
                                                                  WEIGHTED   WEIGHTED AVERAGE
(IN THOUSANDS)                           AMOUNT   % OF DEBT   AVERAGE RATE        MATURITY(1)
---------------------------------------------------------------------------------------------
Fixed-Rate Debt......................  $240,706         51%           6.5%          5.6 years
Variable-Rate Debt...................   230,132         49%           4.7%          1.5 years
                                       ------------------------------------------------------

Total Debt...........................  $470,838        100%           5.8%          3.6 years
---------------------------------------------------------------------------------------------



(1) Based on contractual maturities.



Listed below are our share of aggregate principal payments, by year, required as of June 30, 2002 related to our unconsolidated debt by year. Scheduled principal installments and amounts due at maturity are included.



------------------------------------------------------------------------------
(IN THOUSANDS)                                                 SECURED DEBT(1)
------------------------------------------------------------------------------
2002........................................................   $      143,134
2003........................................................            5,685
2004........................................................           76,437
2005........................................................            8,964
2006........................................................           18,515
                                                               ---------------

Thereafter..................................................   $      470,838
------------------------------------------------------------------------------



(1) These amounts do not represent the effect of two one-year extension options on two of the Woodlands Fleet National Bank loans, totaling $99.2 million that have initial maturity dates of November 2002 and October 2003.


JOINT VENTURE ARRANGEMENTS

5 HOUSTON CENTER

On June 4, 2001, we entered into a joint venture arrangement with a pension fund advised by JPM to construct the 5 Houston Center Office Property within our Houston Center mixed-use Office Property complex in Houston, Texas. The Class A Office Property will consist of 577,000 net rentable square feet. The joint venture is structured such that the fund holds a 75% equity interest, and we hold a 25% equity interest, which is accounted for under the equity method. We contributed approximately $8.5 million of land and $12.3 million of development costs to the joint venture entity and received $14.8 million in net proceeds. We recognized no gain or loss on this transaction. In addition, we are developing, and will manage and lease the Property on a fee basis. During the year ended December 31, 2001, we recognized $2.3 million for these services.

During the second quarter of 2001, the joint venture entity obtained an $82.5 million construction loan guaranteed by us, due May 2004, that bears interest at Prime (as defined in the loan agreement) plus 100 basis points or LIBOR plus 225 basis points, at the discretion of the borrower. The interest rate on the loan at December 31, 2001 was 4.12%. The balance outstanding on this construction loan at December 31, 2001, was $10.4 million.

FOUR WESTLAKE PARK AND BANK ONE TOWER


On July 30, 2001, we entered into joint venture arrangements with an affiliate of General Electric Pension Fund, or GE, in which we contributed two Office Properties, Four Westlake Park in Houston, Texas, and Bank One Tower in Austin, Texas into the joint ventures and GE made a cash contribution. The joint ventures are structured such that GE holds an 80% equity interest in each of Four Westlake Park, a 560,000 square foot Class A Office Property located in the Katy Freeway submarket of Houston, and Bank One Tower, a 390,000 square foot Class A Office Property located in downtown Austin. We continue to hold the remaining 20% equity interests in each Property, which are accounted for under the equity method. The joint ventures generated approximately $120.0 million in net cash proceeds to us, including distributions to us resulting from the sale of our 80% equity interest and from $87.2 million of third-party mortgage financing at the joint venture level. None of the mortgage financing at the joint venture level is guaranteed by us. We have no commitment to reinvest the cash proceeds back into the joint ventures. The joint ventures were accounted for as partial sales of these Office Properties, resulting in a gain of approximately $7.6 million, net of a deferred gain of approximately $1.9 million. In addition, we manage and lease the Office Properties on a fee basis. During the year ended December 31, 2001, we recognized $0.2 million for these services.



THREE WESTLAKE PARK



On August 21, 2002, we entered into a joint venture arrangement with an affiliate of GE. In connection with the formation of the venture, we contributed an Office Property, Three Westlake Park in Houston, Texas, and GE made a cash contribution. GE holds an 80% equity interest in Three Westlake Park, a 415,000 square foot Class A Office Property located in the Katy Freeway submarket of Houston, and we continue to hold the remaining 20% equity interest in the Office Property, with our interest accounted for under the equity method. The joint venture generated approximately $47 million in net cash proceeds to us, including distributions resulting from the sale of our 80% equity interest and from $33 million of third-party mortgage financing at the joint venture level. None of the mortgage financing at the joint venture level is guaranteed by either us or GE. We have no commitment to reinvest the cash proceeds back into the joint venture. The joint venture formation transactions were accounted for as a partial sale of this Office Property, resulting in a gain. We will continue to manage and lease Three Westlake Park on a fee basis.



SONOMA MISSION INN & SPA RESORT



On September 1, 2002, we entered into a joint venture arrangement with a subsidiary of Fairmont Hotels & Resorts Inc., or FHR, pursuant to which FHR purchased a 19.9% equity interest in the limited liability company that owns our Sonoma Mission Inn & Spa Resort/Hotel Property in Sonoma County, California. We continue to own the remaining 80.1% interest and, therefore, will continue to consolidate the operations of this Property in our financial statements. The joint venture generated approximately $8 million in net cash proceeds to us. We have loaned $45.1 million to the joint venture at an interest rate of LIBOR plus 300 basis points. The maturity date of the loan is the earlier of the date on which the joint venture obtains third-party financing or one year. The joint venture has the option to extend the loan for two successive 6-month periods by paying a fee. Under our agreement with FHR, we will manage the limited liability company that owns the Sonoma Mission Inn & Spa, and FHR will operate and manage the property under the Fairmont brand.


METROPOLITAN

On May 24, 2001, we converted our $85.0 million preferred member interest in Metropolitan and $1.9 million of deferred acquisition costs, into approximately $75.0 million of common stock of Reckson, resulting in an impairment charge of approximately $11.9 million. We subsequently sold the Reckson common stock on August 17, 2001, for approximately $78.6 million, resulting in a gain of approximately $3.6 million. The proceeds were used to pay down the Fleet Facility.


UNCONSOLIDATED PROPERTY DISPOSITIONS


On September 27, 2001, the Woodlands CPC, owned by us and an affiliate of Morgan Stanley, sold one office/venture tech property located within The Woodlands, Texas. The sale generated net proceeds, after the repayment of debt, of approximately $2.7 million, of which our portion was approximately $1.3 million. The sale generated a net gain of approximately $3.5 million, of which our portion was approximately $1.7 million. The net proceeds received by us were used primarily to pay down variable-rate debt.


On November 9, 2001, The Woodlands Land Development Company, L.P., owned by the Woodlands Land Company, Inc. and an affiliate of Morgan Stanley, sold two office properties and one retail property located within The Woodlands, Texas. The sales generated net proceeds, after the repayment of debt, of approximately $41.8 million, of which our portion was approximately $19.7 million. The sale generated a net gain of approximately $13.3 million, of which our portion was approximately $3.8 million. The net proceeds received by us were used primarily to pay down variable-rate debt.



During the six months ended June 30, 2002, the Woodlands CPC sold two office properties located within The Woodlands, Texas. The sales generated net proceeds, after the repayment of debt, of approximately $8.9 million, of which our portion was approximately $4.7 million. The sales generated a net gain of approximately $11.5 million, of which our portion was approximately $6.0 million. The proceeds received by us were used primarily to pay down the existing line of credit.



CONSOLIDATED PROPERTY DISPOSITIONS



During the year ended December 31, 2001, we sold five Office Properties, 18 behavioral healthcare properties and other assets. The sales generated net proceeds of approximately $200.4 million and a net gain of approximately $4.4 million. During the six months ended June 30, 2002, we sold three Office Properties. The sales generated net proceeds of approximately $15.2 million and a net gain of approximately $6.2 million.


OFFICE SEGMENT

On July 30, 2001, the GE joint ventures were accounted for as partial sales of two Office Properties, Four Westlake Park in Houston, Texas, and Bank One Tower in Austin, Texas, resulting in a net gain of approximately $7.6 million, net of a deferred gain of $1.9 million.

On September 18, 2001, we completed the sale of the two Washington Harbour Office Properties. The sale generated net proceeds of approximately $153.0 million and a net loss of approximately $9.8 million. The proceeds from the sale of the Washington Harbour Office Properties were used primarily to pay down variable-rate debt and pay for the repurchase by Crescent of approximately 4.3 million of Crescent's common shares. The Washington Harbour Office Properties were our only Office Properties in Washington, D.C.


On September 28, 2001, WOE, owned by us and the Woodlands CPC, sold two Office Properties located within The Woodlands. The sale generated net proceeds of approximately $11.3 million, of which our portion was approximately $9.9 million. The sale generated a net gain of approximately $3.4 million, of which our portion was approximately $3.0 million. The proceeds received by us were used primarily to pay down variable-rate debt.

On December 20, 2001, WOE sold one Office Property located within The Woodlands. The sale generated net proceeds of approximately $2.0 million, of which our portion was approximately $1.8 million. The sale generated a net gain of approximately $1.7 million, of which our portion was approximately $1.5 million. The proceeds received by us were used primarily to pay down variable-rate debt.


On January 18, 2002, we completed the sale of the Cedar Springs Plaza Office Property in Dallas, Texas. The sale generated net proceeds of approximately $12.0 million and a net gain of approximately $4.5 million. The proceeds from the sale of the Cedar Springs Plaza Office Property were used primarily to pay down the existing line of credit.



On May 29, 2002, WOE sold two consolidated Office Properties located within The Woodlands, Texas. The sale generated net proceeds of approximately $3.6 million of which our portion was approximately $3.2 million. The sale generated a net gain of approximately $1.9 million, of which our portion was approximately $1.7 million. The proceeds received by us were used primarily to pay down the existing line of credit. These two Properties were consolidated, joint venture properties and were included in our Office Segment.



As of June 30, 2002, Washington Harbour Phase II Land located in the Georgetown submarket of Washington, D.C. was considered held for sale. We recognized an impairment charge of approximately $1.0 million on this land. After the recognition of this impairment, the carrying value of the land at June 30, 2002 was approximately $15.0 million. The land is wholly-owned by us and is included in our Office Segment.



On August 1, 2002, we completed the sale of the 6225 North 24th Street Office Property in Phoenix, Arizona. The sale generated net proceeds of approximately $9.0 million and a net gain of approximately $1.3 million. The proceeds from the sale of the 6225 North 24th Street Office Property were used to redeem Class A Units from GMACCM. This Office Property was wholly-owned by us and was included in our Office Segment.



BEHAVIORAL HEALTHCARE PROPERTIES


During the year ended December 31, 2001, we completed the sale of 18 behavioral healthcare properties. The sales generated approximately $34.7 million in net proceeds and a net gain of approximately $1.6 million for the year ended December 31, 2001. The net proceeds from the sale of the 18 behavioral healthcare properties sold during the year ended December 31, 2001 were used primarily to pay down variable-rate debt. As of December 31, 2001, we owned 10 behavioral healthcare properties. We are actively marketing these 10 behavioral healthcare properties for sale.

During the year ended December 31, 2001, we recognized an impairment loss of $8.5 million on seven of the behavioral healthcare properties held for disposition. This amount represents the difference between the carrying values and the estimated sales prices less costs of the sales for these properties.



As of June 30, 2002, we owned 9 behavioral healthcare properties, all of which were classified as held for sale. The carrying value of the behavioral healthcare properties at June 30, 2002 was approximately $25.0 million. During the six months ended June 30, 2002, we recognized an impairment charge of approximately $0.6 million on one of the behavioral healthcare properties held for sale. This amount represents the difference between the carrying value and the estimated sales price less costs of the sale for this property. For more information on the this impairment charge, please see the Notes to the Financial Statements incorporated in this Prospectus. Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale. We have entered into contracts or letters of intent to sell five behavioral healthcare properties and are actively marketing for sale the remaining five behavioral healthcare properties. The sales of these behavioral healthcare properties are expected to close within the next year.



OFFICE PROPERTY ACQUISITION



On August 29, 2002, we acquired Johns Manville Plaza, a 29-story, 675,000 square foot Class A office building located in Denver, Colorado. We acquired the property for approximately $91 million. The property is wholly-owned by us and included in our Office Segment.


RELATED PARTY DISCLOSURES

DBL


As of June 30, 2002, we owned 97.44% of DBL with the remaining 2.56% economic interest in DBL (including 100% of the voting interest in DBL) held by John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner. Originally, Mr. Goff contributed his voting interests in MVDC and HADC originally valued at approximately $0.4 million, and approximately $0.06 million in cash, or total consideration valued at approximately $0.4 million for his interest in DBL.



DBL has two wholly owned subsidiaries, DBL-ABC, Inc., and DBL-CBO, Inc., the assets of which are described in the following paragraphs, and DBL directly holds 66% of the voting stock in MVDC and HADC. At June 30, 2002, Mr. Goff's interest in DBL was approximately $0.4 million.



Since June 1999, we have contributed approximately $23.8 million to DBL, in the form of cash and loans. These funds were used by DBL to make an equity contribution to DBL-ABC, Inc., which committed to purchase a limited partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP, which we call G2. G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity that is owned equally by Goff-Moore Strategic Partners, LP, which we call GMSP, and GMAC Commercial Mortgage Corporation, which we call GMACCM. The ownership structure of the entity that ultimately controls GMSP consists of 50% ownership by Darla Moore, who is married to Richard E. Rainwater, Chairman of the Board of Trust Managers of Crescent, and 50% by Mr. Goff. Mr. Rainwater is also a limited partner of GMSP. At June 30, 2002, DBL had an approximately $14.5 million investment in G2 and had repaid in full the loans from us.

In March 1999, DBL-CBO, Inc. acquired $6.0 million aggregate principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a Cayman Island limited liability company, which we call the Juniper Notes. During the six months ended June 30, 2002, we recognized an impairment charge related to this investment of $5.2 million. As a result of this impairment charge, at June 30, 2002, this investment was valued at approximately $0.


COPI COLORADO, L.P.


On February 14, 2002, we executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to us, pursuant to a strict foreclosure, Crescent Operating's 60% general partner interest in COPI Colorado L.P., which we call COPI Colorado, which owns 10% of the voting stock in CRD. As a result, we increased our ownership interest in CRD from 90% to 96%, John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner owns a 2.0% interest in CRD with a cost basis of $0.4 million and the remaining 2.0% interest is owned by a third party.


LOANS TO OUR EMPLOYEES AND TRUST MANAGERS OF CRESCENT FOR EXERCISE OF STOCK OPTIONS AND UNIT OPTIONS


As of December 31, 2001, we had approximately $32.9 million of loans outstanding (including approximately $4.4 million loaned during the year ended December 31, 2001) and as of June 30, 2002, we had approximately $36.6 million of loans outstanding (including approximately $4.1 million loaned during the six months ended June 30, 2002) to certain of our employees and trust managers of Crescent on a recourse basis pursuant to Crescent's stock incentive plans and our unit incentive plans pursuant to agreements approved by the Board of Directors of our General Partner and the Executive Compensation Committee of Crescent. The proceeds of these loans were used by the employees and the trust managers to acquire common shares of Crescent pursuant to the exercise of vested stock and unit options. According to the loan agreements, these loans may be repaid in full or in part at any time without premium or penalty. John C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of Crescent and sole director and Chief Executive Officer of the General Partner, had a loan representing $26.3 million of the $32.9 million total outstanding loans at December 31, 2001 and of the $36.6 million total outstanding at June 30, 2002.



Every month, federal short-term, mid-term and long-term rates (Applicable Federal Rates) are determined and published by the IRS based upon average market yields of specified maturities. Effective November 1, 2001, these loans were amended to reduce the interest rates for their remaining terms to the Applicable Federal Rates. As a result, the interest rates on loans with remaining terms of three years or less at November 1, 2001 were reduced to approximately 2.7% per year, the interest rates on loans with remaining terms greater than three years as of November 1, 2001 were reduced to approximately 4.07% per year. The loans granted during the six months ended June 30, 2002 were granted at the Applicable Federal Rate of 2.7%. These interest rates reflect below prevailing market interest rates; therefore, we recorded $0.8 million and $0.1 million of compensation expense for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively. Approximately $0.5 million and $0.2 million of interest was outstanding related to these loans as of December 31, 2001 and the six months ended June 30, 2002, respectively. No conditions exist at June 30, 2002 which would cause any of these loans to be in default.

On July 29, 2002, the loans made pursuant to the Crescent's stock incentive plans and our unit incentive plans were amended to extend the remaining terms of the loans until July 2012 and to stipulate that every three years the interest rate on the loans will be adjusted to the AFR applicable at that time for a three-year loan. For the period from July 29, 2002 through July 28, 2005, the interest rate was fixed at 2.81%. Additionally, the employees and trust managers have been given the option, at any time, to fix the interest rate for each of the loans to the AFR applicable at that time for a loan with a term equal to the remaining term of the loan. We estimate that the one-time compensation expense related to these amendments to the loans is approximately $1.8 million. Effective July 29, 2002, we will no longer make available to our employees and Crescent's trust managers loans pursuant to the stock and unit incentive plans.



DEBT OFFERING



On April 15, 2002, we completed a private offering of $375.0 million in senior, unsecured notes due 2009, $50.0 million of which were purchased by Richard E. Rainwater, Chairman of the Board of Trust Managers of the Crescent, and his affiliates and family members, which we call the Rainwater Group. The notes bear interest at 9.25% and were issued at 100% of issue price. We have agreed to register the notes issued to the Rainwater Group for resale. See "Description of Indebtedness -- Debt Offering" below for additional information regarding the offering and the notes.



OTHER



On June 28, 2002, we purchased and are holding for sale, the home of an executive officer of Crescent for approximately $2.6 million which approximates fair market value of the home. This purchase was part of the officer's relocation agreement with us.


SHELF REGISTRATION STATEMENT


On October 29, 1997, Crescent filed a shelf registration statement with the Commission relating to the future offering of up to an aggregate of $1.5 billion of common shares, preferred shares and warrants exercisable for common shares. Management believes the shelf registration statement will provide Crescent with more efficient and immediate access to capital markets when considered appropriate. As of June 30, 2002, approximately $647.3 million was available under the shelf registration statement for the issuance of securities.



SERIES A PREFERRED OFFERING



On April 26, 2002, Crescent completed the April 2002 Series A Preferred Offering of an additional 2,800,000 shares of the Series A preferred shares at an $18.00 per share price and with a liquidation preference of $25.00 per share for aggregate total offering proceeds of approximately $50.4 million. The Series A preferred shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of the Crescent at a conversion price of $40.86 per common share (equivalent to a conversion rate of 0.6119 common shares per Series A preferred share), subject to adjustment in certain circumstances. The Series A preferred shares have no stated maturity, are not subject to sinking fund or mandatory redemption and may not be redeemed before February 18, 2003, except in order to preserve Crescent's status as a REIT. On or after February 13, 2003, the Series A preferred shares may be redeemed, at Crescent's option, by paying $25.00 per share plus any accumulated accrued and unpaid distribution. Dividends on the Series A preferred shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth of February, May, August and November, commencing May 15, 2002. The annual fixed dividend is $1.6875 per share. In connection with the April 2002 Series A Preferred Offering, we issued additional Series A Preferred Units to Crescent in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $2.2 million, of approximately $48.2 million. The net proceeds from the April 2002 Series A Preferred Offering were used by us to redeem Class A Units in our subsidiary, Funding IX, from GMACCM.



SERIES B PREFERRED OFFERING



On May 17, 2002, Crescent completed the May 2002 Series B Preferred Offering of 3,000,000 shares of the Series B Preferred Shares with a liquidation preference of $25.00 per share for aggregate total offering proceeds of approximately $75.0 million. The Series B preferred shares have no stated maturity, are not subject to sinking fund or mandatory redemption, are not convertible into any other securities of Crescent and may not be redeemed before May 17, 2007, except in order to preserve Crescent's status as a REIT. On or after May 17, 2007, the Series B preferred shares may be redeemed, at Crescent's option, by paying $25.00 per share plus any accumulated, accrued and unpaid distributions. Dividends on the Series B preferred shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth of February, May, August and November, commencing August 15, 2002. The annual fixed dividend is $2.375 per share. In connection with the May 2002 Series B Preferred Offering, we issued Series B Preferred Units to Crescent in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $2.7 million, of approximately $72.3 million. The net proceeds from the May 2002 Series B Preferred Offering were used by us to redeem Class A Units in our subsidiary, Funding IX, from GMACCM.



On June 6, 2002, Crescent completed the June 2002 Series B Preferred Offering of an additional 400,000 Series B preferred resulting in gross proceeds to Crescent of approximately $10.0 million. In connection with the June 2002 Series B Preferred Offering, we issued additional Series B Preferred Units to Crescent in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $0.4 million, of approximately $9.6 million. The net proceeds from the June 2002 Series B Preferred Offering were used by us to redeem Class A Units in our subsidiary, Funding IX, from GMACCM.


SALE OF PREFERRED EQUITY INTERESTS IN SUBSIDIARY AND INTRACOMPANY LOAN

SALE OF CLASS A UNITS IN FUNDING IX


During the year ended December 31, 2000, we formed Funding IX, and contributed seven Office Properties and two Resort/Hotel Properties to Funding IX. As of June 30, 2002, Funding IX held seven Office Properties and one Resort/Hotel Property. We own 100% of the common voting interests in Funding IX, 0.1% in the form of a general partner interest and 99.9% in the form of a limited partner interest.



Also during the year ended December 31, 2000, GMACCM purchased $275.0 million of non-voting, redeemable Class A Units in Funding IX. The Class A Units were redeemable at our option at the original price. As of December 31, 2000, we had redeemed approximately $56.6 million of the Class A Units from GMACCM. No redemptions occurred during the year ended December 31, 2001. During the six months ended June 30, 2002, we redeemed approximately $187.0 million of the Class A Units, reducing to $31.4 million the amount of Class A Units held by GMACCM. As of August 29, 2002, we had redeemed all of the Class A Units held by GMACCM. See "-- Redemption of Class A Units in Funding IX" below for information regarding this transaction.



The Class A Units initially received a preferred variable-rate dividend calculated at LIBOR plus 450 basis points. Beginning March 16, 2002, the preferred variable-rate dividend increased to LIBOR plus 550 basis points, which resulted in a dividend rate of approximately 7.34% per annum as of June 30, 2002.


IMPACT ON FINANCIAL STATEMENTS OF INTRACOMPANY LOAN


As of June 30, 2002, Funding IX had loaned a total of approximately $281.1 million from the net proceeds from the sale of the Class A Units and a portion of the net proceeds of the sale of one of the Properties held by Funding IX to SH IX for the purchase of common shares of Crescent. The note, which is included in Notes Receivable, Net, bears interest based on the dividends paid on the common shares held by SH IX, a wholly-owned subsidiary of the General Partner, and matures on March 15, 2003. SH IX is required to repay the loan, plus any accrued and unpaid interest, at that time. See "-- Repayment of intracompany loan" below for information regarding the repayment of this loan on August 29, 2002.



As of June 30, 2002, the annual interest rate on the note was approximately 7.72%. For the six months ended June 30, 2002, we recognized interest income of $10.8 million on the note. The repurchased common shares were held in SH IX until all the Class A Units were redeemed. Crescent, as a partner in our company, receives quarterly distributions from us, which it then uses to make distributions to its shareholders. Distributions on these repurchased common shares were paid by Crescent to SH IX, as a Crescent shareholder, and used by SH IX to make payments of interest due to Funding IX on the loan. Funding IX in turn used these funds to pay dividends on the Class A Units. See "-- Repayment of intracompany loan" below for information regarding the repurchase by Crescent on August 29, 2002 of the common shares held by SH IX.



The operations, assets and liabilities of Funding IX and SH IX are consolidated with those of Crescent in Crescent's consolidated financial statements. The operations, assets and liabilities of Funding IX (but not those of SH IX) are consolidated with our operations, assets and liabilities in our consolidated financial statements. As a result, the note and the payments on the note by SH IX to Funding IX are eliminated in Crescent's financial statements but are not eliminated in our financial statements. These items, therefore, are included in Notes Receivable, Net and in Interest and Other Income in our financial statements.

The following table compares our current financial statements prepared in accordance with GAAP and our adjusted financial statements, adjusted for the elimination of the intracompany loan and associated interest income. This table provides certain components of the financial statements which would be affected by the elimination of the intracompany loan, accrued interest related to the loan and associated interest income.



-----------------------------------------------------------------------------------------------
                                                                           AFTER ELIMINATION OF
                                                  GAAP PRESENTATION           INTRACOMPANY LOAN
                                          -------------------------   -------------------------
                                            JUNE 30,   DECEMBER 31,     JUNE 30,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                          2002           2001         2002           2001
-----------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets............................  $4,703,294    $4,422,826    $4,419,504    $4,138,102



                                          SIX MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                          -------------------------   -------------------------
                                                2002           2001         2002           2001
                                          ----------   ------------   ----------   ------------
OPERATING DATA:
Total Revenues..........................  $  525,026    $  382,844    $  514,177    $  336,940
Operating income........................      36,480        62,899        25,639        46,995
Net income..............................      40,119        67,933        29,270        52,029
Income available to partners before
  discontinued operations, extraordinary
  item and cumulative effect of a change
  in accounting principle...............      39,034        73,201        28,185        57,297
Basic earnings per unit(1):
  Income available to partners before
      discontinued operations,
      extraordinary item and cumulative
      effect of a change in accounting
      principle.........................  $     0.59    $     1.08    $     0.43    $     0.84
Diluted earnings per unit(1):
   Income available to partners before
      discontinued operations,
      extraordinary item and cumulative
      effect of a change in accounting
      principle.........................  $     0.59    $     1.06    $     0.42    $     0.83
-----------------------------------------------------------------------------------------------



(1) The weighted average units used to calculate basic and diluted earnings per unit include the common shares of Crescent held in SH IX of 14,468,623 (7,234,312 equivalent units) for the six months ended June 30, 2002 and 2001. The adjusted basic and diluted earnings per unit after the elimination of the intracompany loan exclude the common shares of Crescent held in SH IX.



REDEMPTION OF CLASS A UNITS IN FUNDING IX



On August 29, 2002, Funding IX used approximately $22.7 million of proceeds from repayment by SH IX of the intracompany loan to redeem from GMACCM all of the Class A Units in Funding IX that remained outstanding on that date. As a result of the redemption, GMACCM ceased to be a partner in Funding IX or to have any rights or obligations as a partner, and we (as the 99.9% limited partner) and one of our subsidiaries (as the 0.1% general partner) became the sole partners of Funding IX.

Following the redemption of all of the outstanding Class A Units, Funding IX distributed two of its Office Properties, 44 Cook Street, and 55 Madison, and all of the equity interests in the limited liability companies that own two other Office Properties, Miami Center and Chancellor Park, to us. We then contributed 44 Cook Street and 55 Madison to another of our subsidiaries, Crescent Real Estate Funding VIII, L.P.



REPAYMENT OF INTRACOMPANY LOAN



On August 29, 2002, Crescent agreed to repurchase the 14,468,623 common shares of Crescent held by SH IX in exchange for cash of approximately $22.7 million and the assumption of the remaining approximately $258.6 million of the loan payable to Funding IX by SH IX. As a result of Crescent's repurchase of the 14,468,623 common shares, we repurchased from Crescent, also on August 29, 2002 and as required by our limited partnership agreement, a corresponding portion of Crescent's limited partnership interest in us for cash of approximately $22.7 million and the assumption of the remaining approximately $258.6 million of the intracompany loan payable to Funding IX. SH IX in turn used the approximately $22.7 million in cash to satisfy its remaining obligations to Funding IX under the intracompany loan. Immediately following Funding IX's use on August 29, 2002 of the approximately $22.7 million to redeem from GMACCM all of the Class A Units then outstanding, Funding IX distributed the intracompany loan, and its rights under the intracompany loan, to us. As a result, on August 29, 2002, we held the intracompany loan both as lender (which gave us the right to collect approximately $258.6 million under the loan) and as borrower (which established our obligation to pay approximately $258.6 million under the loan), resulting in the elimination of the intracompany loan.



As a result of these transactions, after August 29, 2002, our GAAP financial statements will exclude the intracompany loan and any associated interest income.


EMPLOYEE STOCK PURCHASE PLAN


On June 25, 2001, the shareholders of Crescent approved a new Employee Stock Purchase Plan, of the ESPP, that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, or the IRC. The ESPP is regarded as a noncompensatory plan under APB No. 25, because it meets the qualifications under IRC 423. Under the terms of the ESPP, eligible employees may purchase common shares of Crescent at a price that is equal to 90% of the lower of the common shares' fair market value at the beginning or the end of a quarterly period. The fair market value of a common share is equal to the last sale price of the common shares on the New York Stock Exchange. Eligible employees may purchase the common shares through payroll deductions of up to 10% of eligible compensation. The ESPP is not subject to the provisions of ERISA. The ESPP was effective October 1, 2001, and will terminate on May 14, 2011.



The 1,000,000 common shares that may be issued pursuant to the purchase of common shares under the ESPP represent less than 0.81% of Crescent's outstanding common shares at June 30, 2002.

SHARE REPURCHASE PROGRAM


Crescent commenced its Share Repurchase Program in March 2000. On October 15, 2001, Crescent Board of Trust Managers increased from $500.0 million to $800.0 million the amount of outstanding common shares that can be repurchased from time to time in the open market or through privately negotiated transactions (the "Share Repurchase Program"). As of June 30, 2002, Crescent had repurchased 20,256,423 common shares, at an aggregate cost of approximately $386.6 million, resulting in an average repurchase price of $19.09 per common share. As of August 31, 2002, 20,286 of these common shares had been retired, and Crescent held the remaining 20,236,137 common shares as treasury shares. The repurchase of common shares by Crescent will decrease Crescent's limited partner interest, which will result in an increase in net income per unit.



The following table shows a summary of Crescent's common share repurchases by year, as of June 30, 2002.



-------------------------------------------------------------------------------------------
                                                                                    AVERAGE
                                                                       TOTAL      PRICE PER
($ IN MILLIONS)                                             SHARES    AMOUNT   COMMON SHARE
-------------------------------------------------------------------------------------------
2000..................................................  14,468,623    $281.0   $      19.43
2001..................................................   4,287,800      77.1          17.97
Six months ended June 30, 2002........................   1,500,000      28.5          19.00
                                                        -----------------------------------

TOTAL.................................................  20,256,423(1) $386.6   $      19.09
-------------------------------------------------------------------------------------------



(1) Additionally, 14,530 of Crescent's common shares were repurchased outside of the Share Repurchase Program as part of an executive incentive program.


Crescent expects the Share Repurchase Program to continue to be funded through a combination of debt, equity, joint venture capital and selected asset disposition alternatives available to Crescent which, in some cases, may be secured by the repurchased common shares. The amount of common shares that Crescent will actually purchase will be determined from time to time, in its reasonable judgment, based on market conditions and the availability of funds, among other factors. There can be no assurance that any number of common shares will actually be purchased within any particular time period.

SHARE REPURCHASE AGREEMENT

On November 19, 1999, Crescent entered into an agreement, or the Share Repurchase Agreement, with UBS to purchase a portion of its common shares from UBS. Crescent had the option to settle the Share Repurchase Agreement in cash or common shares. During the year ended December 31, 2000, Crescent purchased the 5,809,180 common shares from UBS at an average cost of $17.62 per common share for an aggregate of approximately $102.3 million under the Share Repurchase Agreement with UBS.

The Share Repurchase Agreement was accounted for under EITF 96-13 and was considered an equity instrument similar to a preferred stock instrument with a cumulative fixed dividend, the forward accretion component or guaranteed return to UBS was accounted for like a preferred dividend. Additionally, the common shares actually issued and outstanding were considered in both the basic and diluted weighted-average shares calculations. The diluted earnings per share calculation also included any contingently issuable common shares.

Crescent has no further obligation under the Share Repurchase Agreement. The purchases were funded primarily through the sale of Class A Units in Funding IX. See "Sale of preferred equity interests in subsidiary and intracompany loan" above.



BROADBAND



In 2000, we made an equity investment in Broadband Office, Inc., or Broadband (a facilities-based provider of broadband data, video and voice communication services delivered over fiber optic networks), and related entities. In May 2001, Broadband filed for Chapter 11 bankruptcy protection and our investment in Broadband was approximately $7.2 million. Yipes Communications Group, Inc., or Yipes, another telecom provider, has received approval from the federal bankruptcy court to acquire certain rights formerly owned by Broadband. In addition, Yipes has executed agreements with nine major real estate entities, including us, to assume telecom licensing agreements, in modified formats. As part of this transaction, we acquired ownership of certain telecom assets previously owned by Broadband and located within office properties in consideration for conveyance of its equity interest in Broadband to Yipes. These telecom assets were independently appraised and valued in excess of our equity interest in Broadband. As a result, we reclassified our investment in Broadband of approximately $7.2 million from Other Assets to Building Improvements during the year ended December 31, 2001. Therefore, Broadband's bankruptcy did not have a material effect on our results of operations for the year ended December 31, 2001 or our financial position as of December 31, 2001.


STATION CASINOS, INC.

As of April 14, 1999, Crescent and Station Casinos, Inc., or Station, entered into a settlement agreement for the mutual settlement and release of all claims between Crescent and Station arising out of the agreement and plan of merger between Crescent and Station, which Crescent terminated in August 1998. As part of the settlement agreement, Crescent paid $15.0 million to Station on April 22, 1999.


CHANGE IN OUR CERTIFYING ACCOUNTANT



On June 24, 2002, Crescent terminated the engagement of Arthur Andersen LLP as our independent public accountants. Crescent has engaged Ernst & Young LLP to serve as Crescent's and our independent public accountants for the fiscal year ending December 31, 2002. Ernst & Young LLP is currently conducting a re-audit of our financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001.



CRITICAL ACCOUNTING POLICIES



Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.



NET INVESTMENTS IN REAL ESTATE



Real estate and leasehold improvements are classified as long-lived assets to be held and used or held for sale. Properties to be held and used are carried at cost, net of accumulated depreciation. Properties held for sale are recorded at the lower cost or fair value less cost to sell. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Properties are periodically evaluated on an individual basis to determine if any value impairment has occurred. With regard to Properties to be held and used, an impairment charge is recognized to the extent the sum of undiscounted future operating cash flows is less than the carrying value of the Property. For Properties held for sale an impairment charge is recognized when the fair value of the Property less the estimated cost to sell is less than the carrying value of the Property as of the date Crescent has a commitment to sell the Property or is actively marketing the Property for sale. See "Adoption of New Accounting Standards" for a discussion of impairment losses recognized for the six months ended June 30, 2002.



Depreciation on buildings and improvements is computed using the straight-line method over the estimated useful life of the asset, as follows:



      Buildings and Improvements..................................     5 to 40 years
      Tenant Improvements.........................................   Terms of leases
      Furniture, Fixture and Equipment............................      3 to 5 years



Depreciation is not computed on Land and Land held for Investment or Development, nor is depreciation computed on Property held for sale subsequent to the date the Property is classified as held for sale.



Expenditures for ordinary repairs and maintenance are charged to operations as incurred. Significant renovations and improvements, which improve or extend the useful life of the Property are capitalized and subject to the depreciation guidelines discussed above. When a Property is sold, its cost and related accumulated depreciation are removed from the books and any resulting gain or loss reflected in net income for the appropriate period.



Developments in process are carried at cost, which includes land acquisition cost, architectural fees, general contractor fees, construction interest, internal costs related directly to the development and other costs related directly to the construction of the Property. Depreciation expense is not recognized until the property is placed in service, which occurs shortly after the building receives a certificate of occupancy.



DERIVATIVE FINANCIAL INSTRUMENTS



Crescent uses derivative financial debt instruments to convert a portion of its variable-rate debt to fixed-rate debt and to manage its fixed to variable-rate ratio. As of June 30, 2002, Crescent has entered into three cash flow hedge agreements which are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, by SFAS No. 138, "Accounting for Certain Hedging Activities," establishes accounting and reporting standards for derivative instruments. Specifically, it requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure these instruments at fair value. Changes in fair value will effect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes. Derivatives that do not qualify as hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the particular nature of the hedge, changes in fair value will either be offset against the change in fair value of the hedged assets or liabilities through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.



Crescent uses cash flow hedges to mitigate the variability of cash flows by effectively converting or capping floating rate debt to a fixed rate basis. On a monthly basis, the cash flow hedge is market to fair value through comprehensive income and the cash flow hedge's gain or loss is reported in earnings when the interest on the underlying debt affects earnings. Any ineffective portion of the hedges is immediately reported in Crescent's earnings.



In connection with the debt refinancing in May 2001, Crescent entered into a LIBOR interest rate cap, and simultaneously sold a LIBOR interest rate cap with the same terms. These instruments do not qualify as hedges and changes to their respective fair values, which offset each other, are charged to earnings monthly.



REVENUE RECOGNITION



Office Properties. Crescent, as a lessor, has retained substantially all of the risks and benefits of ownership of the Office Properties and accounts for its leases as operating leases. Crescent recognizes income on leases on a straight-line basis over the term of the lease. Certain leases provide for abated rent periods and/or scheduled rental rate increases during the term of the lease. Accordingly, a receivable from tenants, deferred rent receivable, is recorded for the excess of rental revenue recognized on a straight-line basis over the rent that is contractually due from the tenant under the terms of the lease.



Resort/Hotel Properties. Prior to the February 14, 2002 transaction with Crescent Operating, Crescent had leased all of the Resort/Hotel Properties, except the Omni Austin Hotel, to subsidiaries of Crescent Operating pursuant to eight separate leases. The Omni Austin hotel had been leased under a separate lease to HCD Austin Corporation. The leases provided for the payment by the lessee of the Resort/Hotel Property of (i) base rent, with periodic rent increases if applicable, (ii) percentage rent based on a percentage of gross receipts or gross room revenues, as applicable, above a specified amount, and
(iii) a percentage of gross food and beverage revenues above a specified amount for certain Resort/Hotel Properties. Base rental income under these leases was recognized on a straight-line basis over the terms of the respective leases. Contingent revenue was recognized when the thresholds upon which it is based had been met. On February 14, 2002, Crescent executed an agreement with Crescent Operating, pursuant to which Crescent Operating transferred to subsidiaries of Crescent, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Resort/Hotel Properties previously leased to Crescent Operating. Revenue from operations of the Resort/Hotel Properties subsequent to the Crescent Operating transaction is recognized when the services are provided.



Residential Development Properties. Revenue from real estate sales is recognized after closing has taken place, title has been transferred, sufficient cash is received to demonstrate the buyer's commitment to pay for the property and collection of the balance of the sales price, if any, is reasonably assured. Substantially, all of the real estate sales through June 30, 2002 have been in cash. The cost of real estate sold is determined using the relative sales value method.

Revenue from real estate is recognized using the percentage of completion method. Under the percentage of completion method, the percentage of revenue applicable to costs incurred to date, as compared to the total estimated development costs, is recognized in the period of sale. Deferred income related to future development activity at June 30, 2002 is included in accrued liabilities. If real estate is sold prior to completion of all related infrastructure construction, and such uncompleted costs are not significant in relation to total costs, the full accrual method is utilized whereby 100% of the associated revenue is recognized and a commitment liability is established to reflect the allocated estimated future costs to complete the development of such real estate.



Club initiation fees and membership conversion fees are recorded, when sold, as deferred revenue and recognized as membership fee revenue on a straight-line basis over the number of months remaining until the estimated turnover date, 2010. The partnership is required to sell the club assets to the members no later than the turnover date. Upon formation of Desert Mountain Properties, L.P., the partnership allocated a portion of the fair value of the assets of Desert Mountain to the remaining club memberships and recorded the amount as an intangible asset. Direct costs and an applicable portion of the intangible associated with deferred membership revenue are also deferred and recognized under the same method as the related revenue. These deferred club initiation and membership conversion fees, net of the related deferred costs, are presented on the balance sheets as deferred income. Membership fees included in revenues are net of the related costs. Monthly club dues and transfer fees are recorded as club revenue when earned.


ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS


In June 2001, the Financial Accounting Standards Board, known as FASB, issued SFAS No. 141, "Business Combinations," which provides that all business combinations in the scope of the statement are to be accounted for under the purchase method. This statement is effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Since we currently account for our acquisitions under the purchase method, the adoption of this statement did not have a material effect on our interim or annual financial statements.



In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" (effective January 1, 2002). SFAS No. 142 specifies that goodwill and certain other types of intangible assets may no longer be amortized, but instead are subject to periodic impairment testing. If an impairment charge is required, the charge is reported as a change in accounting principle and is included in operating results as a Cumulative Effect of a Change in Accounting Principle. SFAS No. 142 provides for a transitional period of up to twelve months. In prior periods, Crescent tested goodwill for impairment under the provisions SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets," under which an impairment loss is recognized when expected undiscounted future cash flows are less than the carrying value of the asset. For the year ended December 31, 2001, the expected future operating cash flows of the Temperature-Controlled Logistics Corporation on an undiscounted basis exceeded the carrying amounts of the properties and other long-lived assets, including goodwill. Accordingly, no impairment was recognized. Upon the adoption of SFAS 142, the Temperature-Controlled Logistics Corporation will compare the fair value of the Temperature-Controlled Logistics Properties based on discounted cash flows to the carrying value of the Temperature-Controlled Logistics Properties and the related goodwill. Based on this test, the fair value is not expected to exceed the carrying value of the assets and, accordingly, the goodwill will be impaired. Any need for impairment must be assessed within the first six months and the amount of impairment must be determined within the next six months. Any additional impairment taken in subsequent interim periods during 2002 related to the initial adoption of this statement will require the first quarter financial statements to be restated. During the three months ended March 31, 2002 we recognized a goodwill impairment charge of approximately $10.3 million due to the initial application of this statement. This charge was due to an impairment (net of taxes) of the goodwill at the Temperature-Controlled Logistics Corporation. This charge was reported as a change in accounting principle and was included in our consolidated statements of Operations as a "Cumulative Effect of a Change in Accounting Principle" for the three months ended March 31, 2002. Subsequent to March 31, 2002 we determined that an additional impairment charge of $1.5 million, net of minority interest and taxes, was required for the goodwill of one of the Residential Development Corporations, bringing to $11.8 million the total impairment charge to be recognized for the six months ended June 30, 2002. In accordance with SFAS No. 142, the financial statements for the quarter ended March 31, 2002 were restated to include the additional impairment charge of $1.5 million. Accordingly, the entire $11.8 million impairment charge against the goodwill of the Temperature-Controlled Logistics Corporation and one of the Residential Development Corporations has been included in our consolidated statements of operations as a "Cumulative Effect of a Change in Accounting Principle" for the six months ended June 30, 2002.



In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We have determined that SFAS No. 143 will have no material effect on our interim and annual financial statements.



In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of this statement did not materially effect our interim or annual financial statements; however, for the six months ended June 30, 2002, financial statement presentation was modified to report the results of operations including any gains or losses recognized in accordance with this statement, and financial position of our real estate assets classified as held for sale as discontinued operations. As a result, we have reclassified certain amounts in prior period financial statements to conform with the new presentation requirements.



REIT QUALIFICATION



Crescent intends to maintain its qualification as a REIT under Section 856 of the Code. As a REIT, Crescent generally will not be subject to corporate federal income taxes as long as it satisfies certain technical requirements of the Code, including the requirement to distribute 90% of its REIT taxable income to its shareholders.



FUNDS FROM OPERATIONS



FFO, as used in this document, means:



       - Net Income (Loss)--determined in conformity with GAAP;


       - excluding gains (or losses) from sales of depreciable operating property;

       - excluding extraordinary items (as defined by GAAP);

       - plus depreciation and amortization of real estate assets; and

       - after adjustments for unconsolidated partnerships and joint ventures.


NAREIT developed FFO as a relative measure of performance and liquidity of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We consider FFO an appropriate measure of performance for an equity REIT, and for its investment segments. However, FFO:


       - does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income);

       - is not necessarily indicative of cash flow available to fund cash needs; and

       - should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions.


We have historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. The aggregate cash distributions paid to our unitholders and shareholders of Crescent for the six months ended June 30, 2002 and 2001 were $128.1 million and $149.9 million, respectively, and for the years ended December 31, 2001 and 2000 were $275.6 million and $300.0 million, respectively.



An increase or decrease in FFO does not necessarily result in an increase or decrease in aggregate distributions because Crescent's Board of Trust Managers is not required to increase distributions on a quarterly basis unless necessary for Crescent to maintain REIT status. However, Crescent must distribute 90% of its REIT taxable income, as defined in the IRC. Therefore, a significant increase in FFO will generally require an increase in distributions to shareholders and unitholders although not necessarily on a proportionate basis.


Accordingly, we believe that to facilitate a clear understanding of our consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows reported in the consolidated financial statements and notes to the financial statements. However, our measure of FFO may not be comparable to similarly titled measures of operating partnerships of REITs (other than Crescent) because these REITs may apply the definition of FFO in a manner different than ours.

                      STATEMENTS OF FUNDS FROM OPERATIONS


---------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              -------------------
(DOLLARS AND UNITS IN THOUSANDS)                                  2001       2000
---------------------------------------------------------------------------------
Net (loss) income...........................................  $ 24,006   $300,084
Adjustments to reconcile net (loss) income to funds from
  operations:
   Depreciation and amortization of real estate assets......   122,033    119,999
   Gain on rental property sales, net.......................    (2,835)  (136,880)
   Impairment and other charges related to real estate
     assets.................................................    21,705     17,874
   Extraordinary item--extinguishment of debt...............    12,174      4,378
   Adjustment for investments in real estate mortgages and
     equity of unconsolidated companies:
      Office Properties.....................................     6,955      4,973
      Residential Development Properties....................    13,037     25,130
      Temperature-Controlled Logistics Properties...........    22,671     26,131
      Other.................................................       144          -
      6 3/4% Series A Preferred Share distributions.........   (13,501)   (13,500)
                                                              -------------------

Funds from operations.......................................  $206,389   $348,189
                                                              -------------------

Investment Segments:
   Office Segment...........................................  $358,348   $361,574
   Resort/Hotel Segment.....................................    45,282     71,446
   Residential Development Segment..........................    54,051     78,600
   Temperature-Controlled Logistics Segment.................    23,806     33,563
   Corporate and other adjustments:
      Interest expense......................................  (182,410)  (203,197)
      6 3/4% Series A Preferred Share distributions.........   (13,501)   (13,500)
      Other(1)(2)...........................................    37,844     43,776
      Corporate general & administrative....................   (24,249)   (24,073)
      Impairment and other charges related to Crescent
       Operating............................................   (92,782)         -
                                                              -------------------

Funds from operations.......................................  $206,389   $348,189
                                                              -------------------

Basic weighted average units................................    67,815     67,860
Diluted weighted average units(3)...........................    68,578     68,458
---------------------------------------------------------------------------------



(1) Includes interest and other income, preferred return paid to GMACCM, other unconsolidated companies, less depreciation and amortization of non-real estate assets and amortization of deferred financing costs.



(2) For purposes of this schedule, the Behavioral Healthcare Properties' financial information has been included in this line item.



(3) See calculations for the amounts presented in the reconciliation at the end of this section.

---------------------------------------------------------------------------------
                                                               FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,
                                                              -------------------
(DOLLARS AND UNITS IN THOUSANDS)                                  2002       2001
---------------------------------------------------------------------------------
                                                                  (UNAUDITED)
Net income..................................................  $ 40,119   $ 67,933
Adjustments to reconcile net income to funds from
   operations:
   Depreciation and amortization of real estate assets......    65,668     59,016
   (Gain) Loss on property sales, net.......................    (5,664)       462
   Cumulative effect of a change in accounting principle....    11,775          -
   Extraordinary item--extinguishment of debt...............         -     12,174
   Impairment and other adjustments related to real estate
     assets held for sale...................................       600     15,324
   Adjustment for investments in real estate mortgages and
     equity of unconsolidated companies:
      Office Properties.....................................     4,051      4,055
      Residential Development Properties....................     2,954      6,209
      Temperature-Controlled Logistics Properties...........    11,501     11,113
      Other.................................................     5,776          -
   6 3/4% Series A Preferred Unit distributions.............    (7,590)    (6,750)
   9 1/2% Series B Preferred Unit distributions.............    (1,009)         -
                                                              -------------------

Funds from operations.......................................  $128,181   $169,539
                                                              -------------------

Investment Segments:
   Office Segment...........................................  $161,074   $181,897
   Resort/Hotel Segment.....................................    33,547     31,768
   Residential Development Segment..........................    28,035     26,648
   Temperature-Controlled Logistics Segment.................    10,775     15,464
   Other:
      Corporate general and administrative..................   (11,725)   (12,153)
      Corporate and other adjustments:
         Interest expense...................................   (88,722)   (94,281)
         6 3/4% Series A Preferred Unit distributions.......    (7,590)    (6,750)
         9 1/2% Series B Preferred Unit distributions.......    (1,009)         -
         Other(1)(2)........................................    (3,796)    26,946
                                                              -------------------

Funds from operations.......................................  $128,181   $169,539
                                                              -------------------

Basic weighted average units................................    66,290     67,977
Diluted weighted average units(3)...........................    66,709     68,910
---------------------------------------------------------------------------------



(1) Includes interest and other income, preferred return paid to GMACCM, other unconsolidated companies, less depreciation and amortization of non-real estate assets and amortization of deferred financing costs.



(2) For purposes of this schedule, the Behavioral Healthcare Properties' financial information has been included in this line item.



(3) See calculations for the amounts presented in the reconciliation following this table.

The following schedule reconciles our basic weighted average units to the diluted weighted average units presented above:


-----------------------------------------------------------------------------------------------
                                                     FOR THE SIX MONTHS      FOR THE YEAR ENDED
                                                         ENDED JUNE 30,            DECEMBER 31,
                                                    -------------------     -------------------
               (UNITS IN THOUSANDS)                    2002        2001        2001        2000
-----------------------------------------------------------------------------------------------
Basic weighted average units:.....................  66,290      67,977      67,815      67,860
Add: Unit options.................................     419         933         763         598
                                                    -------------------------------------------

Diluted weighted average units....................  66,709      68,910      68,578      68,458
-----------------------------------------------------------------------------------------------

              RECONCILIATION OF FUNDS FROM OPERATIONS TO NET CASH
                        PROVIDED BY OPERATING ACTIVITIES

---------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              -------------------
(DOLLARS IN THOUSANDS)                                            2001       2000
---------------------------------------------------------------------------------
Funds from operations.......................................  $206,389   $348,189
Adjustments:
   Depreciation and amortization of non-real estate
     Assets.................................................     2,934      2,646
   Impairment and other charges related to real estate
     Assets.................................................    96,409          -
   Amortization of deferred financing costs.................     9,327      9,497
   Gain on undeveloped land.................................    (1,590)      (577)
   Increase in Receivables from Crescent Operating..........   (20,458)         -
   Minority interest in joint ventures profit and
     depreciation and amortization..........................    21,854     21,076
   Adjustment for investments in real estate mortgages and
     equity of unconsolidated companies.....................   (42,807)   (56,234)
   Change in deferred rent receivable.......................     3,744     (8,504)
   Change in current assets and liabilities.................   (64,229)   (25,736)
   Distributions received in excess of earnings from
     unconsolidated companies...............................    13,874      3,897
   Equity in earnings in excess of distributions received
     from unconsolidated companies..........................      (476)   (10,641)
   6 3/4% Series A Preferred Share distributions............    13,501     13,500
   Non cash compensation....................................       149        114
                                                              -------------------

Net cash provided by operating activities...................  $238,621   $297,227
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                               FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,
                                                              -------------------
(DOLLARS IN THOUSANDS)                                            2002       2001
---------------------------------------------------------------------------------
Funds from operations.......................................  $128,181   $169,539
Adjustments:
   Depreciation and amortization of non-real estate
     assets.................................................     2,956      1,565
   Amortization of deferred financing costs.................     5,021      4,732
   Other adjustments related to behavioral healthcare
     assets.................................................      (600)         -
   Amortization of capital residential development costs....    94,088          -
   Expenditures for capitalized residential development
     cost...................................................   (57,250)         -
   Gain/Loss on undeveloped land............................       689        (90)
   Minority interest in joint ventures profit and
     depreciation and amortization..........................     9,437     11,489
   Adjustment for investments in real estate mortgages and
     equity of unconsolidated companies.....................   (24,282)   (21,377)
   Change in deferred rent receivable.......................    (1,124)    (1,651)
   Change in current assets and liabilities.................   (51,382)   (33,109)
   Distributions received in excess of earnings from
     unconsolidated companies...............................         -      4,254
   Equity in earnings in excess of distributions received
     from unconsolidated companies..........................        10     (8,710)
   6 3/4% Series A Preferred Unit distributions.............     7,590      6,750
   9 1/2% Series B Preferred Unit distributions.............     1,009          -
   Non cash compensation....................................        84         78
                                                              -------------------

Net cash provided by operating activities...................  $114,427   $133,470
---------------------------------------------------------------------------------

HISTORICAL RECURRING OFFICE PROPERTY CAPITAL EXPENDITURES, TENANT IMPROVEMENT AND LEASING COSTS


The following table sets forth non-incremental revenue generating and incremental revenue generating capital expenditures and tenant improvement and leasing costs and recurring and non-recurring capital expenditures (excluding those capital expenditures which are recovered from tenants) for the six months ended June 30, 2002 and the year ended December 31, 2001. Tenant improvement and leasing costs for signed leases during a particular period do not necessarily equal the cash paid for tenant improvement and leasing costs during such period due to timing of payments.



---------------------------------------------------------------------------------------------
                                                                                   YEAR ENDED
                                                              SIX MONTHS ENDED   DECEMBER 31,
                                                                 JUNE 30, 2002           2001
---------------------------------------------------------------------------------------------
RECURRING CAPITAL EXPENDITURES:(1)
   Capital Expenditures (in thousands)......................  $          5,898   $     15,672
   Per square foot..........................................  $           0.23   $       0.58
NON-INCREMENTAL REVENUE GENERATING TENANT IMPROVEMENT AND
   LEASING COSTS:(2)(3)
   Replacement Tenant Square Feet...........................           249,277      1,099,868
   Renewal Tenant Square Feet...............................           808,516        790,203
   Tenant Improvement Costs (in thousands)..................  $          8,166   $     12,154
   Per square foot leased...................................  $           7.72   $       6.43
   Tenant Leasing Costs (in thousands)......................  $          5,183   $      7,238
   Per square foot leased...................................  $           4.90   $       3.83
   Total (in thousands).....................................  $         13,349   $     19,392
      Total per square foot.................................  $          12.62   $      10.26
      Average lease term....................................         7.3 years      5.2 years
      Total per square foot per year........................  $           1.73   $       1.97
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                                                   YEAR ENDED
                                                              SIX MONTHS ENDED   DECEMBER 31,
                                                                 JUNE 30, 2002           2001
---------------------------------------------------------------------------------------------
NON-RECURRING CAPITAL EXPENDITURES:(1)
   Capital Expenditures (in thousands)......................  $          1,851   $     10,849
   Per square foot..........................................  $           0.07   $       0.40
INCREMENTAL REVENUE GENERATING TENANT IMPROVEMENT AND
   LEASING COSTS:(2)(3).....................................           174,996        372,857
   New Tenant Square Feet Expansion Tenant Square Feet......            95,850        371,656
   Tenant Improvement Costs (in thousands)..................  $          1,744   $     10,877
   Per square foot leased...................................  $           6.44   $      14.61
   Tenant Leasing Costs (in thousands)......................  $          1,278   $      4,623
   Per square foot leased...................................  $           4.72   $       6.21
   Total (in thousands).....................................  $          3,022   $     15,500
      Total per square foot.................................  $          11.16   $      20.82
      Average lease term....................................         5.4 years      5.8 years
      Total per square foot per year........................  $           2.07   $       3.59
---------------------------------------------------------------------------------------------



(1) Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to be made in our Office Property portfolio. We maintain an active preventive maintenance program in order to minimize required capital improvements. In addition, certain improvement costs are recoverable from tenants.



(2) Non-incremental revenue generating tenant improvements and leasing costs exclude temporary leases whose commencement dates are more than 12 months from the current quarter end. Incremental revenue generating tenant improvements and leasing costs are related to signed leases that have not contributed to office earnings in the preceding quarter.



(3) Tenant improvement and leasing costs also may fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease (new, renewal, or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that future recurring tenant improvements and leasing costs for our existing Office Properties will approximate on average for "renewal tenants," $6.00 to $8.00 per square foot, or $1.20 to $1.60 per square foot per year based on average five-year lease term, and, on average for "replacement tenants," $12.00 to $14.00 per square foot, or $2.40 to $2.80 per square foot per year based on an average five-year lease term, and, on average for "new and expansion tenants," $16.00 to $20.00 per square foot, or $3.20 to $4.00 per square foot per year based on an average five-year lease term.

                          DESCRIPTION OF INDEBTEDNESS

DEBT FINANCING ARRANGEMENTS


The significant terms of our primary debt financing arrangements existing as of June 30, 2002, are shown below (dollars in thousands):



---------------------------------------------------------------------------------------------------------------------------
                                                          INTEREST
                                                           RATE AT                                                  BALANCE
                                            MAXIMUM       JUNE 30,                         EXPECTED          OUTSTANDING AT
DESCRIPTION                              BORROWINGS           2002       MATURITY DATE     PAYOFF DATE        JUNE 30, 2002
---------------------------------------------------------------------------------------------------------------------------
SECURED FIXED RATE DEBT:
   AEGON Partnership Note(1)...........  $  267,610           7.53%      July 2009         July 2009         $      267,610
   LaSalle Note I(2)...................     239,000           7.83       August 2027       August 2007              239,000
   JP Morgan Mortgage Note(3)..........     197,491           8.31       October 2016      September 2006           197,491
   LaSalle Note II(4)..................     161,000           7.79       March 2028        March 2006               161,000
   CIGNA Note(5).......................      63,500           7.47       December 2002     December 2002             63,500
   Metropolitan Life Note V(6).........      38,417           8.49       December 2005     December 2005             38,417
   Northwestern Life Note(7)...........      26,000           7.66       January 2004      January 2004              26,000
   Woodmen of the World Note(8)........       8,500           8.20       April 2009        April 2009                 8,500
   Nomura Funding VI Note(9)...........       8,109          10.07       July 2020         July 2010                  8,109
   Mitchell Mortgage Note(10)..........       1,743           7.00       August 2002       August 2002                1,743
   Rigney Promissory Note(11)..........         631           8.50       November 2012     June 2012                    631
   Construction, Acquisition and Other
      Obligations for various CRDI
      projects.........................      13,690   6.28 to 10.0       Nov 02 to Dec 04  Nov 02 to Dec 04          13,557
                                         -------------------------                                           --------------
   Subtotal/Weighted Average...........  $1,025,691           7.85%                                          $    1,025,558
                                         -------------------------                                           --------------
UNSECURED FIXED RATE DEBT:
   Notes due 2009(12)..................  $  375,000           9.25%      April 2009        April 2009        $      375,000
   Notes due 2007(13)..................     250,000           7.50       September 2007    September 2007           250,000
   Notes due 2002(13)..................      97,906           7.00       September 2002    September 2002            97,906
   Other obligations...................         541    8.0 to 12.0       Nov 02 to Jan 04  Nov 02 to Jan 04             541
                                         -------------------------                                           --------------
            Subtotal/Weighted
               Average.................  $  723,447           8.34%                                          $      723,447
                                         -------------------------                                           --------------
SECURED VARIABLE RATE DEBT:(14)
   Fleet Fund I and II Term Loan(15)...  $  275,000           5.14%      May 2005          May 2005          $      275,000
   Deutsche Bank--CMBS Loan(16)........     220,000           5.84       May 2004          May 2006                 220,000
   National Bank of Arizona(17)........      50,000           5.04       June 2003         June 2003                 25,726
   Construction, Acquisition and Other
      Obligations for various CRDI                                       Aug 02 to Sept    Aug 02 to Sept
      projects(18).....................      96,069   4.34 to 5.75       03                03                        56,200
                                         -------------------------                                           --------------
   Subtotal/Weighted Average...........  $  641,069           5.33%                                          $      576,926
                                         -------------------------                                           --------------
Unsecured Variable Rate Debt:
   Fleet Facility(19)..................  $  400,000           3.72%      May 2004          May 2005          $      136,500
   JP Morgan Loan Sales Facility(20)...      50,000           3.25       -                 July 2002                 10,000
                                         -------------------------                                           --------------
   Subtotal/Weighted Average...........  $  450,000           3.69%                                          $      146,500
                                         -------------------------                                           --------------
   TOTAL/WEIGHTED AVERAGE..............  $2,840,207           7.17%(21)                                      $    2,472,431
                                         -------------------------                                           --------------
   AVERAGE REMAINING TERM..............                                  7.5 years         4.1 years
---------------------------------------------------------------------------------------------------------------------------


(1) The outstanding principal balance of this note at maturity will be approximately $224.1 million. This note is secured by the Greenway Plaza Office Properties. The note agreement requires us to maintain compliance with a number of customary covenants, including maintaining the Properties that secure the note and not creating any lien with respect to or otherwise encumbering such Properties.

(2) The note has a seven-year period during which only interest is payable (through August 2002), followed by principal amortization based on a 25-year amortization schedule through maturity. In August 2007, the interest rate will increase, and we will be required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is our intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220.5 million. LaSalle Note I is secured by Properties owned by Crescent Real Estate Funding I, L.P., which we call Funding I (See Note 1 to the unaudited financial statements appearing in this Prospectus). The note agreement restricts Funding I from engaging in certain activities, including incurring liens on the Properties securing the note, pledging the Properties securing the note, incurring certain other indebtedness, canceling a material claim or debt owed to it, entering into certain transactions, distributing funds derived from operation of the Properties securing the note (except as specifically permitted in the note agreement), or creating easements with respect to the Properties securing the note.

(3) At the end of seven years (October 2006), the interest rate will adjust based on current interest rates at that time. It is our intention to repay the note in full at such time (October 2006) by making a final payment of approximately $177.8 million.

(4) The note has a seven-year period during which only interest is payable (through March 2003), followed by principal amortization based on a 25-year amortization schedule through maturity. In March 2006, the interest rate will increase, and we will be required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is our intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154.1 million. LaSalle Note II is secured by Properties owned by Crescent Real Estate Funding II, L.P., which we call Funding II (See Note 1 to the unaudited financial statements appearing in this Prospectus). The note agreement restricts Funding II from engaging in certain activities, including incurring liens on the Properties securing the note, pledging the Properties securing the note, incurring certain other indebtedness, canceling a material claim or debt owed to it, entering into certain affiliate transactions, distributing funds derived from operation of the Properties securing the note (except as specifically permitted in the note agreement), or creating easements with respect to the Properties securing the note.

(5) The note requires payments of interest only during its term. The CIGNA Note is secured by the MCI Tower and Denver Marriott City Center Resort/Hotel Property. The note agreement has no negative covenants. The deed of trust requires us to maintain the Properties that secure the note, and requires approval to grant liens, transfer the Properties, or issue new leases.


(6) The Metropolitan Life Note V requires monthly principal and interest payments based on a 25-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The outstanding principal balance of this loan at maturity will be approximately $29.1 million. The note is secured by the Datran Center Office Property. The note agreement requires us to maintain compliance with a number of customary covenants, including maintaining the Property that secures the note and not creating any lien with respect to or otherwise encumbering such Property.


(7) The note requires payments of interest only during its term. The Northwestern Life Note is secured by the 301 Congress Avenue Office Property. The note agreement requires us to maintain compliance with a number of customary covenants, including maintaining the Property that secures the note and not creating any lien with respect to or otherwise encumbering such Property.

(8) The outstanding principal balance on this note at maturity will be approximately $8.5 million. This note is secured by the Avallon IV Office Property. The note agreement requires that we maintain compliance with a number of customary covenants, including, maintaining the Property that secures the note and not creating any lien with respect to or otherwise encumbering such Property.

(9) The note was assumed in connection with an acquisition and was not subsequently retired by us because of prepayment penalties. Under the terms of the note, principal and interest are payable based on a 25-year amortization schedule. We have the option to defease the note by purchasing Treasury obligations in an amount sufficient to pay the note without penalty. The Nomura Funding VI Note is secured by Canyon Ranch-Lenox, the Property owned by Crescent Real Estate Funding VI, L.P., which we call Funding VI (see Note 1 to the unaudited financial statements appearing in this Prospectus). In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if we elect, we may repay the note without penalty at that date by making a final payment of approximately $6.1 million. The note agreement requires Funding VI to maintain compliance with a number of customary covenants, including a debt service coverage ratio for the Property that secures the note, a restriction on the ability to transfer or encumber the Property that secures the note, and covenants related to maintaining its single purpose nature, including restrictions on ownership by Funding VI of assets other than the Property that secures the note, restrictions on the ability to incur indebtedness and make loans, and restrictions on operations.


(10) The note requires payments of interest only during its term. The Mitchell Mortgage Note is secured by one of The Woodlands Office Properties. The note agreement has no negative covenants.


(11) The note requires quarterly payments of principal and interest based on a 15-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Rigney Promissory Note is secured by a parcel of land we own located across from an Office Property. The note agreement has no negative covenants.


(12) The notes are unsecured and require payments of interest only during their term. The indenture requires us to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios and debt service coverage ratios, limitations on the incurrence of additional indebtedness and maintaining our Properties. $325 million of the notes are being exchanged for identical notes which will be registered with the Commission pursuant to this Prospectus.



(13) The notes are unsecured and require payments of interest only during their terms. The indenture requires us to maintain compliance with a number of customary financial and other covenants on an ongoing basis, including leverage ratios and debt service coverage ratios, limitations on the incurrence of additional indebtedness and maintaining our Properties. The notes were issued in an offering registered with the Commission.


(14) For the method of calculation of the interest rate for our variable-rate debt, see Note 6 to the audited financial statements appearing in this Prospectus.



(15) For a description of the Fleet Fund I and II Term Loan and the Fleet Facility, see Note 8 to the unaudited financial statements appearing in this Prospectus. The Fleet Term Loan note requires payments of interest only during the first four years with a one-year extension option. The note, due May 2004, bears interest at LIBOR plus 325 basis points (at June 30, 2002, the interest rate was 5.14%). The Fleet Term Loan note is secured by the equity interests in Funding I and Funding II, which own, respectively, eight Office Properties and 12 Office Properties. The Term Loan requires that we maintain compliance with a number of customary financial and other covenants on an on going basis, including leverage ratios based on book value and debt service coverage ratios, limitations on additional secured and total indebtedness, limitations on distributions, and a minimum net worth requirement and with respect solely to Funding I and Funding II adjusted net operating income to actual debt service and adjusted net operating income to pro forma debt service.



(16) This includes both a Deutsche Bank-CMBS note and a Fleet-Mezzanine note. The notes are due May 2004 and bear interest at the 30-day LIBOR rate plus a spread of (i) for the CMBS note, 164.7 basis points (at June 30, 2002, the interest rate was 5.15%), and (ii) for the Mezzanine note, 600 basis points (at June 30, 2002, the interest rate was 9.50%). The blended rate at June 30, 2002 for the two notes was 5.84%. The notes have three-year interest only terms and two one-year extension options, and are secured by the Office Properties owned by Crescent Real Estate Funding X, L.P., which we call Funding X, and the interest in the Spectrum Center property owned by Crescent Spectrum Center, L.P., which we call CSC. The Mezzanine note is also secured by our interest in Funding X and CSC and our interest in their general partners.



(17) This facility is a $50 million line of credit secured by certain Desert Mountain land and improvements, which call the vertical facility, club facilities, which we call the club loan, and notes receivable, which we call the warehouse facility. The line restricts the vertical facility and club loan to a maximum outstanding amount of $40 million and is subject to certain borrowing base limitations and bears interest at Prime (at June 30, 2002, the interest rate was 4.75%). The warehouse facility bears interest at Prime plus 100 basis points, (at June 30, 2002, the interest rate was 5.75%) and is limited to $10 million. The blended rate at June 30, 2002 for the vertical facility and club loan and the warehouse facility was 5.04%.



(18) This expected payoff includes extension options.



(19) The $400 million Fleet Facility is an unsecured revolving line of credit to Funding VIII and guaranteed by us. Availability under the line of credit is subject to certain covenants including total leverage based on trading twelve months net operating income from the Properties, debt service coverage, specific mix of office and hotel assets and average occupancy of Office. At June 30, 2002, the capacity under the Fleet Facility was approximately $383,700.



(20) The JP Morgan Loan Sales Facility is a $50.0 million credit facility. The lender is not obligated to fund draws under this loan unless certain conditions not within our control are satisfied at the time of the draw request. As a result, we maintain sufficient availability under the Fleet Facility to repay the JP Morgan Loan Sales Facility at any time.



(21) The overall weighted average interest rate does not include the effect of our cash flow hedge agreements. Including the effect of these agreements, the overall weighted average interest rate would have been 7.89%.



The following table shows information about our consolidated fixed and variable-rate debt and does not take into account any extension options, hedge arrangements or the entitys' anticipated pay-off dates.



---------------------------------------------------------------------------------------
                                             % OF   WEIGHTED AVERAGE   WEIGHTED AVERAGE
(IN MILLIONS)                       AMOUNT   DEBT               RATE        MATURITY(1)
---------------------------------------------------------------------------------------
Fixed-Rate Debt.................    $1,749    71%               8.1%         10.9 years
Variable-Rate Debt..............       723    29%               4.6%          1.0 years
Total Debt......................    $2,472   100%(2)          7.2%(3)         7.5 years
---------------------------------------------------------------------------------------



(1) Including the $527 million of hedged variable rate debt, the percentages for fixed rate debt and variable rate debt are 92% and 8%, respectively.



(2) Including the effect of hedge arrangements, the overall weighted average interest rate would have been 7.89%.



(3) Based on contractual maturities. The overall weighted average maturity is
4.1 years based on our expected payoff dates.

Below are the aggregate principal payments by year required as of June 30, 2002 under our indebtedness. Scheduled principal installments and amounts due at maturity are included.



--------------------------------------------------------------------------------------------
                                             SECURED   UNSECURED   UNSECURED LINE
(IN MILLIONS)                                   DEBT        DEBT        OF CREDIT   TOTAL(1)
--------------------------------------------------------------------------------------------
2002......................................     $92.8      $108.3   $            -     $201.1
2003......................................      88.7                            -       88.7
2004......................................     262.9         0.1            136.5      399.5
2005......................................     329.3                            -      329.3
2006......................................      18.9                            -       18.9
Thereafter................................     809.8       625.0                -    1,434.8
                                            ------------------------------------------------

                                            $1,602.4      $733.4   $        136.5   $2,472.3
--------------------------------------------------------------------------------------------



(1) These amounts do not represent the effect of a one-year extension option of the Fleet Facility and two one-year extension options on the Deutsche Bank--CMBS Loan as noted above.



We have $201.1 million of secured and unsecured debt due during 2002, consisting primarily of the Cigna Note, the Mitchell Mortgage Note, unsecured short-term borrowings and the 2002 Notes. Borrowings under our revolving line of credit are expected to be used to repay or repurchase from time to time the remaining $97.9 million of outstanding 2002 Notes due in September 2002. In addition, borrowings under the revolving line of credit are expected to be used to repay the $63.5 million CIGNA Note due in December 2002.


Our policy with regard to the incurrence and maintenance of debt is based on a review and analysis of:

       - investment opportunities for which capital is required and the cost of debt in relation to such investment opportunities;

       - the type of debt available (secured or unsecured);

       - the effect of additional debt on existing coverage ratios;

       - the maturity of the proposed debt in relation to maturities of existing debt; and

       - exposure to variable-rate debt and alternatives such as interest-rate swaps and cash flow hedges to reduce this exposure.

Debt service coverage ratios for a particular period are generally calculated as net income plus depreciation and amortization, plus interest expense, plus extraordinary or non-recurring losses, minus extraordinary or non-recurring gains, divided by debt service (including principal and interest payable during the period of calculation). The calculation of the debt service coverage ratio for the Fleet Facility is calculated using the method described above, including certain pro forma adjustments.

Some of our debt restricts our activities, including our ability to pledge assets, create liens, incur additional debt, enter into transactions with affiliates and make some types of payments, issuances of equity and distributions on equity.


Any uncured or unwaived events of default on our loans can trigger an acceleration of payment on the loan in default. In addition, a default by us or any of our subsidiaries with respect to any indebtedness in excess of $5.0 million generally will result in a default under the Fleet Facility and the Fleet I and II Term Loan after the notice and cure periods for the other indebtedness have passed. As of June 30, 2002, we were in compliance with all of the debt service coverage ratios and other covenants related to our outstanding debt. Our debt facilities generally prohibit loan pre-payment for an initial period, allow pre-payment with a penalty during a following specified period and allow pre-payment without penalty after the expiration of that period. During year ended December 31, 2001 and the six months ended June 30, 2002, there were no circumstances that required pre-payment penalties or increased collateral related to our existing debt.


DEBT REFINANCING AND FLEET FACILITY


In May 2001, we (i) repaid and retired the UBS Facility which consisted of the UBS Line of Credit, the UBS Term Loan I and the UBS Term Loan II; (ii) repaid and retired the iStar Financial Note; and (iii) modified and replaced the Fleet Term Note II with proceeds from a $970.0 million debt refinancing. In May 2001, we wrote off $12.2 million of deferred financing costs related to the early extinguishment of the UBS Facility which is included in "Extraordinary Item--Extinguishment of Debt."


NEW DEBT RESULTING FROM REFINANCING

----------------------------------------------------------------------------------------------
DESCRIPTION                                  MAXIMUM                                  MATURITY
(DOLLARS IN MILLIONS)                      BORROWING     INTEREST RATE                    DATE
----------------------------------------------------------------------------------------------
Fleet Facility...........................  $   400.0(1)  LIBOR + 187.5 basis points    2004(2)
Fleet Fund I and II Term Loan............  $   275.0     LIBOR + 325 basis points      2005
Deutsche Bank--CMBS Loan.................  $   220.0     LIBOR + 234 basis points      2004(3)
Deutsche Bank Short-Term Loan............  $    75.0     LIBOR + 300 basis points      2001(4)
----------------------------------------------------------------------------------------------


(1) The $400.0 million Fleet Facility is an unsecured revolving line of credit. The weighted average interest rate from the origination of the loan in May 2001 through December 31, 2001 of 5.38% and the interest rate at June 30, 2002 was 3.72%.


(2) One-year extension option.

(3) Two one-year extension options.

(4) Repaid September 19, 2001.

DEBT REPAID OR MODIFIED BY REFINANCING

------------------------------------------------------------------------------------------------
DESCRIPTION                   MAXIMUM                              MATURITY              BALANCE
(DOLLARS IN MILLIONS)       BORROWING              INTEREST RATE       DATE   REPAID/MODIFIED(1)
------------------------------------------------------------------------------------------------
UBS Line of Credit........  $   300.0   LIBOR + 250 basis points       2003   $            165.0
UBS Term Loan I...........  $   146.8   LIBOR + 250 basis points       2003   $            146.8
UBS Term Loan II..........  $   326.7   LIBOR + 275 basis points       2004   $            326.7
Fleet Term Note II........  $   200.0   LIBOR + 400 basis points       2003   $            200.0
iStar Financial Note......  $    97.1   LIBOR + 175 basis points       2001   $             97.1
------------------------------------------------------------------------------------------------

(1) All the amounts listed, other than the Fleet Term Note II, were repaid. In May 2001, the Fleet Term Note II was modified and replaced by the Fleet Fund I and II Term Loan.

DEBT OFFERING

On April 15, 2002, we and Crescent Finance Company completed a private offering of $375.0 million in senior, unsecured notes due 2009. The notes bear interest at an annual rate of 9.25% and were issued at 100% of issue price. The notes are callable after April 15, 2006. Interest will be payable in cash on April 15 and October 15 of each year, beginning October 15,

2002. In connection with the offering, we agreed to conduct this exchange offer and, in certain cases, to register the notes for resale by their holders. In the event that the exchange offer or resale registration is not completed on or before October 15, 2002, the interest rate on the notes will increase to 9.75% and increase to 10.25% after another 90 days, in each case until the exchange offer or resale registration is completed.


The net proceeds from the offering of notes were approximately $366.5 million. Approximately $309.5 million of the proceeds were used to pay down amounts outstanding under the Fleet Facility, and the remaining proceeds were used to pay down $5.0 million of short-term indebtedness and redeem approximately $52.0 million of Class A in Funding IX from GMACCM. For a description of the Class A Units in Funding IX held by GMACCM, please see "Equity Financing-Sale Preferred Equity Interests in Subsidiary." In that offering we also issued, in addition to the 2009 Private Notes and on the same terms and conditions, an additional $50.0 million of our 9.25% senior unsecured notes due 2009 to Richard E. Rainwater, the Chairman of the Board of Trust Managers of Crescent, and certain of his affiliates and family members. This exchange offer is not being made with respect to the Affiliate Notes.



           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



Our use of financial instruments, such as debt instruments, subject us to market risk which may affect our future earnings and cash flows as well as the fair value of our assets. Market risk generally refers to the risk of loss from changes in interest rates and market prices. We manage our market risk by attempting to match anticipated inflow of cash from its operating, investing and financing activities with anticipated outflow of cash to fund debt payments, distributions to shareholders, investments, capital expenditures and other cash requirements. We also enter into derivative financial instruments such as interest rate swaps to mitigate its interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable-rate debt.


The following discussion of market risk is based solely on hypothetical changes in interest rates related to our variable-rate debt. This discussion does not purport to take into account all of the factors that may affect the financial instruments discussed in this section.

INTEREST RATE RISK


Our interest rate risk is most sensitive to fluctuations in interest rates on its short-term variable-rate debt. We had total outstanding debt of approximately $2.5 billion at June 30, 2002, of which approximately $196.4 million, or approximately 7.95%, was unhedged variable-rate debt. The weighted average interest rate on such variable-rate debt was 4.09% as of June 30, 2002. A 10% (40.9 basis point) increase in the weighted average interest rate on such variable-rate debt would result in an annual decrease in net income and cash flows of approximately $0.8 million based on the unhedged variable-rate debt outstanding as of June 30, 2002, as a result of the increased interest expense associated with the change in rate. Conversely, a 10% (40.9 basis point) decrease in the weighted average interest rate on such unhedged variable-rate debt would result in an annual increase in net income and cash flows of approximately $0.8 million based on the unhedged variable rate debt outstanding as of June 30, 2002, as a result of the decreased interest expense associated with the change in rate.

CASH FLOW HEDGES


We use derivative financial instruments to convert a portion of our variable-rate debt to fixed-rate debt and to manage or fixed to variable-rate debt ratio. As of June 30, 2002, we had entered into three cash flow hedge agreements, which are accounted for in conformity with SFAS No. 133 "Accounting for Certain Derivatives Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivatives Investments and Certain Hedging Activities--an Amendment to FASB Statement No. 133."



The following table shows information regarding our cash flow hedge agreements as of June 30, 2002 and interest expense for the six months ended June 30, 2002:



----------------------------------------------------------------------------------------
                                                             ADDITIONAL
                                                               INTEREST       UNREALIZED
                                                            EXPENSE FOR   GAINS IN OTHER
                                                               THE YEAR    COMPREHENSIVE
ISSUE     NOTIONAL   MATURITY   REFERENCE   FAIR MARKET           ENDED        INCOME AT
DATE        AMOUNT       DATE        RATE         VALUE   JUNE 30, 2002    JUNE 30, 2002
----------------------------------------------------------------------------------------
7/21/99   $  200.0    9/2/03        6.183%  $      (9.3)  $         4.2   $         1.5
5/15/01      200.0    2/3/03         7.11          (6.6)            5.3             4.2
4/14/00      100.0   4/18/04         6.76          (6.9)            2.4             0.3
----------------------------------------------------------------------------------------


We have designated our three cash flow hedge agreements as cash flow hedges of LIBOR-based monthly interest payments on a designated pool of variable-rate LIBOR indexed debt that reprices closest to the reset dates of each cash flow hedge agreement. For retrospective effectiveness testing, we use the cumulative dollar offset approach as described in DIG Issue E8. The DIG is a task force designed to assist the FASB in answering questions that companies have resulting from implementation of SFAS No. 133 and SFAS 138. We use the change in variable cash flows method as described in DIG Issue G7 for prospective testing as well as for the actual recording of ineffectiveness, if any. Under this method, we will compare the changes in the floating rate portion of each cash flow hedge to the floating rate of the hedged items. The cash flow hedges have been and are expected to remain highly effective. Changes in the fair value of these highly effective hedging instruments are recorded in accumulated other comprehensive income. The effective portion that has been deferred in accumulated other comprehensive income will be reclassified to earnings as interest expense when the hedged items impact earnings. If a cash flow hedge falls outside 80%-125% effectiveness for a quarter, all changes in the fair value of the cash flow hedge for the quarter will be recognized in earnings during the current period. If it is determined based on prospective testing that it is no longer likely a hedge will be highly effective on a prospective basis, the hedge will no longer be designated as a cash flow hedge and no longer qualify for accounting in conformity with SFAS Nos. 133 and 138.


Over the next twelve months, an estimated $18.6 million to $19.0 million will be reclassified from accumulated other comprehensive income to interest expense related to the effective portions of the cash flow hedge agreements.



Additionally, CRD, one of our consolidated subsidiaries, also uses derivative financial instruments to convert a portion of its variable-rate debt to fixed-rate debt. As of June 30, 2002, CRD had entered into three cash flow hedge agreements, which are accounted for in conformity with SFAS Nos. 133 and 138.

The following table shows information regarding CRD's cash flow hedge agreements as of June 30, 2002 and additional capitalized interest for the six months ended June 30, 2002. Unlike the additional interest on our cash flow hedges which was expensed, the additional interest on CRD's cash flow hedges was capitalized as it related to debt for projects that are currently under development.



-----------------------------------------------------------------------------------
                                                             ADDITIONAL CAPITALIZED
                                                                   INTEREST FOR THE
ISSUE      NOTIONAL     MATURITY   REFERENCE   FAIR MARKET         SIX MONTHS ENDED
DATE         AMOUNT         DATE        RATE         VALUE            JUNE 30, 2002
-----------------------------------------------------------------------------------
1/2/2001   $ 15,538   11/16/2002        4.34%  $      (353)                    $187
9/4/2001      6,650     9/4/2003        5.09          (117)                      75
9/4/2001      4,800     9/4/2003        5.09           (88)                      54
-----------------------------------------------------------------------------------



CRD uses the shortcut method described in SFAS No. 133, which eliminates the need to consider ineffectiveness of the hedges, and instead assumes the hedges are highly effective.


INTEREST RATE CAPS

In connection with the closing of the Deutsche Bank-CMBS Loan in May 2001, we entered into a LIBOR interest rate cap struck at 7.16% for a notional amount of $220.0 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce our net interest rate risk exposure, they do not qualify as hedges and changes to their respective fair values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these instruments are expected to substantially offset each other.

                                   MANAGEMENT


We are controlled by Crescent through Crescent's ownership of all of the outstanding stock of the General Partner, which is our sole general partner and owns a 1% general partner interest in our company. In addition, Crescent owns an approximately 89% limited partner interest in our company. The remaining limited partner interests are owned by senior members of management of Crescent and the General Partner and certain outside investors. Set forth below is information with respect to the sole director and the executive officers of the General Partner and certain trust managers of Crescent.



---------------------------------------------------------------------------------------------------
                                 TERM
NAME                             EXPIRES   AGE   TITLE
---------------------------------------------------------------------------------------------------
Richard E. Rainwater              2003     58    Chairman of the Board of Trust Managers of
                                                 Crescent
John C. Goff                      2005     46    Vice Chairman of the Board of Trust Managers of
                                                 Crescent, Chief Executive Officer of the General
                                                 Partner and Crescent and Sole Director of the
                                                 General Partner
Dennis H. Alberts                 2004     53    President and Chief Operating Officer of the
                                                 General Partner and Crescent and Member of the
                                                 Board of Trust Managers of Crescent
Kenneth S. Moczulski               N/A     50    President of Investments and Chief Investment
                                                 Officer of the General Partner and Crescent
David M. Dean                      N/A     41    Executive Vice President, Law and Administration,
                                                 and Secretary of the General Partner and Crescent
Jane E. Mody                       N/A     51    Executive Vice President, Capital Markets of the
                                                 General Partner and Crescent
Jerry R. Crenshaw, Jr.             N/A     38    Senior Vice President, Chief Financial and
                                                 Accounting Officer of Crescent and Senior Vice
                                                 President and Chief Financial Officer of the
                                                 General Partner
Jane B. Page                       N/A     42    Senior Vice President, Asset Management and
                                                 Leasing, Houston Region of the General Partner
John L. Zogg, Jr.                  N/A     39    Senior Vice President, Asset Management and
                                                 Leasing, Dallas Region of the General Partner
Christopher T. Porter              N/A     36    Vice President and Treasurer of the General
                                                 Partner and Crescent
---------------------------------------------------------------------------------------------------



MANAGEMENT OF THE OPERATING PARTNERSHIP


The following is a summary of the experience of management of the Operating Partnership.

Richard E. Rainwater has been an independent investor since 1986. From 1970 to July 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Upon beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in December 1986. Additionally, in June 1988, he co-founded Columbia Hospital Corporation, and in March 1989 he participated in a management-led buy out of HCA-Hospital Corporation of America. In November 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since Crescent's inception in 1994.


John C. Goff co-founded Crescent with Mr. Rainwater while serving as principal of Rainwater, Inc. Mr. Goff served as Chief Executive Officer and as a trust manager from Crescent's inception in February 1994 through December 1996, when he became Vice Chairman. In June 1999, Mr. Goff returned as Chief Executive Officer of Crescent and remains as Vice Chairman. Mr. Goff has served as the managing principal of Goff Moore Strategic Partners, L.P., a private investment partnership, since its formation in February 1998. From June 1987 to May 1994, Mr. Goff was vice president of Rainwater, Inc. Prior to joining Rainwater, Inc., Mr. Goff was employed by KPMG Peat Marwick, with Mr. Rainwater as one of his principal clients. Mr. Goff also serves on the boards of Gainsco, Inc., The Staubach Company, OpenConnect Systems, Inc. and The National Association of Real Estate Investment Trusts. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.


Dennis H. Alberts, prior to joining Crescent, served as President and Chief Executive Officer of Pacific Retail Trust, a privately held retail shopping center REIT, which he founded in 1993. While at Pacific Retail Trust, Mr. Alberts directed all aspects of the company, including acquisition, development and operational activities, from 1993 until 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. In 1999, Mr. Alberts also served as a consultant to Regency Realty, Inc. Prior to founding Pacific Retail Trust, Mr. Alberts served as President and Chief Operating Officer of First Union Real Estate Investments, a publicly held retail, multi-family and office REIT, in 1992. From 1987 to 1991, Mr. Alberts served as President and Chief Executive Officer of Rosewood Property Company where he focused on asset management and leasing of Rosewood's office portfolio. Before joining Rosewood Property Company, he served as President and Managing Partner of Trammell Crow Residential Companies of Dallas from 1984 to 1987. Mr. Alberts holds a Bachelor of Science degree and Master of Business Administration degree from the University of Missouri. Since April 2000, Mr. Alberts has served as President and Chief Operating Officer of Crescent and the General Partner. In May 2002, Mr. Alberts was elected to serve as trust manager by the six members of the Board of Trust Managers then comprising the Board.


Kenneth S. Moczulski, prior to joining Crescent, served as President of Transworld Properties, Inc., a subsidiary of a privately held international oil company, which he founded in January 1992. While at Transworld Properties, Inc., Mr. Moczulski was responsible for the formation and implementation of real estate investment strategy, as well as management of on-going real estate development, asset management, and dispositions. Prior to founding Transworld Properties, Inc., Mr. Moczulski served as Vice President of Jaymont Properties in New York from April 1987 to December 1991, where he was responsible, on a national basis, for all acquisition and disposition activities. From February 1979 to March 1987, Mr. Moczulski served as Development Manager for a number of commercial developments for Gerald D. Hines Interests. Mr. Moczulski holds a Bachelor of Science degree in Civil Engineering from the University of Cincinnati and a Master of Business Administration degree from Harvard Graduate School of

Business. Mr. Moczulski has served as President of Investments and Chief Investment Officer of Crescent and the General Partner since November 2000.


David M. Dean, prior to joining Crescent, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson & Walker, L.L.P., where he worked primarily on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in taxation from Southern Methodist University School of Law. Mr. Dean served as Senior Vice President, Law, and Secretary from the time he joined Crescent in August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary, a position which he held until January 2001. Since January 2001, Mr. Dean has served as Executive Vice President, Law and Administration and Secretary of Crescent and the General Partner.


Jane E. Mody, prior to joining Crescent, served as Vice President of Goldman, Sachs & Co. from February 2000 to February 2001. While at Goldman, Sachs & Co., Ms. Mody worked with the real estate merchant banking division and was responsible for fund reporting for nine real estate opportunity funds. She served as Managing Director and Chief Financial Officer of Pacific Retail Trust, a private real estate investment trust, which she co-founded, from December 1993 until February 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. From February 1999 to August 1999 Ms. Mody served as a consultant to Regency Realty, Inc. Prior to co-founding Pacific Retail Trust, Ms. Mody served as Executive Vice President of Rosewood Property Company, a real estate investment company, from April 1988 to December 1993. Ms. Mody graduated from Austin College with a Bachelor of Arts degree and holds a Masters of Business Administration degree in International Business from the University of Dallas. Ms. Mody has served as Executive Vice President, Capital Markets of Crescent and the General Partner since February 2001.

Jerry R. Crenshaw, Jr., prior to joining Crescent, was the Controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw served as Controller from Crescent's inception in 1994 to March 1997 when he became Vice President and served as Vice President, Controller until December 1998 and Vice President, Finance until September 1999. In addition, Mr. Crenshaw served as Interim Co-Chief Financial Officer of Crescent and the General Partner from August 1998 until April 1999. Since September 1999, Mr. Crenshaw has served as Senior Vice President and Chief Financial Officer of Crescent and the General Partner.


Jane B. Page, prior to joining Crescent, was employed by Metropolitan Life Real Estate Investments from July 1984 to January 1998, holding positions of director of corporate property management and regional asset manager of Metropolitan's institutional portfolio in Houston, Austin and New Orleans. Ms. Page's 14-year tenure at Metropolitan also included membership on Metropolitan's Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the Boards of the Greater Houston

Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds Certified Commercial Investments Manager and Certified Property Manager designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined Crescent in January 1998 to December 1998, when she became Vice President, Houston Region Asset Management and served in that capacity until September 1999 when she became Vice President, Asset Management, Houston Region. Since May 2000, Ms. Page has served as Senior Vice President, Asset Management and Leasing, Houston Region.

John L. Zogg, Jr. served as Vice President of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas, from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as Marketing Manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area from June 1985 to January 1988. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined Crescent as a Vice President in May 1994 and served as Vice President, Leasing and Marketing, from June 1997 to September 1999 when he became Vice President, Leasing/Marketing, Southwest Region. Since May 2000, Mr. Zogg has served as Senior Vice President, Asset Management and Leasing, Dallas Region.

Christopher T. Porter, prior to joining Crescent, held the office of Senior Vice President, Investor Relations, for Associates First Capital Corporation, a leading financial services firm, from January 1999 through October 1999. Prior to 1999, Mr. Porter served as Vice President and Assistant Treasurer in banking relations and cash management at Associates First Capital Corporation from November 1991 through January 1999. Mr. Porter received a Bachelor of Science degree in economics from the University of Texas at Austin and a Master of Business Administration degree in finance from the University of North Texas and is a certified cash manager. Mr. Porter has served as Vice President and Treasurer of Crescent and the General Partner since December 1999.

EXECUTIVE COMPENSATION


The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 2001, 2000, and 1999, to the current Chief Executive Officer and to the four most highly compensated executive officers of the General Partner, whom we call collectively, the Named Executive Officers. As a result of Crescent's umbrella partnership REIT structure, the General Partner, rather than Crescent, compensates all employees. Neither Crescent nor the Operating Partnership granted any stock appreciation rights, or SARs, during this period.


                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------------
                                                                ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                           ----------------------------------------   -----------------------------
                                                                                                   AWARDS   PAYOUTS
                                                                                      -------------------   -------           ALL
                                                                             ANNUAL                UNDER-                   OTHER
                                                                            COMPEN-    STOCK        LYING                 COMPEN-
                                               SALARY          BONUS         SATION   AWARDS      OPTIONS      LTIP        SATION
NAME AND PRINCIPAL POSITION         YEAR          ($)            ($)            ($)      ($)          (#)   PAYOUTS           ($)
---------------------------------------------------------------------------------------------------------------------------------
John C. Goff......................  2001    750,000        750,000              -         -           -         -        55,171(1)
   Chief Executive Officer          2000    684,615      2,000,000        826,700(2)      -           -         -         5,250(3)
                                    1999    355,814(4)     200,000              -         -     600,000(5)      -           919(3)
Dennis H. Alberts.................  2001    366,827        353,000              -         -     700,000(6)      -       (41,828)(1)
   President and Chief              2000    235,577        525,000        550,000(2)      -     300,000         -             -
   Operating Officer                1999          -              -                        -           -         -             -
Kenneth S. Moczulski..............  2001    300,000        270,000              -         -           -         -         2,520(3)
   President of Investments         2000     38,077         25,000              -         -     350,000         -             -
   and Chief Investment Officer     1999          -              -              -         -           -         -             -
David M. Dean.....................  2001    286,346        207,000              -         -           -         -        16,577(1)
   Executive Vice President,        2000    250,000        275,000        276,700(2)      -           -         -         6,133(3)
   Law and Administration,          1999    204,339        165,000(7)           -         -     240,000         -         3,414(3)
   and Secretary
Jane E. Mody......................  2001    238,692        207,000              -         -     180,000         -             -
   Executive Vice President,        2000          -              -              -         -           -         -             -
   Capital Markets                  1999          -              -              -         -           -         -             -
---------------------------------------------------------------------------------------------------------------------------------


(1) Amounts represent matching contributions that the General Partner made to Mr. Goff's, Mr. Albert's and Mr. Dean's individual 401(k) Plan accounts in the amount of $7,875, $1,404 and $7,893, respectively, and dividends earned on dividend incentive units, which we call DIUs, of $47,296, $(43,312) and $8,684, respectively, that are invested in public mutual funds made available to the holders by the General Partner. See Note 2 below for additional explanation of DIUs.



(2) This amount includes a non-cash distribution for DIUs into separate interest bearing accounts maintained by Crescent for Mr. Goff, Mr. Alberts and Mr. Dean at December 31, 2000 ($825,000, $550,000 and $275,000, respectively). The amount of the distribution to any account is based on the number of DIUs held by the participant, the amount of dividends paid by Crescent (with each DIU entitled to an amount equal to the dividend per Common Share) and the performance multiples associated with the performance targets that are achieved or surpassed. The amount also includes interest on the amounts invested in public mutual funds made available to the holders by the General Partner. The amounts will be paid to the participant on or about the fifth anniversary of the date the DIUs were granted. See "--Report of the Executive Compensation Committee" for a definition of DIUs.



(3) Amounts represent matching contributions that the General Partner made to the individual's 401(k) Plan account.



(4) Amount includes a portion of salary that was paid in January 2000 but earned in 1999 and inadvertently omitted in Crescent's Proxy Statement for its 2000 annual meeting of shareholders.


(5) Amount includes 200,000 Common Shares, which represents the number of Common Shares that may be issued following (i) exercise of options, which we call Plan Unit Options, granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, as amended, which we call the Unit Plan, for Units on a one-for-one basis, and (ii) exchange of partnership units of the Operating Partnership, which we call Units, for Common Shares on the basis of two Common Shares for each Unit.

(6) Amount includes 300,000 Common Shares, which represents the number of Common Shares that may be issued following (i) exercise of options, which we call the Unit Options, granted pursuant to an agreement to purchase Units for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.


(7) Amount includes $45,000 of restricted stock. These Common Shares were acquired by the General Partner as part of Crescent's on-going share repurchase program and granted to Mr. Dean as restricted stock during the second quarter of 2000. On March 6, 2002, the restrictions on such stock were lifted.


OPTION/SAR GRANTS FOR THE YEAR ENDED DECEMBER 31, 2001

The following table provides certain information regarding options, which we call Options, granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan, which we call the 1994 Plan, or the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan, which we call the 1995 Plan, granted to the Named Executive Officers for the year ended December 31, 2001. Neither Crescent nor the Operating Partnership granted any SARs during this period.

--------------------------------------------------------------------------------------------------------------
                                                                                                     POTENTIAL
                                                                          INDIVIDUAL GRANTS   REALIZABLE VALUE
-------------------------------------------------------------------------------------------         AT ASSUMED
                                                   PERCENT OF                                  ANNUAL RATES OF
                                 NUMBER OF              TOTAL                                      STOCK PRICE
                                SECURITIES       OPTIONS/SARS                                 APPRECIATION FOR
                                UNDERLYING         GRANTED TO      EXERCISE                     OPTION TERM(1)
                               OPTION/SARS          EMPLOYEES       OF BASE      EXPIRATION   ----------------
NAME                            GRANTED(#)     IN FISCAL YEAR   PRICE($/SH)            DATE    5%($)    10%($)
--------------------------------------------------------------------------------------------------------------
John C. Goff.................           -              -               -                  -       -         -
Dennis H. Alberts............     700,000(2)(3)     52.45          21.84         March 2011   9,615    24,365
Kenneth S. Moczulski.........           -              -               -                  -       -         -
David M. Dean................           -              -               -                  -       -         -
Jane E. Mody.................     180,000(4)       13.49           22.50      February 2011   2,254     5,988
--------------------------------------------------------------------------------------------------------------


(1) Potential Realizable Value is the value of the granted Options, based on the assumed annual growth rates of the share price shown during their 10-year Option term. For example, a 5% growth rate, compounded annually, for Mr. Alberts' grant results in a share price of $35.58 per share, and a 10% growth rate, compounded annually, results in a share price of $56.65 per share. These potential realizable values are listed to comply with the regulations of the Commission, and Crescent cannot predict whether these values will be achieved. Actual gains, if any, on Option exercises are dependent on the future performance of the Common Shares.


(2) Amount includes 400,000 Options that vest in equal one-fifth installments on March 4, 2001, 2002, 2003, 2004 and 2005.

(3) Amount includes 300,000 Common Shares which represents the number of Common Shares that may be issued following (i) exercise of Unit Options for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit. Such Unit Options become fully vested if and when the average fair market value of a Common Share for the 10 trading days ending with that date reaches $25.00.

(4) Options vest in equal one-fifth installments on February 20, 2002, 2003, 2004, 2005 and 2006.

AGGREGATED OPTION EXERCISES DURING 2001 AND OPTIONS VALUES AT
DECEMBER 31, 2001

The following table provides information about Options that the Named Executive Officers exercised during the year ended December 31, 2001 and Options that each of them held at December 31, 2001. Neither Crescent nor the Operating Partnership granted any SARs during this period.

---------------------------------------------------------------------------------------------------------------
                                                                                           VALUE OF UNEXERCISED
                                                            SECURITIES UNDERLYING          IN-THE-MONEY OPTIONS
                                  SHARES                               OPTIONS AT     AT FISCAL YEAR END ($)(1)
                                ACQUIRED      VALUE            FISCAL YEAR END(#)                (IN THOUSANDS)
                             ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                 (#)        ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
John C. Goff...............         -            -      428,572(2)    1,028,572(3)      236           1,614
Dennis H. Alberts..........    60,000      310,650            -         940,000(4)        -              12
Kenneth S. Moczulski.......         -            -       70,000         280,000           -               -
David M. Dean..............    24,000       48,180      161,850         175,900         232             331
Jane E. Mody...............         -            -            -         180,000           -               -
---------------------------------------------------------------------------------------------------------------

(1) Market value of securities underlying in-the-money Options is based on the closing price of the Common Shares on December 31, 2001 (the last trading day of the fiscal year) on the New York Stock Exchange of $18.11, minus the exercise price.

(2) The number of securities underlying exercisable but unexercised Options represents 428,572 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(3) The number of securities underlying unexercisable and unexercised options includes 642,858 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(4) The number of securities underlying unexercisable and unexercised options includes 300,000 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

EMPLOYMENT AGREEMENT


As part of the transactions in connection with formation of Crescent, we assumed an Employment Agreement between Rainwater, Inc. and John C. Goff. We take action through the General Partner. Mr. Goff serves as the sole member of the board of directors of the General Partner. As of January 1, 2002, Mr. Goff served as Vice Chairman of the Board of Trust Managers of Crescent and as Chief Executive Officer of Crescent and the General Partner, and he was entitled to an annual salary of $750,000. The term of the Employment Agreement with Mr. Goff would have expired on April 14, 2002, but a new employment agreement, replacing the prior employment agreement, was entered into effective February 19, 2002. Pursuant to the new employment agreement, which will terminate on February 19, 2007, Mr. Goff is entitled to an annual salary of $750,000 and a bonus as determined in the discretion of the Compensation Committee of the General Partner. In addition, pursuant to the employment agreement, Mr. Goff was provided the right to earn (i) 300,000 restricted Common Shares, one-third of which will be earned on each of the third, fourth and fifth anniversaries of Mr. Goff's employment agreement and (ii) 1,500,000 Unit Options, one-fifth of which will be earned on each of the first through fifth anniversaries of Mr. Goff's employment agreement. The Units underlying such Unit Options are convertible into two Common Shares of Crescent upon the satisfaction of certain conditions.


The salary under the Employment Agreement, which is not subject to a cap, may be increased at our discretion, although, at its request, Crescent's Executive Compensation Committee may review and ratify all such increases in salary. We similarly determine any bonus to be paid under the Employment Agreement, although, at its request, the Executive Compensation Committee may review and ratify all such bonuses granted to Mr. Goff.

AGREEMENTS NOT TO COMPETE

Both we and Crescent are dependent on the services of Richard E. Rainwater and John C. Goff. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with Crescent and, therefore, is not obligated to remain with Crescent for any specified term. In connection with the initial public offering of the Common Shares in May 1994, each of Messrs. Rainwater and Goff entered into a Noncompetition Agreement with Crescent that restricts him from engaging in certain real estate-related activities during specified periods of time.


The restrictions that Mr. Rainwater's Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of Crescent, and (ii) the date on which Mr. Rainwater's beneficial ownership of Crescent (including Common Shares and Units) first represents less than a 2.5% ownership interest in Crescent. The restrictions that Mr. Goff's Noncompetition Agreement imposes will terminate one year after Mr. Goff first ceases to be a trust manager or an executive officer of Crescent. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater and Goff from engaging in certain activities in which they were engaged at the time of formation of Crescent in 1994 or from making certain passive real estate investments.


DIRECTOR COMPENSATION

During 2001, Mr. Goff did not receive any compensation for his services as the sole director of the General Partner.

COMPENSATION POLICIES


We determine salary, bonus, option and other long-term incentive compensation awards based on a variety of factors, including our overall performance (as measured by Crescent stock price performance as well as the achievement of defined short-term and long-term goals and objectives), the compensation levels of executives of Crescent's industry peers and the individual contributions of the executive. We do not have a compensation committee (other than for the 1996 Unit Plan), but it is our practice to have our compensation decisions reviewed by Crescent's Executive Compensation Committee and, with respect to certain salary and option grants to executive officers of the General Partner and us, ratified by the Executive Compensation Committee. All compensation decisions involving Common Shares of Crescent and exchange rights with respect to the Common Shares are made by Crescent's Executive Compensation Committee. Crescent's Executive Compensation Committee is composed of two trust managers, each of whom is an outside trust manager of Crescent.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares for (i) each Crescent shareholder who beneficially owns more than 5% of the Common Shares, (ii) the sole director of the General Partner and each Named Executive Officer of Crescent or the General Partner, and (iii) the sole director of the General Partner and the executive officers of Crescent or the General Partner as a group. Unless otherwise indicated in the footnotes, the listed beneficial owner directly owns all Common Shares.


                   BENEFICIAL OWNERSHIP OF COMMON SHARES AND


                          SERIES A PREFERRED SHARES(1)



-----------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)  NUMBER OF COMMON SHARES(3)(4)(5)(6)                            PERCENT OF COMMON SHARES(7)
-----------------------------------------------------------------------------------------------------------------------------------
Richard E. Rainwater.............                               14,788,404(8)                                                 13.4%
John C. Goff.....................                                3,845,491(9)                                                  3.6%
Dennis H. Alberts................                                  345,000(10)                                                   *
Anthony M. Frank.................                                   78,000                                                       *
William F. Quinn.................                                   84,435                                                       *
Paul E. Rowsy, III...............                                   62,982                                                       *
David M. Sherman.................                                   31,163                                                       *
Robert W. Stallings..............                                   57,300(11)                                                   *
Terry N. Worrell.................                                        0                                                       *
Kenneth S. Moczulski.............                                   70,200(12)                                                   *
David M. Dean....................                                  279,203(13)                                                   *
Jane E. Mody.....................                                   46,000(14)                                                   *
Barrow, Hanley, Mewhinney & Strauss...                           7,834,250(15)                                                 7.6%
   One McKinney Plaza
   3232 McKinney Avenue, 15th Floor
   Dallas Texas, 75204-2429
Franklin Resources, Inc. ........                                6,110,006(16)                                                 5.9%
   One Franklin Parkway
   San Mateo, California 94403-1906
Director and Executive Officers as a
   Group (16 Persons)............                               20,219,821(8)(9)(10)(11)(12)(13)(14)                          18.5%
-----------------------------------------------------------------------------------------------------------------------------------


* Less than 1%.


(1) All information is as of August 30, 2002, which we call the Measurement Date, unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes (i) the number of Common Shares that such person has the right to acquire within 60 days of the Measurement Date upon the exercise of Options granted pursuant to the 1994 Plan or the 1995 Plan, (ii) the number of Common Shares that may be issued within 60 days of the Measurement Date upon exchange of Units that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming Crescent elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares that may be issued within 60 days of the Measurement Date upon exercise of Plan Unit Options granted under the Unit Plan, as amended, to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming Crescent elects to issue Common Shares rather than pay cash upon such exchange), and (iv) the number of Common Shares that may be issued within 60 days of the Measurement Date upon exercise of Unit Options granted pursuant to an agreement to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming Crescent elects to issue Common Shares rather than pay cash upon such exchange). In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon exchange of the Series A Preferred Shares, each of which is currently convertible into .6119 Common Shares. As of the Measurement Date, none of the persons listed in the Beneficial Ownership table, and no executive officer not listed in the table, beneficially owned any Series A Preferred Shares.


(2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.


(3) The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Options, as follows: Anthony M. Frank--44,800; William F. Quinn--71,000; Paul E. Rowsey, III--53,200; David M. Sherman--27,800; Dennis A. Alberts--140,000; Kenneth S. Moczulski--70,000; David M. Dean--86,800; Jane E. Mody--36,000; and Director and Executive Officers as a Group--782,900.



(4) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner's 401(k) Plan as of June 30, 2002, as follows: John C. Goff--6,804; David M. Dean--7,982; and Director and Executive Officers as a Group--19,779.


(5) The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater--6,651,202; John C.
Goff--1,912,970; and Director and Executive Officers as a Group--8,564,172.


(6) The number of Common Shares the following person beneficially owns includes the number of Common Shares owned through participation in the General Partner's Employee Stock Purchase Plan as of July 9, 2002, as follows: John C. Goff--2,425; and Director and Executive Officers as a Group--2,425.



(7) The percentage of Common Shares that a person listed in the Beneficial Ownership table beneficially owns assumes that (i) as to that person, all Units are exchanged for Common Shares, all Preferred Shares are exchanged for Common Shares, all Options exercisable within 60 days of the Measurement Date are exercised and all Plan Unit Options and Unit Options exercisable within 60 days of the Measurement Date are exercised and the Units so acquired are subsequently exchanged for Common Shares, and (ii) as to all other persons, no Units are exchanged for Common Shares, no Preferred Shares are exchanged for Common Shares, and no Options, Plan Unit Options or Unit Options are exercised.



(8) The number of Common Shares that Mr. Rainwater beneficially owns includes 743,920 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater's spouse, owns. Mr. Rainwater disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 2,943,744 Common Shares and 6,320,468 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,346 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 6,270,962 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (iii) 2,931,398 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.



(9) The number of Common Shares that Mr. Goff beneficially owns includes (i) 152,560 Common Shares that may be issued upon exchange of Units that the Goff Family, L.P., a Delaware limited partnership, owns, (ii) 642,858 Common Shares that may be issued upon exchange of Units due to the vesting of Plan Unit Options, and (iii) 300,000 shares of restricted stock, which will vest (i.e., the restrictions will lapse) one-third on February 19, 2005, one-third on February 19, 2006, and one-third on February 19, 2007. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that the Goff Family, L.P. owns in excess of his pecuniary interest in such Units. Mr. Goff has sole voting power with respect to the shares of restricted stock.


(10) The number of Units that Mr. Alberts beneficially owns includes 60,000 Common Shares that may be issued upon exchange of Units due to vesting of Unit Options.


(11) The number of Common Shares that Mr. Stallings beneficially owns includes 13,500 Common Shares in an IRA which are owned by Linda E. Stallings, Mr. Stallings' spouse. Mr. Stallings disclaims beneficial ownership of all of Mrs. Stallings' Common Shares.



(12) The number of Common Shares that Mr. Moczulski beneficially owns includes 200 Common Shares of which are owned by The Kenneth and Cara Moczulski Living Trust, of which Mr. Moczulski and his spouse Cara A. Moczulski are co-settlors, co-beneficiaries and co-trustees. Mr. Moczulski disclaims beneficial ownership of all shares held by the Trust in excess of his pecuniary interest in the Trust.



(13) The number of Common Shares that Mr. Dean beneficially owns includes 33,884 Common Shares, 23,000 Common Shares that may be issued upon exercise of Options, and 4,546 Common Shares of the General Partner's 401(k) Plan, all of which are owned by Theresa E. Black, Mr. Dean's spouse. Mr. Dean disclaims beneficial ownership of all of Ms. Black's Common Shares.



(14) The number of Common Shares that Ms. Mody beneficially owns includes 10,000 Common Shares owned by the Mody Family Living Trust, of which Ms. Mody and her spouse Haji Mody are the Trustees and beneficiaries.



(15) Barrow, Hanley, Mewhinney & Strauss, which we call Barrow, filed a Schedule 13G, which we call Barrow Schedule 13G, as of February 8, 2002, reporting that Barrow beneficially owns 7,834,250 Common Shares. Barrow holds 4,645,750 of the 7,834,250 Common Shares for the benefit of its general account and has sole voting and dispositive power as to such Common Shares. All information presented above relating to Barrow is based solely on the Barrow Schedule 13G.



(16) Franklin Resources, Inc., which we call Franklin, filed a Schedule 13G/A, which we call Franklin Schedule 13G/A, as of January 25, 2002, reporting that Franklin beneficially owns 6,110,006 Common Shares. Franklin does not have the power to vote or dispose of any of these Common Shares. According to the Franklin Schedule 13G/A, the 6,110,006 Common Shares are beneficially owned by one or more open-end or closed-end investment companies and other managed accounts. These investment companies and managed accounts are advised by direct and indirect advisory subsidiaries, which we call the Adviser

Subsidiaries, of Franklin. Under the advisory contracts, the Adviser Subsidiaries hold all voting and dispositive power with regard to these Common Shares and, therefore, according to the Franklin Schedule 13G/A, may be deemed to have beneficial ownership of the securities. Each of Charles B. Johnson and Rupert H. Johnson, Jr., who we call the Principal Stockholders, own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin. Franklin and the Principal Stockholders may be deemed to be the beneficial owner of securities held by Adviser Subsidiaries. Each of Franklin, the Adviser Subsidiaries and the Principal Stockholders disclaim any economic interest in or beneficial ownership of the securities covered by the Franklin Schedule 13G/A. Each of Franklin, the Principal Stockholders, and the Adviser Subsidiaries state in the Franklin Schedule 13G/A that they do not believe that they are acting as a "group" for purposes of Schedule 13(d) of the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by Adviser Subsidiaries. All information presented above relating to Franklin is based solely on the Franklin Schedule 13G/A.



SERIES B PREFERRED SHARES



As of August 30, 2002, Series B Preferred Shares were issued and outstanding. As of that date, no person or entity beneficially owned more than 5% of the Series B Preferred Shares outstanding. Also as of that date, neither the sole director of the General Partner nor any named executive officer beneficially owned any Series B Preferred Shares. The sole director and all executive officers of Crescent or the General Partner, as a group, beneficially owned less than 1% of the Series B Preferred Shares outstanding.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


For purposes of the following discussion, the term "Crescent" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of Crescent and the Operating Partnership, in addition to Crescent.



LOANS TO TRUST MANAGERS FOR EXERCISE OF OPTIONS



Effective July 17, 1996, February 2, 1998, June 12, 1998 and November 26, 1999, Crescent loaned to Anthony M. Frank, an independent trust manager of Crescent, $187,425, $45,298, $120,869 and $45,297, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Frank used the proceeds of the first loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Frank used the proceeds of the second loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Frank used the proceeds of the third loan, together with $56.00 in cash, to acquire 5,600 Common Shares pursuant to the exercise of 2,800 Options that were granted to him on March 14, 1996 under the 1995 Plan and 2,800 Options that were granted to him on June 9, 1997 under the 1995 Plan. Mr. Frank used the proceeds of the fourth loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Options that were granted to him on March 14, 1996 under the 1995 Plan.



On July 17, 2001, the loan that Mr. Frank entered into on July 17, 1996 matured and was extended for an additional three years, until July 17, 2004, at its original interest rate of 6.115%.



Each of the loans made to Mr. Frank is payable, interest only, on a quarterly basis with a final payment of all accrued and unpaid interest, plus the entire original principal balance, due on July 17, 2004, November 1, 2004, February 2, 2003, and June 12, 2003, respectively. Mr. Frank's loans are secured by 15,000 Common Shares, 2,800 Common Shares, 5,600 Common Shares and 2,800 Common Shares, respectively, that Mr. Frank owns. Prior to November 1, 2001, each loan


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bore interest at a fixed annual rate based on the weighted average interest rate of Crescent at the end of the quarter preceding the quarter in which the loan was made, plus 50 basis points. Effective as of November 1, 2001, each loan was amended to bear interest over the remainder of its term at 2.7% per annum, the applicable Federal rate for loans with remaining terms of three years or less, and Mr. Frank exercised his option to reduce the remaining term of the loan scheduled to expire on November 26, 2004 to provide that the loan would expire on November 1, 2004. Effective July 29, 2002, each of Mr. Frank's loan was amended to extend the remaining term of the loan to July 2012 and to stipulate that the interest rate on the loan would adjust every three years to the applicable federal rate that is applicable at that time to a loan with a three-year term. The interest rate for the three-year period beginning on July 29, 2002 and ending on July 28, 2005 was fixed at 2.81%, the applicable federal rate for loans of this type. Additionally, each loan provides that Mr. Frank may, at any time, fix the interest rate for each of the loans to the applicable federal rate that is applicable at that time for a loan with a term equal to the remaining term of the loan.



The 1994 Plan and the 1995 Plan have been amended to prohibit future loans, and material amendments of existing loans, to trust managers and executive officers under those Plans. As of September 6, 2002, no accrued interest was outstanding and unpaid on Mr. Frank's loans.


Effective June 10, 1997, Crescent loaned to Paul E. Rowsey, III, an independent trust manager of Crescent, $419,997 on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Rowsey used the proceeds of the loan, together with $328.00 in cash, to acquire 30,000 Common Shares pursuant to the exercise of 30,000 Options that were granted to him on May 5, 1994 under the 1994 Plan, and 2,800 Common Shares pursuant to the exercise of 2,800 Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Rowsey paid Crescent in full for the principal balance and interest due on March 27, 2002 (an aggregate amount of $437,384.06).


LOANS TO OFFICERS FOR EXERCISE OF OPTIONS AND PLAN UNIT OPTIONS


Effective November 4, 1999, Crescent loaned $26,272,631.46 to John C. Goff, on a recourse basis, pursuant to the 1994 Plan, the 1995 Plan and the Unit Plan. Mr. Goff used the proceeds of the loan, together with $4,452.04 in cash, to acquire 195,204 Common Shares pursuant to the exercise of 195,204 Options that were granted to him on April 27, 1994 under the 1994 Plan, 250,000 Common Shares pursuant to the exercise of 250,000 Options that were granted to him on June 12, 1995 under the 1995 Plan and 571,428 Operating Partnership Units pursuant to the exercise of 571,428 Plan Unit Options that were granted to him on July 16, 1996 pursuant to the Unit Plan. The Board of Trust Managers has capped the amount that Mr. Goff may borrow from Crescent at $30,000,000.

Effective November 5, 1999, February 16, 2000, March 14, 2000, July 31, 2001 and January 31, 2002, Crescent loaned to David M. Dean, $32,475.00, $10,242.00, $97,065.00, $523,260.00 and $1,875,735.00, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Dean used the proceeds of the first loan, together with $25.00 in cash, to acquire 2,500 Common Shares pursuant to the exercise of 2,500 Options that were granted to him on July 27, 1994 under the 1994 Plan. Mr. Dean used the proceeds of the second loan, together with $8.00 in cash, to acquire 800 Common Shares pursuant to the exercise of 800 Options that were granted to him on February 6, 1995 under the 1994 Plan. Mr. Dean used the proceeds of the third loan, together with $60.00 in cash, to acquire 6,000 Common Shares pursuant to the exercise of 6,000 Options that were granted to him on March 14, 1996 under the 1995 Plan.

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

Mr. Dean used the proceeds of the fourth loan, together with $240.00 in cash, to acquire 24,000 Common Shares pursuant to the exercise of 24,000 Options that were granted to him on November 19, 1996 under the 1995 Plan. Mr. Dean used the proceeds of the fifth loan, together with $1,140.00 in cash, to acquire 6,000 Common Shares pursuant to the exercise of 6,000 Options that were granted to him on March 14, 1996 under the 1995 Plan, 12,000 Common Shares pursuant to the exercise of 12,000 Options that were granted to him on November 19, 1996 under the 1995 Plan and 96,000 Common Shares pursuant to the exercise of 96,000 Options that were granted to him on November 5, 1999 under the 1995 Plan.


Effective November 5, 1999, March 14, 2000 and January 31, 2002, Crescent loaned to Theresa E. Black, Mr. Dean's spouse, $87,358.50, $29,119.50 and $408,379.50, respectively, on a recourse basis, pursuant to the 1995 Plan. Ms. Black used the proceeds of the first loan, together with $54.00 in cash, to acquire 5,400 Common Shares pursuant to the exercise of 5,400 Options that were granted to her on March 14, 1996 under the 1995 Plan. Ms. Black used the proceeds of the second loan, together with $18.00 in cash, to acquire 1,800 Common Shares pursuant to the exercise of 1,800 Options that were granted to her on March 14, 1996 under the 1995 Plan. Ms. Black used the proceeds of the third loan, together with $258.00 in cash, to acquire 1,800 Common Shares pursuant to the exercise of 1,800 Stock Options that were granted to her on March 14, 1996 under the 1995 Plan and 24,000 Common Shares pursuant to the exercise of 24,000 Options that were granted to her on November 5, 1999 under the 1995 Plan. Mr. Crenshaw used the proceeds of the third loan, together with $36.00 in cash, to acquire 3,600 Common Shares pursuant to the exercise of 3,600 Options that were granted to him on March 14, 1996, under the 1995 Plan.



Effective November 5, 1999, January 31, 2002 and July 24, 2002 Crescent loaned to Jerry R. Crenshaw, Jr. $78,723.00, $1,738,275.00 and $58,239.00,
respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Crenshaw used the proceeds of the first loan, together with $52.00 in cash, to acquire 1,600 Common Shares pursuant to the exercise of 1,600 Options that were granted to him on February 6, 1995 under the 1994 Plan and 3,600 Common Shares pursuant to the exercise of 3,600 Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Crenshaw used the proceeds of the second loan, together with $1,100.00 in cash, to acquire 110,000 Common Shares pursuant to the exercise of 110,000 Options that were granted to him on November 5, 1999 under the 1995 Plan.



Effective January 24, 2000, October 31, 2000, July 31, 2001 and July 23, 2002 Crescent loaned to John L. Zogg, Jr. $637,090.00, $206,993.00, $1,539,897.50 and
$395,063.00, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Zogg used the proceeds of the first loan, together with $410.00 in cash, to acquire 1,000 Common Shares pursuant to the exercise of 1,000 Options that were granted to him on April 27, 1994 under the 1994 Plan, 16,000 Common Shares pursuant to the exercise of 16,000 Options that were granted to him on August 1, 1995 under the 1995 Plan and 24,000 Common Shares pursuant to the exercise of 24,000 Options that were granted to him on March 14, 1996 under the 1995 Plan. On June 7, 2001, Mr. Zogg sold 100 such Common Shares and used all such proceeds (in the amount of $1,618.75) to reduce the principal amount of the first loan to $635,471.25. Mr. Zogg used the proceeds of the second loan, together with $132.00 in cash, to acquire 1,200 Common Shares pursuant to the exercise of 1,200 Options that were granted to him on February 6, 1995 under the 1994 Plan, 4,000 Common Shares pursuant to the exercise of 4,000 Options that were granted to him on August 1, 1995 under the 1995 Plan and 8,000 Common Shares pursuant to the exercise of 8,000 Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Zogg used the proceeds of the third loan, together with $790.00 in cash, to acquire


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8,000 Common Shares pursuant to the exercise of 8,000 Options that were granted to him on March 14, 1996 under the 1995 Plan, 6,000 Common Shares pursuant to the exercise of 6,000 Options that were granted to him on November 19, 1996 under the 1995 Plan, 40,000 Common Shares pursuant to the exercise of 40,000 Options that were granted to him on October 19, 1998 under the 1995 Plan and 25,000 Common Shares pursuant to the exercise of 25,000 Options that were granted to him on November 5, 1999 under the 1995 Plan. Mr. Zogg used the proceeds of the fourth loan, together with $2,500.00 in cash, to acquire 25,000 Common Shares pursuant to the exercise of 25,000 Options that were granted to him on November 5, 1999, under the 1995 Plan. On July 1, 2001, Mr. Zogg paid Crescent in full for the principal balance and interest due on the October 31, 2000 loan (an aggregate of $215,711.70)


Effective April 17, 2001, Crescent loaned to Dennis H. Alberts $1,083,150.00, on a recourse basis, pursuant to the 1995 Plan. Mr. Alberts used the proceeds of the loan, together with $600.00 in cash, to acquire 60,000 Common Shares pursuant to the exercise of 60,000 Options that were granted to him on April 17, 2000 under the 1995 Plan.


Mr. Goff's loan is secured by 400,000 Common Shares, 300,000 shares of restricted stock and 1,500,000 Unit Options that Mr. Goff owns. Mr. Goff has assigned the dividends he will receive on the 300,000 shares of restricted stock to payment of future interest due on his loan. In addition, Mr. Goff is required to use the net proceeds from the sale of the 300,000 shares of restricted stock or the 1,500,000 Units underlying the 1,500,000 Unit Options to pay down the amount of his loan. Mr. Dean's loans are secured by 2,500 Common Shares, 800 Common Shares, 6,000 Common Shares, 24,000 Common Shares and 114,000 Common Shares, respectively, that Mr. Dean owns. Mr. Crenshaw's loans are secured by 5,200 Common Shares, 110,000 Common Shares and 3,600 Common Shares respectively, that Mr. Crenshaw owns. Ms. Black's loans are secured by 5,400 Common Shares, 1,800 Common Shares and 25,800 Common Shares, respectively, that Ms. Black owns. Mr. Zogg's loans are secured by 40,900 Common Shares, 13,200 Common Shares, 79,000 Common Shares and 25,000 Common Shares, respectively, that Mr. Zogg owns. All of the above-referenced loans are full recourse.



Prior to November 1, 2001, each of the loans made to Mr. Goff, Mr. Dean, Mr. Crenshaw, Ms. Black, Mr. Zogg and Mr. Alberts accrued interest at a fixed annual rate based on the weighted average interest rate of Crescent at the end of the quarter preceding the quarter in which the loan was made, plus 50 basis points. Effective as of November 1, 2001, each loan was amended to bear interest over the remainder of its term at 2.7% per annum, the applicable Federal rate for loans with remaining terms of three years or less, and each holder whose loan had a remaining term of more than three years exercised the holder's option to reduce the remaining term of each such loan to reduce the remaining term of the loan to three years. Effective July 29, 2002, each loan was amended to extend the remaining term of the loan to July 2012 and to stipulate that the interest rate on the loan would adjust every three years to the applicable federal rate that is applicable at that time to a loan with a three-year term. The interest rate for the three-year period beginning on July 29, 2002 and ending on July 28, 2005 was fixed at 2.81%, the applicable federal rate for loans of this type. Additionally, each loan provides that the executive officer who is the borrower under the loan may, at any time, fix the interest rate for each of the loans to the applicable federal rate that is applicable at that time for a loan with a term equal to the remaining term of the loan.



The 1994 Plan, the 1995 Plan and the Unit Plan have been amended to prohibit future loans, and material amendments of existing loans, to trust managers and executive officers under


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those Plans. As of September 6, 2002, no accrued interest was outstanding and unpaid on any of these loans.


LOANS AND CONTRIBUTIONS TO DBL


As of June 30, 2002, the Company owned 97.44% of DBL, with the remaining 2.56% economic interest in DBL (including 100% of the voting interest in DBL) held by Mr. Goff. Originally, Mr. Goff contributed his voting interests in Houston Area Development Corp., which we call HADC, and Mira Vista Development Corp., which we call MVDC, two of Crescent's residential development corporations, for his interest in DBL.


DBL has two wholly owned subsidiaries, DBL-ABC, Inc. and DBL-CBO, Inc., the assets of which are described in the following paragraphs, and DBL directly holds 66% of the voting stock, representing a 4% economic interest, in MVDC and HADC.


Since June 1999, Crescent has contributed approximately $23.8 million to DBL in the form of cash and loans. These funds were used by DBL to make an equity contribution to DBL-ABC, which committed to purchase a limited partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP, which we call G2. G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity, which we call the G2 General Partner, that is owned equally by Goff-Moore Strategic Partners, L.P., which we call GMSP, and GMAC Commercial Mortgage Corporation. The G2 General Partner is entitled to an annual asset management fee. Additionally, the G2 General Partner has a 1% interest in profits and losses of G2 and, after payment of specified amounts to partners, a 50% interest in G2. The ownership structure of the entity that ultimately controls GMSP consists of 50% ownership by Darla Moore, who is married to Richard E. Rainwater, Chairman of the Board of Trust Managers of Crescent, and 50% by Mr. Goff, Chief Executive Officer of Crescent. In addition, Mr. Rainwater is a limited partner of GMSP. At June 30, 2002, DBL had an approximately $14.5 million investment in G2 and had repaid in full the loans from us.



In March 1999, DBL-CBO acquired a $6.0 million aggregate principal amount of the Juniper Notes. DBL-CBO obtained the funds to purchase the Juniper Notes by selling all of the equity interest in DBL-CBO, which we call the Equity Interest, to DBL for $6.0 million. DBL, in turn, obtained the purchase price for the Equity Interest pursuant to a $6.0 million loan agreement and related term note from Crescent that was secured by the Equity Interest. The loan accrued interest at the rate of 12% per annum and was paid in full in March 2001.


LOANS TO RESIDENTIAL DEVELOPMENT CORPORATIONS


HADC AND MVDC



As of June 30, 2002, Crescent owned 94% of the outstanding stock (all of which is nonvoting) of HADC and MVDC. Mr. Goff is a director of both HADC and MVDC. In addition, DBL, in which Goff is an investor, owned 4% of HADC and MVDC as of June 30, 2002.



LOANS TO HADC AND MVDC


On May 5, 1994, Crescent made a loan to each of HADC and MVDC, with each loan in the original principal amount of $14.4 million and bearing interest at a rate of 12.5% per annum. Originally, each of these loans was scheduled to mature in May 2001. The HADC loan was

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amended January 16, 1997 to extend the maturity date to May 5, 2006. MVDC has repaid its loan in full.


On January 16, 1997, Crescent entered into a revolving development loan agreement with HADC, pursuant to which Crescent agreed to loan up to an additional $5.0 million to HADC at an interest rate of 14% per annum. As of December 31, 2001, this revolving loan was amended to reduce the principal amount to $2.5 million and to reduce the interest rate to 12% per annum. The maturity date of the revolving loan is January 27, 2003. As of June 30, 2002, zero was outstanding under this loan.



The aggregate outstanding balance of the loans to HADC as of June 30, 2002 was $8.4 million.



Crescent Resort Development, Inc., which we call CRD. Crescent owns 90% of the outstanding stock (all of which is non-voting) of CRD, a Delaware corporation, and COPI Colorado owns 10% of the outstanding stock (all of which is voting stock) of CRD. On February 14, 2002, Crescent acquired the 60% general partner interest in COPI Colorado previously owned by Crescent Operating. As of June 30, 2002, the following credit facilities that the Company extended to CRD were outstanding: (i) a $56.2 million line of credit that matures in August 2004 and bears interest at the rate of 11.5% per annum, (ii) a $40 million line of credit that matures in December 2006 and bears interest at the rate of 11.5% per annum and (iii) a $102 million line of credit. The aggregate outstanding balance of these facilities as of June 30, 2002 was $211 million, and they are cross-defaulted and cross-collateralized with CRD's interests in the real estate development companies and resort management company in which the loan proceeds have been invested.



As of June 30, 2002, Crescent had guaranteed approximately $1.3 million of mortgage loan indebtedness of a general partnership in which CRD's wholly owned subsidiary holds a non-managing minority interest.


TRANSACTIONS WITH CRESCENT OPERATING


MANAGEMENT AND GENERAL BUSINESS RELATIONSHIPS


In April 1997, Crescent established Crescent Operating to be the lessee and operator of certain assets to be acquired by Crescent and to perform the Intercompany Agreement, pursuant to which each party agreed to provide the other with rights to participate in certain transactions. Crescent was not permitted to operate or lease these assets under then-existing federal income tax laws applicable to REITs.


Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of Crescent and, until February 14, 2002, were also, respectively, the Chairman of the Board and the Vice Chairman of the Board of Crescent Operating. In addition, Mr. Goff serves as the Chief Executive Officer of Crescent and the General Partner and as the sole director of the General Partner and, until February 14, 2002, also served as Chief Executive Officer of Crescent Operating. Messrs. Frank and Rowsey are members of the Board of Crescent and, until their resignations on February 14, 2002, were members of the board of directors of Crescent Operating. As of June 30, 2002, Messrs. Rainwater and Goff beneficially owned an aggregate of approximately 18.4% of the outstanding common stock of Crescent Operating through their aggregate ownership of 2,111,835 shares of Crescent Operating common stock, including shares underlying vested options. In addition, Mr. Goff directly owns shares of the common stock of Crescent Operating through his ownership interest in COPI Colorado, L.P., which we call COPI Colorado, as described below.


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


LOANS TO CRESCENT OPERATING AND COPI COLORADO



Crescent Operating. In connection with the formation and capitalization of Crescent Operating, Crescent contributed $14.1 million to Crescent Operating and loaned approximately $35.9 million to Crescent Operating pursuant to a five-year loan, which we call the Crescent Operating Term Loan, which bears interest at 12% per annum, is collateralized by a lien on certain assets that Crescent Operating now owns or may acquire in the future and matures in May 2002. Also in connection with Crescent Operating's formation, Crescent established a $20.4 million line of credit, which we call the Line of Credit, which bears interest at 12% per annum. The Line of Credit is cross-defaulted and cross-collateralized with the Crescent Operating Term Loan and matures no later than June 2007. In March 1999, Crescent loaned approximately $19.5 million to Crescent Operating pursuant to a three-year loan, which bears interest at 9% per annum and is collateralized by certain assets that Crescent Operating owned at the time the loan was made, now owns or may acquire in the future, which we call the 1999 Crescent Operating Term Loan. As of December 31, 2001, the outstanding principal balance on the Crescent Operating Term Loan was approximately $18.0 million, plus accrued interest of approximately $200,000. As of December 31, 2001, the outstanding principal balance on the Line of Credit was $19.7 million, plus accrued interest of approximately $100,000. As of December 31, 2001, the outstanding principal balance on the 1999 Crescent Operating Term Loan was $23.6 million, plus accrued interest of $200,000.



COPI Colorado. As of December 31, 2001, Crescent owned approximately 90% of the outstanding stock (all of which is non-voting) of CRD. The voting stock of CRD was owned by COPI Colorado in which, as of December 31, 2001, Crescent Operating owned a 60% general partner interest, and Mr. Goff owned a 20% limited partner interest. Crescent Operating funded its acquisition of the general partner interest with proceeds of a $9.0 million loan from Crescent, which we call the COPI Colorado Note. This note bears interest at 12% per annum, with interest payable quarterly, and matured in May 2002. The note was secured by Crescent Operating's general partner interest in COPI Colorado and is cross-collateralized and cross-defaulted with Crescent Operating's other borrowings from us. As of December 31, 2001, the note had an outstanding principal balance of $11.7 million (due to the addition of accrued interest to the original principal balance), plus accrued interest of $100,000.



Defaults under Crescent Operating and COPI Colorado Loans. As of February 12, 2001, Crescent notified Crescent Operating that $76.2 million of principal and accrued interest due under the Crescent Operating Term Loan, the Line of Credit, the 1999 Crescent Operating Term Loan and the COPI Colorado Note was past due. See "--Reorganization Transactions" below for a description of the transfers of specified Crescent Operating assets to Crescent and the resulting reduction in amounts due under these loans.



LOANS TO OTHER AFFILIATES OF CRESCENT OPERATING



CR License and CRL Investments. As of June 30, 2002, Crescent had a 30.0% interest in CR License, LLC, the entity which owns the right to the future use of the "Canyon Ranch" name. Crescent also had a 100% economic interest, representing all of the common stock, in CRL Investments, Inc., which has an approximately 65% economic interest in the Canyon Ranch Spa Club in the Venetian Hotel in Las Vegas, Nevada.



Crescent has provided CRL with a $7.0 million credit facility which bears interest at 12% per annum and matures in August 2003. As of June 30, 2002, the total amount outstanding under the credit facility was $7.2 million. Crescent also committed to invest $8.0 million in equity in


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


CRL. As of June 30, 2002, Crescent had made equity contributions aggregating $7.7 million to CRL.



CR Notes and Sonoma Note. In connection with the acquisition by Crescent Operating, effective July 31, 1997, of the companies that leased certain Crescent-owned hotel properties, Crescent Operating acquired 100% of an entity that had outstanding debt under notes in the original principal amounts of approximately $2.4 million and $650,000, which we call collectively, the CR Notes, payable to Crescent in connection with the acquisition of Canyon Ranch-Tucson. The CR Notes bear interest at a rate of 10.75% per annum, are secured by deeds of trust for certain real and personal property and mature in August 2003. The aggregate outstanding balance at December 31, 2001 on the CR Notes was approximately $951,000. In addition, Crescent Operating acquired 100% of an entity that had outstanding debt under a promissory note of approximately $190,964, which we call the Sonoma Note, payable to Crescent in connection with the acquisition of Sonoma Mission Inn & Spa. The Sonoma Note bears interest at a rate of 7.5% per annum and matures in November 2006. The outstanding balance of the Sonoma Note at December 31, 2001 was approximately $190,964. In connection with the acquisitions described below under "Reorganization Transactions," Crescent acquired the entities that were the borrowers under the CR Notes and the Sonoma Note. As a result, the CR Notes and the Sonoma Note were eliminated.



LEASES OF RESORT/HOTEL PROPERTIES TO CRESCENT OPERATING SUBSIDIARIES



As of December 31, 2001, Crescent owned nine Resort/Hotel Properties, eight of which Crescent leased to subsidiaries of Crescent Operating, which we call the Hotel Lessees, pursuant to eight separate leases, which we call the Hotel Leases. Under the Hotel Leases, each having an initial term of 10 years, the Hotel Lessees assumed the rights and obligations of the property owner under any related management agreement with the hotel operators, as well as the obligation to pay all property taxes and other costs related to the property. Each of the Hotel Leases provides for the respective Hotel Lessee to pay (i) base rent, with periodic rent increases, if applicable, (ii) percentage rent based on a percentage of gross hotel receipts or gross room revenues, as applicable, above a specified amount, and (iii) a percentage of gross food and beverage revenues above a specified amount.



Crescent Operating executed a master guaranty and other guaranties pursuant to which Crescent Operating unconditionally guarantees payment and performance under the Hotel Leases by the Hotel Lessee solely from Crescent Operating's hotel and resort-related assets and income streams.



During the year ended December 31, 2001, Crescent received approximately $19.1 million in cash rent payments under the Hotel Leases. Between January 1, 2002 and February 14, 2002, Crescent received approximately $6.0 million in rent under the Hotel Leases. On February 14, 2002, Crescent Operating transferred to Crescent, in lieu of foreclosure, all of Crescent Operating's assets associated with the Hotel Properties, including the lessee interests in the Hotel Leases, in consideration of Crescent's agreement to cancel $23.6 million of rent due under the Hotel Leases.



LEASE OF TEMPERATURE-CONTROLLED LOGISTICS PROPERTIES



As of June 30, 2002, Crescent held a 40% interest in the Temperature-Controlled Logistics Partnership which, through its ownership of a corporation owns 89 Temperature-Controlled Logistics Properties. The business operations associated with the Temperature-Controlled


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Logistics Properties are owned by AmeriCold Logistics, which is owned 60% by
Vornado Operating, L.P. and 40% by a subsidiary of Crescent Operating. Crescent has no interest in AmeriCold Logistics.


AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146 million, the adjustment of the rental obligation for 2002 to $150 million (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5.0 million to $9.5 million (effective January 1, 2000) and the extension of the date on which deferred rent was required to be paid to December 31, 2003.



As of June 30, 2002, Crescent had loaned AmeriCold Logistics an aggregate of approximately $11 million pursuant to three separate loans that bear interest at rates ranging from 12% to 14% per annum. The loans, which originally were scheduled to mature on December 31, 2002, have been extended and are now scheduled to mature on December 31, 2004.



AmeriCold Logistics deferred $25.5 million of rent for the year ended December 31, 2001, of which Crescent's share was $10.2 million. In December 2001, the Temperature-Controlled Logistics Corporation waived its right to collect $39.8 million of the total $49.9 million of deferred rent, of which Crescent's share was $15.9 million.



For the six months ended June 30, 2002, AmeriCold Logistics deferred $9.3 million of rent, of which Crescent's share was $3.7 million.



RESIDENTIAL DEVELOPMENT CORPORATIONS



As of December 31, 2001, Crescent owned 95% of the outstanding stock (all of which was non-voting) of two residential development corporations, Desert Mountain and The Woodlands and Crescent Operating owned 5% of the outstanding stock of these corporations. As of December 31, 2001, Crescent owned approximately 90% of a third residential development corporation, CRD (representing all of the non-voting stock) and COPI Colorado owned the remaining 10% (representing all of the voting stock).



REORGANIZATION TRANSACTIONS


On January 1, 2001, the provisions of a new federal law relating to REITs, known as the REIT Modernization Act, became effective. This legislation allows Crescent, through our subsidiaries, to operate or lease certain of our investments that had been previously operated or leased by Crescent Operating.


On June 28, 2001, Crescent and Crescent Operating entered into an asset and stock purchase agreement in which Crescent agreed to pay to Crescent Operating approximately $78.4 million, payable in cancellation of certain debt and rent obligation and cash, in exchange for (i) all of the assets related to Crescent Operating's hospitality business, including lessee interests in the eight Hotel Properties leased to subsidiaries of Crescent Operating, (ii) all of the voting equity owned by Crescent Operating and its subsidiaries in three residential development corporations (CRD, Desert Mountain and The Woodlands) and (iii) all of the membership interests of CR License LLC owned by Crescent Operating. In connection with that agreement, Crescent agreed


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

that it would not charge interest on the loans to Crescent Operating from May 1, 2001 and that it would allow Crescent Operating to defer all principal and interest payments due under the loans until December 31, 2001.

Also on June 28, 2001, Crescent entered into an agreement to make a $10.0 million investment in Crescent Machinery Company, a wholly owned subsidiary of Crescent Operating, which we call Crescent Machinery. This investment, together with $19.0 million of capital from a third-party investment firm, was expected to put Crescent Machinery on solid financial footing.

In October 2001, management of Crescent Operating, Crescent and the third-party investor amended the terms of the original securities purchase agreement to reflect changes in the market price of the Crescent Operating common stock since the date of the original agreements.

Crescent stopped recording rent from the leases of the Hotel Properties on October 1, 2001, and recorded impairment and other adjustments related to Crescent Operating in the fourth quarter of 2001, based on the estimated fair value of the underlying collateral.

On January 22, 2002, Crescent terminated the purchase agreement pursuant to which Crescent would have acquired the lessee interests in the eight Hotel Properties leased to subsidiaries of Crescent Operating, the voting interests held by subsidiaries of Crescent Operating in three of the residential development corporations in which Crescent also owns interests, and other assets.

On February 4, 2002, Crescent terminated the agreement relating to its planned investment in Crescent Machinery. On February 6, 2002, Crescent Machinery Company filed for protection under the federal bankruptcy laws.

On February 12, 2002, Crescent delivered default notices to Crescent Operating relating to approximately $49.0 million of unpaid rent and approximately $76.2 million of principal and accrued interest due to Crescent under the Crescent Operating Term Loan, the Line of Credit, the 1999 Crescent Operating Term Loan and the COPI Colorado Note.


On February 14, 2002, Crescent executed an agreement, which we call the Agreement, with Crescent Operating, pursuant to which (i) Crescent Operating transferred to Crescent's subsidiaries, in lieu of foreclosure, Crescent Operating's lessee interests in the eight Hotel Properties leased to subsidiaries of Crescent Operating and the voting interests in three of Crescent's residential development corporations and other assets and (ii) Crescent agreed to assist and provide funding to Crescent Operating for the implementation of a prepackaged bankruptcy of Crescent Operating. As a result of the transfer, Crescent reduced Crescent Operating's rent obligations by $23.6 million, and its debt obligations by $40.1 million.



As part of the February 14 transactions, Crescent acquired Crescent Operating's general partner interest in COPI Colorado through a strict foreclosure. Immediately prior to Crescent's acquisition of the interest, COPI Colorado distributed to its partners, pro rata in accordance with their relative percentage interests in COPI Colorado, the 1,102,530 shares of Crescent Operating common stock that it owned. The shares distributed to Crescent Operating were canceled.


In addition, Crescent acquired, in a strict foreclosure on February 14, 2002, Crescent Operating's 1.5% interest in CR License, LLC and 5.0% interest, representing all of the voting stock, in CRL Investments, Inc.

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The Agreement provides that Crescent and Crescent Operating will jointly seek to have a pre-packaged bankruptcy plan for Crescent Operating, reflecting the terms of the Agreement, approved by the bankruptcy court. Under the Agreement, Crescent agreed to provide approximately $14.0 million to Crescent Operating in the form of cash and common shares of Crescent to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of Crescent's common shares to the Crescent Operating stockholders. Crescent has also agreed, however, that it will issue common shares with a minimum dollar value of $2.2 million to the Crescent Operating stockholders, even if it would cause the total costs, claims and expenses that it pays to exceed $14.0 million. Currently, Crescent estimates that the value of the common shares that will be issued to the Crescent Operating stockholders will be approximately $2.2 million to $5.4 million. The actual value of the common shares issued to the Crescent Operating stockholders will not be determined until the confirmation of Crescent Operating's bankruptcy plan and could vary from the estimated amounts, but will have a value of at least $2.2 million.


If the Crescent Operating bankruptcy plan is approved by the required vote of the shares of Crescent Operating common stock, the stockholders of Crescent Operating will receive Crescent Common Shares. As stockholders of Crescent Operating, Mr. Rainwater and Mr. Goff will also receive Crescent Common Shares.


In addition, Crescent has agreed to use commercially reasonable efforts to assist Crescent Operating in arranging Crescent Operating's repayment of its $15.0 million obligation to Bank of America, together with any accrued interest. Crescent Operating obtained the loan primarily to participate in investments with Crescent. At the time Crescent Operating obtained the loan, Bank of America required, as a condition to making the loan, that Richard E. Rainwater, the Chairman of the Board, and Mr. Goff, the Chief Executive Officer of Crescent, enter into a support agreement with Crescent Operating and Bank of America, pursuant to which they agreed to make additional equity investments in Crescent Operating if Crescent Operating defaulted on payment obligations under its line of credit with Bank of America and the net proceeds of an offering of Crescent Operating securities were insufficient to allow Crescent Operating to pay Bank of America in full. Effective December 31, 2001, the parties executed an amendment to the line of credit providing that any defaults existing under the line of credit on or before March 8, 2002 are temporarily cured unless and until a new default shall occur.



Crescent holds a first lien security interest in Crescent Operating's entire membership interest in AmeriCold Logistics. REIT rules prohibit Crescent from acquiring or owning the membership interest that Crescent Operating owns in AmeriCold Logistics. Under the Agreement, Crescent agreed to allow Crescent Operating to grant Bank of America a first priority security interest in the membership interest and to subordinate its own security interest to Bank of America. Crescent expects to form and capitalize a separate entity to be owned by Crescent's shareholders and unitholders, and to cause the new entity to commit to acquire Crescent Operating's entire membership interest in the tenant, for between $15.0 and $15.5 million. Under the Agreement, Crescent Operating has agreed that it will use the proceeds of the sale of the membership interest to repay Bank of America in full.



Pursuant to the Crescent Operating bankruptcy plan, the current and former directors and officers of Crescent Operating and the current and former trust managers and officers of Crescent also have received a release from Crescent Operating of liability for any actions taken prior to February 14, 2002, and, depending on various factors, will receive certain liability releases from Crescent Operating and its stockholders.


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MANAGEMENT PARTICIPATION IN APRIL 2002 NOTES OFFERING

On April 15, 2002, we and Crescent Finance completed a private offering of $375.0 million in senior, unsecured notes due 2009. The notes bear interest at an annual rate of 9.25% and were issued at 100% of issue price. The notes are callable after April 15, 2006. Richard E. Rainwater, Chairman of the Board of Trust Managers, and certain of his immediate family members and affiliates, purchased $50 million of these notes on the same terms as unaffiliated third-party investors. We have agreed to register a similar series of notes with the Commission and to effect an exchange offer of the registered notes for the privately placed notes and, in the case of Mr. Rainwater and his family and affiliates, to register the notes they hold for resale by them.

Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.


                       DESCRIPTION OF 2009 EXCHANGE NOTES



We issued the 2009 Private Notes and will issue the 2009 Exchange Notes under an Indenture dated as of April 15, 2002, among Crescent Real Estate Equities Limited Partnership ("Crescent LP") and Crescent Finance Company ("Crescent Finance"), as joint and several obligors (the "Issuers"), and UMB Bank, N.A., as Trustee. You can obtain a copy of the Indenture upon request from us. The following description of certain provisions of the Indenture is a summary only. We urge you to read the Indenture because it defines your rights. More specific terms as well as definitions of relevant terms can be found in the Indenture and the Trust Indenture Act of 1939, as amended. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section only, references to the Issuers are to Crescent Real Estate Equities Limited Partnership and Crescent Finance Company only, and in each case do not include their respective subsidiaries, and references to the April Notes include the 2009 Exchange Notes issued pursuant to this exchange offer.


GENERAL

The 2009 Exchange Notes offered by this Prospectus will be in the aggregate principal amount of $325 million. The Notes will mature on April 15, 2009. The Notes will bear yearly interest at 9.25% from April 15, 2002 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the April 1 or the October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2002.


The Notes will be unsecured obligations of the Issuers ranking pari passu in right of payment with all existing and future unsecured senior debt of the Issuers and senior to all future subordinated debt of the Issuers. The Notes will not be guaranteed by Crescent LP's subsidiaries. The Notes will be effectively subordinated to all of the Issuers' secured debt and to all debt of Crescent LP's subsidiaries. Crescent LP derives a significant portion of its operating income from its subsidiaries. As a holder of Notes, you will have no direct claim against Crescent LP's subsidiaries for payment under the Notes. As of June 30, 2002, Crescent LP had approximately $1.6 billion of secured debt, all of which was senior to the Notes to the extent of the value of the underlying assets. At June 30, 2002, Crescent LP's subsidiaries had $1.7 billion of debt outstanding which was effectively senior to the Notes.


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

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers, which initially will be the corporate trust office of the Trustee; provided that, at the option of the Issuers, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the Notes.


The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple thereof. See "Book-entry settlement and clearance." No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.



Subject to the covenants described below under "--Covenants" and applicable law, the Issuers may issue additional Notes under the Indenture ("Additional Notes"). The Notes offered by this Prospectus and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.


OPTIONAL REDEMPTION


The Issuers at their option may, from time to time, redeem all or a part of the Notes at any time on or after April 15, 2006 on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or integral multiples thereof at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on the dates indicated below (subject to the right of holders of record on relevant record dates to receive interest due on interest payment dates):


------------------------------------------------------------------------------
PERIOD                                                        REDEMPTION PRICE
------------------------------------------------------------------------------
April 15, 2006..............................................          104.625%
April 15, 2007..............................................          102.313%
April 15, 2008 and thereafter...............................          100.000%
------------------------------------------------------------------------------


In addition, prior to April 15, 2005, the Issuers may on one or more occasions redeem up to 35% of the initial aggregate principal amount of the April Notes (including the original principal amount of any Additional Notes) with all or a portion of the net proceeds of one or more Public Equity Offerings at a redemption price equal to 109.250% of the principal amount thereof plus accrued interest thereon, if any, to the date of redemption (subject to the right of holders of record on record dates to receive interest due on interest payment dates); provided that



       - immediately after the redemption at least 65% of the initial aggregate principal amount of the April Notes (including the original principal amount of any Additional Notes) remains outstanding (it being agreed that April Notes held by the Issuers or any of their Affiliates shall not be deemed outstanding for this purpose); and


       - the redemption must occur within 60 days of the closing of the Public Equity Offering.


In addition, prior to April 15, 2006, the Issuers may on not less than 30 nor more then 60 days' notice redeem the Notes in whole but not in part at any time at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued


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

and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on record dates to receive interest due on an interest payment dates).

SELECTION OF NOTES FOR REDEMPTION

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to Depository Trust Company procedures) unless such method is otherwise prohibited. Unless the Issuers default in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

SINKING FUND

There will be no sinking fund payments for the Notes.

REGISTRATION RIGHTS

The Issuers entered into a registration rights agreement with the initial purchasers of the 2009 Private Notes on the closing date of the April 2002 note offering. In that agreement, the Issuers agreed for the benefit of the holders of the 2009 Private Notes that they will use their reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the 2009 Private Notes for an issue of Commission-registered notes with terms identical to the 2009 Private Notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).


When the Commission declares this exchange offer registration statement effective, the Issuers will offer the 2009 Exchange Notes in return for the 2009 Private Notes. This exchange offer will remain open for at least 20 business days after the date the Issuers mail notice of the exchange offer to Noteholders. For each 2009 Private Note validly surrendered to the Issuers under the exchange offer, the Noteholder will receive a 2009 Exchange Note of equal principal amount. Interest on each 2009 Exchange Note will accrue from the last interest payment date on which interest was paid on the 2009 Private Notes or, if no interest has been paid on the 2009 Private Notes, from April 15, 2002.


If applicable interpretations of the staff of the Commission do not permit the Issuers to effect the exchange offer, the Issuers will use their reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the 2009 Private Notes and to keep that shelf registration statement effective until the earliest of the expiration of the time period referred to in Rule 144(k) under the Securities Act, the date on which all 2009 Private Notes covered by the shelf registration statement have been sold or the date on which no unregistered 2009 Private Notes are outstanding. The Issuers will, in the event of such a shelf registration, provide to each Noteholder copies of the Prospectus that is a part of the shelf registration statement, notify each Noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the 2009 Private Notes. A Noteholder that sells 2009 Private Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the

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

registration rights agreement that are applicable to such a Noteholder (including certain indemnification obligations).


If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is six months after the closing date (the "Target Registration Date"), the annual interest rate borne by the Notes will be increased 0.50% per annum, with respect to the first 90 days after the Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) by the end of such 90-day period, by an additional 0.50% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective.


If, after any required shelf registration statement has been declared effective, it either ceases to be effective or the related prospectus contained in the shelf registration statement ceases to be usable at any time during the period described in the second preceding paragraph and remains ineffective or unusable for more than 30 days, whether or not consecutive, in any 12-month period, then the interest rate on the applicable Notes will be increased by 1.00% per annum commencing on the 31st day in the 12-month period and ending on the date that the shelf registration statement has again been declared effective or the related prospectus again becomes usable.

If the Issuers effect the exchange offer, they will be entitled to close the exchange offer 20 business days after its commencement, provided that they have accepted all 2009 Private Notes validly surrendered in accordance with the terms of the exchange offer. 2009 Private Notes not tendered in the exchange offer shall continue to bear interest at 9.25% and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

CERTAIN DEFINITIONS

Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definition of other capitalized terms used in this description that are not defined below.


"Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by Crescent LP or a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.



"Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) before minority interests of Crescent LP and its Restricted Subsidiaries for such period


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

determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

       (1) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Crescent LP or any of its Restricted Subsidiaries by such Person during such period;

       (2) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

       (3) any after-tax gains or losses attributable to Asset Sales; and

       (4) all extraordinary gains and extraordinary losses.


"Adjusted Total Assets" means, for any Person, the sum of:



       (1) Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of Crescent LP and its Restricted Subsidiaries prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant, and


       (2) any increase in Total Assets following the end of such quarter to the Transaction Date including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.


"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.



"Asset Acquisition" means:



       (1) an Investment by Crescent LP or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Crescent LP or any of its Restricted Subsidiaries; provided that such Person's primary business is a Related Business on the date of such Investment; or


       (2) an acquisition by Crescent LP or any of its Restricted Subsidiaries from any other Person of one or more real properties or all or substantially all of the assets that constitute a division or line of business of such Person; provided that the assets acquired are primarily useful in a Related Business on the date of such acquisition.


"Asset Disposition" means the sale or other disposition by Crescent LP or any of its Restricted Subsidiaries, other than to Crescent LP or another of its Restricted Subsidiaries, of:


       (1) all or substantially all of the Capital Stock of any Restricted Subsidiary, or

       (2) one or more real properties or all or substantially all of the assets that constitute a division or line of business of Crescent LP or any of its Restricted Subsidiaries.

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


"Asset Sale" means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions, by Crescent LP or any of its Restricted Subsidiaries to any Person other than Crescent LP or any of its respective Restricted Subsidiaries of:


       (1) all or any of the Capital Stock of any Restricted Subsidiary;

       (2) all or substantially all of the assets of a division or line of business, or one or more real properties, of Crescent LP or any of its Restricted Subsidiaries; or


       (3) any other property and assets of Crescent LP or any of its Restricted Subsidiaries outside the ordinary course of business of Crescent LP or such Restricted Subsidiary and, in each case, that is not governed by the "Consolidation, Merger and Sale of Assets" covenant;



provided that "Asset Sale" shall not include:


       - sales or other dispositions of inventory, receivables and other current assets;

       - sales of residential land development lots or units in the ordinary course of business; or

       - sales, transfers or other dispositions of assets with a fair market value not in excess of $10.0 million in any transaction or series of related transactions.


"Average Life" means at any date of determination with respect to any debt security, the quotient obtained by dividing:


       (1) the sum of the products of:

              - the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

              - the amount of such principal payment, by

       (2) the sum of all such principal payments.


"Board of Directors" means the sole director of Crescent Real Estate Equities, Ltd., the general partner of Crescent LP.



"Board of Trust Managers" means the Board of Trust Managers of Crescent REIT.



"Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York, Fort Worth, Texas or St. Louis, Missouri are authorized or obligated by law or executive order to close.



"Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock or Preferred Stock.



"Capitalized Lease" means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.



"Change of Control" means such time as:



       (1) a "person" or "group" (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than one or more Permitted Holders and, in the case of clause (y) only, Crescent REIT, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of (x) Crescent REIT or (y) Crescent LP, in each case on a fully diluted basis;


       (2) Crescent REIT ceases to be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least a majority of (x) the total voting power of the Voting Stock of Crescent LP or (y) the outstanding Capital Stock of Crescent LP;


       (3) individuals who on the Closing Date constitute the Board of Trust Managers (together with any new or replacement members of the Board of Trust Managers whose election by the Board of Trust Managers or whose nomination by the Board of Trust Managers for election by Crescent REIT's shareholders was approved by a vote of at least a majority of the members of the Board of Trust Managers then still in office who either were members of the Board of Trust Managers on the Closing Date or whose election or nomination for election was so approved) of Crescent REIT cease for any reason to constitute a majority of the members of the Board of Trust Managers then in office;



       (4) Crescent LP's or Crescent REIT's merger or consolidation with or into another corporation or the merger of another corporation into Crescent LP or Crescent REIT with the effect that immediately after that transaction Crescent LP's or Crescent REIT's existing securityholders immediately before the transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving the merger or consolidation; or


       (5) Crescent LP ceases to own 100% of the issued and outstanding Capital Stock of Crescent Finance, other than by reason of a merger of Crescent Finance into and with a corporate successor to Crescent LP.


"Closing Date" means April 15, 2002.



"Code" means the Internal Revenue Code of 1986, as amended.



"Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.



"Consolidated" or "consolidated" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Consolidated Restricted Entities) of such Person with those of such Person; provided that:



       (1) "consolidation" will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and


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


       (2) notwithstanding clause (1), "consolidation" will include consolidation of the accounts of any Consolidated Restricted Entities if such consolidation would be required or permitted under GAAP.



"Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:


       (1) Consolidated Interest Expense,

       (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

       (3) depreciation expense,

       (4) amortization expense, and

       (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Crescent LP and its Restricted Subsidiaries in conformity with GAAP.


"Consolidated Interest Expense" means, for any period, without duplication, the aggregate amount of interest expense of Crescent LP and its Restricted Subsidiaries during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP including, without limitation, to the extent treated as interest expense in accordance with GAAP:


       - amortization of original issue discount and debt issuance costs on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

       - capitalized interest and non-cash interest expense;


       - all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers' acceptance financing;


       - the net costs associated with Interest Rate Agreements and Indebtedness that is secured by assets of Crescent LP or any of its Restricted Subsidiaries; and

       - all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or due to be paid or to be accrued by Crescent LP or any of its Restricted Subsidiaries;

excluding the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof).


"Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.


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"Consolidated Restricted Entity" means a Fifty Percent Venture which has been designated by Crescent LP (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Fifty Percent Venture as a Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Person that is not a Restricted Subsidiary. As of the Closing Date, 301 Congress Avenue, LP will be designated as a Consolidated Restricted Entity.



"Construction Loan Guarantees" means a Guarantee by Crescent LP or any Restricted Subsidiary of Indebtedness of any Permitted Joint Venture which Indebtedness is used to primarily finance construction, development, redevelopment or rehabilitation of one or more real properties.



"Crescent Operating Settlement" means the transactions contemplated by the Settlement Agreement dated as of February 14, 2002 by and among Crescent LP, Crescent REIT, Crescent Operating, Inc., Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC, Rosestar Southwest, LLC and COI Hotel Group, Inc., as amended or otherwise modified from time to time, and by the final Plan of Reorganization contemplated by such Settlement Agreement.



"Crescent REIT" means Crescent Real Estate Equities Company, a Texas real estate investment trust.



"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.



"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.



"Designated Refinance Indebtedness" means Indebtedness of Crescent LP or any of its Restricted Subsidiaries that has a Stated Maturity after the Stated Maturity of the Notes and that is characterized by a significant increase in the cost of capital of such Indebtedness in accordance with the terms of such Indebtedness upon the expiration of a designated period of time after issuance (the date of the expiration of such designated period being referred to as the "Refinancing Date"), and which increase is not related to an increase in underlying market interest rates. Crescent LP shall set forth from time to time in an Officers' Certificate which Indebtedness shall constitute Designated Refinance Indebtedness.



"Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:


       (1) required to be redeemed prior to the Stated Maturity of the Notes,

       (2) redeemable at the option of the holders of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes, or

       (3) convertible into or exchangeable for at the option of the holder (x) Capital Stock referred to in clause (1) or (2) above or (y) Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;


provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales"


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


and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuers' repurchase of the Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.



"Existing Investments" means Investments existing as of the Closing Date.



"fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by senior management of Crescent LP.



"Fifty Percent Venture" means a Person:


       (1) in which Crescent LP owns (directly or indirectly) at least 50% of the aggregate Voting Stock;

       (2) in which Crescent LP or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

       (3) which is consolidated for financial reporting purposes with Crescent LP under GAAP.


"Funding IX Preferred Shares" means $218,423,000 aggregate liquidation preference of non-voting, redeemable preferred Class A Units of Crescent Real Estate Funding IX, L.P., as in effect on the Closing Date.



"Funding IX Transactions" means the redemption by Crescent LP of limited partnership units of Crescent LP from Crescent REIT from time to time in an aggregate amount not to exceed $290,000,000, the proceeds of which are contemporaneously used by Crescent REIT to repurchase shares of Common Stock from Crescent SH IX, Inc., the proceeds of which are contemporaneously used by Crescent SH IX, Inc. to repay a loan owed to Crescent Real Estate Funding IX, L.P.



"Funds From Operations" for any period means the consolidated net income (loss) of Crescent LP and its Restricted Subsidiaries for such period in conformity with GAAP excluding gains or losses from sales of depreciable operating property and excluding extraordinary items in accordance with and as defined by GAAP, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures (it being understood that the accounts of such Person's Restricted Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).



"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.



"General Partner" means Crescent Real Estate Equities, Ltd., a Delaware corporation, and any successor thereto as general partner of Crescent LP.


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"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:



       (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or


       (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);


provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.



"Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by Crescent LP or a Restricted Subsidiary shall be deemed "Incurred" at the time such Person becomes a Restricted Subsidiary or at the time of such Asset Acquisition, as applicable.



"Indebtedness" means, with respect to any Person at any date of determination (without duplication):


       (1) all indebtedness of such Person for borrowed money,

       (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

       (3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

       (4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables to the extent not more than 60 days overdue,

       (5) all Capitalized Lease Obligations,

       (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

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


       (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; provided that Construction Loan Guarantees permitted to be made under clause (8) of the second paragraph under the "Limitation on Restricted Payments" covenant shall not be deemed Indebtedness for purposes of the Indenture, and


       (8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, all net obligations of such Person under Currency Agreements and Interest Rate Agreements to the extent included as indebtedness in conformity with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, that:

       - the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and

       - Indebtedness shall not include any liability for federal, state, local or other taxes.


"Interest Coverage Ratio" means, on any Transaction Date, the ratio of:



       - the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant ("Four Quarter Period") to


       - the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,


       (1) pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period ("Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of Crescent LP, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;


       (2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred or issued) computed on a pro forma basis and bearing a floating interest rate shall be computed, since the date of Incurrence, on an actual basis and, from the first day of the Four Quarter Period to the date of incurrence, as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for such entire period;

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

       (3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, provided that, if such Asset Acquisition relates to the purchase of one or more real properties and, in connection with such purchase, Crescent LP or such Restricted Subsidiary enters into or assumes an effective and enforceable lease to rent space in such real property, Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis to give effect to the entering into or assumption of such lease; and

       (4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Crescent LP or any of its Restricted Subsidiaries during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period and Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, provided that, if such Asset Acquisition relates to the purchase of one or more real properties and, in connection with such purchase, Crescent LP or such Restricted Subsidiary enters into or assumes an effective and enforceable lease to rent space in such real property, Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis to give effect to the entering into or assumption of such lease;

provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition or an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more real properties, of the Person that is acquired or disposed of to the extent that such financial information is available.

For purposes of the Interest Coverage Ratio only, if Crescent LP or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the Interest Coverage Ratio shall not give effect to the incurrence of such Guaranteed Indebtedness, unless Crescent LP or any of its Restricted Subsidiaries had directly Incurred or otherwise assumed such guaranteed Indebtedness.


"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.



"Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of Crescent LP and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

       (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and

       (2) the fair market value of the Capital Stock (or any other Investment) held by Crescent LP or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, such Investment being deemed to have been made at the time such Person has ceased to be a Restricted Subsidiary.


For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:



       - "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to Crescent LP or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary,


       - the fair market value of the assets (net of liabilities (other than liabilities to Crescent LP or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and

       - any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.


"Investment Grade Status" means a rating of the Notes by both S&P and Moody's, each such rating being in one of such agencies' four highest generic rating categories that signify investment grade (i.e. BBB-(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, that such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the Notes are rated "Investment Grade Status," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Crescent LP, notice of which shall be given to the Trustee.



"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).



"Line of Credit" means the credit facility dated as of May 11, 2001 among Crescent Real Estate Funding VIII, L.P., the lenders party thereto and Fleet National Bank, as Administrative Agent, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any guarantee agreements and security documents), in each case as such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, refinanced, replaced, increased, restructured or otherwise modified from time to time (including (i) through execution of a new facility with one or more different lenders, (ii) adding or replacing Crescent LP or other Restricted Subsidiaries as borrowers thereunder or (iii) through increasing the amount of available borrowings thereunder; provided that such increase in borrowings is permitted by the "Limitation on Indebtedness" covenant).


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


"Make-Whole Premium" means with respect to any Note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such Note on April 15, 2006 and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including April 15, 2006, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the Note being redeemed.



"Moody's" means Moody's Investors Service, Inc. and its successors.



"Net Cash Proceeds" means:


       (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

              - brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

              - provisions for all taxes actually paid or payable as a result of such Asset Sale by Crescent LP and its Restricted Subsidiaries, taken as a whole,

              - payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and

              - amounts reserved by Crescent LP and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP, and


       (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountant's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.



"Offer to Purchase" means an offer to purchase Notes by the Issuers from the Noteholders commenced by mailing a notice to the Trustee and each Noteholder stating:


       (1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

       (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) ("Payment Date");


       (3) that any Note not tendered will continue to accrue interest pursuant to its terms;

       (4) that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;


       (5) that Noteholders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;


       (6) that Noteholders will be entitled to withdraw their election if the Payment Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Noteholder, the principal amount of Notes delivered for purchase and a statement that such Noteholder is withdrawing his election to have such Notes or portions thereof purchased; and

       (7) that Noteholders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Issuers shall:

       - accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

       - deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and


       - promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers' certificate specifying the Notes or portions thereof accepted for payment by the Issuers.


The Paying Agent shall promptly mail to the Noteholders so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Issuers will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuers are required to repurchase Notes pursuant to an Offer to Purchase.


"Pari Passu Indebtedness" means Indebtedness of Crescent LP that is not subordinated to the Notes.



"Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Crescent LP, dated as of November 1, 1997, as amended, in effect on the Closing Date, as such agreement may be amended from time to time after the Closing Date, provided that any such amendment, made after the Closing Date, shall be given effect for the purposes hereof only to the extent such amendment does not change or modify
Section 7.4.B of such agreement in a way that is materially disadvantageous to the Noteholders.


"Permitted Holders" means each of Richard E. Rainwater, John C. Goff, Dennis H. Alberts, David M. Dean, Jane E. Mody, Kenneth S. Moczulski, Jerry R. Crenshaw, Jr., Jane B. Page and John L. Zogg, Jr. and their respective Affiliates.



"Permitted Investment" means:



       (1) an Investment in any Restricted Subsidiary of Crescent LP or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or that will transfer or convey all or substantially all its assets to, Crescent LP or any of its Restricted Subsidiaries; provided that such Person's primary business is a Related Business on the date of such Investment;


       (2) Existing Investments;

       (3) Temporary Cash Investments;

       (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

       (5) securities received in connection with the Crescent Operating Settlement; and

       (6) stock, obligations or securities received in satisfaction of judgments.


"Permitted Joint Venture" means a Person in which Crescent LP or any Restricted Subsidiary has an Investment; provided that



       (a) such Person's primary business is a Related Business on the date of such Investment; and



       (b) Crescent LP or one or more of its Restricted Subsidiaries participate in the management of such Person, as a general partner, member of such Person's governing board or otherwise.



"Permitted REIT Payments" means payments required by the Partnership Agreement to be made by Crescent LP to Crescent REIT or the General Partner (including, for purposes of this definition, each of their respective wholly-owned subsidiaries) with respect to expenses such entities incur related to the ownership and operation of, or for the benefit of, Crescent LP, which payments include, without limitation, costs and expenses relating to or associated with
(i) the continuity of existence of Crescent REIT or the General Partner, (ii) compliance with the periodic reporting requirements and all other rules and regulations of the Commission or any other federal, state or local regulatory body, (iii) salaries payable to officers and employees of Crescent REIT or the General Partner and fees and expenses payable to members of the Board of Trust Managers or Board of Directors, and (iv) all other operating or administrative costs of Crescent REIT or the General Partner.



"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.


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"Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, of such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.



"Public Equity Offering" means any primary public offering of Common Stock pursuant to an effective registration statement under the Securities Act of Crescent REIT (to the extent the net proceeds thereof are contributed to the capital of Crescent LP).



"Related Business" means, as of any date, a business that is related, ancillary, incidental or complementary to the business of Crescent LP or any of its Restricted Subsidiaries on such date and includes, without limitation, any investment in real estate.



"Replacement Assets" has the definition set forth in the "Limitations on Asset Sales" covenant.



"Restricted Subsidiary" means (i) any Subsidiary of Crescent LP other than an Unrestricted Subsidiary and (ii) any Consolidated Restricted Entity.



"Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of Crescent LP or any of its Restricted Subsidiaries.



"Series A Preferred Stock" means the $200,000,000 aggregate liquidation preference of 6 3/4% Series A Convertible Cumulative Preferred Shares of Crescent REIT, as in effect on the Closing Date.



"Series A Preferred Units" means the $200,000,000 aggregate liquidation preference of 6 3/4% Series A Units of Crescent LP, as is in effect on the Closing Date.



"Significant Subsidiary" means, any Subsidiary of Crescent LP that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.



"S&P" means Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.



"Stated Maturity" means:


       (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

       (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.


"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.



"Subsidiary Debt" means all unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor, other than up to $400 million in principal amount of Indebtedness incurred under the Line of Credit.


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


"Subsidiary Guarantee" means a Guarantee by each Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the Notes and the Indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of Crescent LP or Crescent REIT, of all of the Capital Stock owned by Crescent LP and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by the Indenture).



"Subsidiary Guarantor" means each Person that issues a Subsidiary Guarantee after the Closing Date.



"Temporary Cash Investment" means any of the following:


       (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,


       (2) time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,


       (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,


       (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Crescent LP or Crescent REIT) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of (a) "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P or (b) provided that the commercial paper described in this clause (b) does not represent in excess of 30% of all Temporary Cash Investments at any time outstanding, "P-2" according to Moody's or "A-2" according to S&P, and



       (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.



"Total Assets" means the sum of:


       (1) Undepreciated Real Estate Assets, and

       (2) all other assets (but excluding intangibles and accounts receivables) of Crescent LP and its Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP.

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


"Total Unencumbered Assets" as of any date means the sum of:


       (1) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness, and

       (2) all other assets (but excluding intangibles and accounts receivable) of Crescent LP and its Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.


"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.



"Transaction Date" means, with respect to the Incurrence of any Indebtedness by Crescent LP or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made and, with respect to any Asset Acquisition or Asset Disposition, the date of consummation thereof.



"Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the period from the date of redemption to April 15, 2006, provided that if the period from the date of redemption to April 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of two United States Treasury securities having a constant maturity most nearly equal to the period from the date of redemption to April 15, 2006 for which such yields are given, except that if the average life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.



"Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to Crescent LP or any of its Restricted Subsidiaries plus capital improvements) of real estate assets of Crescent LP and its Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.



"Unrestricted Subsidiary" means


       (1) any Subsidiary of Crescent LP that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

       (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Crescent LP) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Crescent LP or any of its Restricted Subsidiaries; provided that:


       - any Guarantee by Crescent LP or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness


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and an "Investment" by Crescent LP or such Restricted Subsidiary (or both, if applicable) at the time of such designation;



       - if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below; and



       - either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below.


The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

       - no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

       - all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.


Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.



"Unsecured Indebtedness" means any Indebtedness of Crescent LP or any of its Restricted Subsidiaries that is not Secured Indebtedness.



"U.S. Government Obligations" means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.



"Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.



"Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.


SUSPENSION PERIOD


During the Suspension Period, the provisions of the Indenture described under "Certain Covenants That Will Cease to Apply During Suspension Period" will not apply. The provisions of the Indenture described under "Certain Covenants Applicable at All Times" will apply at all times during the Suspension Period so long as any Notes remain outstanding thereunder.



"Suspension Period" means the period (a) beginning on the date that:



       (1) the April Notes have Investment Grade Status;


       (2) no Default or Event of Default has occurred and is continuing; and

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


       (3) Crescent LP has delivered an officers' certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied,



and (b) ending on the date (the "Reversion Date") that:



       (1) either Moody's or S&P ceases to have the applicable ratings specified in the definition of "Investment Grade Status" for the April Notes; or


       (2) a Default or Event of Default has occurred and is continuing.


For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the "--Limitation on Restricted Payments" covenant, calculations under that clause will be made with reference to the Closing Date as set forth in that clause. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (C) and the items specified in the bullets under clause (C) that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (C).



For purposes of the "--Limitation on Asset Sales" covenant, on the Reversion Date, the Excess Proceeds will be reset to zero.


CERTAIN COVENANTS APPLICABLE AT ALL TIMES


Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any April Notes remain outstanding.


LIMITATION ON INDEBTEDNESS

(1) Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of Crescent LP and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.

(2) Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of Crescent LP and its Restricted Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

(3) Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided that Crescent LP or any of its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of Crescent LP and its Restricted Subsidiaries on a consolidated basis would be greater than (i) if such date of Incurrence is prior to April 15, 2005, 1.75 to 1 and (ii) if such date of Incurrence is after April 15, 2005, 2.0 to 1.

(4) Notwithstanding paragraph (1), (2) or (3), Crescent LP or any of its Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

       (A) Indebtedness outstanding under the Line of Credit at any time in an aggregate principal amount not to exceed the greater of (x) $400 million and (y)
0.85 times Consolidated EBITDA for the then most recent four fiscal quarters ended prior to the date of incurrence of such Indebtedness for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;



       (B) (x) the April Notes (other than Additional Notes) and any Subsidiary Guarantees of the April Notes;


       (C) Indebtedness existing on the Closing Date;

       (D) Indebtedness of Crescent LP or any Restricted Subsidiary owed to:

              - Crescent LP, or

              - any Restricted Subsidiary;

provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Crescent LP or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (D).

       (E) Acquired Indebtedness incurred in connection with the consummation of the Crescent Operating Settlement;


       (F) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, refund, repay or defease, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (D), (G) or (H) of this paragraph
(4)) and any refinancings thereof in an amount not to exceed the amount so refinanced, refunded, repaid or defeased (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the April Notes or Indebtedness that ranks equally with, or subordinate in right of payment to, the April Notes shall only be permitted under this clause (F) if:



              - in case the April Notes are refinanced in part or the
                Indebtedness to be refinanced ranks equally with the April Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining April Notes,



              - in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the April Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the April Notes, and


              - such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, refunded, repaid or defeased, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, refunded, repaid or defeased; provided that if such Indebtedness being refinanced is Designated Refinance Indebtedness, the conditions in this bullet shall be deemed to be satisfied so long as such new Indebtedness, determined as of the date of incurrence of such new

               Indebtedness, does not mature prior to the Refinancing Date and has an Average Life at least equal to the Average Life of the Indebtedness to be refinanced (assuming the Indebtedness to be refinanced has a final Stated Maturity and is repaid in full on the Refinancing Date);


provided further that (x) in no event may Indebtedness of Crescent LP that ranks equally with or subordinate in right of payment to the April Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (F) and (y) for purposes of this clause (F), Subsidiary Debt and Secured Indebtedness shall be deemed to rank prior to the April Notes;


       (G) Indebtedness:

              - in respect of performance, surety or appeal bonds provided in the ordinary course of business,

              - under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect Crescent LP or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

              - arising from agreements providing for indemnification,
                adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Crescent LP or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Crescent LP and its Restricted Subsidiaries on a consolidated basis in connection with such disposition; and


       (H) Guarantees of Indebtedness of Crescent LP by any of its Restricted Subsidiaries, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described below.



(5) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Crescent LP or any of its Restricted Subsidiaries may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.



(6) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,



       - Indebtedness Incurred under the Line of Credit on or prior to the Closing Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this "Limitation on Indebtedness" covenant,

       - Obligations with respect to letters of credit, Guarantees or Liens supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and


       - any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.



For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in the first bullet in this paragraph (6)), Crescent LP, in its sole discretion, shall classify (and may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.


MAINTENANCE OF TOTAL UNENCUMBERED ASSETS

Crescent LP will, and will cause its Restricted Subsidiaries to, maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of Crescent LP and its Restricted Subsidiaries on a consolidated basis.

LIMITATION ON BUSINESS ACTIVITIES OF CRESCENT FINANCE


Crescent Finance will not hold any assets, become liable for any obligations, engage in any trade or business or conduct any business activity other than the issuance of all of its Capital Stock to Crescent LP or any Wholly Owned Restricted Subsidiary of Crescent LP, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Crescent LP, including the 2009 Private Notes and the 2009 Exchange Notes, if any, that is permitted to be Incurred by Crescent LP under "--Limitation on Indebtedness" above (provided that the net proceeds of such Indebtedness are retained by Crescent LP or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Crescent Finance), and activities and obligations incidental thereto. Neither Crescent LP nor any Restricted Subsidiary shall engage in any transactions with Crescent Finance in violation of the immediately preceding sentence.


CERTAIN COVENANTS THAT WILL CEASE TO APPLY DURING SUSPENSION PERIOD

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times except during any Suspension Period.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES


Crescent LP will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of Crescent LP ("Guaranteed Indebtedness"), unless:


       (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, and

       (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Crescent LP or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee.

If the Guaranteed Indebtedness:

       - ranks equally with the Notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee, or

       - is subordinate to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

       (1) any sale, exchange or transfer, to any Person not an Affiliate of Crescent LP or Crescent REIT, of all of the Capital Stock held by Crescent LP and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), or

       (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee and all other Guarantees of Indebtedness of Crescent LP by such Restricted Subsidiary, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON LIENS


Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, secure any Indebtedness, which term includes for purposes of this "Limitation on Liens" covenant, any refinancings of such Indebtedness, of Crescent LP outstanding on the Closing Date (other than Indebtedness of Crescent LP secured on the Closing Date by a Lien to the extent of the assets securing such Indebtedness on the Closing Date and other than Indebtedness under the Line of Credit) by a Lien unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness for so long as such Indebtedness is secured by such Lien; provided, however, that this covenant shall not apply to assets subject to Liens or other restrictions in favor of any Indebtedness of Crescent LP outstanding on the Closing Date, if the terms of such Indebtedness prohibit Crescent LP or any of its Restricted Subsidiaries from creating, or suffering to be created, the limitation on Liens contained in this covenant with respect to such assets.


LIMITATION ON SALE-LEASEBACK TRANSACTIONS

Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.

The foregoing restriction does not apply to any sale-leaseback transaction if:

       (1) the transaction is solely between Crescent LP and any Restricted Subsidiary or solely between Restricted Subsidiaries; or


       (2) Crescent LP or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1) or (2) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON RESTRICTED PAYMENTS

Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

       (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than Crescent LP or any of its Restricted Subsidiaries, other than:

              - dividends or distributions payable solely in shares of its
                Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, and

              - pro rata dividends or distributions on Common Stock of any
                Restricted Subsidiary held by minority stockholders;

       (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

             - Crescent LP or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than Crescent LP or any of its Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary, or

             - a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) other than Capital Stock owned by Crescent LP or another Restricted Subsidiary;

       (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Crescent LP that is subordinated in right of payment to the Notes; or

       (4) make an Investment, other than a Permitted Investment, in any Person,


(such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:


       (A) a Default or Event of Default shall have occurred and be continuing,


       (B) Crescent LP or such Restricted Subsidiary could not Incur at least $1.00 of Indebtedness under any of the paragraphs (1), (2) and (3) of the "Limitation on Indebtedness" covenant, or


       (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of:

              - 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by Crescent LP or any of its Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter beginning prior to the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant, plus


              - the aggregate Net Cash Proceeds received by Crescent LP after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock and other than in respect of the Crescent Operating Settlement and without duplication of the proceeds from the issuance of Capital Stock utilized pursuant to clause (3) or (4) of the following paragraph) to a Person who is not a Subsidiary of Crescent LP, including an issuance or sale permitted by the Indenture of Indebtedness of Crescent LP for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Crescent LP, or from the issuance to a Person who is not a Subsidiary of Crescent LP of any options, warrants or other rights to acquire Capital Stock of Crescent LP (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus


              - an amount equal to the net reduction in Investments (other than reductions in Permitted Investments (without giving effect to clause (2) in the definition thereof)) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Crescent LP or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments").


The foregoing provisions shall not be violated by reason of:

       (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;


       (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (F) of paragraph (4) of the "Limitation on Indebtedness" covenant;


       (3) the repurchase, redemption or other acquisition of Capital Stock of Crescent LP or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of Crescent LP (or options, warrants or other rights to acquire such Capital Stock);

       (4) the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of Crescent LP which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of Crescent LP (or options, warrants or other rights to acquire such Capital Stock);

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       (5) dividends or distributions by Crescent LP to its limited partners that are necessary for Crescent REIT to maintain its status as a real estate investment trust under the Code, provided that Crescent REIT contemporaneously distributes such dividends or distributions as it so receives to its shareholders;


       (6) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the "Consolidation, Merger and Sale of Assets" covenant;


       (7) the retirement of Capital Stock of Crescent LP (i) upon conversion of limited partnership units solely into Common Stock of Crescent REIT or (ii) solely in connection with the retirement of any Capital Stock of Crescent REIT without the payment of cash or assets by Crescent LP;


       (8) the making of Construction Loan Guarantees; provided that (x) the total amount of Indebtedness guaranteed in reliance on this clause (8) shall not exceed $300 million at any time and (y) at the time of the making of such Construction Loan Guarantee, Crescent LP could Incur at least $1.00 of Indebtedness under each of paragraphs (1), (2) and (3) of the "Limitation on Indebtedness" covenant;


       (9) the distribution by Crescent LP of shares of Common Stock of a Subsidiary of Crescent LP to its limited partners in connection with the Crescent Operating Settlement; provided that (a) the fair market value of assets owned or held by such Subsidiary does not to exceed $30 million and (b) Crescent REIT contemporaneously distributes any shares of Common Stock received by it in the distribution to its shareholders;

       (10) the redemption of the Funding IX Preferred Shares at a redemption price not to exceed $218,423,000, plus accrued and unpaid dividends;

       (11) the consummation of the Funding IX Transactions;

       (12) the payment of regularly scheduled dividends on the Series A Preferred Units of Crescent LP to Crescent REIT to the extent Crescent REIT is contemporaneously paying regularly scheduled dividends on the Series A Preferred Stock of Crescent REIT, not to exceed $13.5 million in any fiscal year;


       (13) the redemption or repurchase of shares of Common Stock of Restricted Subsidiaries held by Persons other than Crescent LP or another Restricted Subsidiary; provided that, at the time thereof and after giving effect thereto, Crescent LP could Incur at least $1.00 of Indebtedness under each of paragraphs
(1), (2) and (3) of the "Limitation on Indebtedness" covenant;



       (14) Investments in Permitted Joint Ventures in an aggregate amount made in reliance on this clause (14) not to exceed 10% of Adjusted Total Assets at the time of any such Investment; provided that at the time of, and after giving effect to, the proposed Investment, Crescent LP could have Incurred at least $1.00 of Indebtedness under each of paragraphs (1), (2) and (3) of the "Limitation on Indebtedness" covenant;


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       (15) other Investments in an aggregate amount made in reliance on this clause (15) not to exceed $250 million at any time; or

       (16) Restricted Payments in an aggregate amount made in reliance on this clause (16) not to exceed the greater of (x) $250 million and (y) 5% of Adjusted Total Assets, in each case after the Closing Date; provided that at the time of, and after giving effect to, the proposed Restricted Payment, the Interest Coverage Ratio of Crescent LP and its Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1.


provided that, except in the case of clauses (1) and (7), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein. The Restricted Payments permitted pursuant to paragraphs (1), (5) and (12) of this paragraph only shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments; provided that if Crescent LP or any Restricted Subsidiary is required to or make any payment under any Construction Loan Guarantee referred to in clause (8) of this paragraph, then the amount of such Construction Loan Guarantee shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.


LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

              - pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Crescent LP or any other Restricted Subsidiary,

              - pay any Indebtedness owed to Crescent LP or any other Restricted
                Subsidiary,

              - make loans or advances to Crescent LP or any other Restricted
                Subsidiary, or

              - transfer its property or assets to Crescent LP or any other
                Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

       (1) existing on the Closing Date in the Line of Credit and any other agreement in effect on the Closing Date and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the Notes than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;


       (2) in the case of the last two bullets in the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);


       (3) existing under or by reason of applicable law;

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

       (4) existing with respect to any Person or the property or assets of such Person acquired by Crescent LP or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;


       (5) in the case of the last bullet in the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:


              - that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

              - existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Crescent LP or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

              - arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Crescent LP or any of its Restricted Subsidiaries in any manner material to Crescent LP and its Restricted Subsidiaries taken as a whole;

       (6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

       (7) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

             - the encumbrance or restriction applies only in the event of a default after the expiration of any cure period and the giving of any required notice contained in such Indebtedness or agreement,

              - the encumbrance or restriction is not materially more
                disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by Crescent LP), and


              - Crescent LP determines that such an encumbrance or restriction will not materially affect such Person's ability to make principal or interest payments on the Notes.



Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Crescent LP or any Restricted Subsidiary from: creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant, or restricting the sale or other disposition of property or assets of Crescent LP or any of its Restricted Subsidiaries that secure Indebtedness of Crescent LP or any of its Restricted Subsidiaries.


LIMITATION ON TRANSACTIONS WITH AFFILIATES

Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of either Crescent LP or Crescent REIT or with any Affiliate of either Crescent LP or Crescent REIT or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to Crescent LP or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.


The foregoing limitation does not limit, and shall not apply to:

       (1) any transaction solely between Crescent LP and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;


       (2) the payment of reasonable and customary compensation, fees and expenses to trust managers, directors or executive officers of Crescent REIT, the General Partner, Crescent LP or any of Crescent LP's Restricted Subsidiaries so long as a majority of the independent trust managers of Crescent REIT (or by any committee of independent trust managers of Crescent REIT) has approved the terms thereof;


       (3) subject to the provisions of (2) above, Permitted REIT Payments; or


       (4) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant or any Permitted Investments.



Any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Affiliates" covenant and not covered by
(1) through (4) of the immediately foregoing paragraph, the aggregate amount of which exceeds $25 million in value must be determined to be fair by a majority of the independent trust managers of Crescent REIT or by any committee of independent trust managers of Crescent REIT.


LIMITATION ON ASSET SALES

Crescent LP will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

       (1) the consideration received by Crescent LP or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and

       (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments.


In the event and to the extent that the Net Cash Proceeds received by Crescent LP or such Restricted Subsidiary from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 5% of Adjusted Total Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Crescent LP and its Restricted Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then Crescent LP shall or shall cause the relevant Restricted Subsidiary to:


       (1) within 12 months after the date Net Cash Proceeds so received exceed 5% of Adjusted Total Assets:

              - apply an amount equal to such excess Net Cash Proceeds to permanently reduce Indebtedness of any Restricted Subsidiary owing to a Person other than Crescent LP or any of its Restricted Subsidiaries or, in the case of an

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

               Asset Sale of assets of Crescent Real Estate Funding IX, L.P., to redeem the Funding IX Preferred Shares, or


              - invest an equal amount, or the amount not so applied pursuant to the foregoing bullet (or enter into a definitive agreement committing to so invest within 6 months after the date of such agreement), in property or assets (other than current assets and other than notes, bonds, obligations or securities) of a nature or type (or in a Restricted Subsidiary or a Permitted Joint Venture having property and assets of a nature or type) useful in a Related Business ("Replacement Assets") on the date of such investment, and



       (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.


The amount of Net Cash Proceeds shall be reduced from time to time to the extent applied in accordance with this paragraph.


The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the second preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds." If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $50 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders (and holders of other Pari Passu Indebtedness to the extent required by the terms thereof) on a pro rata basis an aggregate principal amount of Notes (and other such Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.


Notwithstanding the first two paragraphs of this covenant, Crescent LP and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

       (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

       (2) such Asset Sale is for fair market value; provided that any cash or Temporary Cash Investments received by Crescent LP or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first three paragraphs of this covenant.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

The Issuers must commence, within 30 days of the occurrence of a Change of Control, and, within 60 days of the occurrence of a Change of Control, consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest (if any) to the Payment Date.

There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Issuers that might be outstanding at the time). The above covenant requiring the Issuers to repurchase the Notes will, unless consents are obtained, require the Issuers to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS


Whether or not Crescent LP is then required to file reports with the Commission, Crescent LP shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto; provided that, if filing such documents by Crescent LP with the Commission is not permitted under the Exchange Act, Crescent LP shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective holder. Crescent LP shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. In addition, Crescent LP shall furnish to any holder and to any prospective investor, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons who are not "affiliates" under the Securities Act.


EVENTS OF DEFAULT

Events of Default under the Indenture include the following:


       (1) default in the payment of principal of, or premium, if any, on any April Note when due and payable at maturity, upon acceleration, redemption or otherwise;



       (2) default in the payment of interest on any April Note when due and payable, and such default continues for a period of 30 days;



       (3) default in the performance or breach of the provisions of "Consolidation, Merger and Sale of Assets" covenant or the failure by the Issuers to make or consummate an Offer to Purchase in accordance with the "Limitations on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenants;



       (4) default in the performance of or breaches any other covenant or agreement in the Indenture or under the April Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the April Notes;


       (5) there occurs with respect to any issue or issues of Indebtedness of either Issuer or any of the Restricted Subsidiaries having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

               - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; or

               - the failure to make a principal payment at the final (but not any interim) fixed maturity;

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

       (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

               - shall be rendered against either Issuer or any Restricted
                 Subsidiary and shall not be paid or discharged, and

               - there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

       (7) a court having jurisdiction in the premises enters a decree or order for:

               - relief in respect of either Issuer or any Significant
                 Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

               - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of either Issuer or any Significant Subsidiary, or

               - the winding up or liquidation of the affairs of either Issuer or any Significant Subsidiary,

and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

       (8) either Issuer or any Significant Subsidiary:

               - commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

               - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of either Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of either Issuer or any Significant Subsidiary, or

               - effects any general assignment for the benefit of its
                 creditors.


If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to either Issuer) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the April Notes then outstanding, by written notice to the Issuers (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of the holders of at least 25% in aggregate principal amount of the April Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the April Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable.



If an Event or Default specified in clause (7) or (8) above occurs with respect to either Issuer, the principal of, premium, if any, and accrued interest on the April Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding April Notes by written notice to the Issuers and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:



       - all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the April Notes that have become due solely by such declaration of acceleration, have been cured or waived, and


       - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.


As to the waiver of defaults, see "--Modification and Waiver."



The holders of at least a majority in aggregate principal amount of the outstanding April Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of April Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of April Notes. A holder may not pursue any remedy with respect to the Indenture or the April Notes unless:


       (1) the holder gives the Trustee written notice of a continuing Event of Default;


       (2) the holders of at least 25% in aggregate principal amount of outstanding April Notes make a written request to the Trustee to pursue the remedy;


       (3) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

       (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and


       (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding April Notes do not give the Trustee a direction that is inconsistent with the request.



However, such limitations do not apply to the right of any holder of an April Note to receive payment of the principal of, premium, if any, or interest on such April Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the April Notes, which right shall not be impaired or affected without the consent of the holder.


The Indenture requires certain officers of the Issuers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuers and their respective Restricted Subsidiaries and of their performance under the Indenture and that the Issuers have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuers will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

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

CONSOLIDATION, MERGER AND SALE OF ASSETS

Neither of the Issuers will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into either of the Issuers unless:


       (1) such Issuer shall be the continuing Person, or the Person formed by such consolidation or into which such Issuer is merged or that acquired or leased such property and assets of such Issuer shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof (provided that for so long as Crescent LP or any successor Person is a partnership there must be a co-issuer of the April Notes that is a Wholly Owned Restricted Subsidiary of Crescent LP and that is a corporation organized and existing under the laws of the United States or any state or jurisdiction thereof) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Issuer on the April Notes and under the Indenture;


       (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;


       (3) immediately after giving effect to such transaction on a pro forma basis, Crescent LP or any Person becoming the successor obligor of the April Notes replacing Crescent LP (x) could Incur at least $1.00 of Indebtedness under each of paragraphs (1), (2) and (3) of the "Limitation on Indebtedness" covenant and (y) has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Crescent LP immediately prior to such transaction; and



       (4) Crescent LP delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause
(3)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;


provided that clause (3) above will not apply if, in the good faith determination of the Board of Directors of Crescent LP, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of either Issuer; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

For purposes of the foregoing, the transfer (by lease, assignment, sale, or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Crescent LP, the Capital Stock of which constitutes all or substantially all of the properties and assets of Crescent LP, shall be deemed to be the transfer of all or substantially all of the properties and assets of Crescent LP.

DEFEASANCE

Defeasance and Discharge. The Indenture provides that the Issuers will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other things: certain obligations to register the transfer or exchange of the Notes; to replace stolen, lost or

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mutilated Notes; to maintain paying agencies; and to hold monies for payment in trust) if, among other things,

       (1) the Issuers have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

       (2) the Issuers have delivered to the Trustee:

               (A) either


                  - an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuers' exercise of the option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or


                  - a ruling directed to the Trustee received from the Internal
                    Revenue Service to the same effect as the aforementioned Opinion of Counsel, and

               (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

       (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Crescent LP or any of its Restricted Subsidiaries is a party or by which Crescent LP or any of its Restricted Subsidiaries is bound.


Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Certain Covenants Applicable At All Times," "Certain Covenants That Will Cease to Apply During Suspension Period," "Repurchase of Notes upon a Change of Control" and "Commission Reports and Reports to Holders" and clause (3) under "Events of Default," clause (4) under "Events of Default" with respect to such other covenants described above and clauses (5) and (6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things:


       (1) the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,


       (2) the satisfaction of the provisions described in clauses (2)(B), and
(3) of the preceding paragraph titled "Defeasance and Discharge," and


       (3) the delivery by Crescent LP to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default. In the event the Issuers exercise their option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuers will remain liable for such payments.

MODIFICATION AND WAIVER


Subject to certain limited exceptions, modifications and amendments of the Indenture may be made by the Issuers and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding April Notes; provided that no such modification or amendment may, without the consent of each holder affected thereby:



       (1) change the Stated Maturity of the principal of, or any installment of interest on, any April Note,



       (2) reduce the principal amount of, or premium, if any, or interest on, any April Note,



       (3) change the place of payment of principal of, or premium, if any, or interest on, any April Note,



       (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any April Note,



       (5) waive a default in the payment of principal of, premium, if any, or interest on the April Notes,


       (6) following the occurrence of a Change of Control, amend, change, or modify in any respect the obligation of the Issuers to make and consummate an Offer to Purchase in the event of a Change of Control that has occurred or modify any of the provisions or definitions with respect thereto,


       (7) alter the provisions relating to the redemption of the April Notes at the option of the Issuers,



       (8) make the April Notes subordinated in right of payment to any other Indebtedness of the Issuers, or

       (9) reduce the above-stated percentages of outstanding April Notes the consent of whose holders is necessary to modify, amend or waive compliance with certain provisions of the Indenture.


NO PERSONAL LIABILITY OF INCORPORATORS, PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of the Issuers or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE


The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.


The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the Indenture contain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

THE GLOBAL NOTES


The April Notes will be issued in the form of several registered notes in global form, without interest coupons, which are called the global notes, as follows:


       - 2009 Private Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note;

       - 2009 Private Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be represented by the temporary Regulation S global note and, after completion of the global note exchange described below, by the permanent Regulation S global note;

       - 2009 Private Notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global note;


       - Affiliate Notes sold in the secondary market to affiliated accredited investors will be represented by the Affiliate Accredited Investor global note; and

       - any 2009 Exchange Notes issued in accordance with the exchange offer will be represented by the 2009 Exchange Offer global note.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of the operations and procedures of DTC solely for the convenience of investors. The operations and procedures of the DTC settlement system are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

       - a limited purpose trust company organized under the laws of the State of New York;


       - a "banking organization" within the meaning of the New York State Banking Law;


       - a member of the Federal Reserve System;


       - a "clearing corporation" within the meaning of the Uniform Commercial Code; and



       - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.



DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.



As long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

       - will not be entitled to have notes represented by the global note registered in their names;

       - will not receive or be entitled to receive physical, certificated notes; and

       - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).


Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.


Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.


Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.


CERTIFICATED NOTES

- Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

       - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

       - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

       - we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

       - certain other events provided in the indenture should occur.

           CERTAIN TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences relating to the exchange offer to holders of the 2009 Private Notes as of the date hereof. Except where noted, this summary deals only with 2009 Private Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax-exempt organizations, partnerships or other pass-through entities, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding 2009 Private Notes as a part of a hedging or conversion transaction or a straddle, expatriates, persons subject to the alternative minimum tax or holders of notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the current federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Persons considering the ownership or disposition of 2009 Exchange Notes should consult their own tax advisors concerning the federal income tax consequences of such ownership or disposition in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.


The exchange of 2009 Private Notes for 2009 Exchange Notes pursuant to the exchange offer should not constitute a taxable exchange. As a result, a holder
(1) should not recognize taxable gain or loss as a result of exchanging 2009 Private Notes for 2009 Exchange Notes pursuant to the exchange offer, (2) the holding period of the 2009 Exchange Notes should include the holding period of the 2009 Private Notes exchanged therefor and (3) the adjusted tax basis of the 2009 Exchange Notes should be the same as the adjusted tax basis of the 2009 Private Notes exchanged therefor immediately before the exchange.

The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders of 2009 Private Notes are urged to consult their own tax advisors with respect to the application of the tax considerations discussed above in light of their particular situations as well as the application of any state, local, foreign and other tax laws, including the effects of changes in such laws.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives 2009 Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such 2009 Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of 2009 Exchange Notes received in exchange for 2009 Private Notes where such 2009 Private Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending 180 days after the expiration date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of 2009 Exchange Notes by broker-dealers. 2009 Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the 2009 Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such 2009 Exchange Notes. Any broker-dealer that resells 2009 Exchange

Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such 2009 Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of 2009 Exchange Notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of 2009 Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The legality of the 2009 Exchange Notes offered hereby and the material tax considerations with respect to the exchange offer will be passed upon for the Operating Partnership and Crescent Finance Company by Shaw Pittman LLP, a limited liability partnership including professional corporations, counsel to the Operating Partnership and Crescent Finance Company.

                      NOTICE REGARDING ARTHUR ANDERSEN LLP



Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.



Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our most recent audited financial statements, as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit report with respect to our financial statements.



Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                              ------
Financial Statements as of June 30, 2002 (unaudited)
Consolidated Balance Sheets as of June 30, 2002 and December
   31, 2001.................................................    F-2
Consolidated Statements of Operations for the three and six
   months ended June 30, 2002 and 2001......................    F-3
Consolidated Statement of Partners' Capital for the six
   months ended June 30, 2002...............................    F-4
Consolidated Statements of Cash Flows for the six months
   ended June 30, 2002 and 2001.............................    F-5
Notes to Unaudited Consolidated Financial Statements........    F-7
Financial Statements as of December 31, 2001 (audited)
Report of Independent Public Accountants....................   F-50
Consolidated Balance Sheets at December 31, 2001 and 2000...   F-51
Consolidated Statements of Operations for the years ended
   December 31, 2001, 2000 and 1999.........................   F-52
Consolidated Statements of Partners' Capital for the years
   ended December 31, 2001, 2000 and 1999...................   F-53
Consolidated Statements of Cash Flows for the years ended
   December 31, 2001, 2000 and 1999.........................   F-54
Notes to Audited Consolidated Financial Statements..........   F-56
Schedule III Consolidated Real Estate Investments and
   Accumulated Depreciation.................................  F-109

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------
                                                                 JUNE 30,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                                               2002           2001
----------------------------------------------------------------------------------------
                                                              (UNAUDITED)      (AUDITED)
ASSETS:
Investments in real estate:
   Land.....................................................  $  312,337     $  249,266
   Land held for investment or development..................     473,138         92,951
   Building and improvements................................   3,051,494      2,938,669
   Furniture, fixtures and equipment........................     108,580         72,247
   Properties held for disposition, net.....................      47,470         64,694
   Less--accumulated depreciation...........................    (720,350)      (637,904)
                                                              --------------------------

            Net investment in real estate...................  $3,272,669     $2,779,923
   Cash and cash equivalents................................  $   63,710     $   31,644
   Restricted cash and cash equivalents.....................      96,576        115,531
   Accounts receivable, net.................................      40,601         28,610
   Deferred rent receivable.................................      66,482         66,362
   Investments in real estate mortgages and equity of
     unconsolidated companies...............................     532,976        838,317
   Notes receivable, net....................................     392,880        416,789
   Income tax asset-current and deferred....................      37,671              -
   Other assets, net........................................     199,729        145,650
                                                              --------------------------

            Total assets....................................  $4,703,294     $4,422,826
                                                              ==========================

LIABILITIES:
   Borrowings under Credit Facility.........................  $  136,500     $  283,000
   Notes payable............................................   2,335,931      1,931,094
   Accounts payable, accrued expenses and other
     liabilities............................................     336,922        217,405
                                                              --------------------------

            Total liabilities...............................  $2,809,353     $2,431,499
                                                              --------------------------

COMMITMENTS AND CONTINGENCIES:
MINORITY INTERESTS:.........................................  $   95,894     $  232,137
PARTNERS' CAPITAL:
   6 3/4% Series A Convertible Cumulative Preferred Units,
     liquidation preference $25.00 per unit, 10,800,000, and
     8,000,000 units issued and outstanding at June 30, 2002
     and December 31, 2001, respectively....................  $  248,160     $  200,000
   9 1/2% Series B Cumulative Preferred Units, liquidation
     preference of $25.00 per share, 3,400,000 shares issued
     and outstanding at June 30, 2002.......................      81,923              -
   Units of Partnership Interests, 65,684,892 and 66,148,630
     issued and outstanding at June 30, 2002 and December
     31, 2001, respectively:
      General partner--outstanding 656,849 and 661,486......      15,316         16,179
      Limited partners'--outstanding 65,028,043 and
       65,487,144...........................................   1,479,234      1,574,495
   Accumulated other comprehensive income...................     (26,587)       (31,484)
                                                              --------------------------

            Total partners' capital.........................  $1,798,046     $1,759,190
                                                              --------------------------

            Total liabilities and partners' capital.........  $4,703,293     $4,422,826
                                                              ==========================

----------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF OPERATIONS

---------------------------------------------------------------------------------------------------------
                                                               FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                                     ENDED JUNE 30,        ENDED JUNE 30,
                                                              ---------------------   -------------------
(DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)                       2002        2001       2002       2001
---------------------------------------------------------------------------------------------------------
                                                                        (UNAUDITED)           (UNAUDITED)
REVENUE:
   Office property..........................................  $141,540    $155,426    $285,011   $308,229
   Resort/Hotel property....................................    53,523      16,125      92,047     32,074
   Residential Development property.........................    84,985           -     133,050          -
   Interest and other income................................     7,268      25,593      14,918     42,541
                                                              -------------------------------------------

            Total revenue...................................  $287,316    $197,144    $525,026   $382,844
                                                              -------------------------------------------

EXPENSE:
   Office property real estate taxes........................  $ 20,651    $ 22,059    $ 41,923   $ 44,747
   Office property operating expenses.......................    42,130      44,690      86,685     88,249
   Resort/Hotel property expense............................    42,212           -      66,102          -
   Residential Development property expense.................    76,994           -     119,209          -
   Corporate general and administrative.....................     5,333       6,889      11,725     12,153
   Interest expense.........................................    46,450      46,833      88,722     94,281
   Amortization of deferred financing costs.................     2,701       2,307       5,021      4,732
   Depreciation and amortization............................    35,329      30,446      69,151     60,459
   Impairment and other charges related to real estate
      assets................................................         -      13,174           -     15,324
                                                              -------------------------------------------

            Total expense...................................  $271,800    $166,398    $488,538   $319,945
                                                              -------------------------------------------

            Operating income................................  $ 15,516    $ 30,746    $ 36,488   $ 62,899
OTHER INCOME:
   Equity in net income (loss) of unconsolidated companies
      Office properties.....................................  $  1,471    $  1,228    $  2,781   $  2,321
      Residential development properties....................     6,179       9,732      18,662     20,440
      Temperature-controlled logistics properties...........      (417)      1,632        (727)     4,351
      Other.................................................      (465)       (636)     (4,526)     1,210
                                                              -------------------------------------------

            Total equity in net income (loss) of
               unconsolidated companies.....................  $  6,768    $ 11,956    $ 16,190   $ 28,322
   Gain (loss) on property sales, net.......................         -        (702)          -       (372)
                                                              -------------------------------------------

            Total other income and expense..................  $  6,768    $ 11,254    $ 16,190   $ 27,950
                                                              -------------------------------------------

INCOME BEFORE INCOME TAXES, MINORITY INTERESTS, DISCONTINUED
   OPERATIONS, EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING PRINCIPLE...........................  $ 22,284    $ 42,000    $ 52,678   $ 90,849
   Minority interests.......................................    (3,546)     (5,215)     (8,910)   (10,898)
   Income tax benefit.......................................      (418)          -       3,865          -
                                                              -------------------------------------------

INCOME BEFORE DISCONTINUED OPERATIONS, EXTRAORDINARY ITEM
   AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
   PRINCIPLE................................................  $ 18,320    $ 36,785    $ 47,633   $ 79,951
   Discontinued operations--income and gain on assets sold
      and held for sale.....................................       565          60       4,261        156
   Extraordinary item--extinguishment of debt...............         -     (12,174)          -    (12,174)
   Cumulative effect of change in accounting principle......         -           -     (11,775)         -
                                                              -------------------------------------------

NET INCOME..................................................  $ 18,885    $ 24,671    $ 40,119   $ 67,933
6 3/4% Series A Preferred Share distributions...............    (4,215)     (3,375)     (7,590)    (6,750)
9 1/2% Series B Preferred Share distributions...............    (1,009)          -      (1,009)         -
                                                              -------------------------------------------

NET INCOME AVAILABLE TO PARTNERS............................  $ 13,661    $ 21,296    $ 31,520   $ 61,183
                                                              ===========================================

BASIC EARNINGS PER UNIT DATA:
   Net income before discontinued operations, extraordinary
      item and cumulative effect of a change in accounting
      principle.............................................  $   0.20    $   0.49    $   0.59   $   1.08
   Discontinued operations-income and gain on assets held
      for sale..............................................      0.01           -        0.06          -
   Extraordinary item--extinguishment of debt...............         -       (0.18)          -      (0.18)
   Cumulative effect of a change in accounting principle....         -           -       (0.18)         -
                                                              -------------------------------------------

   Net income available to partners--basic..................  $   0.21    $   0.31    $   0.47   $   0.90
                                                              ===========================================

DILUTED EARNINGS PER UNIT DATA:
   Net income before discontinued operations, extraordinary
      item and cumulative effect of a change in accounting
      principle.............................................  $   0.20    $   0.48    $   0.59   $   1.06
   Discontinued operations-income and gain on assets held
      for sale..............................................      0.01           -        0.06          -
   Extraordinary item--extinguishment of debt...............         -       (0.18)          -      (0.18)
   Cumulative effect of a change in accounting principle....         -           -       (0.18)         -
                                                              -------------------------------------------

   Net income available to partners--basic..................  $   0.21    $   0.30    $   0.47   $   0.88
                                                              ===========================================

---------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

----------------------------------------------------------------------------------------------
                                                                      ACCUMULATED
                               PREFERRED     GENERAL      LIMITED           OTHER        TOTAL
                               PARTNERS'   PARTNER'S    PARTNERS'   COMPREHENSIVE    PARTNERS'
(DOLLARS IN THOUSANDS)           CAPITAL     CAPITAL      CAPITAL          INCOME      CAPITAL
----------------------------------------------------------------------------------------------
PARTNERS' CAPITAL, December
   31, 2001..................  $200,000    $  16,179   $1,574,495   $     (31,484)  $1,759,190
Issuance of Preferred Units
   A.........................    48,160            -            -               -       48,160
Issuance of Preferred Units
   B.........................    81,923            -            -               -       81,923
Contributions................         -            5          491               -          496
Distributions................         -       (1,183)    (126,957)              -     (128,140)
Net Income...................         -          315       31,205               -       31,520
Sale of/Unrealized Loss
   Marketable Securities.....         -            -            -          (1,149)      (1,149)
Unrealized Net Gain on Cash
   Flow Hedges...............         -            -            -           6,046        6,046
                               ---------------------------------------------------------------

PARTNERS' CAPITAL,
   June 30, 2002.............  $330,083    $  15,316   $1,479,234   $     (26,587)  $1,798,046
                               ===============================================================

----------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------
                                                                 FOR THE SIX MONTHS
                                                                     ENDED JUNE 30,
                                                              ---------------------
(DOLLARS IN THOUSANDS)                                             2002        2001
-----------------------------------------------------------------------------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  40,119   $  67,933
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization............................     74,172      65,907
   Amortization of capitalized residential development
     costs..................................................     94,088           -
   Expenditures for capitalized residential development
     costs..................................................    (57,520)          -
   Extraordinary item--extinguishment of debt...............          -      12,174
   Impairment and other charges related to real estate
     assets.................................................          -      15,324
   (Gain) loss on property sales, net.......................     (4,975)        372
   Minority interests.......................................      8,910      10,898
   Cumulative effect of change in accounting principle......     11,775           -
   Non-cash compensation....................................         84          78
   Distributions received in excess of earnings from
     unconsolidated companies:
      Office properties.....................................          -         391
      Temperature-controlled logistics......................          -       2,067
      Other.................................................          -       1,796
   Equity in (earnings) loss in excess of distributions
     received from unconsolidated companies:
      Office properties.....................................       (373)          -
      Residential development properties....................     (5,866)     (8,710)
      Temperature-controlled logistics......................        727           -
      Other.................................................      5,522           -
Change in assets and liabilities:
   Restricted cash and cash equivalents.....................     13,992      11,980
   Accounts receivable......................................     11,347     (12,649)
   Deferred rent receivable.................................     (1,124)     (1,651)
   Income tax asset-current and deferred....................    (15,887)          -
   Other assets.............................................      9,006      17,367
   Accounts payable, accrued expenses and other
     liabilities............................................    (75,542)    (49,807)
                                                              ---------------------

      Net cash provided by operating activities.............    114,427     133,470
                                                              ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net cash impact of COPI transaction......................     38,226           -
   Proceeds from property sales.............................     20,381      17,633
   Proceeds from joint venture transactions.................          -      16,285
   Acquisition of rental properties.........................     (8,410)          -
   Development of investment properties.....................     (1,178)    (21,669)
   Capital expenditures--office properties..................     (7,757)     (7,397)
   Capital expenditures--hotel properties...................    (10,230)    (11,014)
   Tenant improvement and leasing costs--office
     properties.............................................    (18,028)    (22,285)
   Decrease in restricted cash and cash equivalents.........      8,931       3,109

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

-----------------------------------------------------------------------------------
                                                                 FOR THE SIX MONTHS
                                                                     ENDED JUNE 30,
                                                              ---------------------
(DOLLARS IN THOUSANDS)                                             2002        2001
-----------------------------------------------------------------------------------
                                                                   (UNAUDITED)
   Return of investment in unconsolidated companies:
      Office properties.....................................        256       4,612
      Residential development properties....................      8,082      11,151
      Other.................................................          -      11,975
   Investment in unconsolidated companies:
      Office properties.....................................          -        (260)
      Residential development properties....................    (24,478)    (50,824)
      Temperature-controlled logistics properties...........       (128)     (5,589)
      Other.................................................       (446)       (785)
   Increase in notes receivable.............................     (5,906)    (13,693)
                                                              ---------------------

      Net cash used in investing activities.................       (685)    (68,751)
                                                              ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt financing costs.....................................    (10,057)    (14,754)
   Borrowings under UBS Facility............................          -     105,000
   Payments under UBS Facility..............................          -    (658,452)
   Borrowings under Fleet Facility..........................    110,000     400,000
   Payments under Fleet Facility............................   (256,500)    (30,000)
   Notes Payable proceeds...................................    375,000     381,240
   Notes Payable payments...................................    (99,320)    (99,668)
   Purchase of GMAC preferred interest......................   (187,000)          -
   Capital distributions--joint venture preferred equity
     partner................................................     (6,437)    (11,167)
   Capital distributions--joint venture partner.............     (1,202)     (1,456)
   Capital contributions to the Operating Partnership.......        496       4,974
   Issuance of preferred shares--Series A...................     48,160           -
   Issuance of preferred shares--Series B...................     81,923           -
   6 3/4% Series A Preferred Units distributions............     (7,590)     (6,750)
   9 1/2% Series B Preferred Units distributions............     (1,009)          -
   Distributions from the Operating Partnership.............   (128,140)   (149,747)
                                                              ---------------------

      Net cash used in investing activities.................    (81,676)    (80,780)
                                                              ---------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     32,066     (16,061)
CASH AND CASH EQUIVALENTS,
   Beginning of period......................................     31,644      38,643
                                                              ---------------------

CASH AND CASH EQUIVALENTS,
   End of period............................................  $  63,710   $  22,582
                                                              =====================

-----------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

ORGANIZATION

Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CREELP" and, together with its direct and indirect ownership interests in limited partnerships, corporations and limited liability companies, the "Operating Partnership"), was formed under the terms of a limited partnership agreement dated February 9, 1994. The Operating Partnership is controlled by Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), through the Company's ownership of all of the outstanding stock of Crescent Real Estate Equities, Ltd., a Delaware corporation ("the General Partner"), which owns an approximately 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 89% limited partner interest in the Operating Partnership, with the remaining approximately 10% limited partner interest held by other limited partners.

All of the limited partners of the Operating Partnership, other than the Company, own, in addition to limited partner interests, units. Each unit entitles the holder to exchange the unit (and the related limited partner interest) for two common shares of the Company or, at the Company's option, an equivalent amount of cash. For purposes of this report, the term "unit" or "unit of partnership interest" refers to the limited partner interest and, if applicable, related units held by a limited partner. Accordingly, as of June 30, 2002, the Company's approximately 89% limited partner interest has been treated as equivalent, for purposes of this report, to 58,436,809 units, and the remaining approximately 10% limited partner interest has been treated as equivalent, for purposes of this report, to 6,591,234 units. In addition, the Company's 1% general partner interest has been treated as equivalent, for purposes of this report, to 656,849 units.

The Company owns its assets and carries on its operations and other activities through the Operating Partnership and its other subsidiaries. The limited partnership agreement of the Operating Partnership acknowledges that all of the Company's operating expenses are incurred for the benefit of the Operating Partnership and provides that the Operating Partnership shall reimburse the Company for all such expenses. Accordingly, expenses of the Company are reimbursed by the Operating Partnership.

Crescent Finance Company, a Delaware corporation wholly-owned by the Operating partnership, was organized in March 2002 for the sole purpose of acting as co-issuer with the Operating Partnership of $375,000 aggregate principal amount of 9.25% senior notes due 2009. Crescent Finance Company does not conduct operations of its own.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table shows by consolidated entity, the real estate assets (the "Properties") that the Operating Partnership owned or had an interest in as of June 30, 2002.
--------------------------------------------------------------------------------

Operating Partnership             Wholly-owned assets--The Avallon IV, Datran Center (two
                                  office properties), Houston Center (three office properties)
                                  and The Park Shops at Houston Center. These Properties are
                                  included in the Operating Partnership's Office Segment.
                                  Joint Venture assets, consolidated--301 Congress Avenue (50%
                                  interest) and The Woodlands Office Properties (85.6%
                                  interest) (six office properties). These Properties are
                                  included in the Operating Partnership's Office Segment.
                                  Joint Venture assets, unconsolidated--Bank One Center (50%
                                  interest), Bank One Tower (20% interest) and Four Westlake
                                  Park (20% interest). These Properties are included in the
                                  Operating Partnership's Office Segment. Currently under
                                  construction is the 5 Houston Center office property (25%
                                  interest), which will be included in the Operating
                                  Partnership's Office Segment when construction is complete.
                                  Equity Investments--Mira Vista (94% interest), The Highlands
                                  (11.6% interest), Falcon Point (94% interest), Falcon
                                  Landing (94% interest) and Spring Lakes (94% interest).
                                  These Properties are included in the Operating Partnership's
                                  Residential Development Segment.
Crescent TRS Holding Corp.        Equity Investments--Desert Mountain (93% interest) and The
                                  Woodlands (42.5% interest). These Properties are included in the Operating Partnership's Residential Development Segment.
COPI Colorado, L.P.               Equity Investments--Bear Paw Lodge (60% interest), Eagle
                                  Ranch (60% interest), Main Street Junction (30% interest),
                                  Main Street Station (30% interest), Main Street Station
                                  Vacation Club (30% interest), Riverbend (60% interest),
                                  Three Peaks (Eagle's Nest) (30% interest), Park Place at
                                  Riverfront (64% interest), Park Tower at Riverfront (64%
                                  interest), Promenade Lofts at Riverfront (64% interest),
                                  Cresta (60% interest), Snow Cloud (64% interest), One Vendue
                                  Range (62% interest), Old Greenwood (71.2% interest) and
                                  Northstar Mountain Properties (57% interest). These
                                  Properties are included in the Operating Partnership's
                                  Residential Development Segment.
Crescent Real Estate              Wholly-owned assets--The Aberdeen, The Avallon I, II & III,
   Funding I, L.P.                Carter Burgess Plaza, The Citadel, The Crescent Atrium, The
   ("Funding I")                  Crescent Office Towers, Regency Plaza One, Waterside Commons
                                  and 125 E. John Carpenter Freeway. These Properties are
                                  included in the Operating Partnership's Office Segment.
Crescent Real Estate              Wholly owned assets--Albuquerque Plaza, Barton Oaks Plaza,
   Funding II, L.P.               Briargate Office and Research Center, Las Colinas Plaza,
   ("Funding II")                 Liberty Plaza I & II, MacArthur Center I & II, Ptarmigan
                                  Place, Stanford Corporate Center, Two Renaissance Square and
                                  12404 Park Central. These Properties are included in the
                                  Operating Partnership's Office Segment. Also, the Hyatt
                                  Regency Albuquerque and the Park Hyatt Beaver Creek Resort &
                                  Spa, both of which are included in the Operating
                                  Partnership's Resort/Hotel Segment.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Crescent Real Estate              Wholly-owned assets--Greenway Plaza Office Properties (ten
   Funding III, IV and V, L.P.    office properties), included in the Operating Partnership's
   ("Funding III, IV and V")(1)   Office Segment, and Renaissance Houston Hotel, included in the Operating Partnership's Resort/Hotel Segment.
Crescent Real Estate              Wholly-owned assets--Canyon Ranch--Lenox, included in the
   Funding VI, L.P.               Operating Partnership's Resort/Hotel Segment.
   ("Funding VI")
Crescent Real Estate              Wholly-owned assets--nine behavioral healthcare properties,
   Funding VII, L.P.              all of which are classified as Properties Held for
   ("Funding VII")                Disposition.
Crescent Real Estate              Wholly-owned assets--The Addison, Addison Tower, Austin
   Funding VIII, L.P.             Centre, The Avallon V, Frost Bank Plaza, Greenway I & IA
   ("Funding VIII")               (two office properties), Greenway II, Palisades Central I,
                                  Palisades Central II, Stemmons Place, Three Westlake Park,
                                  Trammell Crow Center, 3333 Lee Parkway, 1800 West Loop South
                                  and 5050 Quorum. These Properties are included in the
                                  Operating Partnership's Office Segment. Also, Canyon
                                  Ranch--Tucson, Omni Austin Hotel, Sonoma Mission Inn & Spa
                                  and Ventana Inn & Spa, which are included in the Operating
                                  Partnership's Resort/Hotel Segment.
Crescent Real Estate              Wholly-owned assets--Chancellor Park, MCI Tower, Miami
   Funding IX, L.P.               Center, Reverchon Plaza, 44 Cook Street, 55 Madison and 6225
   ("Funding IX")(2)              N. 24th Street(3). These Properties are included in the
                                  Operating Partnership's Office Segment. Also, the Denver
                                  Marriott City Center, which is included in the Operating
                                  Partnership's Resort/Hotel Segment.
Crescent Real Estate              Wholly-owned assets--Fountain Place and Post Oak Central
   Funding X, L.P.                (three Office Properties), all of which are included in the
   ("Funding X")                  Operating Partnership's Office Segment.
Crescent Spectrum                 Wholly-owned assets--Spectrum Center, included in the
   Center, L.P.(4)                Operating Partnership's Office Segment.
----------------------------------------------------------------------------------------------

(1) Funding III owns nine of the ten office properties in the Greenway Plaza office portfolio and the Renaissance Houston Hotel; Funding IV owns the central heated and chilled water plant building located at Greenway Plaza; and Funding V owns 9 Greenway, the remaining office property in the Greenway Plaza office portfolio.

(2) Funding IX holds its interests in Chancellor Park and Miami Center through its 100% membership interests in the owners of the Properties, Crescent Chancellor Park, LLC and Crescent Miami Center, LLC.

(3) This Office Property was sold subsequent to June 30, 2002.

(4) Crescent Spectrum Center, L.P. holds its interest in Spectrum Center through its ownership of the underlying land and notes and a mortgage on the Property.

See "Note 7. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies" for a table that lists the Operating Partnership's ownership in significant unconsolidated subsidiaries, including joint ventures and equity investments as of June 30, 2002.

See "Note 8. Notes Payable and Borrowings under Fleet Facility" for a list of certain other subsidiaries of the Operating Partnership, all of which are consolidated in the Operating Partnership's financial statements and were formed primarily for the purpose of obtaining secured debt or joint venture financing.

On February 14, 2002, the Operating Partnership executed an agreement with Crescent Operating, Inc. ("COPI"), pursuant to which COPI transferred to the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties leased to

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

subsidiaries of COPI and substantially all of COPI's voting common stock in three of the Operating Partnership's Residential Development Corporations. See "Note 16. COPI" for additional information related to the Operating Partnership's agreement with COPI.

SEGMENTS

The assets and operations of the Operating Partnership were divided among four investment segments at June 30, 2002;

       - the Office Segment;

       - the Resort/Hotel Segment;

       - the Residential Development Segment; and

       - the Temperature-Controlled Logistics Segment.

The assets owned in whole or in part by the Operating Partnership as of June 30, 2002 are classified within these investment segments as follows:

       - OFFICE SEGMENT consisted of 64 wholly-owned office properties (including three retail properties) and 10 office properties, seven of which are consolidated and three of which are unconsolidated, in which the Operating Partnership has a joint venture interest (collectively referred to as the "Office Properties") located in 26 metropolitan submarkets in six states, with an aggregate of approximately 28.3 million net rentable square feet. Additionally, the Operating Partnership is developing an office property in Houston, Texas through an unconsolidated entity that will be included in the Office Segment upon completion.

       - RESORT/HOTEL SEGMENT consisted of five luxury and destination fitness resorts and spas with a total of 1,036 rooms/guest nights and four upscale business-class hotel properties with a total of 1,771 rooms (collectively referred to as the "Resort/Hotel Properties").

       - RESIDENTIAL DEVELOPMENT SEGMENT consisted of the Operating Partnership's ownership of real estate mortgages and voting and non-voting common stock representing interests of 94% to 100% in five residential development corporations (collectively referred to as the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, owned in whole or in part 22 upscale residential development properties (collectively referred to as the "Residential Development Properties").

       - TEMPERATURE-CONTROLLED LOGISTICS SEGMENT consisted of the Operating Partnership's 40% interest in a general partnership (the "Temperature-Controlled Logistics Partnership"), which owns all of the common stock, representing substantially all of the economic interest, of AmeriCold Corporation (the "Temperature-Controlled Logistics Corporation"), a real estate investment trust, which, as of June 30, 2002, directly or indirectly owned 89 temperature-controlled logistics properties (collectively referred to as the "Temperature-Controlled Logistics Properties") with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

See "Note 6. Segment Reporting" for a table showing total revenues, operating expenses, equity in net income (loss) of unconsolidated companies and funds from operations for each of these investment segments for the three and six months ended June 30, 2002 and 2001, and identifiable assets for each of these investment segments at June 30, 2002 and December 31, 2001.

For purposes of segment reporting as defined in Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information" and this Quarterly Report on Form 10-Q, the Resort/Hotel Properties, the Residential Development Properties and the Temperature-Controlled Logistics Properties are considered three separate reportable segments, as described above. However, for purposes of investor communications, the Operating Partnership classifies its luxury and destination fitness resorts and spas and Residential Development Properties as a single group referred to as the "Resort and Residential Development Sector" due to the similar characteristics of targeted customers. This group does not contain the four business-class hotel properties. Instead, for investor communications, the four business-class hotel properties are classified with the Temperature-Controlled Logistics Properties as the Operating Partnership's "Investment Sector."

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") for interim financial information, as well as in accordance with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, the information and footnotes required by GAAP for complete financial statements are not included. In management's opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the unaudited interim financial statements are included. Operating results for interim periods reflected do not necessarily indicate the results that may be expected for a full fiscal year. You should read these financial statements in conjunction with the financial statements and the accompanying notes included in the Operating Partnership's form 10-K, as amended, for the year ended December 31, 2001.

Certain amounts in prior period financial statements have been reclassified to conform with current period presentation.

2. ADOPTION OF NEW ACCOUNTING STANDARDS:

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets" (effective January 1, 2002). SFAS No. 142 specifies that goodwill and certain other types of intangible assets may no longer be amortized, but instead are subject to periodic impairment testing. If an impairment charge is required, the charge is reported as a change in accounting principle and is included in operating results as a Cumulative Effect of a Change in Accounting Principle. SFAS No. 142 provides for a transitional period of up to twelve months. Any need for impairment must be assessed within the first six months and the amount of impairment must be determined within the next six months. Any additional impairment taken in subsequent interim periods during 2002 related to the initial adoption of this statement will require the first quarter financial statements to be restated. During the three months ended March 31, 2002 the Operating Partnership recognized a

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

goodwill impairment charge of approximately $10,300 due to the initial application of this statement. This charge was due to an impairment (net of taxes) of the goodwill at the Temperature-Controlled Logistics Corporation. This charge was reported as a change in accounting principle and was included in the Operating Partnership's consolidated statements of operations as a "Cumulative Effect of a Change in Accounting Principle" for the three months ended March 31, 2002. Subsequent to March 31, 2002 the Operating Partnership determined that an additional impairment charge of $1,500, net of minority interest and taxes, was required for the goodwill at one of the Residential Development Corporations, bringing the total impairment charge to be recognized for the six months ended June 30, 2002 to $11,800. In accordance with SFAS No. 142, the financial statements for the quarter ended March 31, 2002 have been restated to include the additional impairment charge of $1,500. Accordingly, the entire $11,800 impairment charge against the goodwill of the Temperature-Controlled Logistics Corporation and one of the Residential Development Corporations has been included in the Operating Partnership's consolidated statements of operations as a "Cumulative Effect of a Change in Accounting Principle" for the six months ended June 30, 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of this statement did not materially affect the Operating Partnership's interim or annual financial statements; however, for the three and six months ended June 30, 2002, financial statement presentation was modified to report the results of operations, including any gains or losses recognized in accordance with this statement, and the financial position of the Operating Partnership's real estate assets sold or classified as held for sale, as discontinued operations. As a result, the Operating Partnership has reclassified certain amounts in prior period financial statements to conform with the new presentation requirements.

3. DISCONTINUED OPERATIONS:

On January 1, 2002, the Operating Partnership adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, the results of operations, including any gains or losses recognized in accordance with this statement, are disclosed separately on the Operating Partnership's consolidated statements of operations for the three and six months ended June 30, 2002 and 2001 as "Discontinued Operations--Income and Gain on Assets Sold and Held for Sale." Similarly, the financial position of the Operating Partnership's assets held for sale are disclosed separately as "Properties Held for Disposition, Net" on the Operating Partnership's consolidated balance sheets at June 30, 2002, and December 31, 2001. Accordingly, the 2001 financial statements have been restated to reflect the adoption of SFAS No. 144.

OFFICE SEGMENT

On January 18, 2002, the Operating Partnership completed the sale of the Cedar Springs Plaza Office Property in Dallas, Texas. The sale generated net proceeds of approximately $12,000 and

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

a net gain of approximately $4,500. The proceeds from the sale of the Cedar Springs Plaza Office Property were used to pay down the Operating Partnership's line of credit. This Property was wholly-owned by the Operating Partnership and was included in the Operating Partnership's Office Segment.

On May 29, 2002, the Woodlands Office Equities--'95 Limited ("WOE"), owned by the Operating Partnership and the Woodlands Commercial Properties Company, L.P. (the "Woodlands CPC"), sold two Office Properties located within The Woodlands, Texas. The sale generated net proceeds of approximately $3,600, of which the Operating Partnership's portion was approximately $3,200, and generated a net gain of approximately $1,900, of which the Operating Partnership's portion was approximately $1,700. The proceeds received by the Operating Partnership were used primarily to pay down the existing line of credit. These two Properties were consolidated, joint venture properties and were included in the Operating Partnership's Office Segment.

As of June 30, 2002, the 6225 North 24th Street Office Property located in Phoenix, Arizona was classified as held for sale. The carrying value of the 86,000 square foot Class A Office Property in the Camelback Corridor submarket was approximately $7,500 at June 30, 2002. The Property was wholly-owned by the Operating Partnership and was included in the Operating Partnership's Office Segment. See "Note 17. Subsequent Events" for information regarding the subsequent sale of this Property.

Also classified as held for sale as of June 30, 2002 was the Washington Harbour Phase II Land located in the Georgetown submarket of Washington, D.C. The 1.4 acre tract of land had previously been classified as Land Held for Investment or Development. During the six months ended June 30, 2002, the Operating Partnership recognized an impairment charge of approximately $1,000 on this land. After recognition of this impairment, the carrying value of the land at June 30, 2002, was approximately $15,000. The land is wholly-owned by the Operating Partnership and is included in the Operating Partnership's Office Segment.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table indicates the rental revenue, operating expenses, depreciation and amortization and net income (loss) for the six months ended June 30, 2002 and 2001 and net carrying value at June 30, 2002 and 2001 of the Office Properties sold during the six months ended June 30, 2002 and held for sale as of June 30, 2002.

OFFICE SEGMENT

--------------------------------------------------------------------------------------------------------
                                                                    DEPRECIATION                     NET
                                   RENTABLE    RENTAL   OPERATING            AND   NET INCOME   CARRYING
                          TYPE  SQUARE FEET   REVENUE    EXPENSES   AMORTIZATION       (LOSS)      VALUE
--------------------------------------------------------------------------------------------------------
JUNE 30, 2002
               Office.........      296,588   $   865   $     529   $        488   $     (152)  $  7,457
               Land...........            -         -          86              -          (86)    14,975
                                -----------   -------   ---------   ------------   ----------   --------
               Total..........      296,588   $   865   $     615   $        488   $     (238)  $ 22,432
                                ===========   =======   =========   ============   ==========   ========
JUNE 30, 2001
               Office.........      296,588   $ 2,122   $   1,188   $        717   $      217   $ 21,134
               Land...........            -         -          61              -          (61)    15,974
                                -----------   -------   ---------   ------------   ----------   --------
               Total..........      296,588   $ 2,122   $   1,249   $        717   $      156   $ 37,108
                                ===========   =======   =========   ============   ==========   ========
--------------------------------------------------------------------------------------------------------

OTHER

As of June 30, 2002, the Operating Partnership owned nine behavioral healthcare properties, all of which were classified in the Operating Partnership's financial statements as "Properties Held for Disposition, Net." During the six months ended June 30, 2002, the Operating Partnership recognized an impairment charge of approximately $600 on one of the behavioral healthcare properties held for sale. This charge was recognized in the Operating Partnership's consolidated statements of operations as "Discontinued Operations--Income and Gain on Assets Sold and Held for Sale." The charge represents the difference between the carrying value of the property and the estimated sales price less costs of sale. After recognition of this impairment, the carrying value of the behavioral healthcare properties at June 30, 2002 was approximately $25,000. Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale. The Operating Partnership has entered into contracts or letters of intent to sell three behavioral healthcare properties and is actively marketing for sale the remaining six behavioral healthcare properties. The sales of these behavioral healthcare properties are expected to close within the next year.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. EARNINGS PER UNIT OF PARTNERSHIP INTEREST:

SFAS No. 128 "Earnings Per Share" ("EPS") specifies the computation, presentation and disclosure requirements for earnings per share. Basic EPS excludes all dilution while Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

------------------------------------------------------------------------------------------------------
                                                                   FOR THE THREE MONTHS ENDED JUNE 30,
                                      ----------------------------------------------------------------
                                                                2002                              2001
                                                WTD. AVG.   PER UNIT              WTD. AVG.   PER UNIT
                                       INCOME       UNITS     AMOUNT     INCOME       UNITS     AMOUNT
------------------------------------------------------------------------------------------------------
BASIC EPS--
Income before discontinued
   operations, extraordinary item
   and cumulative effect of a change
   in accounting principle..........  $18,320    66,277                $ 36,785    68,040
6 3/4% Series A Preferred Unit
   distributions....................   (4,215)        -                  (3,375)        -
9 1/2% Series B Preferred Unit
   distributions....................   (1,009)        -                       -         -
                                      ----------------------------------------------------------------

Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $13,096    66,277      $0.20     $ 33,410    68,040      $ 0.49
Discontinued operations.............      565         -       0.01           60         -           -
Extraordinary item--extinguishment
   of debt..........................        -         -          -      (12,174)        -       (0.18)
                                      ----------------------------------------------------------------

Net income available to partners....  $13,661    66,277      $0.21     $ 21,296    68,040      $ 0.31
                                      ================================================================

DILUTED EPS--
Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $13,096    66,277                $ 33,410    68,040
Effect of dilutive securities:
   Unit options.....................        -       612                       -     1,056
                                      ----------------------------------------------------------------

Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $13,096    66,889      $0.20     $ 33,410    69,096      $ 0.48
Discontinued operations.............      565         -       0.01           60         -           -
Extraordinary item--extinguishment
   of debt..........................        -         -          -      (12,174)        -       (0.18)
                                      ----------------------------------------------------------------

Net income available to partners....  $13,661    66,889      $0.21     $ 21,296    69,096      $ 0.30
                                      ================================================================


               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

------------------------------------------------------------------------------------------------------
                                                                   FOR THE THREE MONTHS ENDED JUNE 30,
                                      ----------------------------------------------------------------
                                                                2002                              2001
                                                WTD. AVG.   PER UNIT              WTD. AVG.   PER UNIT
                                       INCOME       UNITS     AMOUNT     INCOME       UNITS     AMOUNT
------------------------------------------------------------------------------------------------------
BASIC EPS--
Income before discontinued
   operations, extraordinary item
   and cumulative effect of a change
   in accounting principle..........  $47,633    66,290                $ 79,951    67,977
6 3/4% Series A Preferred Unit
   distributions....................   (7,590)        -                  (6,750)        -
9 1/2% Series B Preferred Unit
   distributions....................   (1,009)        -                       -         -
                                      ----------------------------------------------------------------

Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $39,034    66,290      $0.59     $ 73,201    67,977      $ 1.08
Discontinued operations.............    4,261         -       0.06          156         -           -
Extraordinary item-- extinguishment
   of debt..........................        -         -          -      (12,174)        -       (0.18)
Cumulative effect of a change in
   accounting principle.............  (11,775)        -      (0.18)           -         -           -
                                      ----------------------------------------------------------------

Net income available to partners....  $31,520    66,290      $0.47     $ 61,183    67,977      $ 0.90
                                      ================================================================

DILUTED EPS--
Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $39,034    66,290                $ 73,201    67,977
Effect of dilutive securities:
   Unit options.....................        -       419                       -       933
                                      ----------------------------------------------------------------

Income available to partners before
   discontinued operations,
   extraordinary item and cumulative
   effect of a change in accounting
   principle........................  $39,034    66,709      $0.59     $ 73,201    68,910      $ 1.06
Discontinued operations.............    4,261         -       0.06          156         -           -
Extraordinary item--extinguishment
   of debt..........................        -         -          -      (12,174)        -       (0.18)
Cumulative effect of a change in
   accounting principle.............  (11,775)        -      (0.18)           -         -           -
                                      ----------------------------------------------------------------

Net income available to partners....  $31,520    66,709      $0.47     $ 61,183    68,910      $ 0.88
                                      ================================================================

------------------------------------------------------------------------------------------------------

The effect of the conversion of the Series A Convertible Cumulative Preferred Units is not included in the computation of Diluted EPS for the three and six months ended June 30, 2002 or 2001, since the effect of their conversion would be antidilutive.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS:

---------------------------------------------------------------------------------
                                                               FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,
                                                              -------------------
                                                                   2002      2001
---------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid on debt.......................................  $  71,320   $93,556
Interest capitalized--office................................        247     1,022
Interest capitalized--residential development...............      5,303         -
Additional interest paid resulting from cash flow hedge
   agreements...............................................     12,012     3,452
                                                              -------------------

Total interest paid.........................................  $  88,882   $98,030
                                                              ===================

Interest expensed...........................................  $  88,722   $94,281
                                                              ===================

Cash paid for income taxes..................................  $  11,000   $     -
                                                              ===================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES:
Unrealized net loss on available-for-sale securities........  $  (1,149)  $(4,141)
Adjustment of cash flow hedges to fair value................      6,046    (8,206)
Impairment related to real estate assets held for sale......      1,600         -
SUPPLEMENTAL SCHEDULE OF TRANSFER OF ASSETS AND ASSUMPTIONS
   OF LIABILITIES PURSUANT TO THE FEBRUARY 14, 2002
   AGREEMENT WITH COPI:
Net investment in real estate...............................  $ 570,175   $     -
Restricted cash and cash equivalents........................      3,968         -
Accounts receivable, net....................................     23,338         -
Investments in real estate mortgages and equity of
   unconsolidated companies.................................   (309,103)        -
Notes receivable--net.......................................    (29,816)        -
Income tax asset--current and deferred, net.................     21,784         -
Other assets, net...........................................     63,263         -
Notes payable...............................................   (129,157)        -
Accounts payable--accrued expenses and other liabilities....   (201,159)        -
Minority Interest--Consolidated real estate partnerships....    (51,519)        -
                                                              -------------------

Increase in cash resulting from the COPI agreement..........  $ (38,226)  $     -
                                                              ===================

---------------------------------------------------------------------------------

6. SEGMENT REPORTING:

For purposes of segment reporting as defined in SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Operating Partnership currently has four major investment segments based on property type: the Office Segment; the Resort/Hotel Segment; the Residential Development Segment; and the Temperature-Controlled Logistics Segment. Management utilizes this segment structure for making operating decisions and assessing performance.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Operating Partnership uses funds from operations ("FFO") as the measure of segment profit or loss. FFO, as used in this document, means:

       - Net Income (Loss)--determined in conformity with GAAP;

       - excluding gains (or losses) from sales of depreciable operating property;

       - excluding extraordinary items (as defined by GAAP);

       - plus depreciation and amortization of real estate assets; and

       - after adjustments for unconsolidated partnerships and joint ventures.

The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative measure of performance and liquidity of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Operating Partnership considers FFO an appropriate measure of performance for an equity REIT and for its investment segments. However FFO:

       - does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income);

       - is not necessarily indicative of cash flow available to fund cash needs;

       - should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Operating Partnership's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Operating Partnership's ability to make distributions; and

       - the Operating Partnership's measure of FFO may not be comparable to similarly titled measures of operating partnerships of REITs (other than the Company) because these REITs may apply the definition of FFO in a different manner than the Operating Partnership.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Selected financial information related to each segment for the three and six months ended June 30, 2002 and 2001, and identifiable assets for each of the segments at June 30, 2002 and December 31, 2001 are presented below.

-----------------------------------------------------------------------------------------------------------
                                                                     TEMPERATURE-
                                                       RESIDENTIAL     CONTROLLED
FOR THE THREE MONTHS           OFFICE   RESORT/HOTEL   DEVELOPMENT      LOGISTICS    CORPORATE
ENDED JUNE 30, 2002           SEGMENT        SEGMENT       SEGMENT        SEGMENT   AND OTHER(1)      TOTAL
-----------------------------------------------------------------------------------------------------------
Property revenues..........  $141,540     $53,523        $84,985        $    -        $      -     $280,048
Other income...............        -            -              -             -           7,268        7,268
                             ------------------------------------------------------------------------------

      Total revenue........  $141,540     $53,523        $84,985        $    -        $  7,268     $287,316
                             ==============================================================================

Property operating
   expenses................  $62,781      $42,212        $76,994        $    -        $      -     $181,987
Other operating expenses...        -            -              -             -          89,813       89,813
                             ------------------------------------------------------------------------------

      Total expenses.......  $62,781      $42,212        $76,994        $    -        $ 89,813     $271,800
                             ==============================================================================

Equity in net income (loss)
   of unconsolidated
   companies...............  $ 1,471      $     -        $ 6,179        $ (417)       $   (465)    $  6,768
                             ==============================================================================

Funds from operations......  $80,502      $12,637        $12,474        $5,374        $(52,357)(2) $ 58,630(3)
                             ==============================================================================

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                     TEMPERATURE-
                                                       RESIDENTIAL     CONTROLLED
FOR THE THREE MONTHS           OFFICE   RESORT/HOTEL   DEVELOPMENT      LOGISTICS    CORPORATE
ENDED JUNE 30, 2001           SEGMENT        SEGMENT       SEGMENT        SEGMENT   AND OTHER(1)      TOTAL
-----------------------------------------------------------------------------------------------------------
Property revenues..........  $155,426     $16,125        $     -        $    -        $      -     $171,551
Other income...............        -            -              -             -          25,593       25,593
                             ------------------------------------------------------------------------------

      Total revenue........  $155,426     $16,125        $     -        $    -        $ 25,593     $197,144
                             ==============================================================================

Property operating
   expenses................  $66,749      $     -        $     -        $    -        $      -     $ 66,749
Other operating expenses...        -            -              -             -          99,649       99,649
                             ------------------------------------------------------------------------------

      Total expenses.......  $66,749      $     -        $     -        $    -        $ 99,649     $166,398
                             ==============================================================================

Equity in net income (loss)
   of unconsolidated
   companies...............  $ 1,228      $     -        $ 9,732        $1,632        $   (636)    $ 11,956
                             ==============================================================================

Funds from operations......  $91,744      $16,016        $13,582        $7,139        $(39,148)(2) $ 89,333(3)
                             ==============================================================================

-----------------------------------------------------------------------------------------------------------

Footnotes start on page 18.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

-----------------------------------------------------------------------------------------------------------
                                                                     TEMPERATURE-
                                                       RESIDENTIAL     CONTROLLED
FOR THE SIX MONTHS             OFFICE   RESORT/HOTEL   DEVELOPMENT      LOGISTICS    CORPORATE
ENDED JUNE 30, 2002           SEGMENT        SEGMENT       SEGMENT        SEGMENT   AND OTHER(1)      TOTAL
-----------------------------------------------------------------------------------------------------------
Property revenues..........  $285,011     $92,047       $133,050       $     -       $       -     $510,108
Other income...............        -            -              -             -          14,918       14,918
                             ------------------------------------------------------------------------------

   Total revenues..........  $285,011     $92,047       $133,050       $     -       $  14,918     $525,026
                             ==============================================================================

Property operating
   expenses................  $128,608     $66,102       $119,209       $     -       $       -     $313,919
Other operating expenses...        -            -              -             -         174,619      174,619
                             ------------------------------------------------------------------------------

   Total expenses..........  $128,608     $66,102       $119,209       $     -       $ 174,619     $488,538
                             ==============================================================================

Equity in net income (loss)
   of unconsolidated
   companies...............  $ 2,781      $     -       $ 18,662       $  (727)      $  (4,526)    $ 16,190
                             ==============================================================================

Funds from operations......  $161,074     $33,547       $ 28,035       $10,775       $(105,250)(2) $128,181(3)
                             ==============================================================================

-----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                    TEMPERATURE-
                                                      RESIDENTIAL     CONTROLLED
FOR THE SIX MONTHS            OFFICE   RESORT/HOTEL   DEVELOPMENT      LOGISTICS    CORPORATE
ENDED JUNE 30, 2001          SEGMENT        SEGMENT       SEGMENT        SEGMENT   AND OTHER(1)        TOTAL
------------------------------------------------------------------------------------------------------------
Property revenues.......  $  308,229     $ 32,074      $      -       $      -       $      -     $  340,303
Other income............           -            -             -              -         42,541         42,541
                          ----------------------------------------------------------------------------------

   Total revenues.......  $  308,229     $ 32,074      $      -       $      -       $ 42,541     $  382,844
                          ==================================================================================

Property operating
   expenses.............  $  132,996     $      -      $      -       $      -       $      -     $  132,996
Other operating
   expenses.............           -            -             -              -        186,949        186,949
                          ----------------------------------------------------------------------------------

   Total expenses.......  $  132,996     $      -      $      -       $      -       $186,949     $  319,945
                          ==================================================================================

Equity in net income
   (loss) of
   unconsolidated
   companies............  $    2,321     $      -      $ 20,440       $  4,351       $  1,210     $   28,322
                          ==================================================================================

Funds from operations...  $  181,897     $ 31,768      $ 26,648       $ 15,464       $(86,238)(2) $  169,539(3)
                          ==================================================================================

IDENTIFIABLE ASSETS:
Balance at June 30,
   2002.................  $2,648,500     $500,316      $753,839       $297,502       $503,137     $4,703,294
                          ==================================================================================

Balance at December 31,
   2001.................  $2,739,727     $444,887      $372,539       $308,427       $557,246     $4,422,826
                          ==================================================================================

------------------------------------------------------------------------------------------------------------

(1) For purposes of this Note, the behavioral healthcare properties' financial information has been included in this column.

(2) Includes interest and other income, behavioral healthcare property income, preferred return paid to GMAC Commercial Mortgage Corporation ("GMACCM"), other unconsolidated companies, less depreciation and amortization of non-real estate assets and amortization of deferred financing costs.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) Reconciliation of Funds From Operations to Net Income

-------------------------------------------------------------------------------------------------------------
                                                                             FOR THE                  FOR THE
                                                                        THREE MONTHS               SIX MONTHS
                                                                      ENDED JUNE 30,           ENDED JUNE 30,
                                                                     2002       2001          2002       2001
-------------------------------------------------------------------------------------------------------------
Consolidated funds from operations..........................   $ 58,630     $ 89,333    $128,181     $169,539
Adjustments to reconcile Funds from Operations to Net
   Income:
   Depreciation and amortization of real estate assets......    (33,530)     (29,524)    (65,669)     (59,019)
   Gain (Loss) on property sales, net.......................      1,421         (792)      5,665         (462)
   Impairment and other adjustments related to real estate
      assets................................................          -      (14,174)       (600)     (15,324)
   Extraordinary Item--extinguishment of debt...............          -      (12,174)          -      (12,174)
   Cumulative effect of change in accounting principle......          -            -     (11,775)           -
   Adjustment for investments in real estate mortgages and
      equity of unconsolidated companies:
      Office Properties.....................................     (1,889)      (2,015)     (4,051)      (4,055)
      Residential Development Properties....................     (2,051)      (3,851)     (2,954)      (6,209)
      Temperature-Controlled Logistics Properties...........     (5,790)      (5,507)    (11,501)     (11,113)
      Other.................................................     (3,130)(a)        -      (5,776)(a)        -
   Preferred Unit distributions.............................      5,224        3,375       8,599        6,750
                                                              -----------------------------------------------

Net Income..................................................   $ 18,885     $ 24,671    $ 40,119     $ 67,933
                                                              ===============================================

-------------------------------------------------------------------------------------------------------------

(1) These amounts primarily represent impairment of the Operating Partnership's investment in DBL Holdings, Inc., related to the Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a privately placed equity interest of a collateralized bond obligation. (See "Note 7. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies" for further discussion).

SIGNIFICANT LESSEES

See "Note 7. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies--Temperature-Controlled Logistics Properties" for a description of the sole lessee of the Temperature-Controlled Logistics Properties.

7. INVESTMENTS IN REAL ESTATE MORTGAGES AND EQUITY OF UNCONSOLIDATED COMPANIES:

The Operating Partnership has investments of 20% to 50% in three unconsolidated joint ventures that own three Office Properties. Additionally, the Operating Partnership has an investment of 25% in an unconsolidated joint venture that is constructing the 5 Houston Center Office Property. The Operating Partnership does not have control of these partnerships, and therefore, these investments are accounted for using the equity method of accounting.

The Operating Partnership has other unconsolidated equity investments with interests ranging from 24% to 97.4%. The Operating Partnership does not have control of these entities due to ownership interests of 50% or less or the ownership of non-voting interests only, and therefore, these investments are also accounted for using the equity method of accounting.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Investments in which the Operating Partnership does not have a controlling interest are accounted for under the equity method. The following is a summary of the Operating Partnership's ownership in significant joint ventures and equity investments.

----------------------------------------------------------------------------------------
                                                                               OPERATING
                                                                           PARTNERSHIP'S
                                                                         OWNERSHIP AS OF
ENTITY                                                    CLASSIFICATION   JUNE 30, 2002
----------------------------------------------------------------------------------------
Joint Ventures
Main Street Partners, L.P.             Office (Bank One Center-Dallas)   50.0%(1)
Crescent 5 Houston Center, L.P.       Office (5 Houston Center-Houston)  25.0%(2)
Austin PT BK One Tower Office          Office (Bank One Tower-Austin)    20.0%(3)
   Limited Partnership
Houston PT Four Westlake Office      Office (Four Westlake Park-Houston) 20.0%(3)
   Limited Partnership
Equity Investments
Mira Vista Development Corp.         Residential Development Corporation 94.0%(4)
Houston Area Development Corp.       Residential Development Corporation 94.0%(5)
The Woodlands Land Development       Residential Development Corporation 42.5%(7)(8)
   Company, L.P.(6)
Desert Mountain Commercial,          Residential Development Corporation 46.5%(9)
   L.L.C.(6)
East West Resorts Development II,    Residential Development Corporation 38.5%(10)
   L.P., L.L.L.P.(6)
Blue River Land Company, L.L.C.(6)   Residential Development Corporation 31.8%(11)
Iron Horse Investments, L.L.C.(6)    Residential Development Corporation 27.1%(12)
Manalapan Hotel Partners(6)          Residential Development Corporation 24.0%(13)
GDW, L.L.C.(6)                       Residential Development Corporation 66.7%(14)
Temperature-Controlled Logistics      Temperature-Controlled Logistics   40.0%(15)
   Partnership
The Woodlands Commercial Properties                Office                42.5%(7)(8)
   Company, L.P.
DBL Holdings, Inc.                                  Other                97.4%(16)
CR License, L.L.C.                                  Other                30.0%(17)
Woodlands Operating Company, L.P.                   Other                42.5%(7)(8)
Canyon Ranch Las Vegas                              Other                65.0%(18)
SunTX Fulcrum Fund, L.P.                            Other                33.0%(19)
----------------------------------------------------------------------------------------

(1) The remaining 50.0% interest in Main Street Partners, L.P. is owned by Trizec Properties, Inc.

(2) The remaining 75% interest in Crescent 5 Houston Center, L.P. is owned by a pension fund advised by JP Morgan Investment Management, Inc. The Operating Partnership recorded $611 in development, and leasing fees, related to this investment during the six months ended June 30, 2002. The 5 Houston Center Office Property is currently under construction.

(3) The remaining 80% interest in Austin PT BK One Tower Office Limited Partnership and Houston PT Four Westlake Office Limited Partnership is owned by an affiliate of General Electric Pension Fund. The Operating Partnership recorded $321 in management and leasing fees for these Office Properties during the six months ended June 30, 2002.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) The remaining 6.0% interest in Mira Vista Development, Corp. ("MVDC"), which represents 100% of the voting stock, is owned 4.0% by DBL Holdings, Inc. ("DBL") and 2.0% by third parties.

(5) The remaining 6.0% interest in Houston Area Development Corp. ("HADC"), which represents 100% of the voting stock, is owned 4.0% by DBL and 2.0% by a third party.

(6) On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's interests in substantially all of the voting stock in three of the Operating Partnership's Residential Development Corporations (Desert Mountain Development Corporation ("DMDC"), The Woodlands Land Company, Inc. ("TWLC") and Crescent Resort Development, Inc. ("CRDI")), and in CRL Investments, Inc. ("CRLI"). COPI transferred its 60% general partner interest in COPI Colorado, L.P. which owns 10% of the voting stock in CRDI, which increased the Operating Partnership's ownership interest in CRDI from 90% to 96%. As a result, the Operating Partnership fully consolidated the operations of these entities beginning on the date of the asset transfers. The Woodlands Land Development Company, L.P. is an unconsolidated equity investment of TWLC. Desert Mountain Commercial, L.L.C. and GDW, L.L.C. are unconsolidated equity investments of DMDC (collectively, the "DM Subsidiaries"). East West Resorts Development II, L.P., L.L.L.P., Blue River Land Company, L.L.C., Iron Horse Investments, L.L.C. and Manalapan Hotel Partners (collectively, the "CRD Subsidiaries") are unconsolidated equity investments of CRDI.

(7) The remaining 57.5% interest in The Woodlands Land Development Company, L.P., The Woodlands Commercial Properties Company (the "Woodlands CPC") and The Woodlands Operating Company, L.P are owned by an affiliate of Morgan Stanley.

(8) Distributions are made to partners based on specified payout percentages. During the six months ended June 30, 2002, the payout percentage to the Operating Partnership was 52.5%.

(9) The remaining 53.5% interest in Desert Mountain Commercial, L.L.C. is owned by parties unrelated to the Operating Partnership.

(10) Of the remaining 61.5% interest in East West Resorts Development II, L.P., L.L.L.P., 0.8% is indirectly owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 60.7% is owned by parties unrelated to the Operating Partnership.

(11) Of the remaining 68.2% interest in Blue River Land Company, L.L.C., 0.7% is indirectly owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 67.5% is owned by parties unrelated to the Operating Partnership.

(12) Of the remaining 72.9% interest in Iron Horse Investments, L.L.C., 0.6% is indirectly owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 72.3% is owned by parties unrelated to the Operating Partnership.

(13) Of the remaining 76.0% interest in Manalapan Hotel Partners, 0.5% is indirectly owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, through his 20% ownership of COPI Colorado, L.P. and 75.5% is owned by parties unrelated to the Operating Partnership.

(14) The remaining 33.3% interest in GDW, L.L.C. is owned by a group of individuals unrelated to the Operating Partnership.

(15) The remaining 60.0% interest in the Temperature-Controlled Logistics Partnership is owned by Vornado Realty Trust, L.P.

(16) John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, obtained the remaining 2.6% economic interest in DBL (including 100% of the voting interest in DBL) in exchange for his voting interests in MVDC and HADC, originally valued at approximately $380, and approximately $63 in cash, or total consideration valued at approximately $443. At June 30, 2002, Mr. Goff's book value in DBL was approximately $402.

(17) The remaining 70% interest in CR License, L.L.C. is owned by a group of individuals unrelated to the Operating Partnership.

(18) The remaining 35% interest in Canyon Ranch Las Vegas is owned by a group of individuals unrelated to the Operating Partnership.

(19) The SunTx Fulcrum Fund, L.P.'s (the "Fund") objective is to invest in a portfolio of acquisitions that offer the potential for substantial capital appreciation. The remaining 67% of the Fund is owned by a group of individuals unrelated to the Operating Partnership. The Operating Partnership's ownership percentage will decline by the closing date of the Fund as capital commitments from third parties are secured. The Operating Partnership projected ownership interest will be approximately 7.5% based on the Fund manager's expectations for the final Fund capitalization. The Operating Partnership accounts for its investment in the Fund under the cost method. The current investment is $7,800.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY FINANCIAL INFORMATION

The Operating Partnership reports its share of income and losses based on its ownership interest in its respective equity investments, adjusted for any preference payments. As a result of the Operating Partnership's transaction with COPI on February 14, 2002, certain entities that were reported as unconsolidated entities as of December 31, 2001 and for the six months ended June 30, 2001 are consolidated in the June 30, 2002 financial statements. Additionally, certain unconsolidated subsidiaries of the newly consolidated entities are now shown separately as unconsolidated entities of the Operating Partnership. The unconsolidated entities that are included under the headings on the following tables are summarized below.

Balance Sheets as of June 30, 2002:

       - Other Residential Development Corporations--This includes DM Subsidiaries, CRD Subsidiaries, MVDC and HADC. DM Subsidiaries and CRD Subsidiaries are unconsolidated investments of DMDC and CRDI, respectively;

       - The Woodlands Land Development Company, L.P. ("TWLDC")--This is an unconsolidated investment of TWLC;

       - Temperature-Controlled Logistics ("TCL"); and

       - Office--This includes Main Street Partners, L.P., Houston PT Four Westlake Office Limited Partnership, Austin PT BK One Tower Office Limited Partnership, Crescent 5 Houston Center, L.P., and Woodlands CPC.

Balance Sheets as of December 31, 2001:

       - Crescent Resort Development, Inc.- This entity was consolidated beginning February 14, 2002 as a result of the COPI transaction. Its unconsolidated investments, CRD Subsidiaries, are included under "Other Residential Development Corporations" in the following Balance Sheets as of June 30, 2002;

       - The Woodlands Land Company, Inc.--This entity was consolidated beginning February 14, 2002 as a result of the COPI transaction. Its unconsolidated subsidiary is included under "The Woodlands Land Development Company, L.P." in the following Balance Sheets as of June 30, 2002;

       - Other Residential Development Corporations--This includes DMDC, MVDC and HADC. DMDC was consolidated beginning February 14, 2002 as a result of the COPI transaction;

       - Temperature-Controlled Logistics; and

       - Office--This includes Main Street Partners, L.P., Houston PT Four Westlake Office Limited Partnership, Austin PT BK One Tower Office Limited Partnership, Crescent 5 Houston Center, L.P. and Woodlands CPC.

Summary Statement of Operations for the six months ended June 30, 2002:

       - Other Residential Development Corporations--This includes the operating results of DMDC and CRDI for the period January 1 through February 14, 2002; the operating

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

         results of CRD Subsidiaries and DM Subsidiaries for the period February 15 through June 30, 2002; and the operating results of MVDC, HADC for the six months ended June 30, 2002.

       - The Woodlands Land Development Company, L.P.--This includes TWLDC's operating results for the period February 15 through June 30, 2002 and TWLC's operating results for the period January 1 through February 14, 2002. TWLDC is an unconsolidated subsidiary of TWLC;

       - Temperature-Controlled Logistics--This includes the operating results for TCL for the six months ended June 30, 2002; and

       - Office--This includes the operating results for Main Street Partners, L.P., Houston PT Four Westlake Office Limited Partnership, Austin PT BK One Tower Office Limited Partnership, Crescent 5 Houston Center, L.P. and Woodlands CPC for the six months ended June 30, 2002.

Summary Statement of Operations for the six months ended June 30, 2001:

       - Crescent Resort Development, Inc.--This includes the operating results of CRDI for the six months ended June 30, 2001;

       - The Woodlands Land Company, LP--This includes the operating results of TWLC and TWLDC for the six months ended June 30, 2001;

       - Other Residential Development Corporations--This includes the operating results of DMDC, MVDC and HADC for the six months ended June 30, 2001;

       - Temperature-Controlled Logistics--This includes the operating results for TCL for the six months ended June 30, 2001; and

       - Office--This includes the operating results for Main Street Partners and Woodlands CPC, for the six months ended June 30, 2001.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

BALANCE SHEETS:

--------------------------------------------------------------------------------------------------
                                                                               AS OF JUNE 30, 2002
                                 -----------------------------------------------------------------
                                           THE
                                     WOODLANDS          OTHER
                                          LAND    RESIDENTIAL   TEMPERATURE-
                                   DEVELOPMENT    DEVELOPMENT     CONTROLLED
                                 COMPANY, L.P.   CORPORATIONS      LOGISTICS     OFFICE      OTHER
--------------------------------------------------------------------------------------------------
Real estate, net...............  $     380,009   $    128,924   $  1,236,058   $507,411
Cash...........................          4,758         10,704         21,208     71,026
Other assets...................         40,611         10,022         90,381     32,401
                                 -----------------------------------------------------------------

      Total assets.............  $     425,378   $    149,650   $  1,347,647   $610,838
                                 =================================================================

Notes payable..................  $     261,659   $     69,913   $    544,816   $331,416
Notes payable to the Operating
   Partnership.................         10,625              -              -          -
Other liabilities..............         55,871         42,552         55,035     24,539
Equity.........................         97,223         37,185        747,796    254,883
                                 -----------------------------------------------------------------

      Total liabilities and
         equity................  $     425,378   $    149,650   $  1,347,647   $610,838
                                 =================================================================

Operating Partnership's share
   of unconsolidated debt......  $     111,206   $     17,097   $    217,926   $124,609
                                 =================================================================

Operating Partnership's
   investments in real estate
   mortgages and equity of
   unconsolidated companies....  $      41,311   $     54,861   $    297,503   $101,783   $ 37,518
                                 =================================================================

--------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

BALANCE SHEETS:

----------------------------------------------------------------------------------------------------------
                                                                                   AS OF DECEMBER 31, 2001
                           -------------------------------------------------------------------------------
                               CRESCENT             THE          OTHER
                                 RESORT       WOODLANDS    RESIDENTIAL   TEMPERATURE-
                           DEVELOPMENT,            LAND    DEVELOPMENT     CONTROLLED
                                   INC.   COMPANY, INC.   CORPORATIONS      LOGISTICS     OFFICE     OTHER
----------------------------------------------------------------------------------------------------------
Real estate, net.........    $393,784       $365,636        $173,991      $1,272,784    $553,147
Cash.....................      17,570          2,688           7,973          23,412      28,224
Other assets.............      31,749         32,244          94,392          82,967      31,654
                           -------------------------------------------------------------------------------

      Total assets.......    $443,103       $400,568        $276,356      $1,379,163    $613,025
                           ===============================================================================

Notes payable............    $      -       $225,263        $      -      $  558,949    $324,718
Notes payable to the
   Operating
   Partnership...........     180,827              -          60,000           4,833           -
Other liabilities........     232,767         74,271         168,671          46,395      29,394
Equity...................      29,509        101,034          47,685         768,986     258,913
                           -------------------------------------------------------------------------------

         Total
            liabilities
            and equity...    $443,103       $400,568        $276,356      $1,379,163    $613,025
                           ===============================================================================

Operating Partnership's
   share of
   unconsolidated debt...    $      -       $ 90,949        $      -      $  223,580    $126,580
                           ===============================================================================

Operating Partnership's
   investments in real
   estate mortgages and
   equity of
   unconsolidated
   companies.............    $222,082       $ 29,046        $120,407      $  308,427    $121,423   $36,932
                           ===============================================================================

----------------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY STATEMENTS OF OPERATIONS:

--------------------------------------------------------------------------------------------------
                                              FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                ------------------------------------------------------------------
                                                          OTHER
                                   THE WOODLANDS    RESIDENTIAL   TEMPERATURE-
                                LAND DEVELOPMENT    DEVELOPMENT     CONTROLLED
                                    COMPANY, LP.   CORPORATIONS      LOGISTICS    OFFICE     OTHER
--------------------------------------------------------------------------------------------------
Total revenue.................      $68,465          $102,812       $59,619      $46,461
Expense:
   Operating expense..........       36,373            92,788         8,075(1)    21,843
   Interest expense...........        2,152             1,610        21,873        9,040
   Depreciation and
      amortization............        1,827             2,971        29,686       11,172
   Tax (benefit) expense......          406                (4)            -            -
   Other (income) expense.....            -               (27)        1,804            -
                                ------------------------------------------------------------------

Total expense.................       40,758            97,338        61,438       42,055
                                ------------------------------------------------------------------

Net income....................      $27,707          $  5,474       $(1,819)(2)  $ 4,406
                                ==================================================================

Operating Partnership's equity
   in net income of
   unconsolidated companies...      $14,334          $  4,328       $  (727)     $ 2,781   $(4,526)(3)
                                ==================================================================

--------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

------------------------------------------------------------------------------------------------------------
                                              FOR THE SIX MONTHS ENDED JUNE 30, 2001
                       -------------------------------------------------------------------------------------
                                                                     OTHER
                                                               RESIDENTIAL   TEMPERATURE-
                        CRESCENT RESORT       THE WOODLANDS    DEVELOPMENT     CONTROLLED
                       DEVELOPMENT INC.   LAND COMPANY INC.   CORPORATIONS      LOGISTICS    OFFICE    OTHER
------------------------------------------------------------------------------------------------------------
Total revenues.......      $76,763            $105,063          $48,528        $69,100      $39,821
Expenses:
   Operating
      expense........       66,231              62,507           43,994          6,650(1)    15,892
   Interest
      expense........        1,185               2,760              667         22,935        9,872
   Depreciation and
      amortization...        2,030               2,655            3,045         29,113        8,363
   Taxes.............          257               6,733           (1,843)             -            -
                       -------------------------------------------------------------------------------------

Total expenses.......      $69,703            $ 74,655          $45,863        $58,698      $34,127
                       -------------------------------------------------------------------------------------

Net income...........      $ 7,060            $ 30,408          $ 2,665        $10,402      $ 5,694
                       =====================================================================================

Operating
   Partnership's
   equity in net
   income of
   unconsolidated
   companies.........      $ 6,976            $ 10,584          $ 2,880        $ 4,351      $ 2,321   $1,210
                       =====================================================================================

------------------------------------------------------------------------------------------------------------

(1) Inclusive of the preferred return paid to Vornado Realty Trust (1% per annum of the Total Combined Assets).

(2) Excludes the goodwill write-off for TCL, which is recorded on the accompanying financial statements as a cumulative change in accounting principle.

(3) Includes impairment of DBL-CBO of $5,200.

UNCONSOLIDATED PROPERTY DISPOSITIONS

During the six months ended June 30, 2002, the Woodlands CPC sold two office properties located within The Woodlands, Texas. The sales generated net proceeds, after the repayment of debt, of approximately $8,900, of which the Operating Partnership's portion was approximately $4,700. The sales generated a net gain of approximately $11,700, of which the Operating Partnership's portion was approximately $6,000. The proceeds received by the Operating Partnership were used primarily to pay down the existing line of credit.

TEMPERATURE-CONTROLLED LOGISTICS PROPERTIES

As of June 30, 2002, the Operating Partnership held a 40% interest in the Temperature-Controlled Logistics Partnership, which owns the Temperature-Controlled Logistics Corporation, which directly or indirectly owns the 89 Temperature-Controlled Logistics Properties, with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Temperature-Controlled Logistics Corporation leases the
Temperature-Controlled Logistics Properties to a partnership ("AmeriCold Logistics") owned 60% by Vornado Operating L.P. and 40% by a subsidiary of COPI. The Operating Partnership has no interest in AmeriCold Logistics.

AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146,000, the adjustment of the rental obligation for 2002 to $150,000 (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5,000 to $9,500 (effective January 1, 2000) and the extension of the date on which deferred rent is required to be paid to December 31, 2003.

In December 2001, the Temperature Controlled Logistics Corporation waived its right to collect $39,800 (the Operating Partnership's share of which was $15,900) of the total $49,900 of deferred rent. The Temperature-Controlled Logistics Corporation and the Operating Partnership began to recognize rental income when earned and collected during the year ended December 31, 2000 and continued this accounting treatment for the year ended December 31, 2001; therefore, there was no financial statement impact to the Temperature-Controlled Logistics Corporation or to the Operating Partnership related to the Temperature-Controlled Logistics Corporation's decision in December 31, 2001 to waive collection of deferred rent.

AmeriCold Logistics deferred $9,300 of the total $68,900 of rent payable for the six months ended June 30, 2002. The Operating Partnership's share of the deferred rent was $3,700. The Operating Partnership recognizes rental income when earned and collected and has not recognized the $3,700 of deferred rent in equity in net income of the Temperature-Controlled Logistics Properties for the six months ended June 30, 2002.

The following table shows the total, and the Operating Partnership's portion of, deferred rent and valuation allowance at December 31, 2001 and for the six months ended June 30, 2002.

-----------------------------------------------------------------------------------------------
                                                         DEFERRED RENT      VALUATION ALLOWANCE
                                               -----------------------   ----------------------
                                                             OPERATING                OPERATING
                                                         PARTNERSHIP'S            PARTNERSHIP'S
                                                 TOTAL         PORTION    TOTAL         PORTION
-----------------------------------------------------------------------------------------------
Balance at December 31, 2001.................  $10,100   $       3,900   $    -   $           -
For the six months ended June 30, 2002.......    9,300           3,700    9,300           3,700
                                               ------------------------------------------------

Total........................................  $19,400   $       7,600   $9,300   $       3,700
                                               ================================================

-----------------------------------------------------------------------------------------------

OTHER

In March 1999, DBL-CBO, Inc., a wholly-owned subsidiary of DBL Holdings, Inc., acquired an aggregate of $6,000 in principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd.,

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

a Cayman Island limited liability company. Juniper 1999-1 Class C-1 is the previously placed equity interest of a collateralized bond obligation. During the six months ended June 30, 2002, the Operating Partnership recognized an impairment charge related to this investment of $5,200. As a result of this impairment charge at June 30, 2002 this investment was valued at $0.

UNCONSOLIDATED DEBT ANALYSIS

The following table shows the Operating Partnership's unconsolidated debt at June 30, 2002.

---------------------------------------------------------------------------------------------------------------------------------
                                                                OPERATING
                                   OPERATING                PARTNERSHIP'S
                               PARTNERSHIP'S         DEBT           SHARE   CURRENT                 REMAINING      FIXED/VARIABLE
NOTE                               OWNERSHIP      BALANCE      OF BALANCE      RATE     MATURITY   TERM (YRS)   SECURED/UNSECURED
---------------------------------------------------------------------------------------------------------------------------------
Temperature control logistics
   segment:
   AmeriCold Notes(1).........           40%   $  544,816   $     217,926      7.0%    4/23/2008        5.90       Fixed/Secured
                                               --------------------------
Office segment:
   Main Street Partners,
      L.P.(2)(3)..............           50%      133,945          66,973      5.9%    12/1/2004        2.46    Variable/Secured
   Crescent 5 Houston Center,
      L.P.(4).................           25%       38,173           9,543      4.1%    5/31/2004        1.95    Variable/Secured
   Austin PT Bk One Tower
      Office Limited
      Partnership.............           20%       38,128           7,626      7.1%     8/1/2006        4.15       Fixed/Secured
   Houston PT Four Westlake
      Office Limited
      Partnership.............           20%       49,022           9,804      7.1%     8/1/2006        4.15       Fixed/Secured
   The Woodlands Commercial
      Properties Co...........         42.5%
      Bank Boston credit
         facility.............                     68,736          29,213      4.3%   11/30/2004        2.46    Variable/Secured
      Fleet National Bank.....                      3,412           1,450      3.8%   10/31/2003        1.36    Variable/Secured
                                               --------------------------
                                                  331,416         124,609
                                               --------------------------
Residential development
   segment:...................         42.5%
   The Woodlands Land
      Development Co.(WLDC)(5)
      Bank Boston credit
         facility(6)(7).......                    226,460          96,245      4.3%   11/30/2002        0.43    Variable/Secured
      Fleet National
         Bank(8)..............                      6,999           2,975      3.8%   10/31/2003        1.36    Variable/Secured
      Fleet National
         Bank(9)..............                     17,058           7,250      4.6%   12/31/2005        3.56    Variable/Secured
      Jack Eckerd Corp........                        101              43      4.8%     7/1/2005        3.05    Variable/Secured
      Mitchell Mortgage
         Company..............                      2,775           1,179      5.8%     1/1/2004        1.53       Fixed/Secured
      Mitchell Mortgage
         Company..............                      1,273             541      6.3%     7/1/2005        3.05       Fixed/Secured
      Mitchell Mortgage
         Company..............                      1,988             845      5.5%    10/1/2005        3.30       Fixed/Secured
      Mitchell Mortgage
         Company..............                      3,585           1,524      8.0%     4/1/2006        3.81       Fixed/Secured
      Mitchell Mortgage
         Company..............                      1,420             604      7.0%    10/1/2006        4.32       Fixed/Secured
                                               --------------------------
                                                  261,659         111,206
                                               --------------------------
Other Residential Development
   Corporations:
Manalapan Hotel Partners......           24%
   Dresdner Bank AG(10).......                     68,500          16,440      3.5%   12/29/2002        0.51    Variable/Secured
Desert Mountain Commercial
   L.L.C......................         46.5%        1,413             657      8.4%    11/1/2007        5.42       Fixed/Secured
                                               --------------------------
                                                   69,913          17,097
                                               --------------------------
Total unconsolidated debt.....                 $1,207,804   $     470,838
                                               ==========================
Average remaining term........                                                         3.6 years
---------------------------------------------------------------------------------------------------------------------------------

(1) Consists of several notes. Maturity date is based on largest debt instrument representing 94% of debt balance. All interest rates are fixed.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) Consists of two notes: Senior Note--variable interest rate at LIBOR + 189 basis points with no LIBOR floor. Mezzanine Note--variable interest rate at LIBOR + 890 basis points with a LIBOR floor of 3.0%. Interest-rate cap agreement maximum LIBOR of 4.52% on both notes.

(3) The Operating Partnership obtained a Letter of Credit to guarantee the repayment of up to $4,250 of principal of the Main Street Partners, L.P. loan.

(4) A full and unconditional guarantee of loan from Fleet for the construction of 5 Houston Center is held by the Operating Partnership. At June 30, 2002 and December 31, 2001, $38,200 and $10,400 was outstanding, respectively.

(5) On February 14, 2002, the Operating Partnership executed an agreement with COPI to transfer, in lieu of foreclosure, COPI's 5% interest in Woodlands Land Development Company.

(6) There was an interest rate cap agreement executed with this credit facility which limits interest rate exposure on the notional amount of $145,000 to a maximum LIBOR rate of 9.0%.

(7) To mitigate interest rate exposure, WLDC has entered into an interest rate swap against $50,000 notional amount to effectively fix the interest rate at 5.28%. WLDC has also entered into an interest rate swap against $50,000 notional amount to effectively fix the interest rate at 4.855%.

(8) There was an interest rate cap agreement executed with this agreement which limits interest rate exposure on the notional amount of $33,750 to a maximum LIBOR rate of 9.0%.

(9) There was an interest rate cap agreement executed with this agreement which limits interest rate exposure on the notional amount of $19,500 to a maximum LIBOR rate of 8.5%.

(10) The Operating Partnership guarantees $3,000 of this facility.

The following table shows, as of June 30, 2002, information about the Operating Partnership's share of unconsolidated fixed and variable-rate debt and does not take into account any extension options, hedging arrangements or the entities' anticipated pay-off dates.

--------------------------------------------------------------------------------------------
                                                                 WEIGHTED   WEIGHTED AVERAGE
                                        AMOUNT   % OF DEBT   AVERAGE RATE        MATURITY(1)
--------------------------------------------------------------------------------------------
Fixed-Rate Debt.....................   240,706       51%         6.7%          5.6 years
Variable-Rate Debt..................  $230,132       49%         4.7%          1.5 years
                                      ------------------------------------------------------

Total Debt..........................  $470,838      100%         5.8%          3.6 years
                                      ======================================================

--------------------------------------------------------------------------------------------

(1) Based on contractual maturities.

Listed below are the Operating Partnership's share of aggregate principal payments by year required as of June 30, 2002 related to the Operating Partnership's unconsolidated debt. Scheduled principal installments and amounts due at maturity are included. The following table does not take into account any extension options or hedging arrangements.

----------------------------------------------------------------------
                                                               SECURED
(DOLLARS IN THOUSANDS)                                         DEBT(1)
----------------------------------------------------------------------
2002........................................................  $143,134
2003........................................................     5,685
2004........................................................    76,437
2005........................................................     8,964
2006........................................................    18,515
Thereafter..................................................   218,103
                                                              --------

                                                              $470,838
                                                              ========

----------------------------------------------------------------------

(1) These amounts do not represent the effect of two one-year extension options on two of The Woodlands Fleet National Bank loans totaling $99,200 that have initial maturity dates of November 2002 and October 2003.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8. NOTES PAYABLE AND BORROWINGS UNDER FLEET FACILITY:

The following is a summary of the Operating Partnership's debt financing at June 30, 2002:

----------------------------------------------------------------------------
                                                                     BALANCE
                                                              OUTSTANDING AT
SECURED DEBT                                                   JUNE 30, 2002
----------------------------------------------------------------------------
Fleet Fund I and II Term Loan due May 2005, bears interest
   at LIBOR plus 325 basis points (at June 30, 2002, the
   interest rate was 5.14%), with a four-year interest-only
   term, secured by equity interests in Funding I and II....    $  275,000
AEGON Partnership Note(1) due July 2009, bears interest at
   7.53% with monthly principal and interest payments based
   on a 25-year amortization schedule, secured by the
   Funding III, IV and V Properties.........................       267,610
LaSalle Note I(2) bears interest at 7.83% with an initial
   seven-year interest-only term (through August 2002),
   followed by principal amortization based on a 25-year
   amortization schedule through maturity in August 2027,
   secured by the Funding I Properties......................       239,000
Deutsche Bank-CMBS Loan(3) due May 2004, bears interest at
   the 30-day LIBOR rate plus 234 basis points (at June 30,
   2002, the interest rate was 5.84%), with a three-year
   interest-only term and two one-year extension options,
   secured by the Funding X Properties and Spectrum
   Center...................................................       220,000
JP Morgan Mortgage Note(4), bears interest at a fixed rate
   of 8.31% with principal amortization based on a 15-year
   amortization schedule through maturity in October 2016,
   secured by the Houston Center mixed-use Office Property
   complex..................................................       197,491
LaSalle Note II(5) bears interest at 7.79% with an initial
   seven-year interest-only term (through March 2003),
   followed by principal amortization based on a 25-year
   amortization schedule through maturity in March 2028,
   secured by the Funding II Properties.....................       161,000
CIGNA Note due December 2002, bears interest at 7.47% with
   an interest-only term, secured by the MCI Tower Office
   Property and Denver Marriott City Center Resort/Hotel
   Property.................................................        63,500
Metropolitan Life Note V(6) due December 2005, bears
   interest at 8.49% with monthly principal and interest
   payments based on a 25-year amortization schedule,
   secured by the Datran Center Office Property.............        38,417
Northwestern Life Note due January 2004, bears interest at
   7.66% with an interest-only term, secured by the 301
   Congress Avenue Office Property..........................        26,000
National Bank of Arizona Revolving Line of Credit(7) due
   November 2003, secured by certain DMDC assets............        25,726
Woodmen of the World Note(8) due April 2009, bears interest
   at 8.20% with an initial five-year interest-only term
   (through April 2006), followed by principal amortization
   based on a 25-year amortization schedule, secured by the
   Avallon IV Office Property...............................         8,500
Nomura Funding VI Note(9) bears interest at 10.07% with
   monthly principal and interest payments based on a
   25-year amortization schedule through maturity in July
   2020, secured by the Funding VI Property.................         8,109

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

----------------------------------------------------------------------------
                                                                     BALANCE
                                                              OUTSTANDING AT
SECURED DEBT                                                   JUNE 30, 2002
----------------------------------------------------------------------------
Mitchell Mortgage Note due August 2002, bears interest at
   7.00% with an interest-only term, secured by one of The
   Woodlands Office Properties..............................         1,743
Rigney Promissory Note due November 2012, bears interest at
   8.50% with quarterly principal and interest payments
   based on a 15-year amortization schedule, secured by a
   parcel of land...........................................           631
Construction, acquisition and other obligations, bearing
   fixed and variable interest rates ranging from 4.34% to
   10.00% at June 30, 2002, with maturities ranging between
   August 2002 and December 2004, secured by various CRDI
   projects.................................................        69,757
UNSECURED DEBT
----------------------------------------------------------------------------
2009 Notes(10) bear interest at a fixed rate of 9.25% with a
   seven-year interest-only term, due April 2009............       375,000
2007 Notes(12) bear interest at a fixed rate of 7.50% with a
   ten-year interest-only term, due September 2007..........       250,000
2002 Notes(12) bear interest at a fixed rate of 7.00% with a
   five-year interest-only term, due September 2002.........        97,906
Other obligations, with fixed interest rates ranging from
   3.25% to 12.00% and variable interest rates ranging from
   the Fed Funds rate plus 150 basis points to LIBOR plus
   375 basis points and with maturities ranging between July
   2002 and January 2004....................................        10,541
UNSECURED DEBT--REVOLVING LINE OF CREDIT
----------------------------------------------------------------------------
Fleet Facility(11) due May 2004, bears interest at LIBOR
   plus 187.5 basis points (at June 30, 2002, the interest
   rate was 3.72%), with a three-year interest-only term and
   a one-year extension option..............................       136,500
                                                              --------------

            Total Notes Payable.............................    $2,472,431
                                                              ==============

----------------------------------------------------------------------------

(1) The outstanding principal balance of this note at maturity will be approximately $224,100.

(2) In August 2007, the interest rate will increase, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (August
2007) by making a final payment of approximately $220,500.

(3) This includes both a Deutsche Bank-CMBS note and a Fleet-Mezzanine note. The notes are due May 2004 and bear interest at the 30-day LIBOR rate plus a spread of (i) 164.7 basis points for the CMBS note (at June 30, 2002, the interest rate was 5.15%), and (ii) 600 basis points for the Mezzanine note (at June 30, 2002, the interest rate was 9.50%). The blended rate at June 30, 2002 for the two notes was 5.84%. The notes have three-year interest only terms and two one-year extension options, and are secured by the Office Properties owned by Funding X and the Operating Partnership's interest in Spectrum Center. The Fleet-Mezzanine note is also secured by the Operating Partnership's interests in Funding X and Crescent Spectrum Center, L.P. and the Operating Partnership's interest in their general partner.

(4) At the end of seven years (October 2006), the interest rate will also adjust based on current interest rates at that time. It is the Operating Partnership's intention to repay the note in full at such time (October 2006) by making a final payment of approximately $177,800.

(5) In March 2006, the interest rate will increase, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal and thereafter,

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154,100.

(6) The outstanding principal balance of this loan at maturity will be approximately $29,100.

(7) This facility is a $50,000 line of credit secured by certain DMDC land and improvements ("vertical facility"), club facilities ("club loan"), and notes receivable ("warehouse facility"). The line restricts the vertical facility and club loan to a maximum outstanding amount of $40,000 and is subject to certain borrowing base limitations and bears interest at Prime (at June 30, 2002, the interest rate was 4.75%). The warehouse facility bears interest at Prime plus 100 basis points (at June 30, 2002, the interest rate was 5.75%) and is limited to $10,000. The blended rate at June 30, 2002 for the vertical facility and club loan and the warehouse facility was 5.04%.

(8) The outstanding principal balance of this loan at maturity will be approximately $8,200.

(9) In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Operating Partnership so elects, it may repay the note without penalty at that date by making a final payment of $6,135.

(10) For a description of the 2009 Notes, see "Debt Offering" section below.

(11) The $400,000 Fleet Facility is an unsecured revolving line of credit to Funding VIII and guaranteed by the Operating Partnership. Availability under the line of credit is subject to certain covenants including total leverage based on trailing twelve months net operating income from the Properties, debt service coverage, specific mix of office and hotel assets and average occupancy of Office Properties. At June 30, 2002, the capacity under the Fleet Facility was approximately $383,700.

(12) The notes were issued in an offering registered with the SEC.

The following table shows information about the Operating Partnership's consolidated fixed and variable-rate debt and does not take into account any extension options, hedging arrangements or the Operating Partnership's anticipated pay-off dates.

---------------------------------------------------------------------------------------------
                                                                  WEIGHTED   WEIGHTED AVERAGE
                                         AMOUNT   % OF DEBT   AVERAGE RATE        MATURITY(1)
---------------------------------------------------------------------------------------------
Fixed-Rate Debt....................  $1,749,005       71%         8.1%          10.9 years
Variable-Rate Debt.................     723,426       29%         4.6%           1.9 years
                                     --------------------------------------------------------

Total Debt.........................  $2,472,431      100%(2)      7.2%(3)        7.5 years
                                     ========================================================

---------------------------------------------------------------------------------------------

(1) Based on contractual maturities. The overall weighted average maturity is
4.1 years based on the Operating Partnership's expected payoff dates.

(2) Including the $527,000 of hedged variable-rate debt for percentages by year for fixed-rate debt and variable-rate debt are 92% and 8%, respectively.

(3) Including the effect of the hedge arrangements, the overall weighted average interest rate would have been 7.89%.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Listed below are the aggregate principal payments by year required as of June 30, 2002 under indebtedness of the Operating Partnership. Scheduled principal installments and amounts due at maturity are included.

------------------------------------------------------------------------------------------------
                                                                          UNSECURED
                                     SECURED DEBT   UNSECURED DEBT   LINE OF CREDIT        TOTAL
------------------------------------------------------------------------------------------------
2002...............................   $   92,845       $108,322         $      -      $  201,167
2003...............................       88,722              -                -          88,722
2004...............................      262,896            125          136,500         399,521
2005...............................      329,339              -                -         329,339
2006...............................       18,938              -                -          18,938
Thereafter.........................      809,744        625,000                -       1,434,744
                                     -----------------------------------------------------------

                                      $1,602,484       $733,447         $136,500      $2,472,431
                                     ===========================================================

------------------------------------------------------------------------------------------------

(1) These amounts do not represent the effect of a one-year extension option on the Fleet Facility and two one-year extension options on the Deutsche Bank--CMBS Loan as noted above.

The Operating Partnership has $201,200 of secured and unsecured debt due during 2002, consisting primarily of the Cigna Note, the Mitchell Mortgage Note, unsecured short-term borrowings and the 2002 Notes. Borrowings under the Operating Partnership's revolving line of credit are expected to be used to repay or repurchase from time to time the remaining $97,900 of outstanding 2002 Notes due in September 2002. In addition, borrowings under the revolving line of credit are expected to be used to repay the $63,500 CIGNA Note due in December 2002.

Any uncured or unwaived events of default on the Operating Partnership's loans can trigger an acceleration of payment on the loan in default. In addition, a default by the Operating Partnership or any of its subsidiaries with respect to any indebtedness in excess of $5,000 generally will result in a default under the Fleet Facility and the Fleet Fund I and II Term Loan after the notice and cure periods for the other indebtedness have passed. As of June 30, 2002, the Operating Partnership was in compliance with all of its debt service coverage ratios and other covenants related to its outstanding debt. The Operating Partnership's debt facilities generally prohibit loan pre-payment for an initial period, allow pre-payment with a penalty during a following specified period and allow pre-payment without penalty after the expiration of that period. During the six months ended June 30, 2002, there were no circumstances that required a pre-payment penalties or increased collateral related to the Operating Partnership's existing debt.

In addition to the subsidiaries listed in "Note 1. Organization and Basis of Presentation," certain other subsidiaries of the Operating Partnership were formed primarily for the purpose of obtaining secured and unsecured debt or joint venture financings. These entities, all of which are consolidated and are grouped based on the Properties to which they relate are: Funding I and Funding II Properties (CREM Holdings, LLC, Crescent Capital Funding, LLC, Crescent Funding Interest, LLC, CRE Management I Corp., CRE Management II Corp.); Funding III Properties (CRE Management III Corp.); Funding IV Properties (CRE Management IV Corp.); Funding V Properties (CRE Management V Corp.); Funding VI Properties (CRE Management VI Corp.); Funding VIII Properties (CRE Management VIII, LLC); Funding IX Properties (CRE

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Management IX, LLC); Funding X Properties (CREF X Holdings Management, LLC, CREF X Holdings, L.P., CRE Management X, LLC); and Spectrum Center (Spectrum Center Partners, L.P., Spectrum Mortgage Associates, L.P., CSC Holdings Management, LLC, Crescent SC Holdings, L.P., CSC Management, LLC).

DEBT OFFERING

On April 15, 2002, the Operating Partnership completed a private offering of $375,000 in senior, unsecured notes due 2009. The notes bear interest at an annual rate of 9.25% and were issued at 100% of issue price. The notes are callable after April 15, 2006. Interest will be payable in cash on April 15 and October 15 of each year, beginning October 15, 2002. The Operating Partnership has filed a registration statement with the SEC to register a similar series of notes with the SEC and to effect an exchange offer of the registered notes for the privately placed notes. In addition, the Operating Partnership has agreed to register certain of the notes for resale by their holders. In the event that the exchange offer or resale registration is not completed on or before October 15, 2002, the interest rate on the notes will increase to 9.75% and increase to 10.25% after 90 days until the exchange offer or resale registration is completed.

The net proceeds from the offering of notes were approximately $366,500. Approximately $309,500 of the proceeds were used to pay down amounts outstanding under the Fleet Facility, and the remaining proceeds were used to pay down $5,000 of short-term indebtedness and redeem approximately $52,000 of Class A Units in Funding IX from GMAC Commercial Mortgage Corporation. See "Note 13. Sale of Preferred Equity Interests in Subsidiary" for a description of the Class A Units in Funding IX held by GMAC Commercial Mortgage Corporation.

9. INTEREST RATE CAPS:

In connection with the closing of the Deutsche Bank--CMBS Loan in May 2001, the Operating Partnership entered into a LIBOR interest rate cap struck at 7.16% for a notional amount of $220,000, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Operating Partnership's net interest rate risk exposure, they do not qualify as hedges and changes to their respective fair values are charged to earnings as the changes occur. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these instruments are expected to substantially offset each other.

10. CASH FLOW HEDGES:

The Operating Partnership uses derivative financial instruments to convert a portion of its variable-rate debt to fixed-rate debt and to manage its fixed to variable-rate debt ratio. As of June 30, 2002, the Operating Partnership had entered into three cash flow hedge agreements, which are accounted for in conformity with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133."

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table shows information regarding the Operating Partnership's cash flow hedge agreements as of June 30, 2002, additional interest expense and unrealized gains recorded for the six months ended June 30, 2002:

-----------------------------------------------------------------------------------------------------------------
                                                                       ADDITIONAL INTEREST    UNREALIZED GAINS IN
                                                                           EXPENSE FOR THE    OTHER COMPREHENSIVE
ISSUE                  NOTIONAL   MATURITY   REFERENCE   FAIR MARKET      SIX MONTHS ENDED              INCOME AT
DATE                     AMOUNT       DATE        RATE         VALUE         JUNE 30, 2002          JUNE 30, 2002
-----------------------------------------------------------------------------------------------------------------
7/21/99..............  $200,000    9/2/03      6.183%      $(9,349)          $4,213                 $1,465
5/15/01..............   200,000    2/3/03       7.11%       (6,617)           5,283                  4,151
4/14/00..............   100,000   4/18/04       6.76%       (6,868)           2,438                    299
-----------------------------------------------------------------------------------------------------------------

The Operating Partnership has designated its three cash flow hedge agreements as cash flow hedges of LIBOR-based monthly interest payments on a designated pool of variable-rate LIBOR indexed debt that reprices closest to the reset dates of each cash flow hedge agreement. For retrospective effectiveness testing, the Operating Partnership uses the cumulative dollar offset approach as described in DIG Issue E8. The DIG is a task force designed to assist the FASB in answering questions that companies have resulting from implementation of SFAS No. 133 and SFAS No. 138. The Operating Partnership uses the change in variable cash flows method as described in DIG Issue G7 for prospective testing as well as for the actual recording of ineffectiveness, if any. Under this method, the Operating Partnership will compare the changes in the floating rate portion of each cash flow hedge to the floating rate of the hedged items. The cash flow hedges have been and are expected to remain highly effective. Changes in the fair value of these highly effective hedging instruments are recorded in accumulated other comprehensive income. The effective portion that has been deferred in accumulated other comprehensive income will be reclassified to earnings as interest expense when the hedged items impact earnings. If a cash flow hedge falls outside 80%-125% effectiveness for a quarter, all changes in the fair value of the cash flow hedge for the quarter will be recognized in earnings during the current period. If it is determined based on prospective testing that it is no longer likely a hedge will be highly effective on a prospective basis, the hedge will no longer be designated as a cash flow hedge and no longer qualify for accounting in conformity with SFAS Nos. 133 and 138.

Over the next twelve months, an estimated $18,000 to $19,000 will be reclassified from accumulated other comprehensive income to interest expense and charged against earnings related to the effective portions of the cash flow hedge agreements.

CRDI, a consolidated subsidiary of the Operating Partnership, also uses derivative financial instruments to convert a portion of its variable-rate debt to fixed-rate debt. As of June 30, 2002, CRDI had entered into three cash flow hedge agreements, which are accounted for in conformity with SFAS Nos. 133 and 138.

The following table shows information regarding CRDI's cash flow hedge agreements as of June 30, 2002 and additional capitalized interest recognized for the six months ended June 30, 2002. Unlike the additional interest on the Operating Partnership's cash flow hedges which was

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

expensed, the additional interest on CRDI's cash flow hedges was capitalized, as it is related to debt incurred for projects that are currently under development.

-------------------------------------------------------------------------------------------------
                                                                           ADDITIONAL CAPITALIZED
                                                                                 INTEREST FOR THE
ISSUE                   NOTIONAL     MATURITY   REFERENCE    FAIR MARKET         SIX MONTHS ENDED
DATE                      AMOUNT         DATE        RATE          VALUE            JUNE 30, 2002
-------------------------------------------------------------------------------------------------
1/2/2001..............  $15,538    11/16/2002     4.34%        $(353)               $187
9/4/2001..............    6,650      9/4/2003     5.09%         (117)                 75
9/4/2001..............    4,800      9/4/2003     5.09%          (88)                 54
-------------------------------------------------------------------------------------------------

CRDI uses the shortcut method described in SFAS No. 133, which eliminates the need to consider ineffectiveness of the hedges, and instead assumes that the hedges are highly effective.

11. INCOME TAXES:

The Company intends to maintain its qualification as a REIT under Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company generally will not be subject to corporate federal income taxes as long as it satisfies certain technical requirements of the Code, including the requirement to distribute 90% of REIT taxable income to its shareholders. Accordingly, the Operating Partnership does not believe that it will be liable for current income taxes on the Company's REIT taxable income at the Federal level or in most of the states in which it operates. Additionally, in conjunction with the Operating Partnership's agreement with COPI, the Operating Partnership consolidated certain taxable REIT subsidiaries (the "TRS"), which are subject to federal and state income tax. The Operating Partnership's $3,900 total consolidated income tax benefit at June 30, 2002 includes tax expense related to the operations of the TRS of $2,800, offset by a tax benefit of $6,700. The $6,700 benefit results from the temporary difference between the financial reporting basis and the respective tax basis of the hotel leases acquired as part of the Operating Partnership's agreement with COPI. This temporary difference will be reversed over an estimated five-year period, which is the remaining lease term of the hotel leases. Cash paid for income taxes totaled approximately $11,000 for the six months ended June 30, 2002.

The Operating Partnership's total net tax asset of approximately $37,700 includes $20,900 of net deferred tax assets and a $16,800 net current tax asset at June 30, 2002. The tax effects of each type of temporary difference that give rise to a significant portion of the $20,900 deferred tax asset are as follows:

----------------------------------------------------------------------
Deferred recognition of DMDC club membership revenue........  $ 26,800
Recognition of development land cost of sales at DMDC and
   TWLC.....................................................   (10,500)
Recognition of hotel lease cost.............................     6,700
Other.......................................................    (2,100)
                                                              --------

Total deferred tax asset....................................  $ 20,900
                                                              ========

----------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Operating Partnership recognizes deferred tax assets only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors. As of June 30, 2002, no valuation allowances have been recorded.

The $16,800 net current tax asset results primarily from anticipated tax refunds related to recognition of a net operating loss carryback and 2001 overpayments of $11,700 for DMDC and cash paid for income taxes of $11,000, offset by $5,900 current taxes payable.

12. MINORITY INTEREST:

Minority interest in real estate partnerships represents joint venture or preferred equity partners' proportionate share of the equity in certain real estate partnerships. The Operating Partnership holds a majority (50% or greater) controlling interest in the real estate partnerships and thus, consolidates the accounts into the Operating Partnership. Income in the real estate partnerships is allocated to minority interest based on weighted average percentage ownership during the year.

13. SALE OF PREFERRED EQUITY INTERESTS IN SUBSIDIARY AND INTRACOMPANY LOAN:

SALE OF CLASS A UNITS IN FUNDING IX

During the year ended December 31, 2000, the Operating Partnership formed Funding IX and contributed seven Office Properties and two Resort/Hotel Properties to Funding IX. As of June 30, 2002, Funding IX held seven Office Properties and one Resort/Hotel Property. The Operating Partnership owns 100% of the common voting interests in Funding IX, 0.1% in the form of a general partner interest and 99.9% in the form of a limited partner interest.

Also during the year ended December 31, 2000, GMAC Commercial Mortgage Corporation ("GMACCM") purchased $275,000 of non-voting, redeemable preferred Class A Units in Funding IX (the "Class A Units"). The Class A Units are redeemable at the option of the Operating Partnership at the original purchase price. As of December 31, 2000, approximately $56,600 of the Class A Units had been redeemed from GMACCM by the Operating Partnership. No redemptions occurred during the year ended December 31, 2001. During the six months ended June 30, 2002, the Operating Partnership redeemed approximately $187,000 of the Class A Units, reducing to $31,400 the amount of Class A Units held by GMACCM. The Class A Units initially received a preferred variable-rate dividend calculated at LIBOR plus 450 basis points. Beginning March 16, 2002, the preferred variable-rate dividend increased to LIBOR plus 550 basis points, which resulted in a dividend rate of approximately 7.34% per annum as of June 30, 2002.

IMPACT ON FINANCIAL STATEMENTS OF INTRACOMPANY LOAN

As of June 30, 2002, Funding IX had loaned a total of $281,107 from the net proceeds from the sale of the Class A Units and a portion of the net proceeds of the sale of one of the Properties held by Funding IX to Crescent SH IX, Inc. ("SH IX"), for the purchase of common shares of the Company. The note, which is included in Notes Receivable, Net, bears interest based on the dividends paid on the common shares held by SH IX, a wholly-owned subsidiary of the General

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Partner, and matures on March 15, 2003. SH IX is required to repay the loan, plus any accrued and unpaid interest, at that time. SH IX will receive the funds to repay the loan from the Company, pursuant to an agreement that requires the Company to repurchase, on or before March 15, 2003, the common shares of the Company held by SH IX. The Company will receive the funds to repurchase the common shares from SH IX from the Operating Partnership, pursuant to the limited partnership agreement of the Operating Partnership, which requires the Operating Partnership to repurchase from the Company a corresponding portion of the Company's limited partnership interest at such time as the Company repurchases shares. A portion of the proceeds received by Funding IX for the repayment of the principal amount of the note will be used to redeem Class A Units.

As of June 30, 2002, the annual interest rate on the note was approximately 7.72%. For the six months ended June 30, 2002, the Operating Partnership recognized interest income of $10,800 on the note. The repurchased common shares will be held in SH IX until all the Class A Units are redeemed. The Company, as a partner of the Operating Partnership, receives quarterly distributions from the Operating Partnership, which it then uses to make distributions to it shareholders. Distributions on these repurchased common shares will continue to be paid by the Company to SH IX, as a shareholder of the Company, and will be used by SH IX to make payments of interest due to Funding IX on the loan. Funding IX in turn will use these funds to pay dividends on the Class A Units.

The operations, assets and liabilities of Funding IX and SH IX are consolidated with those of the Company in the Company's consolidated financial statements. The operations, assets and liabilities of Funding IX (but not those of SH IX) are consolidated with those of the Operating Partnership in the consolidated financial statements of the Operating Partnership. As a result, the note and the payments on the note by SH IX to Funding IX are eliminated in the Company's financial statements but are not eliminated in the financial statements of the Operating Partnership. These items, therefore, are included in Notes Receivable, Net and in Interest and Other Income in the Operating Partnership's financial statements.

The following table compares the current financial statements of the Operating Partnership prepared in accordance with GAAP and the adjusted Operating Partnership financial statements, adjusted for the elimination of the intracompany loan and associated interest income. This table provides certain components of the financial statements, which would be affected by the elimination of the intracompany loan, accrued interest related to the loan and associated interest income.

--------------------------------------------------------------------------------------------
                                                                        AFTER ELIMINATION OF
                                               GAAP PRESENTATION           INTRACOMPANY LOAN
                                       -------------------------   -------------------------
                                         JUNE 30,   DECEMBER 31,     JUNE 30,   DECEMBER 31,
                                             2002           2001         2002           2001
--------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
   Total assets......................  $4,703,294    $4,422,826    $4,419,504    $4,138,102
--------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

------------------------------------------------------------------------------------------
                                                    SIX MONTHS ENDED      SIX MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                 -------------------   -------------------
                                                     2002       2001       2002       2001
------------------------------------------------------------------------------------------
OPERATING DATA:
Total Revenues.................................  $525,026   $382,844   $514,177   $366,940
Operating income...............................    36,488     62,899     25,639     46,995
Net income.....................................    40,119     67,933     29,270     52,029
Income available to partners before
   discontinued operations, extraordinary item
   and cumulative effect of a change in
   accounting principle........................    39,034     73,201     28,185     57,297
Basic earnings per unit(1):
Income available to partners before
   discontinued operations, extraordinary item
   and cumulative effect of a change in
   accounting principle........................  $   0.59   $   1.08   $   0.43   $   0.84
Diluted earnings per unit(1):
Income available to partners before
   discontinued operations, extraordinary item
   and cumulative effect of a change in
   accounting principle........................  $   0.59   $   1.06   $   0.42   $   0.83
------------------------------------------------------------------------------------------

(1) The weighted average units used to calculate basic and diluted earnings per unit include the common shares of the Company held in SH IX of 14,468,623 (7,234,312 equivalent units) for the six months ended June 30, 2002 and 2001. The adjusted basic and diluted earnings per unit after the elimination of the intracompany loan exclude the common shares of the Company held in SH IX.

14. PARTNERS' CAPITAL:

Each unit may be exchanged for either two common shares or, at the election of the Company, cash equal to the fair market value of two common shares at the time of the exchange. When a unitholder exchanges a unit, the Company's percentage interest in the Operating Partnership increases. During the six months ended June 30, 2002, there were 3,287 units exchanged for 6,574 common shares of the Company.

SHARE REPURCHASE PROGRAM

The Company commenced its Share Repurchase Program in March 2000. On October 15, 2001, the Company's Board of Trust Managers increased from $500,000 to $800,000 the amount of outstanding common shares that can be repurchased from time to time in the open market or through privately negotiated transactions (the "Share Repurchase Program"). As of June 30, 2002, the Company had repurchased 20,256,423 common shares, at an aggregate cost of approximately $386,615, resulting in an average repurchase price of $19.09 per common share. The repurchase of common shares by the Company will decrease the Company's limited partner interest, which will result in an increase in net income per unit.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The following table shows a summary of the Company's common share repurchases by year, as of June 30, 2002.

-----------------------------------------------------------------------------------------------
                                                                                  AVERAGE PRICE
                                                                          TOTAL      PER COMMON
                                                              SHARES     AMOUNT           SHARE
-----------------------------------------------------------------------------------------------
2000.................................................   14,468,623     $281,061      $19.43
2001.................................................    4,287,800       77,054       17.97
Six months ended June 30, 2002.......................    1,500,000       28,500       19.00
                                                       ----------------------------------------

Total................................................   20,256,423(1)  $386,615      $19.09
                                                       ========================================

-----------------------------------------------------------------------------------------------

(1) Additionally, 14,530 of the Company's common shares were repurchased outside of the Share Repurchase Program as part of an executive incentive program.

The Operating Partnership expects the Share Repurchase Program to continue to be funded through a combination of debt, equity, joint venture capital and selected asset disposition alternatives available to the Operating Partnership. The amount of common shares that the Company will actually purchase will be determined from time to time, in its reasonable judgment, based on market conditions and the availability of funds, among other factors. There can be no assurance that any number of common shares will actually be purchased within any particular time period.

SERIES A PREFERRED OFFERING

On April 26, 2002, the Company completed an institutional placement (the "April 2002 Series A Preferred Offering") of an additional 2,800,000 shares of 6 3/4% Series A Convertible Cumulative Preferred Shares (the "Series A Preferred Shares") at an $18.00 per share price and with a liquidation preference of $25.00 per share for aggregate total offering proceeds of approximately $50,400. The Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of the Company at a conversion price of $40.86 per common share (equivalent to a conversion rate of ..6119 common shares per Series A Preferred Share), subject to adjustment in certain circumstances. The Series A Preferred Shares have no stated maturity, are not subject to sinking fund or mandatory redemption and may not be redeemed before February 18, 2003, except in order to preserve the Company's status as a REIT. On or after February 13, 2003, the Series A Preferred Shares may be redeemed, at the Company's option, by paying $25.00 per share plus any accumulated accrued and unpaid distribution. Dividends on the Series A Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth of February, May, August and November, commencing May 15, 2002. The annual fixed dividend is $1.6875 per share. In connection with the April 2002 Series A Preferred Offering, the Operating Partnership issued additional Series A Preferred Units to the Company in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $2,200, of approximately $48,200. The net proceeds from the April 2002 Series A Preferred Offering were used by the Operating Partnership to redeem Class A Units from GMACCM.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SERIES B PREFERRED OFFERING

On May 17, 2002, the Company completed an offering (the "May 2002 Series B Preferred Offering") of 3,000,000 shares of 9.50% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares") with a liquidation preference of $25.00 per share for aggregate total offering proceeds of approximately $75,000. The Series B Preferred Shares have no stated maturity, are not subject to sinking fund or mandatory redemption, are not convertible into any other securities of the Company and may not be redeemed before May 17, 2007, except in order to preserve the Company's status as a REIT. On or after May 17, 2007, the Series B Preferred Shares may be redeemed, at the Company's option, by paying $25.00 per share plus any accumulated, accrued and unpaid distributions. Dividends on the Series B Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth of February, May, August and November, commencing August 15, 2002. The annual fixed dividend is $2.375 per share. In connection with the May 2002 Series B Preferred Offering, the Operating Partnership issued Series B Preferred Units to the Company in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $2,700, of approximately $72,300. The net proceeds from the May 2002 Series B Preferred Offering were used by the Operating Partnership to redeem Class A Units from GMACCM.

On June 6, 2002, an additional 400,000 Series B Preferred Shares were sold (the "June 2002 Series B Preferred Offering") resulting in gross proceeds to the Company of approximately $10,000. In connection with the June 2002 Series B Preferred Offering, the Operating Partnership issued additional Series B Preferred Units to the Company in exchange for the contribution of the net proceeds, after underwriting discounts and other offering costs of approximately $400, of approximately $9,600. The net proceeds from the June 2002 Series B Preferred Offering were used by the Operating Partnership to redeem Class A Units from GMACCM.

DISTRIBUTIONS

The following table summarizes the distributions paid or declared to unitholders during the six months ended June 30, 2002.

-----------------------------------------------------------------------------------------------
                                                      TOTAL     RECORD   PAYMENT         ANNUAL
SECURITY                             DISTRIBUTION    AMOUNT       DATE      DATE   DISTRIBUTION
-----------------------------------------------------------------------------------------------
Units..............................     $0.750      $49,706(1) 1/31/02   2/15/02     $  3.00
Units..............................      0.750       49,825(1) 4/30/02   5/15/02        3.00
Units..............................      0.750       49,295(1) 7/31/02   8/15/02        3.00
6 3/4% Series A Preferred Units....      0.422        3,375    1/31/02   2/15/02      1.6875
6 3/4% Series A Preferred
   Units(2)........................      0.422        4,556    4/30/02   5/15/02      1.6875
6 3/4% Series A Preferred Units....      0.422        4,556    7/31/02   8/15/02      1.6875
9.5% Series B Preferred Units(3)...      0.587        1,996    7/31/02   8/15/02       2.375
-----------------------------------------------------------------------------------------------

(1) As of June 30, 2002, the Company was holding 14,468,623 of its common shares in SH IX. These distribution amounts include $5,426 for each of the distributions paid, or to be paid, on February 15, 2002, and May 15, 2002, and August 15, 2002, related to these common shares.

(2) See "Series A Preferred Offering" above for a description of issuance of additional shares.

(3) See "Series B Preferred Offering" above for a description of this offering.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

15. RELATED PARTY TRANSACTIONS:

DBL HOLDINGS, INC.

As of June 30, 2002, the Operating Partnership owned 97.44% of DBL with the remaining 2.56% economic interest in DBL (including 100% of the voting interest in DBL) held by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner. Originally, Mr. Goff contributed his voting interests in MVDC and HADC, originally valued at approximately $380, and approximately $63 in cash, or total consideration valued at approximately $443 for his interest in DBL.

DBL has two wholly owned subsidiaries, DBL-ABC, Inc. and DBL-CBO, Inc., the assets of which are described in the following paragraphs, and DBL directly holds 66% of the voting stock in MVDC and HADC. At June 30, 2002, Mr. Goff's book value in DBL was approximately $402.

Since June 1999, the Operating Partnership has contributed approximately $23,800 to DBL, in the form of cash and loans. These funds were used by DBL to make an equity contribution to DBL-ABC, Inc., which committed to purchase a limited partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP ("G2"). G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity that is owned equally by Goff-Moore Strategic Partners, LP ("GMSP") and GMACCM. The day-to-day operations of G2 are managed jointly by an affiliate of GMACCM and a division of GMSP headquartered in Greenwich, Connecticut and overseen by Hugh Balloch, a principal of GMSP who is unrelated to the Operating Partnership. The ownership structure of the entity that ultimately controls GMSP consists of 50% ownership by Darla Moore, who is married to Richard Rainwater, Chairman of the Board of Trust Managers of the Company, and 50% by John Goff. Mr. Rainwater is also a limited partner of GMSP. At June 30, 2002, DBL had an approximately $14,500 investment in G2 and had repaid in full the loans from the Operating Partnership.

In March 1999, DBL-CBO, Inc. acquired an aggregate of $6,000 in principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a Cayman Island limited liability company. Juniper 1999-1 Class C-1 is the privately placed equity interest of a collateralized bond obligation. During the six months ended June 30, 2002, the Operating Partnership recognized an impairment charge related to this investment of $5,200. As a result of this impairment charge at June 30, 2002 this investment was valued at $0.

COPI COLORADO, L.P.

On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to the Operating Partnership, in lieu of foreclosure, COPI's 60% general partner interest in COPI Colorado which owns 10% of the voting stock in CRDI. As a result, the Operating Partnership increased its ownership interest in CRDI from 90% to 96%. John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, owns a 2.0% voting interest in CRDI with a cost basis of $410 and the remaining 2.0% voting interest is owned by a third party.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LOANS TO EMPLOYEES AND TRUST MANAGERS OF THE COMPANY FOR EXERCISE OF STOCK OPTIONS AND UNIT OPTIONS

As of June 30, 2002, the Operating Partnership had approximately $36,600 of recourse loans outstanding (including approximately $4,100 loaned during the six months ended June 30, 2002) to certain employees and trust managers of the Company. The loans were made pursuant to the Company's stock incentive plans and unit incentive plans in accordance with agreements approved by the Board of Trust Managers and the Executive Compensation Committee of the Company. The proceeds of these loans were used by the employees and the trust managers to acquire common shares of the Company pursuant to the exercise of vested stock and unit options. According to the loan agreements, these loans may be repaid in full or in part at any time without premium or penalty. John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, had a loan representing approximately $26,300 of the $36,600 total outstanding loans at June 30, 2002.

Every month, Federal short-term, mid-term and long-term rates (Applicable Federal Rates) are determined and published by the IRS based upon average market yields of specified maturities. The loans granted during the six months ended June 30, 2002 were granted at the Applicable Federal Rate of 2.7%, which reflects a below prevailing market interest rate; therefore, the Operating Partnership recorded approximately $100 of compensation expense for the six months ended June 30, 2002. As of June 30, 2002, approximately $200 of current interest was outstanding related to these loans. No conditions exist at June 30, 2002 which would cause any of the loans to be in default.

See "Note 17. Subsequent Events" for a description of amendments to the terms of these loans subsequent to June 30, 2002.

DEBT OFFERING

On April 15, 2002, the Operating Partnership completed a private offering of $375,000 in senior, unsecured notes due 2009, $50,000 of which were purchased by Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, and his affiliates and family members (the "Rainwater Group"). The notes bear interest at 9.25% and were issued at 100% of issue price. The Operating Partnership has agreed to register the notes issued to the Rainwater Group for resale. See "Note 8. Notes Payable and Borrowings under Fleet Facility" for additional information regarding the offering and the notes.

OTHER

On June 28, 2002, the Operating Partnership purchased and is holding for sale, the home of an executive officer of the Company for approximately $2,650, which approximates fair market value of the home. This purchase was part of the officer's relocation agreement with the Operating Partnership.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

16. COPI:

In April 1997, the Operating Partnership established a new Delaware corporation, COPI. All of the outstanding common stock of COPI, valued at $0.99 per share, was distributed in a spin-off, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997.

COPI was formed to become a lessee and operator of various assets to be acquired by the Operating Partnership and to perform the intercompany agreement between COPI and the Operating Partnership, pursuant to which each party agreed to provide the other with rights to participate in certain transactions. The Company was not permitted to operate or lease these assets under the tax laws in effect and applicable to REITs at that time. In connection with the formation and capitalization of COPI, and the subsequent operations and investments of COPI since 1997, the Operating Partnership made loans to COPI under a line of credit and various term loans.

On January 1, 2001, The REIT Modernization Act became effective. This legislation allows the Company, through its subsidiaries, to operate or lease certain of its investments that had previously been operated or leased by COPI.

On February 14, 2002, the Operating Partnership executed an agreement (the "Agreement") with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of COPI, substantially all of COPI's voting interests in three of the Operating Partnership's Residential Development Corporations and other assets. The Operating Partnership agreed to assist and provide funding to COPI for the implementation of a prepackaged bankruptcy of COPI. In connection with the transfer, COPI's rent obligations to the Operating Partnership were reduced by $23,600 and its debt obligations were reduced by $40,100. These amounts include $18,300 of value attributed to the lessee interests transferred by COPI to the Operating Partnership; however, in conformity with GAAP, the Operating Partnership assigned no value to these interests for financial reporting purposes.

The Operating Partnership holds the lessee interests in the eight Resort/Hotel Properties and the voting interests in the three Residential Development Corporations through three newly organized entities that are wholly owned taxable REIT subsidiaries of the Operating Partnership. The Operating Partnership has included these assets in its Resort/Hotel Segment and its Residential Development Segment, and fully consolidated the operations of the eight Resort/Hotel Properties and the three Residential Development Corporations, beginning on the date of the transfers of these assets.

The Agreement provides that COPI and the Operating Partnership will jointly seek to have a pre-packaged bankruptcy plan for COPI reflecting the terms of the Agreement approved by the bankruptcy court. Under the Agreement, the Operating Partnership has agreed to provide approximately $14,000 to COPI in the form of cash and common shares of the Company to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of the Company's common shares to the COPI stockholders. The Operating Partnership estimates that the value of the common shares that will be issued to the COPI stockholders will be between approximately $5,000 to $8,000. The actual value of the

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

common shares issued to the COPI stockholders will not be determined until the confirmation of COPI's bankruptcy plan and could vary substantially from the estimated amount.

In addition, the Operating Partnership has agreed to use commercially reasonable efforts to assist COPI in arranging COPI's repayment of its $15,000 obligation to Bank of America, together with any accrued interest. The Operating Partnership expects to form and capitalize a new entity ("Crescent Spinco"), to be owned by the shareholders of the Company. Crescent Spinco then would purchase COPI's interest in AmeriCold Logistics for between $15,000 and $15,500. COPI has agreed that it will use the proceeds of the sale of the AmeriCold Logistics interest to repay Bank of America in full.

COPI obtained the loan from Bank of America primarily to participate in investments with the Operating Partnership. At the time COPI obtained the loan, Bank of America required, as a condition to making the loan, that Richard E. Rainwater, the Chairman of the Board of Trust Managers of the Company, and John
C. Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, enter into a support agreement with COPI and Bank of America. Pursuant to the support agreement, Messrs. Rainwater and Goff agreed to make additional equity investments in COPI if COPI defaulted on payment obligations under its line of credit with Bank of America and if the net proceeds of an offering of COPI securities were insufficient to allow COPI to repay Bank of America in full. Effective December 31, 2001, the parties executed an amendment to the line of credit providing that any defaults existing under the line of credit on or before March 8, 2002 are temporarily cured unless and until a new default shall occur.

Completion and effectiveness of the pre-packaged bankruptcy for COPI is contingent upon a number of conditions, including the vote of COPI's stockholders, the approval of the plan by certain of COPI's creditors and the approval of the bankruptcy court.

17. SUBSEQUENT EVENTS

OFFICE PROPERTY DISPOSITION

On August 1, 2002, the Operating Partnership completed the sale of the 6225 North 24th Street Office Property in Phoenix, Arizona. The sale generated net proceeds of approximately $9,000 and a net gain of approximately $1,300. The proceeds from the sale of the 6225 North 24th Street Office Property were used to redeem Class A Units from GMACCM. This Office Property was wholly-owned by the Operating Partnership and was included in the Operating Partnership's Office Segment.

LOANS TO EMPLOYEES AND TRUST MANAGERS OF THE COMPANY FOR EXERCISE OF STOCK OPTIONS AND UNIT OPTIONS

On July 29, 2002, the loans made pursuant to the Company's stock incentive plans and the Operating Partnership's unit incentive plans were amended to extend the remaining terms of the loans until July 2012 and to stipulate that every three years the interest rate on the loans will be adjusted to the AFR applicable at that time for a three year loan. Additionally, the employees and trust managers have been given the option to fix the interest rate for each of the loans at the AFR applicable at that time for a loan with a term equal to the remaining

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

term of the loan. The Operating partnership estimates that the one-time compensation expense related to these amendments is approximately $1,800. Effective July 29, 2002, the Company and the Operating Partnership will no longer make available to employees and trust managers loans pursuant to the Company's stock incentive plan or the Operating Partnership's unit incentive plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Sole Director of Crescent Real Estate Equities Ltd.:

We have audited the accompanying consolidated balance sheets of Crescent Real Estate Equities Limited Partnership and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crescent Real Estate Equities Limited Partnership and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
February 21, 2002


THIS REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS IS A COPY OF THE REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THE REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                2001           2000
-----------------------------------------------------------------------------------------
ASSETS:
Investments in real estate:
   Land.....................................................   $  265,594     $  310,301
   Land held for investment or development..................      108,274        116,480
   Building and improvements................................    2,980,116      3,201,332
   Furniture, fixtures and equipment........................       74,773         62,802
   Less--accumulated depreciation...........................     (648,834)      (564,805)
                                                              ---------------------------

            Net investment in real estate...................   $2,779,923     $3,126,110
   Cash and cash equivalents................................   $   31,644     $   38,643
   Restricted cash and cash equivalents.....................      115,531         94,568
   Accounts receivable, net.................................       28,610         42,140
   Deferred rent receivable.................................       66,362         82,775
   Investments in real estate mortgages and equity of
      unconsolidated companies..............................      838,317        845,317
   Notes receivable, net....................................      416,789        426,493
   Other assets, net........................................      145,650        171,953
                                                              ---------------------------

            Total assets....................................   $4,422,826     $4,827,999
                                                              ===========================

LIABILITIES:
   Borrowings under Credit Facility.........................   $  283,000     $  553,452
   Notes payable............................................    1,931,094      1,718,443
   Accounts payable, accrued expenses and other
      liabilities...........................................      217,405        202,591
                                                              ---------------------------

            Total liabilities...............................   $2,431,499     $2,474,486
                                                              ---------------------------

COMMITMENTS AND CONTINGENCIES:
MINORITY INTERESTS:.........................................   $  232,137     $  236,919
PARTNERS' CAPITAL:
   6 3/4% Series A Convertible Cumulative Preferred Units,
      liquidation preference $25.00 per unit, 8,000,000
      units issued and outstanding at December 31, 2001 and
      December 31, 2000.....................................   $  200,000     $  200,000
   Units of Partnership Interests, 66,141,632 and 67,905,150
      issued and outstanding at December 31, 2001 and
      December 31, 2000, respectively:
      General partner--outstanding 661,486 and 679,051......       16,179         19,886
      Limited partners'--outstanding 65,487,144 and
         67,226,099.........................................    1,574,495      1,903,442
   Accumulated other comprehensive income...................      (31,484)        (6,734)
                                                              ---------------------------

            Total partners' capital.........................   $1,759,190     $2,116,594
                                                              ---------------------------

            Total liabilities and partners' capital.........   $4,422,826     $4,827,999
                                                              ===========================

-----------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------
                                                                          FOR THE YEAR ENDED
                                                                                DECEMBER 31,
                                                              ------------------------------
DOLLARS IN THOUSANDS                                              2001       2000       1999
--------------------------------------------------------------------------------------------
REVENUES:
   Office properties........................................  $610,116   $606,040   $614,493
   Resort/Hotel properties..................................    45,748     72,114     65,237
   Interest and other income................................    69,462     61,543     66,549
                                                              ------------------------------

            Total revenues..................................  $725,326   $739,697   $746,279
                                                              ------------------------------

EXPENSES:
   Real estate taxes........................................    84,488     83,939     84,401
   Repairs and maintenance..................................    39,247     39,024     44,024
   Other rental property operating..........................   140,146    127,078    128,723
   Corporate general and administrative.....................    24,249     24,073     16,274
   Interest expense.........................................   182,410    203,197    192,033
   Amortization of deferred financing costs.................     9,327      9,497     10,283
   Depreciation and amortization............................   126,157    123,839    131,657
   Settlement of merger dispute.............................         -          -     15,000
   Impairment and other charges related to the real estate
      assets................................................    25,332     17,874    178,838
   Impairment and other charges related to COPI.............    92,782          -          -
                                                              ------------------------------

            Total expenses..................................  $724,138   $628,521   $801,233
                                                              ------------------------------

            Operating income (loss).........................     1,188    111,176    (54,954)
OTHER INCOME AND EXPENSE:
   Equity in net income of unconsolidated companies:
      Office properties.....................................     6,124      3,164      5,265
      Residential development properties....................    41,014     53,470     42,871
      Temperature-controlled logistics properties...........     1,136      7,432     15,039
      Other.................................................     2,957     11,645      5,122
                                                              ------------------------------

            Total equity in net income of unconsolidated
               companies....................................  $ 51,231   $ 75,711   $ 68,297
   Gain on property sales, net..............................     4,425    137,457          -
                                                              ------------------------------

            Total other income and expense..................  $ 55,656   $213,168   $ 68,297
                                                              ------------------------------

INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM.....  $ 56,844   $324,344   $ 13,343
   Minority interests.......................................   (20,664)   (19,882)    (1,111)
                                                              ------------------------------

NET INCOME BEFORE EXTRAORDINARY ITEM........................    36,180    304,462     12,232
   Extraordinary item--extinguishment of debt...............   (12,174)    (4,378)         -
                                                              ------------------------------

NET INCOME..................................................  $ 24,006   $300,084   $ 12,232
Preferred unit distributions................................   (13,501)   (13,500)   (13,500)
Share repurchase agreement return...........................         -     (2,906)      (583)
Forward share purchase agreement return.....................         -          -     (4,317)
                                                              ------------------------------

NET INCOME (LOSS) AVAILABLE TO PARTNERS.....................  $ 10,505   $283,678   $ (6,168)
                                                              ==============================

BASIC EARNINGS PER UNIT DATA:
   Net income (loss) before extraordinary item..............  $   0.33   $   4.24   $  (0.09)
   Extraordinary item--extinguishment of debt...............     (0.18)     (0.06)         -
                                                              ------------------------------

   Net income (loss)........................................  $   0.15   $   4.18   $  (0.09)
                                                              ==============================

DILUTED EARNINGS PER UNIT DATA:
   Net income (loss) before extraordinary item..............  $   0.33   $   4.21   $  (0.09)
   Extraordinary item--extinguishment of debt...............     (0.18)     (0.06)         -
                                                              ------------------------------

   Net income (loss)........................................  $   0.15   $   4.15   $  (0.09)
                                                              ==============================

--------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

----------------------------------------------------------------------------------------------
                                                                      ACCUMULATED
                               PREFERRED     GENERAL      LIMITED           OTHER        TOTAL
                               PARTNERS'   PARTNER'S    PARTNERS'   COMPREHENSIVE    PARTNERS'
(DOLLARS IN THOUSANDS)           CAPITAL     CAPITAL      CAPITAL          INCOME      CAPITAL
----------------------------------------------------------------------------------------------
Partners' capital, December
   31, 1998..................  $200,000    $  25,220   $2,331,441   $      (5,037)  $2,551,624
Contributions................         -          383       37,890               -       38,273
Settlement of Forward Share
   Purchase Agreement........         -       (1,494)    (147,890)              -     (149,384)
Distributions................         -       (2,999)    (296,879)              -     (299,878)
Net Income (Loss)............         -          (13)      (1,255)              -       (1,268)
Unrealized Net Gain on
   Available-for-Sale
   Securities................         -            -            -          17,216       17,216
Unrealized Net Gain on Cash
   Flow Hedges...............         -            -            -             280          280
                               ---------------------------------------------------------------

Partners' capital, December
   31, 1999..................  $200,000    $  21,097   $1,923,307   $      12,459   $2,156,863
Contributions................         -           26        2,564               -        2,590
Preferred Equity Issuance
   Cost......................         -         (100)      (9,906)              -      (10,006)
Unit Repurchases.............         -           (4)        (351)              -         (355)
Distributions................         -       (3,999)    (295,890)              -     (299,889)
Net Income...................         -        2,866      283,718               -      286,584
Unrealized Net Loss on
   Available-for-Sale
   Securities................         -            -            -          (7,584)      (7,584)
Unrealized Net Loss on Cash
   Flow Hedges...............         -            -            -         (11,609)     (11,609)
                               ---------------------------------------------------------------

PARTNERS' CAPITAL, December
   31, 2000..................  $200,000    $  19,886   $1,903,442   $      (6,734)  $2,116,594
Contributions................         -         (121)       9,888               -        9,767
Distributions................         -       (3,691)    (349,235)              -     (352,926)
Net Income...................         -          105       10,400               -       10,505
Sale of/Unrealized Loss on
   Marketable Securities.....         -            -            -          (7,522)      (7,522)
Unrealized Net Loss on Cash
   Flow Hedges...............         -            -            -         (17,228)     (17,228)
                               ---------------------------------------------------------------

PARTNERS' CAPITAL, December
   31, 2001..................  $200,000    $  16,179   $1,574,495   $     (31,484)  $1,759,190
----------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------
                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
(DOLLARS IN THOUSANDS)                                             2001         2000        1999
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  24,006   $  300,084   $  12,232
Adjustments to reconcile net income to net cash provided by
   operating activities:
      Depreciation and amortization.........................    135,484      133,336     141,940
      Extraordinary item--extinguishment of debt............     12,174        4,378           -
      Gain on property sales, net...........................     (4,425)    (137,457)          -
      Impairment and other charges related to real estate
         assets.............................................     25,332       17,874     120,573
      Impairment charge related to COPI.....................     92,782            -           -
      Increase in COPI hotel accounts receivable............    (20,458)           -           -
      Minority interests....................................     20,664       19,882       1,111
      Non-cash compensation.................................        149          114         118
      Distributions received in excess of earnings from
         unconsolidated companies:
            Office and retail...............................          -        1,589       3,757
            Residential development properties..............      3,392            -           -
            Temperature-controlled logistics................     10,392        2,308      25,404
            Other...........................................         90            -       1,128
      Equity in earnings net of distributions received from
         unconsolidated companies:
            Office properties...............................       (476)           -           -
            Residential development properties..............          -       (6,878)     (7,808)
            Other...........................................          -       (3,763)          -
      Decrease (increase) in accounts receivable............        829       (5,042)     (4,513)
      Decrease (increase) in deferred rent receivable.......      3,744       (8,504)       (636)
      (Increase) decrease in other assets...................    (23,086)     (19,411)     30,667
      Increase in restricted cash and cash equivalents......    (18,759)     (12,570)     (9,682)
      (Decrease) increase in accounts payable, accrued
         expenses and other liabilities.....................    (23,213)      11,287      21,538
                                                              ----------------------------------

            Net cash provided by operating activities.......    238,621      297,227     335,829
                                                              ----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of land held for development or sale......          -      (22,021)       (500)
      Proceeds from property sales..........................    200,389      627,775           -
      Proceeds from joint venture partners..................    129,651            -           -
      Proceeds from sale of marketable securities...........    107,940            -           -
      Development of investment properties..................    (23,723)     (41,938)    (27,781)
      Capital expenditures--rental properties...............    (46,427)     (26,559)    (20,254)
      Tenant improvement and leasing costs--rental
         properties.........................................    (51,810)     (68,461)    (58,462)
      Increase (decrease) in restricted cash and cash
         equivalents........................................     (2,204)       5,941     (31,416)
      Return of investment in unconsolidated companies:
            Office properties...............................        349       12,359           -
            Residential development properties..............     19,251       61,641      78,542
            Other...........................................     12,359        1,858           -

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

------------------------------------------------------------------------------------------------
                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
(DOLLARS IN THOUSANDS)                                             2001         2000        1999
------------------------------------------------------------------------------------------------
      Investment in unconsolidated companies:
            Office properties...............................    (16,360)           -        (262)
            Residential development properties..............    (89,000)     (91,377)    (52,514)
            Temperature-controlled logistics................    (10,784)     (17,100)    (40,791)
            Other...........................................     (8,418)      (3,947)   (104,805)
      (Increase) decrease in notes receivable...............    (10,857)    (293,328)     53,898
                                                              ----------------------------------

            Net cash provided by (used in) investing
               activities...................................    210,356      144,843    (204,345)
                                                              ----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Debt financing costs..................................    (16,061)     (18,628)    (16,665)
      Settlement of Forward Share Purchase Agreement........          -            -    (149,384)
      Borrowings under Fleet Boston Credit Facility.........          -            -      51,920
      Payments under Fleet Boston Credit Facility...........          -     (510,000)   (201,920)
      Borrowings under UBS Facility.........................    105,000    1,017,819           -
      Payments under UBS Facility...........................   (658,452)    (464,367)          -
      Borrowings under Fleet Facility.......................    618,000            -           -
      Payments under Fleet Facility.........................   (335,000)           -           -
      Notes payable proceeds................................    393,336            -     929,700
      Notes payable payments................................   (180,685)    (370,486)   (498,927)
      Capital proceeds--joint venture preferred equity
         partner............................................          -      275,000           -
      Capital distribution--joint venture preferred equity
         partner............................................    (19,897)     (72,297)          -
      Preferred Equity Issuance Costs.......................          -      (10,006)          -
      Capital distributions--joint venture partner..........     (5,557)     (10,312)     (3,190)
      Capital contributions to the Operating Partnership....      9,767        1,492      32,634
      Unit repurchases......................................          -         (355)          -
      Treasury share repurchases............................          -            -           -
      Preferred unit distributions..........................    (13,501)     (13,500)    (13,500)
      Distributions from the Operating Partnership..........   (352,926)    (299,889)   (299,878)
                                                              ----------------------------------

            Net cash used in financing activities...........   (455,976)    (475,529)   (169,210)
                                                              ----------------------------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............     (6,999)     (33,459)    (37,726)
CASH AND CASH EQUIVALENTS,
      Beginning of period...................................     38,643       72,102     109,828
                                                              ----------------------------------

CASH AND CASH EQUIVALENTS,
      End of period.........................................  $  31,644   $   38,643   $  72,102
                                                              ==================================

------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

ORGANIZATION

Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CREELP" and, together with its direct and indirect ownership interests in limited partnerships, corporations and limited liability companies, the "Operating Partnership"), was formed under the terms of a limited partnership agreement dated February 9, 1994. The Operating Partnership is controlled by Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), through the Company's ownership of all of the outstanding stock of Crescent Real Estate Equities, Ltd., a Delaware corporation (the "General Partner"), which owns an approximately 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 89% limited partner interest in the Operating Partnership, with the remaining approximately 10% limited partner interest held by other limited partners.

All of the limited partners of the Operating Partnership, other than the Company, own, in addition to limited partner interests, units. Each unit entitles the holder to exchange the unit (and the related limited partner interest) for two common shares of the Company or, at the Company's option, an equivalent amount of cash. For purposes of this report, the term "unit" or "unit of partnership interest" refers to the limited partner interest and, if applicable, related units held by a limited partner. Accordingly, the Company's approximately 89% limited partner interest has been treated as equivalent, for purposes of this report, to 58,892,623 units, and the remaining approximately 10% limited partner interest has been treated as equivalent, for purposes of this report, to 6,594,521 units. In addition, the Company's 1% general partner interest has been treated as equivalent, for purposes of this report, to 661,486 units.

The Company owns its assets and carries on its operations and other activities through the Operating Partnership and its other subsidiaries. The limited partnership agreement of the Operating Partnership acknowledges that all of the Company's operating expenses are incurred for the benefit of the Operating Partnership and provides that the Operating Partnership will reimburse the Company for all such expenses. Accordingly, expenses of the Company are reimbursed by the Operating Partnership.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The following table shows the subsidiaries of the Operating Partnership that owned or had an interest in Properties (as defined below) as of December 31, 2001:
--------------------------------------------------------------------------------

Operating Partnership:(1)         The Avallon IV, Bank One Center, Bank One Tower, Datran
                                  Center (two Office Properties), Four Westlake Park, Houston
                                  Center (three Office Properties), The Park Shops at Houston
                                  Center, The Woodlands Office Properties (eight Office
                                  Properties) and 301 Congress Avenue
Crescent Real Estate              The Aberdeen, The Avallon I, II & III, Carter Burgess Plaza,
   Funding I, L.P.:               The Citadel, The Crescent Atrium, The Crescent Office
   ("Funding I")                  Towers, Regency Plaza One, Waterside Commons and 125 E. John
                                  Carpenter Freeway
Crescent Real Estate              Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
   Funding II, L.P.:              and Research Center, Hyatt Regency Albuquerque, Las Colinas
   ("Funding II")                 Plaza, Liberty Plaza I & II, MacArthur Center I & II, Park
                                  Hyatt Beaver Creek Resort and Spa, Ptarmigan Place, Stanford
                                  Corporate Centre, Two Renaissance Square and 12404 Park
                                  Central
Crescent Real Estate              Greenway Plaza Office Properties (ten Office Properties) and
   Funding III, IV and V, L.P.:   Renaissance Houston Hotel
   ("Funding III, IV and V")(2)
Crescent Real Estate              Canyon Ranch--Lenox
   Funding VI, L.P.:
   ("Funding VI")
Crescent Real Estate              10 behavioral healthcare properties
   Funding VII, L.P.:
   ("Funding VII")
Crescent Real Estate              The Addison, Addison Tower, Austin Centre, The Avallon V,
   Funding VIII, L.P.:            Canyon Ranch--Tucson, Cedar Springs Plaza, Frost Bank Plaza,
   ("Funding VIII")               Greenway I & IA (two Office Properties), Greenway II, Omni
                                  Austin Hotel, Palisades Central I, Palisades Central II,
                                  Sonoma Mission Inn & Spa, Stemmons Place, Three Westlake
                                  Park, Trammell Crow Center, 3333 Lee Parkway, Ventana Inn &
                                  Spa, 1800 West Loop South and 5050 Quorum
Crescent Real Estate              Chancellor Park, Denver Marriott City Center, MCI Tower,
   Funding IX, L.P.:              Miami Center, Reverchon Plaza, 44 Cook Street, 55 Madison
   ("Funding IX")(3)              and 6225 N. 24th Street
Crescent Real Estate              Fountain Place and Post Oak Central (three Office
   Funding X, L.P.                Properties)
   ("Funding X")
Crescent Spectrum                 Spectrum Center
   Center, L.P.(4):
----------------------------------------------------------------------------------------------

(1) The Operating Partnership has a 50% interest in Bank One Center, a 20% interest in Bank One Tower and a 20% interest in Four Westlake Park. See "Note
4. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies" for a description of the ownership structure of these Properties.

(2) Funding III owns nine of the 10 Office Properties in the Greenway Plaza Office portfolio and the Renaissance Houston Hotel; Funding IV owns the central heated and chilled water plant building located at Greenway Plaza; and Funding V owns Coastal Tower, the remaining Office Property in the Greenway Plaza Office portfolio.

(3) Funding IX holds its interests in Chancellor Park and Miami Center through its 100% membership interests in the owners of the Properties, Crescent Chancellor Park, LLC and Crescent Miami Center, LLC.

(4) Crescent Spectrum Center, L.P. holds its interest in Spectrum Center through its ownership of the underlying land and notes and a mortgage on the Property.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

See "Note 6. Notes Payable and Borrowings under Fleet Facility" for a list of certain other subsidiaries of the Operating Partnership, all of which are consolidated in the Operating Partnership's financial statements and were formed primarily for the purpose of obtaining secured debt or joint venture financing.

See "Note 4. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies" for a table that lists the Operating Partnership's ownership in significant unconsolidated companies and equity investments as of December 31, 2001, including the four Office Properties in which the Operating Partnership owned an interest through unconsolidated companies and equity investments and the Operating Partnership's ownership interests in the Residential Development Segment and the Temperature-Controlled Logistics Segment.

SEGMENTS

As of December 31, 2001, the Operating Partnership's assets and operations were composed of four major investment segments:

       - Office Segment;

       - Resort/Hotel Segment;

       - Residential Development Segment; and

       - Temperature-Controlled Logistics Segment.

Within these segments, the Operating Partnership owned or had an interest in the following real estate assets (the "Properties") as of December 31, 2001:

       - OFFICE SEGMENT consisted of 74 office properties (collectively referred to as the "Office Properties") located in 26 metropolitan submarkets in six states, with an aggregate of approximately 28.0 million net rentable square feet.

       - RESORT/HOTEL SEGMENT consisted of five luxury and destination fitness resorts and spas with a total of 1,028 rooms/guest nights and four upscale business-class hotel properties with a total of 1,769 rooms (collectively referred to as the "Resort/Hotel Properties").

       - RESIDENTIAL DEVELOPMENT SEGMENT consisted of the Operating Partnership's ownership of real estate mortgages and non-voting common stock representing interests ranging from 90% to 95% in five unconsolidated residential development corporations (collectively referred to as the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, owned 21 upscale residential development properties (collectively referred to as the "Residential Development Properties").

       - TEMPERATURE-CONTROLLED LOGISTICS SEGMENT consisted of the Operating Partnership's 40% interest in a general partnership (the "Temperature-Controlled Logistics Partnership"), which owns all of the common stock, representing substantially all of the economic interest, of AmeriCold Corporation (the "Temperature-Controlled Logistics Corporation"), a REIT, which, as of December 31, 2001, directly or indirectly owned 89 temperature-controlled logistics properties (collectively referred to as the "Temper-

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         ature-Controlled Logistics Properties") with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.

On February 14, 2002, the Operating Partnership executed an agreement with Crescent Operating, Inc. ("COPI"), pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of COPI and COPI's voting common stock in three of the Operating Partnership's Residential Development Corporations. See "Note 22. Subsequent Events" for additional information regarding the Operating Partnership's agreement with COPI.

For purposes of investor communications, the Operating Partnership classifies its luxury and destination fitness resorts and spas and upscale Residential Development Properties as a single group referred to as the "Resort and Residential Development Sector" due to their similar targeted customer characteristics. This group does not contain the four upscale business-class hotel properties. Additionally, for investor communications, the Operating Partnership classifies its Temperature-Controlled Logistics Properties and its upscale business-class hotel properties as the "Investment Sector." However, for purposes of segment reporting as defined in Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information" and this Annual Report on Form 10-K, the Resort/Hotel Properties, including the upscale business-class hotel properties, the Residential Development Properties and the Temperature-Controlled Logistics Properties are considered three separate reportable segments.

See "Note 3. Segment Reporting" for a table showing total revenues, funds from operations, and equity in net income of unconsolidated companies for each of these investment segments for the years ended December 31, 2001, 2000 and 1999 and identifiable assets for each of these investment segments at December 31, 2001 and 2000.

BASIS OF PRESENTATION

The accompanying consolidated financial statements of the Operating Partnership include all direct and indirect subsidiary entities. The equity interests in those direct and indirect subsidiaries the Operating Partnership does not own are reflected as minority interests. All significant intercompany balances and transactions have been eliminated.

Certain amounts in prior year financial statements have been reclassified to conform with current year presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NET INVESTMENTS IN REAL ESTATE

Real estate is carried at cost, net of accumulated depreciation. Betterments, major renovations, and certain costs directly related to the acquisition, improvements and leasing of real estate are capitalized. Expenditures for maintenance and repairs are charged to operations as

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and Improvements..................................  5 to 40 years
Tenant Improvements.........................................  Terms of leases
Furniture, Fixtures and Equipment...........................  3 to 5 years

An impairment loss is recognized on a property by property basis on Properties classified as held for use, or when expected undiscounted cash flows are less than the carrying value of the Property. In cases where the Operating Partnership does not expect to recover its carrying costs on a Property, the Operating Partnership reduces its carrying costs to fair value, and for Properties held for disposition, the Operating Partnership reduces its carrying costs to the fair value less costs to sell. See "Note 17. Dispositions" for a description of impairment losses recognized during 2001, 2000 and 1999.

Depreciation expense is not recognized on Properties classified as held for disposition.

CONCENTRATION OF REAL ESTATE INVESTMENTS

The Operating Partnership's Office Properties are located primarily in the Dallas/Fort Worth and Houston, Texas metropolitan areas. As of December 31, 2001, the Operating Partnership's Office Properties in Dallas/Fort Worth and Houston represented an aggregate of approximately 77% of its office portfolio based on total net rentable square feet. The Dallas/Fort Worth Office Properties accounted for approximately 41% of that amount and the Houston Office Properties accounted for the remaining 36%. As a result of the geographic concentration, the operations of the Operating Partnership could be adversely affected by a recession or general economic downturn in the areas where these Properties are located.

CASH AND CASH EQUIVALENTS

The Operating Partnership considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents.

RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash includes escrows established pursuant to certain mortgage financing arrangements for real estate taxes, insurance, security deposits, ground lease expenditures, capital expenditures and monthly interest carrying costs paid in arrears and capital requirements related to cash flow hedges.

OTHER ASSETS

Other assets consist principally of leasing costs, deferred financing costs and marketable securities. Leasing costs are amortized on a straight-line basis during the terms of the respective leases, and unamortized leasing costs are written off upon early termination of lease agreements. Deferred financing costs are amortized on a straight-line basis (when it approximates the effective interest method) over the terms of the respective loans. The effective interest method is used to amortize deferred financing costs on loans where the straight-line basis does not approximate the effective interest method, over the terms of the

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

respective loans. Marketable securities are considered available-for-sale and are marked to market value on a monthly basis. The corresponding unrealized gains and losses are included in accumulated other comprehensive income. When a decline in the fair value of marketable securities is determined to be other than temporary, the cost basis is written down to fair value and the amount of the write-down is included in earnings for the applicable period. A decline in the fair value of a marketable security is deemed nontemporary if its cost basis has exceeded its fair value for a period of six to nine months.

DERIVATIVE FINANCIAL INSTRUMENTS

The Operating Partnership uses derivative financial instruments to convert a portion of its variable-rate debt to fixed-rate debt and to manage its fixed to variable-rate debt ratio. As of December 31, 2001, the Operating Partnership has entered into three cash flow hedge agreements which are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Under SFAS No. 133, the Operating Partnership's cash flow hedges are used to mitigate the variability of cash flows. On a monthly basis, the cash flow hedge is marked to fair value through comprehensive income and the cash flow hedge's gain or loss is reported in earnings when the interest on the underlying debt affects earnings. Any ineffective portion of the hedges is reported in earnings immediately.

In connection with the debt refinancing in May 2001, the Operating Partnership entered into a LIBOR interest rate cap, and simultaneously sold a LIBOR interest rate cap with the same terms. These instruments do not qualify as hedges and changes to their respective fair values are charged to earnings monthly.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents and short-term investments are reasonable estimates of their fair values because of the short maturities of these instruments. The fair value of notes receivable, which approximates carrying value, is estimated based on year-end interest rates for receivables of comparable maturity. Notes payable and borrowings under the Operating Partnership's prior line of credit with UBS (the "UBS Facility") and the Operating Partnership's line of credit (the "Fleet Facility") have aggregate carrying values which approximate their estimated fair values based upon the current interest rates for debt with similar terms and remaining maturities, without considering the adequacy of the underlying collateral. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2001 and 2000.

REVENUE RECOGNITION

Office Properties The Operating Partnership, as a lessor, has retained substantially all of the risks and benefits of ownership of the Office Properties and accounts for its leases as operating leases. Income on leases, which includes scheduled increases in rental rates during the lease term and/or abated rent payments for various periods following the tenant's lease commencement date, is recognized on a straight-line basis. Deferred rent receivable represents the excess

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of rental revenue recognized on a straight-line basis over cash received pursuant to the applicable lease provisions.

Resort/Hotel Properties Prior to the enactment of the REIT Modernization Act, the Company's status as a REIT for federal income tax purposes prohibited the Operating Partnership from operating the Resort/Hotel Properties. As of December 31, 2001, the Operating Partnership had leased all of the Resort/Hotel Properties, except the Omni Austin Hotel, to subsidiaries of COPI pursuant to eight separate leases. The Omni Austin Hotel had been leased under a separate lease to HCD Austin Corporation. During 2001 and 2000, the leases provided for the payment by the lessee of the Resort/Hotel Property of (i) base rent, with periodic rent increases if applicable, (ii) percentage rent based on a percentage of gross receipts or gross room revenues, as applicable, above a specified amount, and (iii) a percentage of gross food and beverage revenues above a specified amount for certain Resort/Hotel Properties. Base rental income under these leases was recognized on a straight-line basis over the terms of the respective leases. Contingent revenue was recognized when the thresholds upon which it is based had been met. On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties previously leased to COPI.

Investments in Real Estate Mortgages and Equity of Unconsolidated
Companies Investments in which the Operating Partnership does not have a controlling interest are accounted for under the equity method. See "Note 4. Investments in Real Estate Mortgages and Equity in Unconsolidated Companies" for a list of the unconsolidated entities and the Operating Partnership's ownership of each.

Behavioral Healthcare Properties During 1999, Charter Behavioral Health Systems, LLC's ("CBHS") business was negatively affected by many factors, including adverse industry conditions, and CBHS failed to perform in accordance with its operating budget. As a result, in the third quarter of 1999, the Operating Partnership began to recognize rent from CBHS on a cash basis due to the uncertainty that CBHS would be able to fulfill its rental obligations under the lease.

INCOME TAXES

No provision has been made for federal or state income taxes, because each partner's proportionate share of income or loss from the Operating Partnership will be passed through on such partner's tax return.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

EARNINGS PER UNIT OF PARTNERSHIP INTEREST

SFAS No. 128 "Earnings Per Share" ("EPS") specifies the computation, presentation and disclosure requirements for earnings per share. Basic EPS excludes all dilution while Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  FOR THE YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------------------
                                                         2001                              2000                              1999
                              -------------------------------   -------------------------------   -------------------------------
                                INCOME   WTD. AVG.   PER UNIT              WTD. AVG.   PER UNIT     INCOME   WTD. AVG.   PER UNIT
                                (LOSS)       UNITS     AMOUNT     INCOME       UNITS     AMOUNT     (LOSS)       UNITS     AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
BASIC EPS--
Net income before
   extraordinary item.......  $ 36,180    67,815                $304,462    67,860                $ 12,232    67,977
6 3/4% Series A Preferred
   Unit distributions.......   (13,501)                          (13,500)                          (13,500)
Share repurchase agreement
   return...................         -                            (2,906)                             (583)
Forward share purchase
   agreement return.........         -                                 -                            (4,317)
                              ---------------------------------------------------------------------------------------------------

Net income (loss) available
   to partners before
   extraordinary item.......  $ 22,679    67,815      $ 0.33    $288,056    67,860      $ 4.24    $ (6,168)   67,977      $(0.09)
Extraordinary item--
   extinguishment of debt...   (12,174)                (0.18)     (4,378)                (0.06)          -                     -
                              ---------------------------------------------------------------------------------------------------

Net income (loss) available
   to partners..............  $ 10,505    67,815      $ 0.15    $283,678    67,860      $ 4.18    $ (6,168)   67,977      $(0.09)
                              ===================================================================================================

DILUTED EPS--
Net income (loss) available
   to partners before
   extraordinary item.......  $ 22,679    67,815                $288,056    67,860                $ (6,168)   67,977
Effect of dilutive
   securities:
   Additional common shares
      obligation relating
      to:
      Unit options..........         -       763                       -       598                       -       837
      Forward share purchase
         agreement..........         -         -                       -         -                       -       132
                              ---------------------------------------------------------------------------------------------------

Net income (loss) available
   to partners before
   extraordinary item.......  $ 22,679    68,578      $ 0.33    $288,056    68,458      $ 4.21    $ (6,168)   68,946      $(0.09)
Extraordinary item--
   extinguishment of debt...   (12,174)                (0.18)     (4,378)                (0.06)          -                     -
                              ---------------------------------------------------------------------------------------------------

Net income (loss) available
   to partners..............  $ 10,505    68,578      $ 0.15    $283,678    68,458      $ 4.15    $ (6,168)   68,946      $(0.09)
                              ===================================================================================================

---------------------------------------------------------------------------------------------------------------------------------

The effect of the conversion of the 6 3/4% Series A Convertible Cumulative Preferred Units is not included in the computation of Diluted EPS for the years ended December 31, 2001, 2000 and 1999, since the effect of their conversion is antidilutive.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                                  2001        2000        1999
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid on debt......................................  $174,584    $202,478    $188,475
Additional interest paid in conjunction with cash flow
   hedges..................................................    11,036       1,042         344
                                                             ---------------------------------

Total Interest Paid........................................  $185,620    $203,520    $188,819
                                                             =================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Issuance of Operating Partnership units in conjunction with
   settlement of an obligation.............................  $      -    $  2,125    $  1,786
Acquisition of partnership interests.......................         -           -       3,774
Sale of marketable securities..............................    (8,118)          -           -
Unrealized gain (loss) on available-for-sale securities....       596      (7,584)     17,216
Forward Share Purchase Agreement Return....................         -           -       4,317
Share Repurchase Agreement Return..........................         -       2,906         583
Impairment and other charges related to real estate
   assets..................................................    25,332      17,874     178,838
Adjustment of cash flow hedge to fair value................   (17,228)    (11,609)        280
Equity investment in a tenant in exchange for office
   space/other investment ventures.........................         -       4,485           -
Acquisition of ownership of certain assets previously owned
   by Broadband Office, Inc................................     7,200           -           -
Impairment and other charges related to COPI...............    92,782           -           -
Additional compensation expense related to employee notes
   receivable..............................................       750           -           -
----------------------------------------------------------------------------------------------

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which provides that all business combinations in the scope of the statement are to be accounted for under the purchase method. This statement is effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Since the Operating Partnership currently accounts for its acquisitions under the purchase method, management does not believe that the adoption of this statement will have a material effect on its interim or annual financial statements.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. This statement requires that goodwill and some other intangible assets will no longer be amortized, and provides specific guidance for testing goodwill for impairment. This statement is effective for fiscal years beginning after December 15, 2001. The Operating Partnership

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expects its impairment losses to range between $14,000 and $18,300 due to the initial application of this statement. These charges relate to unconsolidated companies in which the Operating Partnership had an interest as of December 31, 2001. These charges will be reported as resulting from a change in accounting principle.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Operating Partnership has determined that SFAS No. 143 will have no material effect on its interim and annual financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not believe that adoption of this statement will have a material effect on its interim or annual financial statements; however, financial statement presentation will be modified to report the results of operations and financial position of a component of an entity that either has been disposed of or is classified as held for sale as discontinued operations. As a result, the Operating Partnership will reclassify certain amounts in prior period financial statements to conform with the new presentation requirements.

3. SEGMENT REPORTING:

The Operating Partnership currently has four major investment segments: the Office Segment; the Resort/Hotel Segment; the Residential Development Segment; and the Temperature-Controlled Logistics Segment. Management organizes the segments within the Operating Partnership based on property type for making operating decisions and assessing performance. Investment segments for SFAS No. 131 are determined on the same basis.

The Operating Partnership uses funds from operations ("FFO") as the measure of segment profit or loss. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), effective January 1, 2000, and as used in this document, means:

       - Net Income (Loss)--determined in accordance with generally accepted accounting principles ("GAAP");

       - excluding gains (or losses) from sales of depreciable operating property;

       - excluding extraordinary items (as defined by GAAP);

       - plus depreciation and amortization of real estate assets; and

       - after adjustments for unconsolidated partnerships and joint ventures.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NAREIT developed FFO as a relative measure of performance and liquidity of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Operating Partnership considers FFO an appropriate measure of performance for an operating partnership of an equity REIT, and for its investment segments. However, the Operating Partnership's measure of FFO may not be comparable to similarly titled measures of operating partnerships of REITs (other than the Company) because these REITs may apply the definition of FFO in a different manner than the Operating Partnership.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Selected financial information related to each segment for the years ended December 31, 2001, 2000 and 1999 is presented below.

--------------------------------------------------------------------------------------------------
                                                                    2001         2000         1999
--------------------------------------------------------------------------------------------------
REVENUES:
   Office Segment(1)........................................  $  610,116   $  606,040   $  614,493
   Resort/Hotel Segment.....................................      45,748       72,114       65,237
   Residential Development Segment..........................           -            -            -
   Temperature-Controlled Logistics Segment.................           -            -            -
   Corporate and Other(2)...................................      69,462       61,543       66,549
                                                              ------------------------------------

TOTAL REVENUE...............................................  $  725,326   $  739,697   $  746,279
                                                              ====================================

FUNDS FROM OPERATIONS:
   Office Segment...........................................  $  358,348   $  361,574   $  367,830
   Resort/Hotel Segment.....................................      45,282       71,446       64,079
   Residential Development Segment..........................      54,051       78,600       74,597
   Temperature-Controlled Logistics Segment.................      23,806       33,563       37,439
   Corporate and other adjustments:
      Interest expense......................................    (182,410)    (203,197)    (192,033)
      6 3/4% Series A Preferred Unit distributions..........     (13,501)     (13,500)     (13,500)
      Other(3)..............................................      37,844       43,776       33,639
      Corporate general & administrative....................     (24,249)     (24,073)     (16,274)
      Impairment and other charges related to COPI..........     (92,782)           -            -
      Settlement of merger dispute..........................           -            -      (15,000)
                                                              ------------------------------------

   TOTAL FUNDS FROM OPERATIONS..............................  $  206,389   $  348,189   $  340,777
ADJUSTMENTS TO RECONCILE FUNDS FROM OPERATIONS TO NET
   INCOME:
   Depreciation and amortization of real estate assets......    (122,033)    (119,999)    (128,403)
   Gain on rental property sales, net.......................       2,835      136,880      (16,361)
   Impairment and other charges related to real estate
      assets................................................     (21,705)     (17,874)    (136,435)
   Extraordinary item--extinguishment of debt...............     (12,174)      (4,378)           -
   Adjustment for investments in real estate mortgages and
      equity of unconsolidated companies:
         Office Properties..................................      (6,955)      (4,973)      (6,110)
         Residential Development Properties.................     (13,037)     (25,130)     (31,725)
         Temperature-Controlled Logistics Properties........     (22,671)     (26,131)     (22,400)
         Other..............................................        (144)           -         (611)
   6 3/4% Series A Preferred Unit distributions.............      13,501       13,500       13,500
                                                              ------------------------------------

NET INCOME..................................................  $   24,006   $  300,084   $   12,232
                                                              ====================================

EQUITY IN NET INCOME OF UNCONSOLIDATED COMPANIES:
      Office Properties.....................................  $    6,124   $    3,164   $    5,265
      Resort/Hotel Properties...............................           -            -            -
      Residential Development Properties....................      41,014       53,470       42,871
      Temperature-Controlled Logistics Properties...........       1,136        7,432       15,039
      Other(2)..............................................       2,957       11,645        5,122
                                                              ------------------------------------

TOTAL EQUITY IN NET INCOME OF UNCONSOLIDATED COMPANIES......  $   51,231   $   75,711   $   68,297
                                                              ====================================

-------------------------------------------------------------------------------------
                                                              BALANCE AT DECEMBER 31,
                                                              -----------------------
                                                                    2001         2000
-------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
   Office Segment...........................................  $2,727,939   $3,088,653
   Resort/Hotel Segment.....................................     442,724      468,286
   Residential Development Segment..........................     371,535      305,187
   Temperature-Controlled Logistics Segment.................     308,427      308,035
   Other(2).................................................     572,201      657,838
                                                              -----------------------
TOTAL IDENTIFIABLE ASSETS...................................  $4,422,826   $4,827,999
                                                              =======================
--------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) Excludes financial information for the four office properties included in "Equity of Net Income of Unconsolidated Companies."

(2) For purposes of this Note, the behavioral healthcare properties' financial information has been included in this line item.

(3) Includes interest and other income, behavioral healthcare property income, preferred return paid to GMAC Commercial Mortgage Corporation ("GMACCM"), other unconsolidated companies, less depreciation and amortization of non-real estate assets and amortization of deferred financing costs.

At December 31, 2001, COPI was the Operating Partnership's largest lessee in terms of total revenues. COPI was the lessee of eight of the Resort/Hotel Properties for the year ended December 31, 2001. Total revenues recognized from COPI for the year ended December 31, 2001 were approximately 6% of the Operating Partnership's total revenues. On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties previously leased to COPI.

See "Note 4. Investments in Real Estate Mortgages and Equity of Unconsolidated Companies--Temperature-Controlled Logistics Properties" for a description of the sole lessee of the Temperature-Controlled Logistics Properties.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. INVESTMENTS IN REAL ESTATE MORTGAGES AND EQUITY OF UNCONSOLIDATED COMPANIES:

Investments in which the Operating Partnership does not have a controlling interest are accounted for under the equity method. The following is a summary of the Operating Partnership's ownership in significant unconsolidated companies or equity investments:

-----------------------------------------------------------------------------------------
                                                                                OPERATING
                                                                            PARTNERSHIP'S
                                                                          OWNERSHIP AS OF
ENTITY                                                   CLASSIFICATION DECEMBER 31, 2001
-----------------------------------------------------------------------------------------
Desert Mountain Development         Residential Development Corporation    95.0%(2)(3)
   Corporation(1)
The Woodlands Land Company,         Residential Development Corporation    95.0%(2)(4)
   Inc. (1)
Crescent Resort Development,        Residential Development Corporation    90.0%(2)(5)
   Inc.(1)
Mira Vista Development Corp.        Residential Development Corporation    94.0%(2)(6)
Houston Area Development Corp.      Residential Development Corporation    94.0%(2)(7)
Temperature-Controlled Logistics     Temperature-Controlled Logistics      40.0%(8)
   Partnership
The Woodlands Commercial                          Office                   42.5%(9)(10)
   Properties Company, L.P.
Main Street Partners, L.P.               Office (Bank One Center)          50.0%(11)
Crescent 5 Houston Center, L.P.          Office (5 Houston Center)         25.0%(12)
Austin PT BK One Tower Office             Office (Bank One Tower)          20.0%(13)
   Limited Partnership
Houston PT Four Westlake Office         Office (Four Westlake Park)        20.0%(13)
   Limited Partnership
DBL Holdings, Inc.                                 Other                   97.4%(14)
CRL Investments, Inc.(1)                           Other                   95.0%(15)
CR License, LLC(1)                                 Other                   28.5%(16)
-----------------------------------------------------------------------------------------

(1) On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's interest in these entities. The Operating Partnership will fully consolidate the operations of these entities, other than CR License, LLC, beginning on the date of the asset transfers.

(2) See the Residential Development Properties Table included in "Item 2. Properties" for the Residential Development Corporation's ownership interest in the Residential Development Properties.

(3) The remaining 5.0% interest in Desert Mountain Development Corporation, which represents 100% of the voting stock, was owned by COPI as of December 31, 2001.

(4) The remaining 5.0% interest in The Woodlands Land Company, Inc., which represents 100% of the voting stock, was owned by COPI as of December 31, 2001.

(5) The remaining 10.0% interest in Crescent Resort Development, Inc., which represents 100% of the voting stock, was owned by COPI Colorado, L. P., of which 60.0% was owned by COPI as of December 31, 2001, with 20% owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner and 20% owned by a third party.

(6) The remaining 6.0% interest in Mira Vista Development, Inc. ("MVDC"), which represents 100% of the voting stock, is owned 4.0% by DBL Holdings, Inc. ("DBL") and 2.0% by third parties.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) The remaining 6.0% interest in Houston Area Development Corp. ("HADC"), which represents 100% of the voting stock, is owned 4.0% by DBL Holdings, Inc. ("DBL") and 2.0% by a third party.

(8) The remaining 60.0% interest in the Temperature-Controlled Logistics Partnership is owned by Vornado Realty Trust, L.P.

(9) The remaining 57.5% interest in The Woodlands Commercial Properties Company,
L. P. ("Woodlands CPC") is owned by Morgan Stanley Real Estate Fund II, L. P. ("Morgan Stanley").

(10) Distributions are made to partners based on specified payout percentages. During the year ended December 31, 2001, the payout percentage to the Operating Partnership was 49.5%.

(11) The remaining 50.0% interest in Main Street Partners, L.P. is owned by TrizecHahn Corporation.

(12) See "5 Houston Center" below.

(13) See "Four Westlake Park and Bank One Tower" below.

(14) John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, obtained the remaining 2.6% economic interest in DBL (including 100% of the voting interest in DBL) in exchange for his voting interests in MVDC and HADC, originally valued at approximately $380, and approximately $63 in cash, or total consideration valued at approximately $443. At December 31, 2001, Mr. Goff's interest in DBL was approximately $554.

(15) The remaining 5.0% interest in CRL Investments, Inc., which represents 100% of the voting stock, was owned by COPI as of December 31, 2001.

(16) Of the remaining 71.5% interest in CR License, LLC, 70.0% is owned by a group of individuals unrelated to the Operating Partnership, and 1.5% was owned by COPI, as of December 31, 2001.

JOINT VENTURE ARRANGEMENTS

5 HOUSTON CENTER

On June 4, 2001, the Operating Partnership entered into a joint venture arrangement with a pension fund advised by JP Morgan Investment Management, Inc. ("JPM") to construct the 5 Houston Center Office Property within the Operating Partnership's Houston Center mixed-use Office Property complex in Houston, Texas. The Class A Office Property will consist of 577,000 net rentable square feet. The joint venture is structured such that the fund holds a 75% equity interest, and the Operating Partnership holds a 25% equity interest in the Property, which is accounted for under the equity method. The Operating Partnership contributed approximately $8,500 of land and $12,300 of development costs to the joint venture entity and received a distribution of $14,800 of net proceeds. No gain or loss was recognized by the Operating Partnership on this transaction. In addition, the Operating Partnership is developing, and will manage and lease the Property on a fee basis. During the year ended December 31, 2001, the Operating Partnership recognized $2,300 for these services.

During the second quarter of 2001, the joint venture entity obtained an $82,500 construction loan guaranteed by the Operating Partnership, due May 2004, that bears interest at Prime (as defined in the loan agreement) plus 100 basis points or LIBOR plus 225 basis points, at the discretion of the borrower. The interest rate on the loan at December 31, 2001 was 4.12%. The balance outstanding on this construction loan at December 31, 2001 was $10,429.

FOUR WESTLAKE PARK AND BANK ONE TOWER

On July 30, 2001, the Operating Partnership entered into joint venture arrangements with an affiliate of General Electric Pension Fund ("GE") in which the Operating Partnership contributed two Office Properties, Four Westlake Park in Houston, Texas, and Bank One Tower in Austin, Texas into the joint ventures and GE made a cash contribution. The joint ventures are structured such that GE holds an 80% equity interest in each of Four Westlake Park, a

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

560,000 square foot Class A Office Property located in the Katy Freeway submarket of Houston, and Bank One Tower, a 390,000 square foot Class A Office Property located in downtown Austin. The Operating Partnership continues to hold the remaining 20% equity interests in each Property, which are accounted for under the equity method. The joint ventures generated approximately $120,000 in net cash proceeds to the Operating Partnership, including distributions to the Operating Partnership resulting from the sale of its 80% equity interest and from mortgage financing at the joint venture level. None of the mortgage financing at the joint venture level is guaranteed by the Operating Partnership. The Operating Partnership has no commitment to reinvest the cash proceeds back into the joint ventures. The joint ventures were accounted for as partial sales of these Office Properties, resulting in a gain of approximately $7,577, net of a deferred gain of approximately $1,894. In addition, the Operating Partnership manages and leases the Office Properties on a fee basis. During the year ended December 31, 2001, the Operating Partnership recognized $227 for these services.

METROPOLITAN

On May 24, 2001, the Operating Partnership converted its $85,000 preferred member interest in Metropolitan Partners, LLC ("Metropolitan") and $1,900 of deferred acquisition costs, into approximately $75,000 of common stock of Reckson Associates Realty Corp. ("Reckson"), resulting in an impairment charge of approximately $11,900. The Operating Partnership subsequently sold the Reckson common stock on August 17, 2001 for approximately $78,600, resulting in a gain of approximately $3,600. The proceeds were used to pay down the Fleet Facility.

DISPOSITIONS

On September 27, 2001, the Woodlands CPC, owned by the Operating Partnership and an affiliate of Morgan Stanley, sold one office/venture tech property located within The Woodlands, Texas. The sale generated net proceeds, after the repayment of debt, of approximately $2,700, of which the Operating Partnership's portion was approximately $1,300. The sale generated a net gain of approximately $3,500, of which the Operating Partnership's portion was approximately $1,700. The net proceeds received by the Operating Partnership were used primarily to pay down variable-rate debt.

On November 9, 2001, The Woodlands Land Development Company, L.P., owned by The Woodlands Land Company, Inc. and an affiliate of Morgan Stanley, sold two office properties and one retail property located within The Woodlands, Texas. The sales generated net proceeds, after the repayment of debt, of approximately $41,800, of which the Operating Partnership's portion was approximately $19,700. The sale generated a net gain of approximately $8,000, of which the Operating Partnership's portion was approximately $3,800. The net proceeds received by the Operating Partnership were used primarily to pay down variable-rate debt.

During the year ended December 31, 2000, the Woodlands CPC also sold four office/venture tech properties located within The Woodlands, Texas. The sale generated net proceeds of approximately $51,800, of which the Operating Partnership's portion was approximately $22,000. The sale generated a net gain of approximately $11,800, of which the Operating

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Partnership's portion was approximately $5,000. The proceeds received by the Operating Partnership were used primarily for working capital purposes.

TEMPERATURE-CONTROLLED LOGISTICS PROPERTIES

Effective March 12, 1999, the Operating Partnership, Vornado Realty Trust, COPI, the Temperature-Controlled Logistics Partnership and the Temperature-Controlled Logistics Corporation (including all affiliated entities that owned any portion of the business operations of the Temperature-Controlled Logistics Properties at that time) sold all of the non-real estate assets, encompassing the business operations, for approximately $48.7 million to a newly formed partnership ("AmeriCold Logistics") owned 60% by Vornado Operating L.P. and 40% by a newly formed subsidiary of COPI. The Operating Partnership has no interest in AmeriCold Logistics.

As of December 31, 2001, the Operating Partnership held a 40% interest in the Temperature-Controlled Logistics Partnership, which owns the Temperature-Controlled Logistics Corporation, which directly or indirectly owns the 89 Temperature-Controlled Logistics Properties, with an aggregate of approximately 445.2 million cubic feet (17.7 million square feet) of warehouse space.

AmeriCold Logistics, as sole lessee of the Temperature-Controlled Logistics Properties, leases the Temperature-Controlled Logistics Properties from the Temperature-Controlled Logistics Corporation under three triple-net master leases, as amended on January 23, 2002. On February 22, 2001, the Temperature-Controlled Logistics Corporation and AmeriCold Logistics agreed to restructure certain financial terms of the leases, including the adjustment of the rental obligation for 2001 to $146,000, the adjustment of the rental obligation for 2002 to $150,000 (plus contingent rent in certain circumstances), the increase of the Temperature-Controlled Logistics Corporation's share of capital expenditures for the maintenance of the properties from $5,000 to $9,500 (effective January 1, 2000) and the extension of the date on which deferred rent was required to be paid to December 31, 2003.

In the first quarter of 2000, AmeriCold Logistics started to experience a slowing in revenue growth from the previous year, primarily due to customers focusing more interest on inventory management in an effort to improve operating performance. Starting in 2000 and continuing into 2001, AmeriCold Logistics has seen consolidation among retail and food service channels begin to significantly limit the ability of manufacturers to pass along cost increases by raising prices. Because of this, manufacturers are focused on supply chain cost (such as inventory management, transportation and distribution) reduction initiatives in an effort to improve operating performance. In the third quarter of 2000, AmeriCold Logistics' same-store earnings before interest, taxes, depreciation and amortization, and rent ("EBITDAR") declined 2% for the nine months ended September 30, 2000 compared to the same period in 1999. As a result of the reductions in revenues and the second consecutive quarter decline in same-store EBITDAR, AmeriCold Logistics was unable to fulfill its rental obligation under the leases which resulted in deferred rent. At that time, the Temperature-Controlled Logistics Corporation recorded a valuation allowance for 100% of the rent that had been deferred during the three months ended September 30, 2000 and has continued to record a valuation allowance for 100% of the deferred rent prospectively. AmeriCold Logistics' experienced a 2% decline in

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

same-store EBITDAR during 2000 compared to 1999 and an 11% decline in same-store EBITDAR during 2001 compared to 2000.

AmeriCold Logistics deferred $25,500 of rent for the year ended December 31, 2001, of which the Operating Partnership's share was $10,200. AmeriCold Logistics also deferred $19,000 and $5,400 of rent for the years ended December 31, 2000 and 1999, respectively, of which the Operating Partnership's share was $7,500 and $2,100, respectively. In December 2001, the Temperature-Controlled Logistics Corporation waived its rights to collect $39,800 of the total $49,900 of deferred rent, of which the Operating Partnership's share was $15,900. The Temperature-Controlled Logistics Corporation recorded adequate valuation allowances related to the waived deferred rental revenue during the years ended December 31, 2000 and 2001; therefore, there was no financial statement impact to the Temperature-Controlled Logistics Corporation or to the Operating Partnership related to the Temperature-Controlled Logistics Corporation's decision to waive collection of deferred rent.

--------------------------------------------------------------------------------------------------
                                   DEFERRED RENT       VALUATION ALLOWANCE             WAIVED RENT
                           ---------------------    ----------------------   ---------------------
                                       OPERATING                 OPERATING               OPERATING
                                   PARTNERSHIP'S             PARTNERSHIP'S           PARTNERSHIP'S
(IN MILLIONS)              TOTAL         PORTION    TOTAL          PORTION   TOTAL         PORTION
--------------------------------------------------------------------------------------------------
For the year ended
   December 31,
1999.....................  $ 5.4   $         2.1    $   -    $           -   $   -   $           -
2000.....................   19.0             7.5     16.3              6.5       -               -
2001.....................   25.5            10.2     25.5             10.2    39.8            15.9
                           -----------------------------------------------------------------------

Balance at December 31,
   2001..................  $49.9   $        19.8    $41.8    $        16.7   $39.8   $        15.9
                           =======================================================================

--------------------------------------------------------------------------------------------------

OTHER

During the year ended December 31, 2001, the Operating Partnership recognized an impairment loss of $5,000, which is included in Impairment and Other Charges Related to Real Estate Assets, on a fund which primarily holds real estate investments and marketable securities, in which the Operating Partnership has an interest.

During the year ended December 31, 2000, the Operating Partnership recognized an impairment loss of $8,525, which is included in Impairment and Other Charges Related to Real Estate Assets, on a fund which primarily holds real estate investments and marketable securities, in which the Operating Partnership has an interest.

The Operating Partnership reports its share of income and losses based on its ownership interest in its respective equity investments, adjusted for any preference payments. The following summarized information for all unconsolidated companies is presented below, with significant subsidiaries identified under the captions "Desert Mountain Development Corporation," "Crescent Resort Development, Inc." and "The Woodlands Land Company, Inc.", and all other unconsolidated companies presented on an aggregate basis and classified under the captions "Other Residential Development Corporations," "Temperature-Controlled Logistics," "Office" and "Other," as applicable, as of December 31, 2001, 2000 and 1999.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BALANCE SHEETS:

------------------------------------------------------------------------------------------------------------
                                                                                BALANCE AT DECEMBER 31, 2001
                             -------------------------------------------------------------------------------
                                                     THE
                                 CRESCENT      WOODLANDS          OTHER
                                   RESORT           LAND    RESIDENTIAL   TEMPERATURE-
                             DEVELOPMENT,       COMPANY,    DEVELOPMENT     CONTROLLED
                                     INC.           INC.   CORPORATIONS      LOGISTICS     OFFICE      OTHER
------------------------------------------------------------------------------------------------------------
Real estate, net............ $   393,784    $    365,636   $   173,991    $  1,272,784   $553,147
Cash........................      17,570           2,688         7,973          23,412     28,224
Other assets................      31,749          32,244        94,392          82,967     31,654
                             -------------------------------------------------------------------------------

      Total assets.......... $   443,103    $    400,568   $   276,356    $  1,379,163   $613,025
                             ===============================================================================

Notes payable............... $         -    $    225,263   $         -    $    558,949   $324,718
Notes payable to the
   Operating Partnership....     180,827               -        60,000           4,833          -
Other liabilities...........     232,767          74,271       168,671          46,395     29,394
Equity......................      29,509         101,034        47,685         768,986    258,913
                             -------------------------------------------------------------------------------

      Total liabilities and
         equity............. $   443,103    $    400,568   $   276,356    $  1,379,163   $613,025
                             ===============================================================================

Operating Partnership's
   share of unconsolidated
   debt(1).................. $         -    $     90,949   $         -    $    223,580   $126,580
                             ===============================================================================

Operating Partnership's
   investments in real
   estate mortgages and
   equity of unconsolidated
   companies................ $   222,082    $     29,046   $   120,407    $    308,427   $121,423   $ 36,932
                             ===============================================================================

------------------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY STATEMENTS OF OPERATIONS:

----------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEAR ENDED DECEMBER 31, 2001
                            ------------------------------------------------------------------------------------
                                                    THE
                                CRESCENT      WOODLANDS          OTHER
                                  RESORT           LAND    RESIDENTIAL     TEMPERATURE-
                            DEVELOPMENT,       COMPANY,    DEVELOPMENT       CONTROLLED
                                    INC.           INC.   CORPORATIONS        LOGISTICS     OFFICE(2)      OTHER
----------------------------------------------------------------------------------------------------------------
Total revenues............. $   195,163    $    188,178   $    93,462      $    120,531     $ 88,835
Expenses:
   Operating expense.......     175,424         104,486        83,074(3)         13,349(3)    37,128
   Interest expense........       1,373           4,967         1,641            44,988       19,184
   Depreciation and
      amortization.........       2,726           5,599         6,185            58,855       19,387
   Taxes...................         641          14,676        (4,222)               --           --
                            ------------------------------------------------------------------------------------

Total expenses.............     180,164         129,728        86,678           117,192       75,699
                            ------------------------------------------------------------------------------------

Net income................. $    14,999    $     58,450   $     6,784      $      3,339(3)  $ 13,136
                            ====================================================================================

Operating Partnership's
   equity in net income of
   unconsolidated
   companies............... $    14,944    $     20,943   $     5,127      $      1,136     $  6,124    $  2,957
                            ====================================================================================

----------------------------------------------------------------------------------------------------------------

(1) The Operating Partnership has guarantees or letters of credit related to approximately $89,300, or 17% of its maximum borrowings available under its unconsolidated debt. At December 31, 2001, the Operating Partnership had guarantees or letters of credit related to approximately $17,000, or 4% of its total outstanding unconsolidated debt.

(2) This column includes information for Four Westlake Park and Bank One Tower. These Office Properties were contributed by the Operating Partnership to joint ventures on July 30, 2001. Therefore, net income for 2001 includes only the months of August through December for these Properties.

(3) Inclusive of the preferred return paid to Vornado Realty Trust (1% per annum of the Total Combined Assets).

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BALANCE SHEETS:

-------------------------------------------------------------------------------------------------------------------
                                                                                       BALANCE AT DECEMBER 31, 2000
                         ------------------------------------------------------------------------------------------
                                                            THE
                              DESERT       CRESCENT   WOODLANDS          OTHER
                            MOUNTAIN         RESORT        LAND    RESIDENTIAL   TEMPERATURE-
                         DEVELOPMENT   DEVELOPMENT,    COMPANY,    DEVELOPMENT     CONTROLLED
                         CORPORATION           INC.        INC.   CORPORATIONS      LOGISTICS     OFFICE      OTHER
-------------------------------------------------------------------------------------------------------------------
Real estate, net........ $   147,484   $    227,429   $ 406,660   $    16,739    $  1,303,810   $394,724
Cash....................       5,733         36,717      10,739         6,450          19,606     34,599
Other assets............      70,503         83,452      37,930         4,662          82,883     34,897
                         ------------------------------------------------------------------------------------------

      Total assets...... $   223,720   $    347,598   $ 455,329        27,851    $  1,406,299   $464,220
                         ==========================================================================================

Notes payable........... $         -   $          -   $ 255,356             -    $    561,321   $251,785
Notes payable to the
   Operating
   Partnership..........      59,000        130,932           -             -          11,333          -
Other liabilities.......     130,834        158,839      96,533         2,774          78,042     46,054
Equity..................      33,886         57,827     103,440        25,077         755,603    166,381
                         ------------------------------------------------------------------------------------------

      Total liabilities
         and equity..... $   223,720   $    347,598   $ 455,329   $    27,851    $  1,406,299   $464,220
                         ==========================================================================================

Operating Partnership's
   share of
   unconsolidated debt.. $         -   $          -   $ 103,100   $         -    $    224,528   $118,485
                         ==========================================================================================

Operating Partnership's
   investments in real
   estate mortgages and
   equity of
   unconsolidated
   companies............ $   109,092   $    150,118   $  24,525   $    21,452    $    308,035   $ 98,308   $133,787
                         ==========================================================================================

-------------------------------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY STATEMENTS OF OPERATIONS:

---------------------------------------------------------------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                            -----------------------------------------------------------------------------------------------------
                                 DESERT                                                  OTHER
                               MOUNTAIN                                            RESIDENTIAL   TEMPERATURE-
                            DEVELOPMENT     CRESCENT RESORT        THE WOODLANDS   DEVELOPMENT     CONTROLLED
                            CORPORATION   DEVELOPMENT, INC.   LAND COMPANY, INC.   CORPORATION      LOGISTICS    OFFICE     OTHER
---------------------------------------------------------------------------------------------------------------------------------
Total revenues............   $153,680         $180,038             $180,670          $30,404       $154,341     $89,841
Expenses:
   Operating expense......    127,589          158,860              105,231           10,897         21,982(1)   34,261
   Interest expense.......        916            3,157                2,986              164         46,637      25,359
   Depreciation and
      amortization........      4,966            6,430                4,479              436         57,848      20,673
   Taxes..................      3,812              979               27,188            1,235          7,311           -
   Other (income)
      expense.............          -                -                    -                -         (2,886)          -
                            -----------------------------------------------------------------------------------------------------

Total expenses............   $137,283         $169,426             $139,884          $12,732       $130,892     $80,293
                            -----------------------------------------------------------------------------------------------------

Net income................   $ 16,397         $ 10,612             $ 40,786          $17,672       $ 23,449(1)  $ 9,548
                            -----------------------------------------------------------------------------------------------------

Operating Partnership's
   equity in net income of
   unconsolidated
   companies..............   $ 16,109         $ 10,407             $ 16,466          $10,488       $  7,432     $ 3,164   $11,645
                            =====================================================================================================

---------------------------------------------------------------------------------------------------------------------------------

(1) Inclusive of the preferred return paid to Vornado Realty Trust (1% per annum of the Total Combined Assets).

SUMMARY STATEMENTS OF OPERATIONS:

---------------------------------------------------------------------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31, 1999
                             ----------------------------------------------------------------------------------------------------
                                  DESERT                                                  OTHER
                                MOUNTAIN                                            RESIDENTIAL   TEMPERATURE-
                             DEVELOPMENT     CRESCENT RESORT        THE WOODLANDS   DEVELOPMENT     CONTROLLED
                             CORPORATION   DEVELOPMENT, INC.   LAND COMPANY, INC.   CORPORATION      LOGISTICS    OFFICE    OTHER
---------------------------------------------------------------------------------------------------------------------------------
Total revenues.............   $192,094         $134,411             $134,781          $41,297       $264,266     $78,534
Expenses:
      Operating expense....    175,762          116,717               80,357           22,022        127,516(1)   27,008
      Interest expense.....          -            2,709                2,174               37         47,273      19,321
      Depreciation and
         amortization......      6,435            3,131                4,386              343         54,574      19,273
      Taxes................          -            1,963               19,146            1,440         (6,084)          -
                             ----------------------------------------------------------------------------------------------------

Total expenses.............   $182,197         $124,520             $106,063          $23,842       $223,279     $65,602
                             ----------------------------------------------------------------------------------------------------

Net income.................   $  9,897         $  9,891             $ 28,718          $17,455       $ 40,987(1)  $12,932
                             ====================================================================================================

Operating Partnership's
   equity in net income of
   unconsolidated
   companies...............   $ 10,097         $  9,561             $ 15,548          $ 7,665       $ 15,039     $ 5,265   $5,122
                             ====================================================================================================

---------------------------------------------------------------------------------------------------------------------------------

(1) Inclusive of the preferred return paid to Vornado Realty Trust (1% per annum of the Total Combined Assets).

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. OTHER ASSETS, NET:

--------------------------------------------------------------------------------
                                                                      BALANCE AT
                                                                    DECEMBER 31,
                                                             -------------------
                                                                 2001       2000
--------------------------------------------------------------------------------
Leasing costs............................................... $142,440   $123,036
Deferred financing costs....................................   46,305     48,645
Prepaid expenses............................................    9,444      3,690
Marketable securities.......................................   10,832     50,321
Other.......................................................   33,910     23,905
                                                             -------------------

                                                             $242,931   $249,597
Less--Accumulated amortization..............................  (97,281)   (77,644)
                                                             -------------------

                                                             $145,650   $171,953
                                                             ===================

--------------------------------------------------------------------------------

6. NOTES PAYABLE AND BORROWINGS UNDER FLEET FACILITY:

The following is a summary of the Operating Partnership's debt financing at December 31, 2001 and 2000:

-------------------------------------------------------------------------------------
                                                              BALANCE AT DECEMBER 31,
                                                              -----------------------
SECURED DEBT                                                        2001         2000
-------------------------------------------------------------------------------------
UBS Term Loan II,(1) secured by the Funding VIII Properties
   and the Washington Harbour Office Properties.............  $        -   $  326,677
Fleet Fund I and II Term Loan(2)(6) due May 2005, bears
   interest at LIBOR plus 325 basis points (at December 31,
   2001, the interest rate was 5.39%), with a four-year
   interest-only term, secured by equity interests in
   Funding I and II with a combined book value of $275,000
   at December 31, 2001.....................................     275,000      200,000
AEGON Note(3) due July 2009, bears interest at 7.53% with
   monthly principal and interest payments based on a
   25-year amortization schedule, secured by the Funding
   III, IV and V Properties with a combined book value of
   $263,456 at December 31, 2001............................     269,930      274,320
LaSalle Note I(4) bears interest at 7.83% with an initial
   seven-year interest-only term (through August 2002),
   followed by principal amortization based on a 25-year
   amortization schedule through maturity in August 2027,
   secured by the Funding I Properties with a combined book
   value of $262,672 at December 31, 2001...................     239,000      239,000
Deutsche Bank-CMBS Loan(5) due May 2004, bears interest at
   the 30-day LIBOR rate plus 234 basis points (at December
   31, 2001, the interest rate was 5.84%), with a three-year
   interest-only term and two one-year extension options,
   secured by the Funding X Properties and Spectrum Center
   with a combined book value of $304,699...................     220,000            -

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

-------------------------------------------------------------------------------------
                                                              BALANCE AT DECEMBER 31,
                                                              -----------------------
SECURED DEBT                                                        2001         2000
-------------------------------------------------------------------------------------
JP Morgan Mortgage Note(7) due October 2016, bears interest
   at a fixed rate of 8.31% with a two-year interest-only
   term (through October 2001), followed by principal
   amortization based on a 15-year amortization schedule
   through maturity in October 2016, secured by the Houston
   Center mixed-use Office Property complex with a combined
   book value of $268,978 at December 31, 2001..............  $  199,386   $  200,000
LaSalle Note II(8) bears interest at 7.79% with an initial
   seven-year interest-only term (through March 2003),
   followed by principal amortization based on a 25-year
   amortization schedule through maturity in March 2028,
   secured by the Funding II Properties with a combined book
   value of $308,145 at December 31, 2001...................     161,000      161,000
UBS Term Loan I,(1) secured by the Funding VIII Properties
   and the Washington Harbour Office Properties.............           -      146,775
iStar Financial Note due September 2001, bears interest at
   30-day LIBOR plus 1.75% (at December 31, 2000, the rate
   was 8.57%) with an interest-only term, secured by the
   Fountain Place Office Property with a book value of
   $112,332 at December 31, 2000............................           -       97,123
UBS Line of Credit,(1) secured by the Funding VIII
   Properties and the Washington Harbour Properties.........           -       80,000
CIGNA Note due December 2002, bears interest at 7.47% with
   an interest-only term, secured by the MCI Tower Office
   Property and Denver Marriott City Center Resort/Hotel
   Property with a combined book value of $103,773 at
   December 31, 2001........................................      63,500       63,500
Metropolitan Life Note V due December 2005, bears interest
   at 8.49% with monthly principal and interest payments
   based on a 25-year amortization schedule, secured by the
   Datran Center Office Properties with a combined book
   value of $68,653 at December 31, 2001....................      38,696       39,219
Northwestern Life Note due January 2004, bears interest at
   7.66% with an interest-only term, secured by the 301
   Congress Avenue Office Property with a book value of
   $36,234 at December 31, 2001.............................      26,000       26,000
Metropolitan Life Note I due September 2001, bears interest
   at 8.88% with monthly principal and interest payments
   based on a 20-year amortization schedule, secured by five
   of The Woodlands Office Properties with a combined book
   value of $12,464 at December 31, 2000....................           -        9,263
Nomura Funding VI Note(9) bears interest at 10.07% with
   monthly principal and interest payments based on a
   25-year amortization schedule through maturity in July
   2020, secured by the Funding VI Property with a book
   value of $35,043 at December 31, 2001....................       8,187        8,330

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

-------------------------------------------------------------------------------------
                                                              BALANCE AT DECEMBER 31,
                                                              -----------------------
SECURED DEBT                                                        2001         2000
-------------------------------------------------------------------------------------
Woodmen of the World Note(10) due April 2009, bears interest at 8.20% with an initial five-year interest-only term
   (through April 2006), followed by principal amortization
   based on a 25-year amortization schedule, secured by the
   Avallon IV Office Property with a book value of
   $12,858..................................................  $    8,500   $        -
Mitchell Mortgage Note due August 2002, bears interest at
   7.00% with an interest-only term, secured by three of The
   Woodlands Office Properties with a combined book value of
   $9,167...................................................       6,244            -
Rigney Promissory Note due November 2012, bears interest at
   8.50% with quarterly principal and interest payments
   based on a 15-year amortization schedule, secured by a
   parcel of land with a book value of $17,123 at December
   31, 2001.................................................         651          688

-------------------------------------------------------------------------------------
                                                              BALANCE AT DECEMBER 31,
                                                              -----------------------
UNSECURED DEBT                                                      2001         2000
-------------------------------------------------------------------------------------
Fleet Facility(2) due May 2004, bears interest at LIBOR plus
   187.5 basis points (at December 31, 2001, the interest
   rate was 3.92%), with a three-year interest-only term and
   a one year extension option..............................  $  283,000   $        -
2007 Notes(11) bear interest at a fixed rate of 7.50% with a
   ten-year interest-only term, due September 2007..........     250,000      250,000
2007 Notes(11) bear interest at a fixed rate of 7.50% with a
   ten-year interest-only term, due September 2007..........     250,000      250,000
2002 Notes(11) bear interest at a fixed rate of 7.00% with a
   five-year interest-only term, due September 2002.........     150,000      150,000
SHORT-TERM BORROWINGS
Short-term borrowings(12); variable interest rates ranging
   from the Fed Funds rate plus 150 points to LIBOR plus 375
   basis points, with maturities up to August 2002..........      15,000            -
                                                              -----------------------

            Total Notes Payable.............................  $2,214,094   $2,271,895
                                                              =======================

-------------------------------------------------------------------------------------

(1) The UBS Facility was entered into effective January 31, 2000 and amended on May 10, 2000 and May 18, 2000. As amended, the UBS Facility consisted of three tranches: the UBS Line of Credit, the UBS Term Loan I and the UBS Term Loan II. In May 2001, the Operating Partnership repaid and retired the UBS Facility with proceeds from a $970,000 debt refinancing. The interest rate on the UBS Line of Credit and the UBS Term Loan I was equal to LIBOR plus 250 basis points. The interest rate on the UBS Term Loan II was equal to LIBOR plus 275 basis points. As of December 31, 2000, the interest rate on the UBS Line of Credit and UBS Term Loan I was 9.20%, and the interest rate on the UBS Term Loan II was 9.46%. The weighted average interest rate on the UBS Line of Credit for the year ended December 31, 2000 was 8.91%. As of December 31, 2000, the UBS Facility was secured by 25 Office Properties and four Resort/Hotel Properties with a combined book value of $1,042,207.

(2) For a description of the Fleet Fund I and II Term Loan and the Fleet Facility, see "Debt Refinancing and Fleet Facility" section below.

(3) The outstanding principal balance of this note at maturity will be approximately $224,100.

(4) In August 2007, the interest rate will increase, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in full and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (August
2007) by making a final payment of approximately $220,500.

(5) The Deutsche Bank-CMBS Loan includes two notes: the CMBS note, which is secured by a mortgage on the Funding X Properties and a mortgage of the interest of Crescent Spectrum Center, L.P. in the Spectrum Center property; and the Mezzanine note, which is secured by a pledge of Funding X and Crescent Spectrum Center, L.P.

(6) The Fleet Fund I and II Term Loan, entered into in May 2001, modified and replaced the previously outstanding Fleet Term Note II. Prior to the modification and replacement, the Fleet Term Note II was due August 31, 2003, bore interest at the 30-Day LIBOR rate plus 234 basis points (at December 31, 2000, the interest rate was 10.63%) with a four-year interest-only term, and was secured by equity interests in Funding I and II with a combined value of $200,000 at December 31, 2000.

(7) At the end of seven years (October 2006), the interest rate will adjust based on current interest rates at that time. It is the Operating Partnership's intention to repay the note in full at such time (October 2006) by making a final payment of approximately $177,800.

(8) In March 2006, the interest rate will increase, and the Operating Partnership is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full, and thereafter, against accrued excess interest, as defined. It is the Operating Partnership's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154,100.

(9) In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Operating Partnership so elects, it may repay the note without penalty at that date.

(10) The outstanding principal balance of this loan at maturity will be approximately $8,200.

(11) The notes were issued in an offering registered with the SEC.

(12) Short-term borrowings include the unsecured JP Morgan Loan Sales Facility, a $50,000 credit facility, and the $50,000 unsecured Fleet Bridge Loan. The lender under the JP Morgan Loan is not required to fund draws under the loan unless certain conditions not within the control of the Operating Partnership are met. As a result, the Operating Partnership maintains sufficient availability under the Fleet Facility to repay the JP Morgan Loan Sales Facility at any time. At December 31, 2001, $10,000 was outstanding on the JP Morgan Loan Sales Facility and $5,000 was outstanding on the Fleet Bridge Loan.

Below are the aggregate principal payments required as of December 31, 2001 under indebtedness of the Operating Partnership by year. Scheduled principal installments and amounts due at maturity are included.

------------------------------------------------------------------------------------------------
                                                            SECURED     UNSECURED          TOTAL
------------------------------------------------------------------------------------------------
2002...................................................  $   80,157     $165,000      $  245,157
2003...................................................      15,060            -          15,060
2004...................................................     262,857(1)   283,000(1)      545,857
2005...................................................     329,339            -         329,339
2006...................................................     347,207            -         347,207
Thereafter.............................................     481,474      250,000         731,474
                                                         ---------------------------------------

                                                         $1,516,094     $698,000      $2,214,094
                                                         =======================================

------------------------------------------------------------------------------------------------

(1) These amounts do not represent the effect of a one-year extension option on the Fleet Facility and two one-year extension options on the Deutsche Bank--CMBS Loan.

The Operating Partnership has approximately $245,157 of secured and unsecured debt due during 2002, consisting primarily of the Cigna Note, the Mitchell Mortgage Note, and the 2002 Notes, which are expected to be funded through replacement debt financing.

Any uncured or unwaived events of default on the Operating Partnership loans can trigger an acceleration of payment on the loan in default. In addition, a default by the Operating Partnership or any of its subsidiaries with respect to any indebtedness in excess of $5,000 generally will result in a default under the Fleet Facility and the Fleet I and II Term Loan after

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the notice and cure periods for the other indebtedness have passed. As of December 31, 2001, the Operating Partnership was in compliance with all of its debt service coverage ratios and other covenants related to its outstanding debt. The Operating Partnership's debt facilities generally prohibit loan pre-payment for an initial period, allow pre-payment with a penalty during a following specified period and allow pre-payment without penalty after the expiration of that period. During the year ended December 31, 2001, there were no circumstances that would require pre-payment penalties or increased collateral related to the Operating Partnership's existing debt.

In addition to the subsidiaries listed in "Note 1. Organization and Basis of Presentation," certain other subsidiaries of the Operating Partnership were formed primarily for the purpose of obtaining secured and unsecured debt or joint venture financings. The following lists these entities, all of which are consolidated and are grouped based on the Properties to which they relate:
Funding I and Funding II Properties (CREM Holdings, LLC, Crescent Capital Funding, LLC, Crescent Funding Interest, LLC, CRE Management I Corp., CRE Management II Corp.); Funding III Properties (CRE Management III Corp.); Funding IV Properties (CRE Management IV Corp.); Funding V Properties (CRE Management V Corp.); Funding VI Properties (CRE Management VI Corp.); Funding VIII Properties (CRE Management VIII, LLC); Funding IX Properties (CRE Management IX, LLC); Funding X Properties (CREF X Holdings Management, LLC, CREF X Holdings, L. P., CRE Management X, LLC); Spectrum Center Partners, L.P., Spectrum Mortgage Associates, L. P., CSC Holdings Management, LLC, Crescent SC Holdings, L. P., CSC Management, LLC); and 5 Houston Center (Development Property) (C5HC Management, LLC, Crescent 5 Houston Center, L. P.).

DEBT REFINANCING AND FLEET FACILITY

In May 2001, the Operating Partnership (i) repaid and retired the UBS Facility which consisted of the UBS Line of Credit, the UBS Term Loan I and the UBS Term Loan II; (ii) repaid and retired the iStar Financial Note; and (iii) modified and replaced the Fleet Term Note II with proceeds from a $970,000 debt refinancing. In May 2001, the Operating Partnership wrote off $12,200 of deferred financing costs related to the early extinguishment of the UBS Facility which is included in Extraordinary Item--Extinguishment of Debt.

NEW DEBT RESULTING FROM REFINANCING

------------------------------------------------------------------------------------------------
                                               MAXIMUM                                  MATURITY
DESCRIPTION                                  BORROWING                INTEREST RATE         DATE
------------------------------------------------------------------------------------------------
Fleet Facility.............................  $400,000(1) LIBOR + 187.5 basis points      2004(2)
Fleet Fund I and II Term Loan..............  $275,000      LIBOR + 325 basis points      2005
Deutsche Bank--CMBS Loan...................  $220,000      LIBOR + 234 basis points      2004(3)
Deutsche Bank Short-Term Loan..............  $ 75,000      LIBOR + 300 basis points      2001(4)
------------------------------------------------------------------------------------------------

(1) The $400,000 Fleet Facility is an unsecured revolving line of credit. The weighted average interest rate from the origination of the note in May 2001 through December 31, 2001 is 5.38%.

(2) One-year extension option.

(3) Two one-year extension options.

(4) Repaid September 19, 2001.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DEBT REPAID OR MODIFIED AND REPLACED BY REFINANCING

-----------------------------------------------------------------------------------------------
                             MAXIMUM                              MATURITY              BALANCE
DESCRIPTION                BORROWING              INTEREST RATE       DATE   REPAID/MODIFIED(1)
-----------------------------------------------------------------------------------------------
UBS Line of Credit.......  $300,000    LIBOR + 250 basis points     2003          $165,000
UBS Term Loan I..........  $146,775    LIBOR + 250 basis points     2003          $146,775
UBS Term Loan II.........  $326,677    LIBOR + 275 basis points     2004          $326,677
Fleet Term Note II.......  $200,000    LIBOR + 400 basis points     2003          $200,000
iStar Financial Note.....  $ 97,123    LIBOR + 175 basis points     2001          $ 97,123
-----------------------------------------------------------------------------------------------

(1) All the amounts listed, other than the Fleet Term Note II, were repaid. In May 2001, the Fleet Term Note II was modified and replaced by the Fleet Fund I and II Term Loan.

7. INTEREST RATE CAPS:

In connection with the closing of the Deutsche Bank--CMBS Loan in May 2001, the Operating Partnership entered into a LIBOR interest rate cap struck at 7.16% for a notional amount of $220,000, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not reduce the Operating Partnership's net interest rate risk exposure, they do not qualify as hedges and changes to their respective fair values are charged to earnings. As the significant terms of these arrangements are substantially the same, the effects of a revaluation of these instruments are expected to substantially offset each other.

8.   CASH FLOW HEDGES:

The Operating Partnership uses derivative financial instruments to convert a portion of its variable-rate debt to fixed-rate debt and to manage its fixed to variable-rate debt ratio. As of December 31, 2001, the Operating Partnership had entered into three cash flow hedge agreements which are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133."

The following table shows information regarding the Operating Partnership's cash flow hedge agreements as of December 31, 2001, and interest expense for the year ended December 31, 2001:

-------------------------------------------------------------------------------------------------
                                                                         INTEREST EXPENSE FOR THE
ISSUE                  NOTIONAL    MATURITY   REFERENCE    FAIR MARKET    YEAR ENDED DECEMBER 31,
DATE                     AMOUNT        DATE        RATE          VALUE                       2001
-------------------------------------------------------------------------------------------------
9/01/1999............  $200,000   9/02/2003     6.183%      $(10,800)                     $3,500
2/04/2000............  $200,000   2/03/2003      7.11%      $(10,800)                     $6,000
4/18/2000............  $100,000   4/18/2004      6.76%      $ (7,200)                     $2,700
-------------------------------------------------------------------------------------------------

The Operating Partnership has designated its three cash flow hedge agreements as cash flow hedges of LIBOR-based monthly interest payments on a designated pool of variable-rate LIBOR indexed debt that reprices closest to the reset dates of each cash flow hedge agreement. For

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

retrospective effectiveness testing, the Operating Partnership uses the cumulative dollar offset approach as described in Derivatives Implementation Group ("DIG") Issue E8. The DIG is a task force designed to assist the FASB in answering questions that companies have resulting from implementation of SFAS No. 133 and 138. The Operating Partnership uses the change in variable cash flows method as described in DIG Issue G7 for prospective testing as well as for the actual recording of ineffectiveness, if any. Under this method, the Operating Partnership will compare the changes in the floating rate portion of each cash flow hedge to the floating rate of the hedged items. The cash flow hedges have been and are expected to remain highly effective. Changes in the fair value of these highly effective hedging instruments are recorded in accumulated other comprehensive income. The effective portion that has been deferred in accumulated other comprehensive income will be reclassified to earnings as interest expense when the hedged items impact earnings. If a cash flow hedge falls outside 80%-125% effectiveness for a quarter, all changes in the fair value of the cash flow hedge for the quarter will be recognized in earnings during the current period. If it is determined based on prospective testing that it is no longer likely a hedge will be highly effective on a prospective basis, the hedge will no longer be designated as a cash flow hedge and no longer qualify for accounting in accordance with SFAS Nos. 133 and 138.

Over the next twelve months, an estimated $16,400 to $18,400 related to the effective portions of the cash flow hedge agreements will be reclassified from accumulated other comprehensive income to interest expense and charged against earnings.

9.   RENTALS UNDER OPERATING LEASES:

During 2001, the Operating Partnership received rental income from the lessees of Office Property and Resort/Hotel Property space under operating leases. On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which subsidiaries of the Operating Partnership acquired, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties previously leased to COPI. Therefore, no future rental income from the operating lessee will be recognized for these Resort/Hotel Properties. The Operating Partnership recognized percentage rental income from the Resort/Hotel Properties of approximately $14,665, $24,622 and $19,648 for the years ended December 31, 2001, 2000 and 1999, respectively.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

For noncancelable operating leases for consolidated Office Properties owned as of December 31, 2001, future minimum rentals (base rents) during the next five years and thereafter (excluding tenant reimbursements of operating expenses for Office Properties) are as follows:

------------------------------------------------------------------------
                                                                  OFFICE
                                                              PROPERTIES
------------------------------------------------------------------------
2002........................................................  $  410,459
2003........................................................     350,022
2004........................................................     268,891
2005........................................................     213,334
2006........................................................     165,175
Thereafter..................................................     482,383
                                                              ----------

                                                              $1,890,264
                                                              ==========

------------------------------------------------------------------------

Generally, the Office Property leases also require that each customer reimburse the Operating Partnership for increases in operating expenses above operating expenses during the base year of the customer's lease. These amounts totaled $98,816, $91,735 and $92,865, for the years ended December 31, 2001, 2000 and
1999, respectively. These increases are generally payable in equal installments throughout the year, based on estimated increases, with any differences adjusted at year end based upon actual expenses.

See "Note 2. Summary of Significant Accounting Policies," for further discussion of revenue recognition, and "Note 3. Segment Reporting," for further discussion of significant customers.

10.   COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

The Operating Partnership has 12 Properties located on land that is subject to long-term ground leases, which expire between 2015 and 2080. The Operating Partnership also leases parking spaces in a parking garage adjacent to one of its Properties pursuant to a lease expiring in 2021. Lease expense associated with these leases during each of the three years

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ended December 31, 2001, 2000, and 1999 was $2,766, $2,869 and $2,642,
respectively. Future minimum lease payments due under such leases as of December 31, 2001, are as follows:

------------------------------------------------------------------------
                                                                  LEASES
                                                             COMMITMENTS
------------------------------------------------------------------------
2002........................................................ $     2,121
2003........................................................       2,129
2004........................................................       2,136
2005........................................................       2,143
2006........................................................       2,155
Thereafter..................................................     107,219
                                                             -----------

                                                             $   117,903
                                                             ===========

------------------------------------------------------------------------

COPI COMMITMENTS

See "Note 22. Subsequent Events," for a description of the Operating Partnership's commitments related to the agreement with COPI, executed on February 14, 2002.

CONTINGENCIES

ENVIRONMENTAL MATTERS

All of the Properties have been subjected to Phase I environmental assessments, and some Properties have been subjected to Phase II soil and ground water sampling as part of the Phase I assessments. Such assessments have not revealed, nor is management aware of, any environmental liabilities that management believes would have a material adverse effect on the financial position or results of operations of the Operating Partnership.

11.   STOCK AND UNIT BASED COMPENSATION:

STOCK OPTION PLANS

The Company has two stock incentive plans, the 1995 Stock Incentive Plan (the "1995 Plan") and the 1994 Stock Incentive Plan (the "1994 Plan"). Due to the approval of the 1995 Plan, additional options and restricted shares will no longer be granted under the 1994 Plan. Under the 1994 Plan, the Company had granted, net of forfeitures, 2,509,800 options and no restricted shares. The maximum number of options and/or restricted shares that the Company was able to initially grant at inception under the 1995 Plan was 2,850,000 shares. The maximum aggregate number of shares available for grant under the 1995 Plan increases automatically on January 1 of each year by an amount equal to 8.5% of the increase in the number of common shares and units outstanding since January 1 of the preceding year, subject to certain adjustment provisions. As of January 1, 2001, the number of shares the Company may grant under the 1995 Plan is 9,677,794. Under the 1995 Plan, the Company had granted, net of forfeitures, options and restricted shares of 8,546,700 and 23,715 respectively, through December 31, 2001. Under both Plans, options are granted at a price not less than the market

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

value of the shares on the date of grant and expire ten years from the date of grant. The options that have been granted under the 1995 Plan vest over five years, with the exception of 500,000 options that vest over two years, 250,000 options that vest over three and a half years and 60,000 options that vest six months from the initial date of grant. The options that have been granted under the 1994 Plan vest over periods ranging from one to five years.

                              STOCK OPTIONS PLANS

A summary of the status of the Company's 1994 and 1995 Plans as of December 31, 2001, 2000 and 1999 and changes during the years then ended is presented in the table below:

----------------------------------------------------------------------------------------------------------------
                                                2001                          2000                          1999
                         ---------------------------   ---------------------------   ---------------------------
                         OPTIONS TO        WTD. AVG.   OPTIONS TO        WTD. AVG.   OPTIONS TO        WTD. AVG.
                            ACQUIRE   EXERCISE PRICE      ACQUIRE   EXERCISE PRICE      ACQUIRE   EXERCISE PRICE
                             SHARES        PER SHARE       SHARES        PER SHARE       SHARES        PER SHARE
----------------------------------------------------------------------------------------------------------------
Outstanding as of
   January 1,..........       7,966   $           21        6,661   $           21        6,967   $           21
Granted................         559               22        1,665               20        3,489               16
Exercised..............        (747)              17         (209)              15       (2,900)              13
Forfeited..............        (803)              20         (151)              20         (895)              30
Expired................           -                -            -                -            -                -
                         ---------------------------------------------------------------------------------------

Outstanding/Wtd. Avg.
   as of December 31,..       6,975   $           21        7,966   $           21        6,661   $           21
                         ---------------------------------------------------------------------------------------

Exercisable/Wtd. Avg.
   as of December 31,..       3,127   $           24        2,630   $           23        1,721   $           24
----------------------------------------------------------------------------------------------------------------

The following table summarizes information about the options outstanding and exercisable at December 31, 2001:

--------------------------------------------------------------------------------------------------------
                                     OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                          ------------------------------                    ----------------------------
                               NUMBER    WTD. AVG. YEARS        WTD. AVG.        NUMBER        WTD. AVG.
                          OUTSTANDING   REMAINING BEFORE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
RANGE OF EXERCISE PRICES  AT 12/31/01         EXPIRATION        PER SHARE   AT 12/31/01        PER SHARE
--------------------------------------------------------------------------------------------------------
$11 to 19...............        3,258          7.4 years   $           16         1,252   $           16
$19 to 27...............        2,221                8.3               22           599               22
$27 to 39...............        1,496                6.1               32         1,276               32
                          ------------------------------------------------------------------------------

$11 to 39...............        6,975          7.4 years   $           21         3,127   $           24
                          ==============================================================================

--------------------------------------------------------------------------------------------------------

UNIT PLANS

The Operating Partnership has two unit incentive plans, the 1995 Unit Incentive Plan (the "1995 Unit Plan") and the 1996 Unit Incentive Plan (the "1996 Unit Plan"). The 1995 Unit Plan

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

is designed to reward persons who are not trust managers, officers or 10% shareholders of the Company. An aggregate of 100,000 common shares are reserved for issuance upon the exchange of 50,000 units available for issuance to employees and advisors under the 1995 Unit Plan. As of December 31, 2001, an aggregate of 7,012 units had been distributed under the 1995 Unit Plan. The 1995 Unit Plan does not provide for the grant of options. There was no activity in the 1995 Unit Plan in 2001, 2000 or 1999. The 1996 Unit Plan provides for the grant of options to acquire up to 2,000,000 units. Through December 31, 2001, the Operating Partnership had granted, net of forfeitures, options to acquire 1,778,571 units. Forfeited options are available for grant. The unit options granted under the 1996 Unit Plan were priced at fair market value on the date of grant, generally vest over seven years, and expire ten years from the date of grant. Pursuant to the terms of the unit options granted under the 1996 Unit Plan, because the fair market value of the Company's common shares equaled or exceeded $25 for each of ten consecutive trading days, the vesting of an aggregate of 500,000 units was accelerated and such units became immediately exercisable in 1996. In addition, 100,000 unit options vest 50% after three years and 50% after five years. Under the 1996 Unit Plan, each unit that may be purchased is exchangeable, as a result of shareholder approval in June 1997, for two common shares or, at the option of the Company, an equivalent amount of cash.

A summary of the status of the Operating Partnership's 1996 Unit Plan as of December 31, 2001, 2000 and 1999, and changes during the years then ended is presented in the table below (assumes each unit is exchanged for two common shares):

                        1996 UNIT INCENTIVE OPTION PLAN

-------------------------------------------------------------------------------------------------------------------
                                               2001                            2000                            1999
                      -----------------------------   -----------------------------   -----------------------------
                            SHARES        WTD. AVG.         SHARES        WTD. AVG.         SHARES        WTD. AVG.
                        UNDERLYING   EXERCISE PRICE     UNDERLYING   EXERCISE PRICE     UNDERLYING   EXERCISE PRICE
                      UNIT OPTIONS        PER SHARE   UNIT OPTIONS        PER SHARE   UNIT OPTIONS        PER SHARE
-------------------------------------------------------------------------------------------------------------------
Outstanding as of
   January 1,........        2,414   $           17          2,414   $           17          4,000   $           18
Granted..............            -                -              -                -            200               16
Exercised............          (20)              18              -                -         (1,143)              18
Forfeited............            -                -              -                -           (643)              18
Expired..............            -                -              -                -              -                -
                      ---------------------------------------------------------------------------------------------

Outstanding/Wtd. Avg.
   as of December
   31,...............        2,394   $           17          2,414   $           17          2,414   $           17
                      ---------------------------------------------------------------------------------------------

Exercisable/Wtd. Avg.
   as of December
   31,...............        1,766   $           18          1,571   $           18          1,143   $           18
-------------------------------------------------------------------------------------------------------------------

Effective March 5, 2001, the Operating Partnership granted options to acquire 150,000 units (each Unit is exchangeable for two common shares) to Dennis H. Alberts, in connection with his employment as the Chief Operating Officer of the General Partner and the Company. The

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

300,000 common share equivalents were priced at $21.84 per share which equals the fair market value of the Company's common shares at the date of grant.

STOCK OPTION AND UNIT PLANS

The Company and the Operating Partnership apply APB No. 25 in accounting for options granted pursuant to the 1995 Plan, the 1994 Plan and the 1996 Unit Plan (collectively, the "Plans"). Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under the Plans, consistent with SFAS No. 123, the Operating Partnership's net income and earnings per unit would have been reduced to the following pro forma amounts:

--------------------------------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------
                                            2001                  2000                  1999
                               -----------------   -------------------   -------------------
                                     AS      PRO         AS        PRO         AS        PRO
                               REPORTED    FORMA   REPORTED      FORMA   REPORTED      FORMA
--------------------------------------------------------------------------------------------
Basic EPS:
   Net Income (Loss)
      available to
      partners...............  $ 10,505   $5,364   $283,678   $278,074   $ (6,168)  $(11,725)
Diluted EPS:
   Net Income (Loss)
      available to
      partners...............    10,505    5,364    283,678    278,074     (6,168)   (11,725)
Basic Earnings (Loss) per
   Unit......................      0.15     0.08       4.18       4.10      (0.09)     (0.17)
Diluted Earnings (Loss) per
   Unit......................      0.15     0.08       4.15       4.06      (0.09)     (0.17)
--------------------------------------------------------------------------------------------

At December 31, 2001, 2000 and 1999, the weighted average fair value of options granted (assumes each unit option was two common share options) was $2.73, $2.46 and $2.80, respectively. The fair value of each option is estimated at the date of grant using the Black-Scholes option-pricing model using the following expected weighted average assumptions in the calculation.

--------------------------------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                                                 2001       2000        1999
--------------------------------------------------------------------------------------------
Life of options............................................  10 years   10 years   10 years
Risk-free interest rates...................................       4.4%       8.0%       8.0%
Dividend yields............................................       8.3%      10.0%      12.0%
Stock price volatility.....................................      25.7%      26.0%      27.0%
--------------------------------------------------------------------------------------------

12. SALE OF PREFERRED EQUITY INTERESTS IN SUBSIDIARY AND INTRACOMPANY LOAN:

SALE OF CLASS A UNITS IN FUNDING IX

During the year ended December 31, 2000, the Operating Partnership formed Funding IX and contributed seven Office Properties and two Resort/Hotel Properties to Funding IX. As of

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 2001, Funding IX held seven Office Properties and one Resort/Hotel Property. The Operating Partnership owns 100% of the common voting interests in Funding IX, 0.1% in the form of a general partner interest and 99.9% in the form of a limited partner interest.

As of December 31, 2001, GMAC Commercial Mortgage Corporation ("GMACCM") held $218,400 of non-voting, redeemable preferred Class A Units in Funding IX (the "Class A Units"). The Class A Units receive a preferred variable-rate dividend currently calculated at LIBOR plus 450 basis points, or approximately 6.6% per annum as of December 31, 2001, and increasing to LIBOR plus 550 basis points beginning March 15, 2002. The Class A Units are redeemable at the option of the Operating Partnership at the original purchase price.

IMPACT ON FINANCIAL STATEMENTS OF INTRACOMPANY LOAN

As of December 31, 2001, Funding IX had loaned a total of approximately $281,107 from the net proceeds from the sale of the Class A Units and a portion of the net proceeds of the sale of one of the Properties held by Funding IX to Crescent SH IX, Inc. ("SH IX"), for the purchase of common shares of the Company. The note, which is included in Notes Receivable, Net, bears interest based on the dividends paid on the common shares held by SH IX, a wholly-owned subsidiary of the Company, and matures on March 15, 2003. SH IX is required to repay the loan, plus any accrued and unpaid interest, at that time. SH IX will receive the funds to repay the loan from the Company, pursuant to an agreement that requires the Company to repurchase, on or before March 15, 2003, the common shares of the Company held by SH IX. The Company will receive the funds to repurchase the common shares from SH IX from the Operating Partnership, pursuant to the limited partnership agreement of the Operating Partnership, which requires the Operating Partnership to repurchase from the Company a corresponding portion of the Company's limited partnership interest at such time as the Company repurchases shares. The proceeds received by Funding IX for the repayment of the principal amount of the note will be used to redeem Class A Units.

As of December 31, 2001, the annual interest rate on the note was approximately 8.56%. For the year ended December 31, 2001, the Operating Partnership recognized interest income of $29,272 on the note. See "Note 13. Partners' Capital." The repurchased common shares will be held in SH IX until all the Class A Units are redeemed. The Company, as a partner of the Operating Partnership, receives quarterly distributions from the Operating Partnership, which it then uses to make distributions to it shareholders. Distributions on these repurchased common shares will continue to be paid by the Company to SH IX, as a shareholder of the Company, and will be used by SH IX to make payments of interest due to Funding IX on the loan. Funding IX in turn will use these funds to pay dividends on the Class A Units.

In accordance with GAAP, the operations, assets and liabilities of Funding IX and SH IX are consolidated with those of the Company in the Company's consolidated financial statements. In accordance with GAAP, the operations, assets and liabilities of Funding IX (but not those of SH IX) are consolidated with those of the Operating Partnership in the consolidated financial statements of the Operating Partnership. As a result, the note and the payments on the note by SH IX to Funding IX are eliminated in the Company's financial statements but are not eliminated in the financial statements of the Operating Partnership. These items therefore are

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

included in Notes Receivable, Net and in Interest and Other Income in the Operating Partnership's financial statements.

The following table compares the current financial statements of the Operating Partnership prepared in accordance with GAAP and the adjusted Operating Partnership financial statements, adjusted for the elimination of the intracompany loan and associated interest income. This table provides certain components of the financial statements which would be affected by the elimination of the intracompany loan and associated interest income.

--------------------------------------------------------------------------------------------
                                                                        AFTER ELIMINATION OF
                                                 GAAP PRESENTATION         INTRACOMPANY LOAN
                                           -------------------------------------------------
                                           YEAR ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------
                                                 2001         2000         2001         2000
--------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT PERIOD END):
   Total assets..........................  $4,422,826   $4,827,999   $4,138,102   $4,542,913
OPERATING DATA:
   Total revenues........................     725,326      739,697      696,054      718,405
   Operating income (loss)...............       1,188      111,176      (28,084)      89,884
   Income before minority interests and
      extraordinary item.................      56,844      324,344       27,572      303,052
   Net income (loss).....................      24,006      300,084       (5,266)     278,792
   Basic earnings per unit(1):
         Income (loss) before
            extraordinary item...........  $     0.33   $     4.24   $    (0.11)  $     4.23
   Diluted earnings per unit(1):
         Income (loss) before
            extraordinary item...........  $     0.33   $     4.21   $    (0.11)  $     4.19
--------------------------------------------------------------------------------------------

(1) The weighted average units used to calculate basic and diluted earnings per unit in accordance with GAAP include the common shares of the Company held in SH IX of 14,468,623 (7,234,312 equivalent units) and 8,184,578 (4,092,289 equivalent units) for the years ended December 31, 2001 and 2000, respectively. The adjusted basic and diluted earnings per unit after the elimination of the intracompany loan exclude the common shares of the Company held in SH IX.

13. PARTNERS' CAPITAL:

Each unit may be exchanged for either two common shares or, at the election of the Company, cash equal to the fair market value of two common shares at the time of the exchange. When a unitholder exchanges a unit, the Company's percentage interest in the Operating Partnership increases. During the year ended December 31, 2001, there were 401,302 units exchanged for 802,604 common shares of the Company.

EMPLOYEE STOCK PURCHASE PLAN

On June 25, 2001, the shareholders of the Company approved a new Employee Stock Purchase Plan (the "ESPP") that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code ("IRC") of 1986, as amended. The ESPP is regarded as a noncompensatory plan under APB No. 25, because it meets the qualifications under IRC 423.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Under the terms of the ESPP, eligible employees may purchase common shares of the Company at a price that is equal to 90% of the lower of the common shares' fair market value at the beginning or the end of a quarterly period. The fair market value of a common share is equal to the last sale price of the common shares on the New York Stock Exchange. Eligible employees may purchase the common shares through payroll deductions of up to 10% of eligible compensation. The ESPP is not subject to the provisions of ERISA. The ESPP was effective October 1, 2001, and will terminate on May 14, 2011.

The 1,000,000 common shares of the Company that may be issued pursuant to the purchase of common shares of the Company under the ESPP represent less than 0.96% of the Company's outstanding common shares at December 31, 2001.

FORWARD SHARE PURCHASE AGREEMENT

On August 12, 1997, the Company entered into two transactions with affiliates of the predecessor of UBS AG ("UBS"). In one transaction, the Company sold 4,700,000 common shares to UBS for approximately $148,000 and received approximately $145,000 in net proceeds. In the other transaction, the Company entered into a forward share purchase agreement (the "Forward Share Purchase Agreement") with UBS. The Company had the right to settle the Forward Share Purchase Agreement in cash or common shares. On August 11, 1998, the Company paid a fee of approximately $3,000 to UBS in connection with the exercise by the Company and UBS of the right to extend the term of the Forward Share Purchase Agreement until August 12, 1999.

The Forward Share Purchase Agreement was accounted for under the Emerging Issues Task Force (the "EITF") Issue No. 96-13. The Forward Share Purchase Agreement and the related common stock was accounted for together as an equity instrument, similar to a preferred stock instrument with a cumulative fixed dividend, the forward accretion component or the guaranteed return to UBS was accounted for like a preferred dividend. Additionally, the common shares actually issued and outstanding were considered in both the basic and diluted weighted-average shares calculations. The diluted EPS calculation also included any contingently issuable common shares.

On June 30, 1999, the Company settled the Forward Share Purchase with affiliates of the predecessor of UBS. At settlement of the Forward Share Purchase Agreement, the Company made a cash payment of approximately $149,000 (the "Settlement Price") to UBS in exchange for the return by UBS to the Company of 7,299,760 common shares.

The number of common shares returned to the Company is equal to the 4,700,000 common shares originally issued to UBS plus 2,599,760 common shares subsequently issued by the Company, because of a decline in its stock price. In connection with the issuance of additional common shares, the Company received an additional limited partner interest, which resulted in a reduction of the Operating Partnership's net income per unit and net book value per unit. The additional shares were issued as collateral for the Company's obligation to purchase 4,700,000 common shares from UBS by August 12, 1999. The Settlement Price was calculated based on the gross proceeds the Company received from the original issuance of 4,700,000 common shares to UBS, plus a forward accretion component equal to 90-day LIBOR

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus 75 basis points, minus an adjustment for the Company's distributions paid to UBS. The forward accretion component represented a guaranteed rate of return to UBS. The return of common shares to the Company in settlement of the Forward Share Purchase Agreement resulted in a decrease in the Company's limited partner interest, which resulted in an increase of net income per unit and net book value per unit.

SHARE REPURCHASE PROGRAM

On October 15, 2001, the Company's Board of Trust Managers authorized an increase in the amount of outstanding common shares that can be repurchased from time to time in the open market or through privately negotiated transactions (the "Share Repurchase Program") from $500,000 to $800,000. The repurchase of common shares by the Company will decrease the Company's limited partner interest, which will result in an increase in net income per unit.

The Company commenced its Share Repurchase Program in March 2000. As of December 31, 2001, the Company had repurchased 18,756,423 common shares, 20,286 of which have been retired, at an average price of $19.09 per common share for an aggregate of approximately $358,115. As of December 31, 2001, the Company held 14,468,623 of the repurchased common shares in SH IX. The 14,468,623 common shares were repurchased with the net proceeds of the sale of Class A Units in Funding IX and a portion of the net proceeds from the sale of one of the Properties held by Funding IX. See "Note 12. Sale of Preferred Equity Interests in Subsidiary and Intracompany Loan." These common shares are consolidated as treasury shares in accordance with GAAP in the Company's financial statements. However, these shares are held in SH IX until all of the Class A Units are redeemed, an are considered outstanding for the Operating Partnership's financial statements. Distributions will continue to be paid on these repurchased common shares and will be used to pay dividends on the Class A Units.

The Company expects the Share Repurchase Program to continue to be funded through a combination of debt, equity, joint venture capital and selected asset disposition alternatives available to the Company, which, in some cases, may be secured by the repurchased common shares. The amount of common shares that the Company will actually purchase will be determined from time to time, in its reasonable judgment, based on market conditions and the availability of funds, among other factors. There can be no assurance that any number of common shares will actually be purchased within any particular time period.

SHARE REPURCHASE AGREEMENT

On November 19, 1999, the Company entered into an agreement (the "Share Repurchase Agreement") with UBS to purchase a portion of its common shares from UBS. The Company had the option to settle the Share Repurchase Agreement in cash or common shares. During the year ended December 31, 2000, the Company purchased the 5,809,180 common shares from UBS at an average cost of $17.62 per common share for an aggregate of approximately $102,333 under the Share Repurchase Agreement with UBS.

The Share Repurchase Agreement was accounted for under EITF 96-13 and was considered an equity instrument similar to a preferred stock instrument with a cumulative fixed dividend, the forward accretion component or guaranteed return to UBS was accounted for like a preferred

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

dividend. Additionally, the common shares actually issued and outstanding were considered in both the basic and diluted weighted-average shares calculations. The diluted EPS calculation also included any contingently issuable common shares.

The Company has no further obligation under the Share Repurchase Agreement. The purchases were funded primarily through the sale of Class A Units in Funding IX. See "Note 12. Sale of Preferred Equity Interests in Subsidiary and Intracompany Loan."

DISTRIBUTIONS

Beginning with the third quarter of 2001, the Operating Partnership, due to its revised cash flow expectations in the uncertain economic environment and measuring its payout ratios to those of the Operating Partnership's peer group, reduced its quarterly distribution from $1.10 per unit, or an annualized distribution of $4.40 per unit, to $0.75 per unit, or an annualized distribution of $3.00 per unit.

The following table summarizes the distributions paid or declared by the Operating Partnership to unitholders during the year ended December 31, 2001.

---------------------------------------------------------------------------------------------------------------
                                                                                                         ANNUAL
                                                   DIVIDEND/       TOTAL       RECORD    PAYMENT      DIVIDEND/
SECURITY                                        DISTRIBUTION      AMOUNT         DATE       DATE   DISTRIBUTION
---------------------------------------------------------------------------------------------------------------
Units.......................................... $      1.100     $74,697(2)   1/31/01    2/15/01    $   4.40
Units.......................................... $      1.100     $74,789(2)   4/30/01    5/15/01    $   4.40
Units.......................................... $      1.100     $74,986(2)   7/31/01    8/15/01    $   4.40
Units.......................................... $      0.750(1)  $49,937(2)  10/31/01   11/15/01    $   3.00(1)
Units.......................................... $      0.750(1)  $49,706(2)   1/31/02    2/15/02    $   3.00(1)
6 3/4% Series A Preferred Units................ $      0.422     $ 3,375      1/31/01    2/15/01    $   1.69
6 3/4% Series A Preferred Units................ $      0.422     $ 3,375      4/30/01    5/15/01    $   1.69
6 3/4% Series A Preferred Units................ $      0.422     $ 3,375      7/31/01    8/15/01    $   1.69
6 3/4% Series A Preferred Units................ $      0.422     $ 3,375     10/31/01   11/15/01    $   1.69
6 3/4% Series A Preferred Units................ $      0.422     $ 3,375      1/31/02    2/15/02    $   1.69
---------------------------------------------------------------------------------------------------------------

(1) Beginning with the third quarter of 2001, the Operating Partnership reduced its quarterly distribution from $1.10 per unit, or an annualized distribution of
4.40 per unit, to $0.75 per unit, or an annualized distribution of $3.00 per unit.

(2) These distribution amounts include $7,958 for each of the distributions paid on February 15, 2001, May 15, 2001 and August 15, 2001, and $5,426 for each of the distributions paid on November 15, 2001 and February 15, 2002, which relate to distributions paid on common shares of the Company held in SH IX.

The distributions paid to unitholders during the year ended December 31, 2000, were $299,889. As of December 31, 2000, SH IX was holding 14,468,623 common shares of the Company. The distribution amount of $299,889 includes $17,313 for the year ended December 31, 2000, related to these common shares.

The distributions paid to preferred unitholders during the year ended December 31, 2000, were $13,500, or $1.6875 per preferred unit.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

UNITS

Following is the income tax status of distributions paid by the Operating Partnership on units during the years ended December 31, 2001, and 2000 to unitholders:

----------------------------------------------------------------------------
                                                               2001     2000
----------------------------------------------------------------------------
Ordinary dividend/distribution..............................   50.3%   51.5%
Capital gain................................................      -     6.4%
Return of capital...........................................   49.7%   35.9%
Unrecaptured Section 1250 gain..............................      -     6.2%
----------------------------------------------------------------------------

PREFERRED UNITS

Following is the income tax status of dividends paid by the Company and distributions paid by the Operating Partnership during the years ended December 31, 2001 and 2000 to preferred unitholders:

-----------------------------------------------------------------------------
                                                                2001     2000
-----------------------------------------------------------------------------
Ordinary dividend/distribution..............................   100.0%   83.7%
Capital gain................................................       -     8.2%
Unrecaptured Section 1250 gain..............................       -     8.1%
-----------------------------------------------------------------------------

14. MINORITY INTEREST:

Minority interest represents joint venture and preferred equity interests held by third parties in other consolidated subsidiaries.

15. RELATED PARTY DISCLOSURES:

DBL HOLDINGS, INC. ("DBL")

As of December 31, 2001, the Operating Partnership owned 97.44% of DBL with the remaining 2.56% economic interest in DBL (including 100% of the voting interest in DBL) held by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner. Originally, Mr. Goff contributed his voting interests in MVDC and HADC, originally valued at approximately $380, and approximately $63 in cash, or total consideration valued at approximately $443 for his interest in DBL.

DBL has two wholly owned subsidiaries, DBL-ABC, Inc. and DBL-CBO, Inc., the assets of which are described in the following paragraphs, and DBL directly holds 66% of the voting stock in MVDC and HADC. At December 31, 2001, Mr. Goff's interest in DBL was approximately $554.

Since June 1999, the Operating Partnership has contributed approximately $23,800 to DBL. The contribution was used by DBL to make an equity contribution to DBL-ABC, Inc., which committed to purchase a limited partnership interest representing a 12.5% interest in G2

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Opportunity Fund, LP ("G2"). G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity that is owned equally by Goff-Moore Strategic Partners, LP ("GMSP") and GMACCM. The ownership structure of GMSP consists of 50% ownership by Darla Moore, who is married to Richard Rainwater, Chairman of the Board of Trust Managers of the Company, and 50% by Mr. Goff. Mr. Rainwater is also a limited partner of GMSP. At December 31, 2001, DBL has an approximately $14,100 investment in G2.

In March 1999, DBL-CBO, Inc. acquired $6,000 aggregate principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a Cayman Island limited liability company. At December 31, 2001 this investment was valued at approximately $5,400.

COPI COLORADO, L.P.

As of December 31, 2001, CRD was owned 90% by the Operating Partnership and the remaining 10%, representing 100% of the voting stock, was owned by COPI Colorado, L.P. ("COPI Colorado"), of which 60% was owned by COPI, with 20% owned by John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner and 20% owned by a third party.

On February 14, 2002, the Operating Partnership executed an agreement with COPI, pursuant to which COPI transferred to the Operating Partnership, in lieu of foreclosure, COPI's 60% general partner interest in COPI Colorado. As a result, the Operating Partnership indirectly owns a 96% interest in CRD, Mr. Goff owns a 2.0% interest in CRD and the remaining 2.0% interest is owned by a third party. The Operating Partnership will fully consolidate the operations of CRD beginning on the date of the asset transfers.

LOANS TO EMPLOYEES OF THE OPERATING PARTNERSHIP AND TRUST MANAGERS OF THE COMPANY FOR EXERCISE OF STOCK OPTIONS AND UNIT OPTIONS

As of December 31, 2001, the Operating Partnership had approximately $32,900 of loans outstanding (including approximately $3,855 loaned during the year ended December 31, 2001) to certain employees of the Operating Partnership and trust managers of the Company on a recourse basis pursuant to the Company's stock incentive plans and the Operating Partnership's unit incentive plans pursuant to an agreement approved by the Board of Trust Managers and the Executive Compensation Committee of the Company. The proceeds of these loans were used by the employees and the trust managers to acquire common shares of the Company and units of the Operating Partnership pursuant to the exercise of vested stock and unit options. Pursuant to the loan agreements, these loans may be repaid in full or in part at any time without premium or penalty. John Goff, Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, had a loan representing $26,300 of the $32,900 total outstanding loans at December 31, 2001.

Every month, federal short-term, mid-term and long-term rates (Applicable Federal Rates) are determined and published by the IRS based upon average market yields of specified maturities. Effective November 1, 2001, these loans were amended to reduce the interest rates for their

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

remaining terms to the Applicable Federal Rates. As a result, the interest rates on loans with remaining terms of three years or less at November 1, 2001 were reduced to approximately 2.7% per year and the interest rates on loans with remaining terms greater than three years as of November 1, 2001 were reduced to approximately 4.07% per year. These amended interest rates reflect below prevailing market interest rates; therefore, the Operating Partnership recorded $750 of compensation expense for the year ended December 31, 2001. Approximately $466 of interest was outstanding related to these loans as of December 31, 2001.

16. COPI:

In April 1997, the Operating Partnership established a new Delaware corporation, COPI. All of the outstanding common stock of COPI, valued at $0.99 per share, was distributed, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997, in a spin-off.

COPI was formed to become a lessee and operator of various assets to be acquired by the Operating Partnership and to perform the intercompany agreement between COPI and the Operating Partnership, pursuant to which each agreed to provide the other with rights to participate in certain transactions. In connection with the formation and capitalization of COPI, and the subsequent operations and investments of COPI since 1997, the Operating Partnership made loans to COPI under a line of credit and various term loans.

On January 1, 2001, The REIT Modernization Act became effective. This legislation allows the Operating Partnership, through its subsidiaries, to operate or lease certain of its investments that had been previously operated or leased by COPI.

COPI and the Operating Partnership entered into an asset and stock purchase agreement on June 28, 2001, in which the Operating Partnership agreed to acquire the lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of COPI, the voting interests held by subsidiaries of COPI in three of the Operating Partnership's Residential Development Corporations and other assets in exchange for $78,400. In connection with that agreement, the Operating Partnership agreed that it would not charge interest on its loans to COPI from May 1, 2001 and that it would allow COPI to defer all principal and interest payments due under the loans until December 31, 2001.

Also on June 28, 2001, the Operating Partnership entered into an agreement to make a $10,000 investment in Crescent Machinery Company ("Crescent Machinery"), a wholly owned subsidiary of COPI. This investment, together with capital from a third-party investment firm, was expected to put Crescent Machinery on solid financial footing.

Following the date of the agreements relating to the acquisition of COPI assets and stock and the investment in Crescent Machinery, the results of operations for the COPI hotel operations and the COPI land development interests declined, due in part to the slowdown in the economy after September 11. In addition, Crescent Machinery's results of operations suffered because of the economic environment and the overall reduction in national construction levels that has affected the equipment rental and sale business, particularly post September 11. As a result, the Operating Partnership believes that a significant additional investment would have

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

been necessary to adequately capitalize Crescent Machinery and satisfy concerns of Crescent Machinery's lenders.

The Operating Partnership stopped recording rent from the leases of the eight Resort/Hotel Properties leased to subsidiaries of COPI on October 1, 2001, and recorded the following impairment and other adjustments related to COPI in the fourth quarter of 2001, based on the estimated fair value of the underlying collateral.

IMPAIRMENT AND OTHER ADJUSTMENTS RELATED TO COPI
--------------------------------------------------------------------------------

Resort/Hotel Accounts Receivable, net of allowance..........   $ 33,200
Resort/Hotel Deferred Rent Receivable.......................     12,700
Notes Receivable and Accrued Interest.......................     71,500
Asset transaction costs.....................................      2,800
                                                               --------

                                                               $120,200
Less estimated collateral value to be received from COPI:
Estimated Fair Value of Resort/Hotel FF&E...................   $  6,900
Estimated Fair Value of Voting Stock of Residential
   Development Corporations.................................     38,500
                                                               --------

                                                               $ 45,400
                                                               --------

Impairment of assets........................................   $ 74,800
Plus Estimated Costs Related to COPI Bankruptcy.............     18,000
                                                               --------

Impairment and other charges related to COPI................   $ 92,800
-----------------------------------------------------------------------

For a description of the COPI assets transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, of certain COPI assets, see "Note
22. Subsequent Events."

17.   DISPOSITIONS:

OFFICE SEGMENT

On September 18, 2001, the Operating Partnership completed the sale of the two Washington Harbour Office Properties. The sale generated net proceeds of approximately $153,000 and a net loss of approximately $9,800. The proceeds from the sale of the Washington Harbour Office Properties were used primarily to pay down variable-rate debt and pay for the repurchase by the Company of approximately 4.3 million of the Company's common shares. The Washington Harbour Office Properties were the Operating Partnership's only Office Properties in Washington, D.C.

On September 28, 2001, the Woodlands Office Equities--'95 Limited ("WOE"), owned by the Operating Partnership and the Woodlands CPC, sold two Office Properties located within The Woodlands, Texas. The sale generated net proceeds of approximately $11,281, of which the Operating Partnership's portion was approximately $9,857. The sale generated a net gain of approximately $3,418, of which the Operating Partnership's portion was approximately $2,987. The proceeds received by the Operating Partnership were used primarily to pay down variable-rate debt.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

On December 20, 2001, WOE sold one Office Property located within The Woodlands, Texas. The sale generated net proceeds of approximately $2,016, of which the Operating Partnership's portion was approximately $1,761. The sale generated a net gain of approximately $1,688, of which the Operating Partnership's portion was approximately $1,475. The proceeds received by the Operating Partnership were used primarily to pay down variable-rate debt.

The following table summarizes the condensed results of operations for the years ended December 31, 2001, 2000 and 1999 for the five Office Properties sold during 2001.

----------------------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                    2001       2000       1999
----------------------------------------------------------------------------------------------
Revenue.....................................................   $16,673      $22,751    $20,683
Operating Expenses..........................................     5,998        7,460      6,588
                                                              --------------------------------

Net Operating Income........................................   $10,675(1)   $15,291    $14,095
----------------------------------------------------------------------------------------------

(1) Net operating income for 2001 only includes the period for which the disposition Properties were held during the year.

During the year ended December 31, 2000, the Operating Partnership completed the sale of 11 wholly-owned Office Properties. The sale of the 11 Office Properties generated approximately $268,233 of net proceeds. The proceeds were used primarily to pay down variable-rate debt. The Operating Partnership recognized a net gain, which is included in Gain on Property Sales, net, of approximately $35,841 related to the sale of the 11 Office Properties during the year ended December 31, 2000. During the year ended December 31, 1999, the Operating Partnership recognized an impairment loss of approximately $16,800 on one of the 11 Office Properties sold during the year ended December 31, 2000. The Operating Partnership also recognized a loss of approximately $5,000, which is included in Gain on Property Sales, net, during the year ended December 31, 2000 on one of the 11 Office Properties sold. The losses represented the differences between the carrying values of the Office Properties and the sales prices less costs of the sales.

During the year ended December 31, 2000, the Woodlands Retail Equities--'96 Limited, owned by the Operating Partnership and Woodlands CPC, completed the sale of its retail portfolio, consisting of the Operating Partnership's four retail properties located in The Woodlands, Texas. The sale generated approximately $42,700 of net proceeds, of which the Operating Partnership's portion was approximately $32,000. The sale generated a net gain of approximately $6,500, of which the Operating Partnership's portion was approximately $4,900. The proceeds received by the Operating Partnership were used primarily to pay down variable-rate debt. The net operating income for the years ended December 31, 2000 and 1999 for the four retail properties was $15 and $3,792, respectively. Net operating income for the year ended 2000 only includes the periods for which these properties were held during the year.

RESORT/HOTEL SEGMENT

On November 3, 2000, the Operating Partnership completed the sale of the Four Seasons Hotel--Houston for a sales price of approximately $105,000. The Operating Partnership used approximately $19,700 of the proceeds to buy out the Property lease with COPI and the asset

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

management contract, and for other transaction costs. The sale generated net proceeds of approximately $85,300. The Operating Partnership also used approximately $56,600 of the net proceeds to redeem Class A Units in Funding IX, through which the Operating Partnership owned the Property, from GMACCM. See "Note 12. Sale of Preferred Equity Interests in Subsidiary and Intracompany Loan" for a description of the ownership structure of Funding IX. The sale generated a net gain, which is included in Gain on Property Sales, net, of approximately $28,715. The Operating Partnership's net operating income for the years ended December 31, 2000 and 1999 for the Four Seasons Hotel--Houston was $7,591 and $9,237, respectively. The operating results of this property are included in operating income for 2000 only for the periods for which this Property was held during the year.

18.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

---------------------------------------------------------------------------------------------
                                                                                         2001
                                          ---------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
---------------------------------------------------------------------------------------------
Revenues...............................   $ 185,791   $198,175   $     183,932   $    157,428
Income before minority interests and
   extraordinary item..................      48,945     42,060          38,458        (72,619)
Minority interests.....................      (5,683)    (5,215)         (5,337)        (4,429)
Extraordinary Item.....................           -    (12,174)              -              -
Net income available to partners
   - basic.............................      39,887     21,296          29,746        (80,424)
   - diluted...........................      39,887     21,296          29,746        (80,425)
Per share data:
   Basic Earnings Per Unit
      - Income before extraordinary
         item..........................        0.59       0.49            0.44          (1.20)
      - Net income.....................        0.59       0.31            0.44          (1.20)
   Diluted Earnings Per Unit
      - Income before extraordinary
         item..........................        0.58       0.48            0.43          (1.20)
      - Net income.....................        0.58       0.30            0.43          (1.20)
---------------------------------------------------------------------------------------------

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

---------------------------------------------------------------------------------------------
                                                                                         2000
                                          ---------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
---------------------------------------------------------------------------------------------
Revenues...............................   $ 175,788   $175,229   $     190,677   $    198,003
Income before minority interests and
   extraordinary item..................      62,082     44,737         114,407        103,118
Minority interests.....................        (650)    (3,964)         (7,643)        (7,625)
Extraordinary Item.....................      (4,378)         -               -              -
Net income available to partners
   - basic.............................      51,603     36,680         101,742         93,653
   - diluted...........................      51,603     36,680         101,742         93,653
Per share data:
   Basic Earnings Per Unit
      - Income before extraordinary
         item..........................        0.83       0.57            1.50           1.54
      - Net income.....................        0.83       0.57            1.50           1.54
   Diluted Earnings Per Unit
      - Income before extraordinary
         item..........................        0.82       0.56            1.48           1.52
      - Net income.....................        0.82       0.56            1.48           1.52
---------------------------------------------------------------------------------------------

19.   BEHAVIORAL HEALTHCARE PROPERTIES:

During the year ended December 31, 1999, the Operating Partnership received cash rental payments of approximately $35,300 from CBHS, which is included in Interest and Other Income. As of December 31, 1999, the behavioral healthcare segment consisted of 88 behavioral healthcare properties in 24 states, all of which were leased to CBHS and its subsidiaries under a triple-net master lease. However, during 1999, CBHS's business was negatively affected by many factors, including adverse industry conditions, and CBHS failed to perform in accordance with its operating budget. In the third quarter of 1999 CBHS was unable to meet its rental obligation to the Operating Partnership and the Operating Partnership began to recognize rent from CBHS on a cash basis due to the uncertainty that CBHS would be able to fulfill its rental obligations under the lease. In the fourth quarter of 1999, the Operating Partnership, COPI, Magellan Health Services, Inc. ("Magellan") and CBHS completed a recapitalization of CBHS. Pursuant to the recapitalization, Magellan transferred its remaining hospital-based assets to CBHS, canceled its accrued franchise fees and terminated the franchise agreements, pursuant to which Magellan had provided certain services to CBHS in exchange for certain franchise fees.

The following financial statement charges were made with respect to the Operating Partnership's investment in the behavioral healthcare properties for the year ended December 31, 1999:

       - CBHS rent was reflected on a cash basis beginning in the third quarter of 1999;

       - The Operating Partnership wrote-off the rent that was deferred according to the CBHS lease agreement from the commencement of the lease in June of 1997 through June 30, 1999. The balance written-off totaled $25,600;

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       - The Operating Partnership wrote-down its behavioral healthcare real estate assets by approximately $103,800 to a book value of $245,000;

       - The Operating Partnership wrote-off Magellan warrants of $12,500;

       - The Operating Partnership recorded approximately $15,000 of additional expense to be used by CBHS as working capital; and

       - The Operating Partnership ceased recording depreciation expense in the beginning of November of 1999 on the behavioral healthcare properties that were classified as held for disposition.

On February 16, 2000, CBHS and all of its subsidiaries that are subject to the master lease with the Operating Partnership filed voluntary Chapter 11 bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware.

During the year ended December 31, 2000, payment and treatment of rent for the behavioral healthcare properties was subject to a rent stipulation agreed to by certain of the parties involved in the CBHS bankruptcy proceeding. The Operating Partnership received approximately $15,400 in rent and interest from CBHS during the year ended December 31, 2000, which is included in Interest and Other Income. The Operating Partnership also completed the sale of 60 behavioral healthcare properties previously classified as held for disposition during the year ended December 31, 2000 (contained in Net Investment in Real Estate). The sales generated approximately $233,700 in net proceeds and a net gain of approximately $58,600 for the year ended December 31, 2000. The net proceeds from the sale of the 60 behavioral healthcare properties sold during the year ended December 31, 2000 were used primarily to pay down variable-rate debt. During the year ended December 31, 2000, the Operating Partnership recognized an impairment loss of approximately $9,300 on the behavioral healthcare properties held for disposition, which is included in Impairment and Other Charges Related to Real Estate Assets. This amount represents the difference between the carrying values and the estimated sales prices less the costs of the sales. At December 31, 2000, the carrying value of the 28 behavioral healthcare properties classified as held for disposition was approximately $68,500 (contained in Net Investment in Real Estate). Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale.

The Operating Partnership received approximately $6,000 in repayments of a working capital loan from CBHS during the year ended December 31, 2001, which is included in Interest and Other Income. The Operating Partnership also completed the sale of 18 behavioral healthcare properties previously classified as held for disposition during the year ended December 31, 2001 (contained in Net Investment in Real Estate). The sales generated approximately $34,700 in net proceeds and a net gain of approximately $1,600 for the year ended December 31, 2001. The net proceeds from the sale of the 18 behavioral healthcare properties sold during the year ended December 31, 2001 were used primarily to pay down variable-rate debt. During the year ended December 31, 2001, the Operating Partnership recognized an impairment loss of approximately $8,500 on the behavioral healthcare properties held for disposition, which is included in Impairment and Other Charges Related to Real Estate Assets. This amount represents the difference between the carrying values and the estimated sales prices less the

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

costs of the sales. At December 31, 2001, the carrying value of the 10 behavioral healthcare properties classified as held for disposition was approximately $27,900 (contained in Net Investment in Real Estate). Depreciation expense has not been recognized since the dates the behavioral healthcare properties were classified as held for sale.

20. BROADBAND:

In 2000, the Operating Partnership made an equity investment in Broadband Office, Inc., or Broadband, (a facilities-based provider of broadband data, video and voice communication services delivered over fiber optic networks), and related entities. In May 2001, Broadband filed for Chapter 11 bankruptcy protection, and the Operating Partnership's investment in Broadband was approximately $7,200. Yipes Communications Group, Inc., or Yipes, another telecom provider, has received approval from the federal bankruptcy court to acquire certain rights formerly owned by Broadband. In addition, Yipes has executed agreements with nine major real estate entities, including the Operating Partnership, to assume telecom licensing agreements, in modified formats. As part of this transaction, the Operating Partnership acquired ownership of certain telecom assets previously owned by Broadband and located within office properties in consideration for conveyance of its equity interest in Broadband to Yipes. These telecom assets were independently appraised and valued in excess of the Operating Partnerships' equity interest in Broadband. As a result, the Operating Partnership reclassified its investment in Broadband of approximately $7,200 from Other Assets to Building Improvements during the year ended December 31, 2001. Therefore, Broadband's bankruptcy did not have a material effect on the Operating Partnership results of operations for the year ended December 31, 2001 or its financial position as of December 31, 2001.

21. SETTLEMENT OF MERGER DISPUTE:

STATION CASINOS, INC. ("STATION")

As of April 14, 1999, the Company and Station entered into a settlement agreement for the mutual settlement and release of all claims between the Company and Station arising out of the agreement and plan of merger between the Company and Station, which the Company terminated in August 1998. As part of the settlement agreement, the Company paid $15,000 to Station on April 22, 1999.

22. SUBSEQUENT EVENTS:

OFFICE SEGMENT

On January 18, 2002, the Operating Partnership completed the sale of the Cedar Springs Office Property located in Dallas, Texas. The sale generated net proceeds of approximately $12,000 and a net gain of approximately $4,500. The proceeds from the sale of Cedar Springs were used primarily to pay down variable-rate debt.

COPI

On January 22, 2002, the Operating Partnership terminated the purchase agreement pursuant to which the Operating Partnership would have acquired the lessee interests in the eight

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Resort/Hotel Properties leased to subsidiaries of COPI, the voting interests held by subsidiaries of COPI in three of the Residential Development Corporations and other assets. On February 4, 2002, the Operating Partnership terminated the agreement relating to its planned investment in Crescent Machinery.

On February 6, 2002, Crescent Machinery filed for protection under the federal bankruptcy laws.

On February 12, 2002, the Operating Partnership delivered default notices to COPI relating to approximately $49,000 of unpaid rent and approximately $76,200 of principal and accrued interest due to the Operating Partnership under certain secured loans.

On February 14, 2002, the Operating Partnership executed an agreement (the "Agreement") with COPI, pursuant to which COPI transferred to subsidiaries of the Operating Partnership, in lieu of foreclosure, COPI's lessee interests in the eight Resort/Hotel Properties leased to subsidiaries of COPI, COPI's voting interests in three of the Operating Partnership's Residential Development Corporations and other assets and the Operating Partnership agreed to assist and provide funding to COPI for the implementation of a prepackaged bankruptcy of COPI. In connection with the transfer, COPI's rent obligations to the Operating Partnership were reduced by $23,600, and its debt obligations were reduced by $40,100. These amounts include $18,300 of value attributed to the lessee interests transferred by COPI to the Operating Partnership, however, in accordance with GAAP, the Operating Partnership assigned no value to these interests for financial reporting purposes.

The Operating Partnership holds the lessee interests in the eight Resort/Hotel Properties and the voting interests in the three Residential Development Corporations through three newly organized entities that are wholly owned taxable REIT subsidiaries of the Operating Partnership. The Operating Partnership will include these assets in its Resort/Hotel Segment and its Residential Development Segment, and will fully consolidate the operations of the eight Resort/Hotel Properties and the three Residential Development Corporations, beginning on the dates of the transfers of these assets.

Under the Agreement, the Operating Partnership has agreed to provide approximately $14,000 to COPI in the form of cash and common shares of the Company to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of the Company's common shares to the COPI stockholders. The Operating Partnership estimates that the value of the common shares of the Company that will be issued to the COPI stockholders will be approximately $5,000 to $8,000. The Agreement provides that COPI and the Operating Partnership will seek to have a plan of reorganization for COPI, reflecting the terms of the Agreement and a draft plan of reorganization, approved by the bankruptcy court. The actual value of the common shares of the Company issued to the COPI stockholders will not be determined until the confirmation of COPI's bankruptcy plan and could vary substantially from the estimated amount.

In addition, the Operating Partnership has agreed to use commercially reasonable efforts to assist COPI in arranging COPI's repayment of its $15,000 obligation to Bank of America, together with any accrued interest. COPI obtained the loan primarily to participate in investments with the Operating Partnership. At the time COPI obtained the loan, Bank of

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

America required, as a condition to making the loan, that Richard E. Rainwater, the Chairman of the Board of Trust Managers of the Company, and John C. Goff, the Vice-Chairman of the Board of Trust Managers and Chief Executive Officer of the Company and sole director and Chief Executive Officer of the General Partner, enter into a support agreement with COPI and Bank of America, pursuant to which they agreed to make additional equity investments in COPI if COPI defaulted on payment obligations under its line of credit with Bank of America and the net proceeds of an offering of COPI securities were insufficient to allow COPI to pay Bank of America in full. The Operating Partnership believes, based on advice of counsel, that the support agreement should be unenforceable in a COPI bankruptcy. Effective December 31, 2001, the parties executed an amendment to the line of credit providing that any defaults existing under the line of credit on or before March 8, 2002 are temporarily cured unless and until a new default shall occur.

The Operating Partnership holds a first lien security interest in COPI's entire membership interest in AmeriCold Logistics. REIT rules prohibit the Operating Partnership from acquiring or owning the membership interest that COPI owns in AmeriCold Logistics. Under the Agreement, the Operating Partnership agreed to allow COPI to grant Bank of America a first priority security interest in the membership interest and to subordinate its own security interest to Bank of America. In addition, the Operating Partnership and the Company have agreed to form and capitalize a separate entity to be owned by the Operating Partnership's unitholders and the Company's shareholders, and to cause the new entity to commit to acquire COPI's entire membership interest in the tenant for approximately $15,500. Under the Agreement, COPI has agreed that it will use the proceeds of the sale of the membership interest to repay Bank of America in full.

Completion and effectiveness of the plan of reorganization for COPI is contingent upon a number of conditions, including the vote of COPI's stockholders, the approval of the plan by certain of COPI's creditors and the approval of the bankruptcy court.

The following Unaudited Condensed Consolidated Pro Forma Financial Statements are based upon the historical financial statements of the Operating Partnership and of the assets being transferred to the Operating Partnership from COPI under the Agreement. The Unaudited Condensed Consolidated Pro Forma Balance Sheet as of December 31, 2001 is presented as if the principal transactions contemplated by the Agreement had been completed on December 31, 2001. The Unaudited Condensed Consolidated Pro Forma Statements of Operations for the years ended December 31, 2001 and 2000 are presented as if these transactions had occurred as of the beginning of the respective periods.

The Unaudited Condensed Consolidated Pro Forma Financial Statements have been prepared based on a number of assumptions, estimates and uncertainties including, but not limited to, estimates of the fair values of assets received and liabilities assumed and estimated transaction costs. As a result of these assumptions, estimates and uncertainties, the accompanying Unaudited Condensed Consolidated Pro Forma Financial Statements do not purport to predict the actual financial condition as of December 31, 2001 or results of operations that would have been achieved had the principal transactions contemplated by the Agreement been completed as of January 1, 2001 or 2000.

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

---------------------------------------------------------------------------------
                                                               AS OF DECEMBER 31,
                                                                             2001
---------------------------------------------------------------------------------
Real estate, net............................................   $        3,362,342
Cash........................................................              186,487
Other assets................................................            1,297,059
                                                               ------------------

   Total assets.............................................   $        4,845,888
                                                               ==================

Notes payable...............................................   $        2,396,290
Other liabilities...........................................              439,804
Minority interests..........................................              283,102
Total partners' capital.....................................            1,726,692
                                                               ------------------

      Total liabilities and partners' capital...............   $        4,845,888
                                                               ==================

---------------------------------------------------------------------------------

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------
                                                                   FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                              -----------------------
                                                                    2001         2000
-------------------------------------------------------------------------------------
Total revenues..............................................  $1,178,100   $1,231,173
Total expenses..............................................   1,162,390    1,092,726
                                                              -----------------------

Operating Income............................................      15,710      138,447
                                                              -----------------------

Total other income and expense..............................      53,161      203,874
Income before minority interests, income taxes and
   extraordinary item.......................................      68,871      342,321
Income before extraordinary item and cumulative effect of
   change in accounting principle...........................  $   32,184   $  302,283
                                                              =======================

Basic Earnings per unit(1)..................................  $     0.47   $     4.45
Diluted Earnings per unit(1)................................  $     0.47   $     4.41
-------------------------------------------------------------------------------------

(1) Represents earnings per unit for income before extraordinary item and cumulative effect of change in accounting principle.

The Unaudited Condensed Consolidated Pro Forma Balance Sheet combines the Operating Partnership's consolidated historical balance sheet for the year ended December 31, 2001 with the following adjustments:

       - Reflects the inclusion of the assets and liabilities of the eight Hotel/Resort Properties as of December 31, 2001;

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       - Eliminates the eight Resort/Hotel Properties' initial working capital receivable on the Operating Partnership's balance sheet with the offsetting net working capital payable;

       - Adjusts the historical balance sheet to consolidate the balance sheets of Desert Mountain Development Corporation ("DMDC"), The Woodlands Land Company ("TWLC"),other entities, and COPI Colorado (which, as the owner of 100% of the voting stock of CRD, consolidates the balance sheet of
         CRD) as a result of the Operating Partnership's retention of voting stock in DMDC, TWLC and other entities, and the Operating Partnership's retention of the 60% general partnership interest in COPI Colorado;

       - Eliminates the Operating Partnership's equity investment in the historical December 31, 2001 balance sheet for DMDC, TWLC, CRD and other entities;

       - Eliminates the intercompany loans and associated accrued interest and capitalized interest between the Operating Partnership and DMDC, CRD and other entities;

       - Reflects the Operating Partnership's capitalization of a new entity to be owned by the Company's shareholders that will be committed to acquire COPI's membership interest in AmeriCold Logistics; and

       - Reflects the issuance of $5,000 of the Company's shares to COPI stockholders.

The Unaudited Condensed Consolidated Pro Forma Statements of Operations combine the Operating Partnership's consolidated historical statements of operations for the years ended December 31, 2001 and 2000 with the following adjustments:

       - Includes the operating results for the eight Hotel/Resort Properties after deducting the amount of the lessee rent payments due under the respective leases;

       - Eliminates hotel lessees' rent expense to the Operating Partnership and the Operating Partnership's rental revenue from the hotel leases;

       - Reflects the consolidation of the operations of DMDC, TWLC, other entities and COPI Colorado with the Operating Partnership's historical Statement of Operations, as a result of the Operating Partnership's retention of voting stock in DMDC, TWLC and other entities, and the Operating Partnership's retention of the 60% general partnership interest in COPI Colorado;

       - Eliminates the Operating Partnership's historical equity in net income for DMDC, TWLC, CRD and other entities;

       - Eliminates intercompany interest expense on the loans from the Operating Partnership to DMDC and CRD;

       - Reflects income tax benefit for the hotel business, calculated as 40% of the net loss for the hotel lessees;

       - Reflects the additional shares issued to COPI shareholders, valued at $5,000, using the Company's current share price of $17.91; and

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       - The December 31, 2001, Unaudited Condensed Consolidated Pro Forma Statement of Operations includes the impairment and other charges related to the COPI assets of $92,782 contained in the Operating Partnership's 2001 Consolidated Statement of Operations.

                                                                    SCHEDULE III
               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
       CONSOLIDATED REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001

------------------------------------------------------------------------------------------------------------------------------
                                                                             COSTS
                                                                       CAPITALIZED
                                                                     SUBSEQUENT TO
                                                                      ACQUISITIONS    IMPAIRMENT TO
                                                                     -------------   CARRYING VALUE
                                                                             LAND,   --------------
                                                                        BUILDINGS,       BUILDINGS,                 BUILDINGS,
                                                     INITIAL COSTS   IMPROVEMENTS,    IMPROVEMENTS,              IMPROVEMENTS,
                                          ------------------------      FURNITURE,       FURNITURE,                 FURNITURE,
                                                     BUILDINGS AND    FIXTURES AND     FIXTURES AND               FIXTURES AND
              DESCRIPTION                     LAND    IMPROVEMENTS       EQUIPMENT        EQUIPMENT       LAND       EQUIPMENT
------------------------------------------------------------------------------------------------------------------------------
                                                    (DOLLARS IN THOUSANDS)
The Citadel, Denver, CO.................  $  1,803   $     17,259    $       4,782   $           -    $  1,803   $      22,041
Las Colinas Plaza, Irving, TX...........     2,576          7,125            1,965               -       2,581           9,085
Carter Burgess Plaza, Fort Worth, TX....     1,375         66,649           39,131               -       1,375         105,780
The Crescent Office Towers, Dallas,
   TX...................................     6,723        153,383           83,870               -       6,723         237,253
MacArthur Center I & II, Irving, TX.....       704         17,247            5,007               -         880          22,078
125. E. John Carpenter Freeway, Irving,
   TX...................................     2,200         48,744            2,903               -       2,200          51,647
Regency Plaza One, Denver, CO...........       950         31,797            2,664               -         950          34,461
The Avallon, Austin, TX.................       475         11,207              723               -         475          11,930
Waterside Commons, Irving, TX...........     3,650         20,135            7,445               -       3,650          27,580
Two Renaissance Square, Phoenix, AZ.....         -         54,412           10,290               -           -          64,702
Liberty Plaza I & II, Dallas, TX........     1,650         15,956              538               -       1,650          16,494
6225 North 24th Street, Phoenix, AZ.....       719          6,566            3,433               -         719           9,999
Denver Marriott City Center, Denver,
   CO...................................         -         50,364            6,981               -           -          57,345
MCI Tower, Denver, CO...................         -         56,593            3,267               -           -          59,860
Spectrum Center, Dallas, TX.............     2,000         41,096            8,009               -       2,000          49,105
Ptarmigan Place, Denver, CO.............     3,145         28,815            5,437               -       3,145          34,252
Stanford Corporate Centre, Dallas, TX...         -         16,493            6,507               -           -          23,000
Barton Oaks Plaza One, Austin, TX.......       900          8,207            2,032               -         900          10,239
The Aberdeen, Dallas, TX................       850         25,895              409               -         850          26,304
12404 Park Central, Dallas, TX..........     1,604         14,504            4,933               -       1,604          19,437
Briargate Office and Research Center,
   Colorado Springs, CO.................     2,000         18,044            1,603               -       2,000          19,647
Hyatt Regency Beaver Creek, Avon, CO....    10,882         40,789           19,698               -      10,882          60,487
Albuquerque Plaza, Albuquerque, NM......         -         36,667            2,689               -         101          39,255
Hyatt Regency Albuquerque, Albuquerque,
   NM...................................         -         32,241            4,840               -           -          37,081
The Woodlands Office Properties,
   Houston, TX(2).......................    12,007         35,865          (12,417)              -       8,735          26,720
Sonoma Mission Inn & Spa, Sonoma, CA....    10,000         44,922           36,444               -      10,000          81,366
Bank One Tower, Austin, TX(3)...........     3,879         35,431          (39,310)              -           -               -

----------------------------------------  ----------------------------------------------------------------------

                                                                                                   LIFE ON WHICH
                                                                                                    DEPRECIATION
                                                                                                       IN LATEST
                                                                                                          INCOME
                                                        ACCUMULATED        DATE OF   ACQUISITION    STATEMENT IS
              DESCRIPTION                      TOTAL   DEPRECIATION   CONSTRUCTION          DATE        COMPUTED
----------------------------------------  ----------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
The Citadel, Denver, CO.................  $   23,844   $    (15,092)          1987          1987             (1)
Las Colinas Plaza, Irving, TX...........      11,666         (4,739)          1989          1989             (1)
Carter Burgess Plaza, Fort Worth, TX....     107,155        (47,594)          1982          1990             (1)
The Crescent Office Towers, Dallas,
   TX...................................     243,976       (159,434)          1985          1993             (1)
MacArthur Center I & II, Irving, TX.....      22,958         (8,354)     1982-1986          1993             (1)
125. E. John Carpenter Freeway, Irving,
   TX...................................      53,847        (10,614)          1982          1994             (1)
Regency Plaza One, Denver, CO...........      35,411         (7,139)          1985          1994             (1)
The Avallon, Austin, TX.................      12,405         (2,125)          1986          1994             (1)
Waterside Commons, Irving, TX...........      31,230         (5,193)          1986          1994             (1)
Two Renaissance Square, Phoenix, AZ.....      64,702        (14,627)          1990          1994             (1)
Liberty Plaza I & II, Dallas, TX........      18,144         (3,173)     1981-1986          1994             (1)
6225 North 24th Street, Phoenix, AZ.....      10,718         (2,891)          1981          1995             (1)
Denver Marriott City Center, Denver,
   CO...................................      57,345        (13,117)          1982          1995             (1)
MCI Tower, Denver, CO...................      59,860         (9,457)          1982          1995             (1)
Spectrum Center, Dallas, TX.............      51,105        (11,103)          1983          1995             (1)
Ptarmigan Place, Denver, CO.............      37,397         (8,294)          1984          1995             (1)
Stanford Corporate Centre, Dallas, TX...      23,000         (4,807)          1985          1995             (1)
Barton Oaks Plaza One, Austin, TX.......      11,139         (2,343)          1986          1995             (1)
The Aberdeen, Dallas, TX................      27,154         (6,357)          1986          1995             (1)
12404 Park Central, Dallas, TX..........      21,041         (4,043)          1987          1995             (1)
Briargate Office and Research Center,
   Colorado Springs, CO.................      21,647         (3,655)          1988          1995             (1)
Hyatt Regency Beaver Creek, Avon, CO....      71,369        (10,104)          1989          1995             (1)
Albuquerque Plaza, Albuquerque, NM......      39,356         (6,271)          1990          1995             (1)
Hyatt Regency Albuquerque, Albuquerque,
   NM...................................      37,081         (8,041)          1990          1995             (1)
The Woodlands Office Properties,
   Houston, TX(2).......................      35,455         (8,813)     1980-1993          1995             (1)
Sonoma Mission Inn & Spa, Sonoma, CA....      91,366        (10,734)          1927          1996             (1)
Bank One Tower, Austin, TX(3)...........           -              -           1974          1996             (1)

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
       CONSOLIDATED REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION
                        DECEMBER 31, 2001 -- (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------
                                                                             COSTS
                                                                       CAPITALIZED
                                                                     SUBSEQUENT TO
                                                                      ACQUISITIONS    IMPAIRMENT TO
                                                                     -------------   CARRYING VALUE
                                                                             LAND,   --------------
                                                                        BUILDINGS,       BUILDINGS,                 BUILDINGS,
                                                     INITIAL COSTS   IMPROVEMENTS,    IMPROVEMENTS,              IMPROVEMENTS,
                                          ------------------------      FURNITURE,       FURNITURE,                 FURNITURE,
                                                     BUILDINGS AND    FIXTURES AND     FIXTURES AND               FIXTURES AND
              DESCRIPTION                   LAND      IMPROVEMENTS       EQUIPMENT        EQUIPMENT     LAND         EQUIPMENT
------------------------------------------------------------------------------------------------------------------------------
                                                    (DOLLARS IN THOUSANDS)
Canyon Ranch, Tucson, AZ................  $ 14,500   $     43,038    $       5,842   $           -    $ 17,846   $      45,534
3333 Lee Parkway, Dallas, TX............     1,450         13,177            3,881               -       1,468          17,040
Greenway I & IA, Richardson, TX.........     1,701         15,312              523               -       1,701          15,835
Three Westlake Park, Houston, TX........     2,920         26,512            3,114               -       2,920          29,626
Frost Bank Plaza, Austin, TX............         -         36,019            5,427               -           -          41,446
301 Congress Avenue, Austin, TX.........     2,000         41,735            7,716               -       2,000          49,451
Chancellor Park, San Diego, CA..........     8,028         23,430           (5,202)              -       2,328          23,928
Canyon Ranch, Lenox, MA.................     4,200         25,218           12,941               -       4,200          38,159
Greenway Plaza Office Portfolio,
   Houston, TX..........................    27,204        184,765          105,498               -      27,204         290,263
The Woodlands Office Properties,
   Houston, TX..........................     2,393          8,523                -               -       2,393           8,523
1800 West Loop South, Houston, TX.......     4,165         40,857            2,945               -       4,165          43,802
55 Madison, Denver, CO..................     1,451         13,253            1,325               -       1,451          14,578
Miami Center, Miami, FL.................    13,145        118,763            7,726               -      13,145         126,489
44 Cook, Denver, CO.....................     1,451         13,253            2,516               -       1,451          15,769
Trammell Crow Center, Dallas, TX........    25,029        137,320           13,596               -      25,029         150,916
Greenway II, Richardson, TX.............     1,823         16,421            1,105               -       1,823          17,526
Fountain Place, Dallas, TX..............    10,364        103,212            8,825               -      10,364         112,037
Behavioral Healthcare Facilities(4).....    89,000        301,269         (235,137)       (122,202)     12,785          20,145
Houston Center, Houston, TX.............    52,504        224,041           15,366               -      47,406         244,505
Ventana Country Inn, Big Sur, CA........     2,782         26,744            3,941               -       2,782          30,685
5050 Quorum, Dallas, TX.................       898          8,243              846               -         898           9,089
Addison Tower, Dallas, TX...............       830          7,701              663               -         830           8,364
Cedar Springs Plaza, Dallas, TX.........       700          6,549            1,281               -         700           7,830
Palisades Central I, Dallas, TX.........     1,300         11,797            1,513               -       1,300          13,310
Palisades Central II, Dallas, TX........     2,100         19,176            5,803               -       2,100          24,979
Reverchon Plaza, Dallas, TX.............     2,850         26,302            2,198               -       2,850          28,500
Stemmons Place, Dallas, TX..............         -         37,537            3,686               -           -          41,223
The Addison, Dallas, TX.................     1,990         17,998              790               -       1,990          18,788
Sonoma Golf Course, Sonoma, CA..........    14,956              -            2,139               -      11,795           5,300

----------------------------------------  ----------------------------------------------------------------------

                                                                                                   LIFE ON WHICH
                                                                                                    DEPRECIATION
                                                                                                       IN LATEST
                                                                                                          INCOME
                                                        ACCUMULATED        DATE OF   ACQUISITION    STATEMENT IS
              DESCRIPTION                   TOTAL      DEPRECIATION   CONSTRUCTION          DATE        COMPUTED
----------------------------------------  ----------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Canyon Ranch, Tucson, AZ................  $   63,380   $     (6,626)          1980          1996             (1)
3333 Lee Parkway, Dallas, TX............      18,508         (3,330)          1983          1996             (1)
Greenway I & IA, Richardson, TX.........      17,536         (2,045)          1983          1996             (1)
Three Westlake Park, Houston, TX........      32,546         (3,765)          1983          1996             (1)
Frost Bank Plaza, Austin, TX............      41,446         (6,590)          1984          1996             (1)
301 Congress Avenue, Austin, TX.........      51,451         (8,701)          1986          1996             (1)
Chancellor Park, San Diego, CA..........      26,256         (3,542)          1988          1996             (1)
Canyon Ranch, Lenox, MA.................      42,359         (7,317)          1989          1996             (1)
Greenway Plaza Office Portfolio,
   Houston, TX..........................     317,467        (52,175)     1969-1982          1996             (1)
The Woodlands Office Properties,
   Houston, TX..........................      10,916         (1,805)     1995-1996          1996             (1)
1800 West Loop South, Houston, TX.......      47,967         (4,966)          1982          1997             (1)
55 Madison, Denver, CO..................      16,029         (2,229)          1982          1997             (1)
Miami Center, Miami, FL.................     139,634        (13,615)          1983          1997             (1)
44 Cook, Denver, CO.....................      17,220         (2,723)          1984          1997             (1)
Trammell Crow Center, Dallas, TX........     175,945        (20,323)          1984          1997             (1)
Greenway II, Richardson, TX.............      19,349         (2,074)          1985          1997             (1)
Fountain Place, Dallas, TX..............     122,401        (12,580)          1986          1997             (1)
Behavioral Healthcare Facilities(4).....      32,930         (4,995)     1950-1992          1997             (1)
Houston Center, Houston, TX.............     291,911        (28,034)     1974-1983          1997             (1)
Ventana Country Inn, Big Sur, CA........      33,467         (4,270)     1975-1988          1997             (1)
5050 Quorum, Dallas, TX.................       9,987         (1,202)     1980-1986          1997             (1)
Addison Tower, Dallas, TX...............       9,194         (1,184)     1980-1986          1997             (1)
Cedar Springs Plaza, Dallas, TX.........       8,530         (1,309)     1980-1986          1997             (1)
Palisades Central I, Dallas, TX.........      14,610         (1,916)     1980-1986          1997             (1)
Palisades Central II, Dallas, TX........      27,079         (3,532)     1980-1986          1997             (1)
Reverchon Plaza, Dallas, TX.............      31,350         (3,760)     1980-1986          1997             (1)
Stemmons Place, Dallas, TX..............      41,223         (5,486)     1980-1986          1997             (1)
The Addison, Dallas, TX.................      20,778         (2,215)     1980-1986          1997             (1)
Sonoma Golf Course, Sonoma, CA..........      17,095         (1,063)          1929          1998             (1)

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
       CONSOLIDATED REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION
                        DECEMBER 31, 2001 -- (CONTINUED)

--------------------------------------------------------------------------------------------------------------------------
                                                                                         COSTS
                                                                                   CAPITALIZED
                                                                                 SUBSEQUENT TO
                                                                                  ACQUISITIONS    IMPAIRMENT TO
                                                                                 -------------   CARRYING VALUE
                                                                                         LAND,   --------------
                                                                                    BUILDINGS,       BUILDINGS,
                                                                 INITIAL COSTS   IMPROVEMENTS,    IMPROVEMENTS,
                                                      ------------------------      FURNITURE,       FURNITURE,
                                                                 BUILDINGS AND    FIXTURES AND     FIXTURES AND
                   DESCRIPTION                          LAND      IMPROVEMENTS       EQUIPMENT        EQUIPMENT     LAND
--------------------------------------------------------------------------------------------------------------------------
                                                  (DOLLARS IN THOUSANDS)
Austin Centre, Austin, TX........................     $  1,494   $     36,475    $       2,675   $           -    $  1,494
Omni Austin Hotel, Austin, TX....................        2,409         56,670            3,280               -       2,409
Washington Harbour, Washington, D.C.(5)..........       16,100        146,438         (162,538)              -           -
Four Westlake Park, Houston, TX(3)...............        3,910         79,190          (79,190)              -       3,910
Post Oak Central, Houston, TX....................       15,525        139,777            8,492               -      15,525
Datran Center, Miami, FL.........................            -         71,091            3,528               -           -
Avallon Phase II, Austin, TX.....................        1,102              -           23,365               -       1,236
Plaza Park Garage................................        2,032         14,125              570               -       2,032
Washington Harbour Phase II, Washington, D.C. ...       15,279            411              283               -      15,322
5 Houston Center, Houston, TX....................        7,598              -           (7,598)              -           -
Houston Center Land, Houston, TX.................       14,642              -               22               -      14,515
Crescent Real Estate Equities L.P................            -              -           29,648               -           -
Other............................................       23,270          2,874           17,059               -      29,608
Land held for development or sale, Dallas, TX....       27,288              -           (7,474)              -      19,670
                                                      --------------------------------------------------------------------

Total............................................     $492,475   $  3,031,622    $      26,862   $    (122,202)   $373,868
                                                      ====================================================================

--------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------  ----------------------------------------------------------------------

                                                      BUILDINGS,
                                                   IMPROVEMENTS,
                                                      FURNITURE,
                                                    FIXTURES AND                 ACCUMULATED        DATE OF   ACQUISITION
                   DESCRIPTION                         EQUIPMENT     TOTAL      DEPRECIATION   CONSTRUCTION          DATE
-------------------------------------------------  ----------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
Austin Centre, Austin, TX........................  $      39,150   $   40,644   $     (4,195)          1986          1998
Omni Austin Hotel, Austin, TX....................         59,950       62,359         (8,618)          1986          1998
Washington Harbour, Washington, D.C.(5)..........              -            -              -           1986          1998
Four Westlake Park, Houston, TX(3)...............              -        3,910              -           1992          1998
Post Oak Central, Houston, TX....................        148,269      163,794        (14,478)     1974-1981          1998
Datran Center, Miami, FL.........................         74,619       74,619         (6,940)     1986-1992          1998
Avallon Phase II, Austin, TX.....................         23,231       24,467         (2,055)          1997             -
Plaza Park Garage................................         14,695       16,727         (1,020)          1998             -
Washington Harbour Phase II, Washington, D.C. ...            651       15,973              -           1998             -
5 Houston Center, Houston, TX....................              -            -              -              -             -
Houston Center Land, Houston, TX.................            149       14,664            (18)             -             -
Crescent Real Estate Equities L.P................         29,648       29,648         (9,202)             -             -
Other............................................         13,595       43,203           (822)             -             -
Land held for development or sale, Dallas, TX....            144       19,814              -              -             -
                                                   ----------------------------------------------------------------------

Total............................................  $   3,054,889   $3,428,757   $   (648,834)
                                                   ======================================================================

-------------------------------------------------

-------------------------------------------------  -------------

                                                   LIFE ON WHICH
                                                    DEPRECIATION
                                                       IN LATEST
                                                          INCOME
                                                    STATEMENT IS
                   DESCRIPTION                          COMPUTED
-------------------------------------------------  -------------
                                                   (DOLLARS IN THOUSANDS)
Austin Centre, Austin, TX........................            (1)
Omni Austin Hotel, Austin, TX....................            (1)
Washington Harbour, Washington, D.C.(5)..........            (1)
Four Westlake Park, Houston, TX(3)...............            (1)
Post Oak Central, Houston, TX....................            (1)
Datran Center, Miami, FL.........................            (1)
Avallon Phase II, Austin, TX.....................            (1)
Plaza Park Garage................................            (1)
Washington Harbour Phase II, Washington, D.C. ...            (1)
5 Houston Center, Houston, TX....................            (1)
Houston Center Land, Houston, TX.................            (1)
Crescent Real Estate Equities L.P................            (1)
Other............................................            (1)
Land held for development or sale, Dallas, TX....              -
                                                   -------------

Total............................................
                                                   =============

-------------------------------------------------

(1) Depreciation of the real estate assets is calculated over the following estimated useful lives using the straight-line method:

        Building and improvements...................................   5 to 40 years
        Tenant improvements.........................................   Terms of leases
        Furniture, fixtures, and equipment..........................   3 to 5 years

(2) During the year ended December 31, 2001, The Woodlands Office
Equities -- '95 Limited, owned by the Operating Partnership and the Woodlands Commercial Properties Company, L.P., sold three of The Woodlands Office Properties.

(3) On July 30, 2001, the Company entered into joint venture arrangements with GE for these Office Properties. The gross amount at which land is carried for Four Westlake Park includes $3,910 of land, which was not joint ventured.

(4) Depreciation on behavioral healthcare properties held for sale ceased from 11/11/99 through 12/31/01 (the period over which these properties were held for sale).

(5) These Office Properties were sold on September 18, 2001.

A summary of combined real estate investments and accumulated depreciation is as follows:

--------------------------------------------------------------------------------------------------
                                                                 2001         2000         1999
--------------------------------------------------------------------------------------------------
Real estate investments:
   Balance, beginning of year...............................  $3,690,915   $4,095,574   $4,129,372
      Acquisitions..........................................           -       22,170            -
      Improvements..........................................      98,946      108,950       95,210
      Dispositions..........................................    (352,646)    (526,430)      (8,435)
      Impairments...........................................      (8,458)      (9,349)    (120,573)
                                                              ------------------------------------

   Balance, end of year.....................................  $3,428,757   $3,690,915   $4,095,574
                                                              ====================================

Accumulated Depreciation:
   Balance, beginning of year...............................  $  564,805   $  507,520   $  387,457
      Depreciation..........................................     111,086      123,839      120,745
      Dispositions..........................................     (27,057)     (66,554)        (682)
                                                              ------------------------------------

   Balance, end of year.....................................  $  648,834   $  564,805   $  507,520
                                                              ====================================

--------------------------------------------------------------------------------------------------

            [CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(a) Exhibits

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-4, including those incorporated herein by reference.


 3.01    Second Amended and Restated Agreement of Limited Partnership
         of Crescent Real Estate Equities Limited Partnership (the
         "Operating Partnership") dated as of November 1, 1997, as
         amended (filed as Exhibit No. 10.01 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the
         "Crescent 2002 2Q 10-Q") of Crescent Real Estate Equities
         Company ("Crescent") and incorporated herein by reference).
 3.02*   Certificate of Incorporation of Crescent Finance Company.
 3.03*   Bylaws of Crescent Finance Company.
 4.01    Restated Declaration of Trust of Crescent, as amended (filed as Exhibit No. 3.1 to Crescent's Current Report on Form 8-K
         filed April 25, 2002 (the "April 2002 8-K") and incorporated herein by reference).
 4.02    Amended and Restated Bylaws of Crescent, as amended (filed as Exhibit No. 3.02 to the Quarterly Report on Form 10-Q for
         the quarter ended September 30, 1998 of Crescent and
         incorporated herein by reference).
 4.03*   Indenture, dated as of April 15, 2002, between the
         Registrants and UMB Bank, N.A.
 4.04*   Registration Rights Agreement, dated as of April 15, 2002, among the Registrants, J.P. Morgan Securities Inc., Deutsche
         Bank Securities Inc., Fleet Securities, Inc. and SG Cowen
         Securities Corporation.
 4.05    Amended and Restated Registration Rights Agreement, dated as of June 5, 2002, among the Registrants, Richard E.
         Rainwater, Darla D. Moore, Courtney E. Rainwater, Matthew J.
         Rainwater, R. Todd Rainwater, The Richard E. Rainwater
         Charitable Remainder Unitrust No. 2 and Rainwater, Inc.
         (filed herewith).
 4       Pursuant to Regulation S-K Item 601(b)(4)(iii), the
         Registrants by this filing agree, upon request, to furnish to the Commission a copy of other instruments defining the rights of holders of long-term debt of the Registrants.
 5.01    Opinion of Shaw Pittman LLP as to the legality of the
         securities being registered by the Registrant (filed
         herewith).
 8.01    Opinion of Shaw Pittman LLP regarding material tax issues
         relating to the exchange offer (filed herewith).
10.01    Noncompetition Agreement of Richard E. Rainwater, as
         assigned to the Registrant on May 5, 1994 (filed as Exhibit
         No. 10.02 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Crescent 1997 10-K") of
         Crescent and incorporated herein by reference).
10.02    Noncompetition Agreement of John C. Goff, as assigned to the
         Registrant on May 5, 1994 (filed as Exhibit No. 10.03 to the
         Crescent 1997 10-K and incorporated herein by reference).
10.03    Employment Agreement by and between the Operating
         Partnership, Crescent and John C. Goff, dated as of February
         19, 2002 (filed as Exhibit No. 10.01 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the
         "Crescent 2002 1Q 10-Q") of Crescent and incorporated herein by reference).

10.04    Employment Agreement of Jerry R. Crenshaw, Jr., dated as of
         December 14, 1998 (filed as Exhibit No. 10.08 to the Annual
         Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Crescent 1999 10-K") of Crescent and incorporated herein by reference).
10.05    Form of Officers' and Trust Managers' Indemnification
         Agreement as entered into between the Company and each of its executive officers and trust managers (filed as Exhibit
         No. 10.07 to the Registration Statement on Form S-4 (File
         No. 333-42293) of the Operating Partnership and incorporated herein by reference).
10.06    Crescent Real Estate Equities Company 1994 Stock Incentive
         Plan (filed as Exhibit No. 10.07 to the Registration
         Statement on Form S-11 (File No. 33-75188) (the "Form S-11") of Crescent and incorporated herein by reference).
10.07    Third Amended and Restated 1995 Crescent Real Estate
         Equities Company Stock Incentive Plan (filed as Exhibit No.
         10.01 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 of Crescent and incorporated herein by reference).
10.08 Amendment dated as of November 4, 1999 to the to the Crescent Real Estate Equities Company 1994 Stock Incentive
         Plan and the Second Amended and Restated 1995 Crescent Real
         Estate Equities Company Stock Incentive Plan (filed as
         Exhibit No. 10.10 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Crescent 2000
         10-K") of Crescent and incorporated herein by reference).
10.09    Amendment dated as of November 1, 2001 to the Crescent Real
         Estate Equities Company 1994 Stock Incentive Plan and the
         Third Amended and Restated 1995 Crescent Real Estate
         Equities Company Stock Incentive Plan (filed as Exhibit No.
         10.11 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Crescent 2001 10-K") of
         Crescent and incorporated herein by reference).
10.10    Amended and Restated 1995 Crescent Real Estate Equities
         Limited Partnership Unit Incentive Plan (filed as Exhibit
         No. 99.01 to the Registration Statement on Form S-8 (File
         No. 333-3452) of Crescent and incorporated herein by reference).
10.11    1996 Crescent Real Estate Equities Limited Partnership Unit
         Incentive Plan, as amended (filed as Exhibit No. 10.14 to the Crescent 2000 10-K and incorporated herein by reference).
10.12    Amendment dated as of November 5, 1999 to the 1996 Crescent
         Real Estate Equities Limited Partnership Unit Incentive Plan
         (filed as Exhibit No. 10.13 to Crescent 2000 10-K and incorporated herein by reference).
10.13    Crescent Real Estate Equities, Ltd. Dividend Incentive Unit
         Plan (filed as Exhibit No. 10.14 to the Crescent 2000 10-K and incorporated herein by reference).
10.14    Annual Incentive Compensation Plan for select Employees of
         Crescent Real Estate Equities, Ltd. (filed as Exhibit No.
         10.15 to the Crescent 2000 10-K and incorporated herein by reference).
10.15    Crescent Real Estate Equities, Ltd. First Amended and
         Restated 401(k) Plan, as amended (filed as Exhibit No. 10.12 to the Annual Report on Form 10-K for the fiscal year ended
         December 31, 1998 of Crescent and incorporated herein by reference).
10.16    Form of Registration Rights, Lock-up and Pledge Agreement
         (filed as Exhibit No. 10.05 to the Form S-11 and incorporated herein by reference).
10.17    Restricted Stock Agreement by and between Crescent and John
         C. Goff, dated as of February 19, 2002 (filed as Exhibit No.
         10.02 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.18 Unit Option Agreement Pursuant to the 1996 Plan by and between the Operating Partnership and John C. Goff, dated as of February 19, 2002 (filed as Exhibit No. 10.01 to the
         Crescent 2002 2Q 10-Q and incorporated herein by reference).
10.19    Unit Option Agreement by and between the Operating
         Partnership and John C. Goff dated as of February 19. 2002
         (filed as Exhibit No. 10.04 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).

10.20    Unit Option Agreement by and between the Operating
         Partnership and Dennis H. Alberts, dated as of February 19,
         2002 (filed as Exhibit No. 10.05 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.21    Unit Option Agreement by and between the Operating
         Partnership and Kenneth S. Moczulski, dated as of February
         19, 2002 (filed as Exhibit No. 10.06 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.22    Unit Option Agreement by and between the Operating
         Partnership and David M. Dean, dated as of February 19, 2002
         (filed as Exhibit No. 10.07 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.23    Unit Option Agreement by and between the Operating
         Partnership and Jane E. Mody, dated as of February 19, 2002
         (filed as Exhibit No. 10.08 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.24    Unit Option Agreement by and between the Operating
         Partnership and Jerry R. Crenshaw, Jr., dated as of February
         19, 2002 (filed as Exhibit No. 10.09 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.25    Unit Option Agreement by and between Crescent Real Estate
         Equities Limited Partnership and Jane B. Page, dated as of
         February 19, 2002 (filed as Exhibit No. 10.10 to the
         Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.26    Unit Option Agreement by and between the Operating
         Partnership and John L. Zogg, Jr., dated as of February 19,
         2002 (filed as Exhibit No. 10.11 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.27    Unit Option Agreement by and between the Operating
         Partnership and Dennis H. Alberts, dated as of March 5, 2001
         (filed as Exhibit No. 10.12 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
12.01    Statement Regarding Computation of Ratios of Earnings to
         Fixed Charges and Preferred Shares Dividends (filed herewith).
21.01 Subsidiaries of the Registrant (filed as Exhibit No. 21.01 to the Crescent 2001 10-K and incorporated herein by reference).
23.01 Consents of Shaw Pittman LLP (included in its opinions filed as Exhibit 5.01 and Exhibit 8.01 to this Registration
         Statement).
25.01    Statement of Eligibility of Trustee (filed herewith).
99.01    Form of Letter of Transmittal (filed herewith).
99.02    Form of Notice of Guaranteed Delivery (filed herewith).
99.03    Form of Letter to Brokers (filed herewith).
99.04    Form of Letter to Clients (filed herewith).
99.05    Form of Instruction to Registered Holder and for Book Entry
         Transfer Participant from Beneficial Owner (filed herewith).


---------------


* Previously filed.


(b) Financial Statement Schedules

     Schedule III -- Consolidated Real Estate Investments and Accumulated Depreciation

(c) Reports, Opinions and Appraisals


     Not applicable.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Forth Worth, State of Texas on September 6, 2002.


                                          CRESCENT REAL ESTATE EQUITIES LIMITED
                                          PARTNERSHIP
                                          (Registrant)

                                          By: CRESCENT REAL ESTATE EQUITIES,
                                              LTD.,
                                              its General Partner

                                            By:        /s/ JOHN C. GOFF
                                              ----------------------------------
                                            Name: John C. Goff
                                            Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                 TITLE                      DATE
                    ----------                                 -----                      ----

                 /s/ JOHN C. GOFF                     Sole Director and Chief      September 6, 2002
 ------------------------------------------------       Executive Officer of
                   John C. Goff                         Crescent Real Estate
                                                           Equities, Ltd.
                                                        (Principal Executive
                                                              Officer)


            /s/ JERRY R. CRENSHAW, JR.               Senior Vice President and     September 6, 2002
 ------------------------------------------------    Chief Financial Officer of
              Jerry R. Crenshaw, Jr.                    Crescent Real Estate
                                                           Equities, Ltd.
                                                      (Principal Financial and
                                                        Accounting Officer)



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Forth Worth, State of Texas on September 6, 2002.


                                          CRESCENT FINANCE COMPANY
                                          (Registrant)

                                          By:         /s/ JOHN C. GOFF
                                            ------------------------------------
                                              Name: John C. Goff
                                              Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                 TITLE                      DATE
                    ----------                                 -----                      ----

                 /s/ JOHN C. GOFF                     Sole Director and Chief      September 6, 2002
 ------------------------------------------------       Executive Officer of
                   John C. Goff                       Crescent Finance Company
                                                        (Principal Executive
                                                              Officer)


            /s/ JERRY R. CRENSHAW, JR.               Senior Vice President and     September 6, 2002
 ------------------------------------------------    Chief Financial Officer of
              Jerry R. Crenshaw, Jr.                  Crescent Finance Company
                                                      (Principal Financial and
                                                        Accounting Officer)

                                 EXHIBIT INDEX


 3.01    Second Amended and Restated Agreement of Limited Partnership
         of Crescent Real Estate Equities Limited Partnership (the
         "Operating Partnership") dated as of November 1, 1997, as
         amended (filed as Exhibit No. 10.01 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the
         "Crescent 2002 2Q 10-Q") of Crescent Real Estate Equities
         Company ("Crescent") and incorporated herein by reference).
 3.02*   Certificate of Incorporation of Crescent Finance Company.
 3.03*   Bylaws of Crescent Finance Company.
 4.01    Restated Declaration of Trust of Crescent, as amended (filed as Exhibit No. 3.1 to Crescent's Current Report on Form 8-K
         filed April 25, 2002 (the "April 2002 8-K") and incorporated herein by reference).
 4.02    Amended and Restated Bylaws of Crescent, as amended (filed as Exhibit No. 3.02 to the Quarterly Report on Form 10-Q for
         the quarter ended September 30, 1998 of Crescent and
         incorporated herein by reference).
 4.03*   Indenture, dated as of April 15, 2002, between the
         Registrants and UMB Bank, N.A.
 4.04*   Registration Rights Agreement, dated as of April 15, 2002, among the Registrants, J.P. Morgan Securities Inc., Deutsche
         Bank Securities Inc., Fleet Securities, Inc. and SG Cowen
         Securities Corporation.
 4.05    Amended and Restated Registration Rights Agreement, dated as of June 5, 2002, among the Registrants, Richard E.
         Rainwater, Darla D. Moore, Courtney E. Rainwater, Matthew J.
         Rainwater, R. Todd Rainwater, The Richard E. Rainwater
         Charitable Remainder Unitrust No. 2 and Rainwater, Inc.
         (filed herewith).
 4       Pursuant to Regulation S-K Item 601(b)(4)(iii), the
         Registrants by this filing agree, upon request, to furnish to the Commission a copy of other instruments defining the rights of holders of long-term debt of the Registrants.
 5.01    Opinion of Shaw Pittman LLP as to the legality of the
         securities being registered by the Registrant (filed
         herewith).
 8.01    Opinion of Shaw Pittman LLP regarding material tax issues
         relating to the exchange offer (filed herewith).
10.01    Noncompetition Agreement of Richard E. Rainwater, as
         assigned to the Registrant on May 5, 1994 (filed as Exhibit
         No. 10.02 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Crescent 1997 10-K") of
         Crescent and incorporated herein by reference).
10.02    Noncompetition Agreement of John C. Goff, as assigned to the
         Registrant on May 5, 1994 (filed as Exhibit No. 10.03 to the
         Crescent 1997 10-K and incorporated herein by reference).
10.03    Employment Agreement by and between the Operating
         Partnership, Crescent and John C. Goff, dated as of February
         19, 2002 (filed as Exhibit No. 10.01 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the
         "Crescent 2002 1Q 10-Q") of Crescent and incorporated herein by reference).
10.04    Employment Agreement of Jerry R. Crenshaw, Jr., dated as of
         December 14, 1998 (filed as Exhibit No. 10.08 to the Annual
         Report on Form 10-K for the fiscal year ended December 31,
         1999 (the "Crescent 1999 10-K") of Crescent and incorporated herein by reference).
10.05    Form of Officers' and Trust Managers' Indemnification
         Agreement as entered into between the Company and each of
         its executive officers and trust managers (filed as Exhibit
         No. 10.07 to the Registration Statement on Form S-4 (File
         No. 333-42293) of the Operating Partnership and incorporated herein by reference).
10.06    Crescent Real Estate Equities Company 1994 Stock Incentive
         Plan (filed as Exhibit No. 10.07 to the Registration
         Statement on Form S-11 (File No. 33-75188) (the "Form S-11")
         of Crescent and incorporated herein by reference).

10.07    Third Amended and Restated 1995 Crescent Real Estate
         Equities Company Stock Incentive Plan (filed as Exhibit No.
         10.01 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 of Crescent and incorporated herein by reference).
10.08 Amendment dated as of November 4, 1999 to the to the Crescent Real Estate Equities Company 1994 Stock Incentive
         Plan and the Second Amended and Restated 1995 Crescent Real
         Estate Equities Company Stock Incentive Plan (filed as
         Exhibit No. 10.10 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Crescent 2000
         10-K") of Crescent and incorporated herein by reference).
10.09    Amendment dated as of November 1, 2001 to the Crescent Real
         Estate Equities Company 1994 Stock Incentive Plan and the
         Third Amended and Restated 1995 Crescent Real Estate
         Equities Company Stock Incentive Plan (filed as Exhibit No.
         10.11 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Crescent 2001 10-K") of
         Crescent and incorporated herein by reference).
10.10    Amended and Restated 1995 Crescent Real Estate Equities
         Limited Partnership Unit Incentive Plan (filed as Exhibit
         No. 99.01 to the Registration Statement on Form S-8 (File
         No. 333-3452) of Crescent and incorporated herein by reference).
10.11    1996 Crescent Real Estate Equities Limited Partnership Unit
         Incentive Plan, as amended (filed as Exhibit No. 10.14 to the Crescent 2000 10-K and incorporated herein by reference).
10.12    Amendment dated as of November 5, 1999 to the 1996 Crescent
         Real Estate Equities Limited Partnership Unit Incentive Plan
         (filed as Exhibit No. 10.13 to Crescent 2000 10-K and incorporated herein by reference).
10.13    Crescent Real Estate Equities, Ltd. Dividend Incentive Unit
         Plan (filed as Exhibit No. 10.14 to the Crescent 2000 10-K and incorporated herein by reference).
10.14    Annual Incentive Compensation Plan for select Employees of
         Crescent Real Estate Equities, Ltd. (filed as Exhibit No.
         10.15 to the Crescent 2000 10-K and incorporated herein by reference).
10.15    Crescent Real Estate Equities, Ltd. First Amended and
         Restated 401(k) Plan, as amended (filed as Exhibit No. 10.12 to the Annual Report on Form 10-K for the fiscal year ended
         December 31, 1998 of Crescent and incorporated herein by reference).
10.16    Form of Registration Rights, Lock-up and Pledge Agreement
         (filed as Exhibit No. 10.05 to the Form S-11 and incorporated herein by reference).
10.17    Restricted Stock Agreement by and between Crescent and John
         C. Goff, dated as of February 19, 2002 (filed as Exhibit No.
         10.02 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.18 Unit Option Agreement Pursuant to the 1996 Plan by and between the Operating Partnership and John C. Goff, dated as of February 19, 2002 (filed as Exhibit No. 10.01 to the
         Crescent 2002 2Q 10-Q and incorporated herein by reference).
10.19    Unit Option Agreement by and between the Operating
         Partnership and John C. Goff dated as of February 19. 2002
         (filed as Exhibit No. 10.04 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.20    Unit Option Agreement by and between the Operating
         Partnership and Dennis H. Alberts, dated as of February 19,
         2002 (filed as Exhibit No. 10.05 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.21    Unit Option Agreement by and between the Operating
         Partnership and Kenneth S. Moczulski, dated as of February
         19, 2002 (filed as Exhibit No. 10.06 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.22    Unit Option Agreement by and between the Operating
         Partnership and David M. Dean, dated as of February 19, 2002
         (filed as Exhibit No. 10.07 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.23    Unit Option Agreement by and between the Operating
         Partnership and Jane E. Mody, dated as of February 19, 2002
         (filed as Exhibit No. 10.08 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).

10.24    Unit Option Agreement by and between the Operating
         Partnership and Jerry R. Crenshaw, Jr., dated as of February
         19, 2002 (filed as Exhibit No. 10.09 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.25    Unit Option Agreement by and between Crescent Real Estate
         Equities Limited Partnership and Jane B. Page, dated as of
         February 19, 2002 (filed as Exhibit No. 10.10 to the
         Crescent 2002 1Q 10-Q and incorporated herein by reference).
10.26    Unit Option Agreement by and between the Operating
         Partnership and John L. Zogg, Jr., dated as of February 19,
         2002 (filed as Exhibit No. 10.11 to the Crescent 2002 1Q
         10-Q and incorporated herein by reference).
10.27    Unit Option Agreement by and between the Operating
         Partnership and Dennis H. Alberts, dated as of March 5, 2001
         (filed as Exhibit No. 10.12 to the Crescent 2002 1Q 10-Q and incorporated herein by reference).
12.01    Statement Regarding Computation of Ratios of Earnings to
         Fixed Charges and Preferred Shares Dividends (filed herewith).
21.01 Subsidiaries of the Registrant (filed as Exhibit No. 21.01 to the Crescent 2001 10-K and incorporated herein by reference).
23.01 Consents of Shaw Pittman LLP (included in its opinions filed as Exhibit 5.01 and Exhibit 8.01 to this Registration
         Statement).
25.01    Statement of Eligibility of Trustee (filed herewith).
99.01    Form of Letter of Transmittal (filed herewith).
99.02    Form of Notice of Guaranteed Delivery (filed herewith).
99.03    Form of Letter to Brokers (filed herewith).
99.04    Form of Letter to Clients (filed herewith).
99.05    Form of Instruction to Registered Holder and for Book Entry
         Transfer Participant from Beneficial Owner (filed herewith).


---------------


* Previously filed.